As filed with the Securities and Exchange Commission on September 20, 2012

Registration Number 333-177972

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 3

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

APPLIED MEDICAL CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	3841	27-2245891
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

22872 Avenida Empresa

Rancho Santa Margarita, California 92688

(949) 713-8000

(Address, including zip code, and telephone number, including area code, of registrant’s of principal executive offices)

Said S. Hilal

President and Chief Executive Officer

Applied Medical Corporation

22872 Avenida Empresa

Rancho Santa Margarita, California 92688

(949) 713-8000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Gregg A. Noel Brian J. McCarthy Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue Los Angeles, CA 90071 (213) 687-5000	Bruce A. Mann Andrew D. Thorpe Morrison & Foerster LLP 425 Market Street San Francisco, CA 94105-2482 (415) 268-7000

As soon as practicable after the effective date of this Registration Statement.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether there registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer  ☐            Accelerated filer  ☐                   Non-accelerated filer  ☒             Smaller reporting company  ☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Class B Common Stock, $0.001 par value per share	$24,813,132.00	$2,843.58(2)

(1)	Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) promulgated under the Securities Act of 1933.
(2)	Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion) Dated September 19, 2012.

729,798 Shares

CLASS B COMMON STOCK

This is the initial public offering of Class B common stock of Applied Medical Corporation. No public market currently exists for our shares. The selling stockholders are offering 729,798 shares of our Class B common stock. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

We have been informed by the underwriter that its bona fide estimate of the range of the maximum offering price is between $30.00 and $34.00 per share. We do not intend to apply to list our Class B common stock on any national securities exchange.

THE OFFERING	PER SHARE	TOTAL

Public Offering Price	$	$

Placement Agency Fee (1)	$	$

Proceeds to Selling Stockholders	$	$

(1)	Additional items of underwriting compensation are described in the “Plan of Distribution” section of this prospectus beginning on page 137.

OpenIPO® and Best Efforts Offering: The method of distribution being used by the underwriter in this offering differs somewhat from that traditionally employed in firm commitment underwritten public offerings. In particular, the public offering price and allocation of shares will be determined primarily by an auction process conducted by the underwriter participating in this offering. In addition, the selling stockholders are not required to sell any specific number or dollar amount of shares of Class B common stock but the underwriter has agreed to use its best efforts to procure potential purchasers for the shares of Class B common stock offered pursuant to this prospectus. The auction will close and a public offering price will be determined after the registration statement becomes effective. The minimum size of any bid is 100 shares. A more detailed description of the OpenIPO process and the best efforts offering is included in the “Plan of Distribution” section of this prospectus beginning on page 137.

The underwriter expects to deliver the shares of Class B common stock to purchasers on                    .

This offering involves substantial risk. You should purchase shares only if you can afford a complete loss of your investment.

See “Risk Factors” beginning on page 9.

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Applied Medical Corporation is an emerging growth company, as defined in Section 2(a) of the Securities Act of 1933.

The date of this prospectus is      2012.

You should rely only on the information contained in this prospectus and any free-writing prospectus that we authorize to be distributed to you. We have not, and the underwriter has not, authorized anyone to provide you with information different from or in addition to that contained in this prospectus or any related free-writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are offering to sell and are seeking offers to buy shares of our Class B common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus and any free-writing prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any free-writing prospectus or of any sale of the Class B common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in our Class B common stock. You should read the entire prospectus carefully, especially the risks of investing in our Class B common stock discussed under “Risk Factors” and our consolidated financial statements and accompanying notes. In this prospectus, unless the context otherwise requires, “Applied Medical,” “Applied,” “we,” “us” or “our” refer to Applied Medical Corporation and its subsidiaries.

Applied Medical Corporation

We develop, manufacture and market medical devices for general, colorectal, bariatric, vascular, gynecological, urological and pediatric surgical procedures. We generate revenue by delivering surgical devices that reduce the invasiveness of open procedures and minimize the likelihood of trauma and wound-site infections during these procedures.

Our Mission

Our mission is to improve clinical outcomes and enhance the choices available to end users while increasing the availability and affordability of healthcare in general. We offer our customers the following key benefits:

•

Innovation. We have a long history of investing significant portions of our revenues in research and development. As of June 30, 2012, we have compiled a portfolio of 370 issued and 261 pending patents in the U.S., Europe, Japan, Australia and Canada. We respect other parties’ intellectual property and resolutely defend ours from infringers.

•

Lower Cost. We strive to reduce the cost of surgical procedures and related supplies. We spend approximately half of our research and development budget on developing reliable processes and automation for manufacturing our products.

•

Choices. We are reluctant to eliminate a product choice or an option for the hospital or surgeon. Although we discontinue some older products from time to time, our process for phasing out products is elaborate and takes into consideration our customers’ needs.

•

Exceptional Service. We have dedicated considerable time, capital and resources to serve our customers, from training to servicing clinical teams. We have also foregone opportunities for faster growth in order to dedicate time and effort towards updating our customers on the latest innovations and improvements.

•

Commitment to Science. We conduct basic scientific research in order to foster our product development. For example, our scientists have enhanced processes for incorporating titanium, gel and other materials into our products.

•

Commitment to Independent and Credible Research. We encourage independent clinical research by providing our products and sharing our knowledge regarding treatment protocols with researchers in order to foster better science, research design and implementation, as well as credible and accurate conclusions.

•

Commitment to Quality and Regulatory Compliance. We continue to strive towards unequivocal compliance with regulatory requirements, including quality system regulations and related policies and procedures.

While many of our competitors aspire to provide one or more of these benefits, we are committed to delivering all of them. This means that we strive to offer an improved product or outcome at a lower cost. We tend to price and sell our products at levels significantly below the prevailing average selling price, or ASP, in the marketplace. Although this approach may not be new in many markets, we believe it differentiates us in the medical device arena. We have remained committed to this approach throughout our 24 years. Our approach has tended to reduce ASPs and, to a great extent, meaningfully shrink the size, based on revenue, of our target markets. We believe that this approach is an efficient way of breaking into some highly contested and often foreclosed market segments.

Our Products

We provide medical devices for surgical procedures in the U.S. and select international markets. Our customers consist of hospitals and out-patient surgical centers. We sell our products to these customers either directly, through distribution agreements with third parties or under arrangements with Group Purchasing Organizations, or GPOs. We have developed direct distribution channels in the U.S., select European countries and Australia. In other countries, we rely on independent distributors who understand our mission and the promise of our brand. Our products are employed by surgeons in a wide variety of general, colorectal, bariatric, vascular, gynecological, urological and pediatric surgical procedures.

We have two principal product lines, which consist of surgical access devices and surgical instruments. Our surgical access products include trocars used in laparoscopic procedures, our GelPort and GelPOINT products used in hand assisted laparoscopic and single-incision procedures, respectively, and our Alexis wound protectors/retractors for open surgical procedures. A trocar is an access port introduced into the patient’s abdomen in laparoscopic surgery, also known as “keyhole surgery,” which is a minimally invasive surgical technique performed in the abdomen through small incisions less than two centimeters, as opposed to open surgery using much larger incisions. Our surgical instrument products include laparoscopic clip appliers, scissors, graspers, dissectors, retrieval systems and a variety of atraumatic clips and clamps used in vascular procedures.

Reasons for this Offering

We are conducting this offering because Institutional Venture Partners IV, L.P., or IVP, and the selling stockholders are compelling us to register the shares of Class B common stock offered hereby by exercising demand registration rights. We and our board of directors believe doing so, under the timing and in the manner demanded by IVP, is not in the best interests of Applied, and that we will derive little benefit from the registration of our Class B common stock, as we do not currently propose or intend to use our common stock to raise capital in the public markets or as acquisition consideration. We have had no discussions with the selling stockholders regarding alternative liquidity events with respect to their demand registration.

Corporate Information

Applied Medical Corporation was incorporated in Delaware in February 2010 to become the holding company for Applied Medical Resources Corporation, which was founded in California in 1987. Our principal executive offices are located at 22872 Avenida Empresa, Rancho Santa Margarita, California 92688, and our telephone number is (949) 713-8000. Our corporate website is www.appliedmedical.com. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

Trademarks and Logos

Applied Medical, Separator® access system, Universal® seal, GelPort, GelPOINT, Alexis, Fios, Kii, Epix, Inzii, Stealth and the Applied Medical logo are registered trademarks of Applied. This prospectus also includes the registered and unregistered trademarks of other persons.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, reduced disclosure obligations regarding executive compensation, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We intend to take advantage of any or all of these exemptions, but do not know if some investors will find our Class B common stock less attractive as a result. The result may be a less active trading market for our Class B common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with accounting standards newly issued or revised after April 5, 2012. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, or Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, (c) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period, or (d) the last day of the fiscal year following the fifth anniversary of our initial public offering of common equity securities.

Summary Risk Factors

This offering and our business are subject to numerous risks described in the section entitled “Risk Factors” and elsewhere in this prospectus. You should carefully consider these risks before making an investment. Some of these risks include:

•	this offering is made at the demand of the selling stockholders and IVP, and our board of directors and executive officers believe this offering is not in the best interests of Applied;

•	the underwriter’s estimate of the range of initial public offering prices was established without consultation with us;

•	our stock price could decline significantly and rapidly following this offering;

•	liquidity and trading volume of our Class B common stock may be limited as a result of the unique circumstances of this offering;

•	our business is highly competitive, and competition presents an ongoing threat to the success of our business;

•	we may not be able to sustain our position in the trocar market;

•	our reliance on research and development efforts, innovation and long-term investments in capital expenditures may not allow us to remain competitive;

•	this offering and operating as a public company may negatively impact the creativity, initiative and teamwork fostered by our unique culture;

•	our business is subject to complex and evolving U.S. and foreign laws and regulations regarding manufacturing and distribution of medical devices;

•	three of our executive officers have control over key decision making as a result of a voting agreement among holders of over a majority of our voting stock;

•	the loss of Said Hilal, Nabil Hilal, Ted Stanley, Gary Johnson or Samir Tall or other key team members could harm our business;

•	there are risks associated with the auction process for this offering;

•	the market price of our Class B common stock may be volatile or may decline, and you may not be able to resell your shares at or above the initial public offering price; and

•	our Class B common stock could be less attractive to investors if we take advantage of certain exemptions from reporting requirements available to emerging growth companies.

THE OFFERING

Class B common stock offered by the selling stockholders	729,798 shares

Class B common stock to be outstanding after this offering	13,040,623 shares

Class A common stock to be outstanding after this offering	153,739 shares

Preferred stock to be outstanding after this offering	6,266,171 shares

Total Class A and Class B common stock and preferred stock to be outstanding after this offering	19,460,533 shares

Voting, conversion and other rights	The rights of holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion. Each share of Class A common stock is entitled to one vote. Each share of Class B common stock is entitled to ten votes and is convertible at any time into one share of Class A common stock.

Each share of preferred stock at the option of the holder thereof is convertible at any time into one share of Class B common stock, subject to adjustment in certain circumstances. Each share of preferred stock is subject to automatic conversion into shares of Class B common stock upon the occurrence of certain events, including a public offering of our common stock in a firm-commitment underwriting. See “Description of Capital Stock—Preferred Stock” for a summary of the additional rights, privileges and preferences to which the preferred stock is entitled.

Use of proceeds	We will not receive any proceeds from this offering.

Except as otherwise indicated, all share information in this prospectus is based on 153,739 shares of Class A common stock, 12,310,825 shares of Class B common stock and 6,995,969 shares of preferred stock outstanding as of June 30, 2012 and:

•	assumes the conversion of 729,798 outstanding shares of our preferred stock into 729,798 shares of Class B common stock;

•

excludes 37,950 shares of Class B common stock that we have repurchased from Mr. T. Peter Thomas, a former member of our board of directors, pending Mr. Thomas’ compliance with the repurchase provisions of the applicable stock option agreements;

•	excludes 6,313 shares and 36,640 shares of Class A and Class B common stock, respectively, which were held in treasury;

•

includes 45,531 shares and 1,066,856 shares of Class A and Class B common stock, respectively, which were obtained with nonrecourse notes receivable or pursuant to an early exercise feature, which shares are not presented as outstanding in the accompanying consolidated financial statements;

•

excludes 43,600 shares of Class A common stock and 2,968,694 shares of Class B common stock issuable upon exercise of outstanding stock options that have been granted under our stock incentive plans; and

•	excludes 2,535,871 shares of Class A common stock and Class B common stock available for future grant or issuance under our Third Amended and Restated 2008 Stock Incentive Plan.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table presents summary consolidated historical financial data. We derived the summary income statement data for the years ended December 31, 2010 and 2011 and the summary balance sheet data as of December 31, 2010 and 2011 from our audited consolidated financial statements and notes thereto included in this prospectus. We derived the summary income statement data for the six months ended June 30, 2011 and 2012 and the summary balance sheet data as of June 30, 2012 from our unaudited consolidated financial statements and notes thereto included in this prospectus. We have prepared this unaudited information on the same basis as the audited financial statements and have included all adjustments, consisting of normal recurring adjustments, that we consider necessary for a fair statement of our financial position and operating results for such periods. Our historical results are not necessarily indicative of the results that may be expected in the future. You should read this data together with our consolidated financial statements and the notes thereto, “Selected Consolidated Financial Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus.

	Year Ended December 31,		Six Months Ended June 30,
	2010	2011	2011 (unaudited)	2012 (unaudited)
	(in thousands, except per share information)
Consolidated Income Statement Data:
Revenues:
Product revenue	$271,810	$338,453	$159,991	$178,975
Royalties and licensing revenue	10,365	11,631	6,859	3,029

Total revenues	282,175	350,084	166,850	182,004
Cost of revenues	55,041	69,634	32,139	36,959

Gross profit	227,134	280,450	134,711	145,045

Operating expenses:
Selling, general and administrative	156,781	169,803	76,044	90,438
Research and development	38,308	48,340	21,975	29,782

Total operating expenses	195,089	218,143	98,019	120,220

Operating income	32,045	62,307	36,692	24,825

Other income (expense):
Interest and other income	1,007	1,299	617	904
Interest expense	(2,358)	(2,069)	(1,109)	(2,038)

Other expense, net	(1,351)	(770)	(492)	(1,134)

Income before provision for income taxes	30,694	61,537	36,200	23,691
Provision for income taxes	9,809	17,162	10,279	8,559

Net income	20,885	44,375	25,921	15,132

Other comprehensive income (loss)
Foreign currency translation adjustments	680	(1,425)	3,742	(1,842)
Unrealized gain on long-term investments, net of tax	—	—	—	479

Other comprehensive income (loss)	680	(1,425)	3,742	(1,363)

Comprehensive income	$21,565	$42,950	$29,663	$13,769

Net income attributable to common stockholders	$11,667	$27,097	$15,853	$9,283

Net income per share:
Basic	$1.19	$2.30	$1.37	$0.75

Diluted	$1.18	$2.20	$1.32	$0.74

Weighted-average number of common shares:
Basic	9,785	11,793	11,611	12,370

Diluted	9,901	12,305	12,021	12,596

	As of December 31,		As of June 30,
Consolidated Balance Sheet Data:	2010	2011	2012
			(unaudited)
	(in thousands)
Cash and cash equivalents	$52,789	$59,870	$63,934
Property, plant and equipment	122,583	163,940	206,299
Total assets	235,652	315,098	377,767
Total long-term liabilities	61,910	75,006	92,848
Redeemable convertible preferred stock	14,118	14,106	14,106
Total stockholders’ equity	114,203	162,125	180,641

RISK FACTORS

You should carefully consider the risks described below before making a decision to buy our Class B common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. In that case, the trading price of our Class B common stock could decline and you might lose all or part of your investment. You should also refer to the other information set forth in this prospectus, including our consolidated financial statements and related notes.

Special Risks Related to this Offering

Institutional Venture Partners IV, L.P. is compelling us to register the shares of Class B common stock offered hereby by exercising demand registration rights. While we intend to comply with our obligations under the Master Rights Agreement, our board of directors and executive officers believe that filing the registration statement of which this prospectus is a part and effecting an initial public offering of our Class B common stock are not in the best interests of Applied.

Institutional Venture Partners IV, L.P., or IVP, is compelling us to register shares of its Class B common stock for sale by means of an initial public offering. Applied and its board of directors believe doing so, under the timing and in the manner demanded by IVP, is not in the best interests of Applied.

We and certain of our stockholders are parties to an Amended and Restated Master Rights Agreement, dated as of November 8, 1991, or the Master Rights Agreement. Under the demand registration rights provisions of the Master Rights Agreement, holders of at least 50% of the shares having registration rights may request that we file a registration statement for the resale of their shares under the Securities Act. Our registration obligations are subject to the terms and conditions of the Master Rights Agreement, including our right to defer our registration obligations for up to 90 days under certain conditions. On August 25, 2011, IVP notified us of its original request for registration of our Class A common stock. IVP’s initial request for registration called for the registration of 4,417,456 shares of Class A common stock for sale by IVP and its affiliated partners. Beginning on February 24, 2012, we received multiple correspondence from Morrison & Foerster LLP (counsel to WR Hambrecht + Co) and certain of our stockholders, including IVP, requesting significant changes to a number of key aspects of the structure of the original request for registration by IVP, including the class of our securities to be registered and the number of shares to be sold. We have concluded that such correspondence constitutes an election to initiate a new demand registration under the Master Rights Agreement with respect to our Class B common stock. Bank of America Ventures, Pantheon International Participations PLC, Landmark Equity Partners, other stockholders affiliated with IVP and the other selling stockholders identified herein have elected to participate in this restructured offering pursuant to the registration rights provisions of the Master Rights Agreement. IVP has determined not to offer any shares or convert any of its preferred stock into common stock. IVP and the participating selling stockholders have informed us that they would not approve certain amendments to our certificate of incorporation which were expected to be made on the basis of IVP’s initial request for registration of shares of Class A common stock.

As a result of the registration of shares of our Class B common stock for sale under the Securities Act, we will be required to incur the time and costs associated with the preparation of filings with the U.S. Securities Exchange Commission, or the SEC, including reports required by the Exchange Act. As a consequence of making these filings with the SEC, detailed information regarding Applied and our stockholders will be fully available for review by any member of the public. In addition, the costs associated with these reports and other filing obligations will constitute significant additional overhead expense. These costs include professional fees for our independent registered public accounting firm and corporate/securities counsel, printing and mailing costs and internal compliance costs. Because we will be a public company, we may be required to publicly disclose information that we consider sensitive, including product development activities, margin and significant customer and project information, which information will be available to our competitors. We will also incur substantial costs as a result of, among other things, management’s time expended in preparing and reviewing such filings.

At the same time, our board of directors believes that we will derive little benefit from the registration of our Class B common stock, as we do not currently propose or intend to use our common stock to raise capital in the public markets or as acquisition consideration. As a result, our board of directors believes that we will derive little benefit from being a public company and that the public disclosure of sensitive financial and other information to our competitors may competitively disadvantage us. If our concerns about becoming a public company are realized, we may in the future take steps to cease our status as a public company.

Our stock price could decline significantly and rapidly following this offering.

The initial public offering price for the shares of Class B common stock to be offered and sold by the selling stockholders will be determined by an auction process conducted by the underwriter. The underwriter has informed us that it expects the initial public offering price to be between $30.00 and $34.00 per share. Unlike a typical underwritten public offering, the underwriter did not consult with our management team or board of directors prior to estimating the initial public offering price range. Accordingly, the underwriter’s estimate of the initial public offering price range may not have taken into account the risks and challenges that we expect to affect our business or the risks associated with this offering and the auction process described in this section of the prospectus. For example, we believe the estimated price range was primarily influenced by historical operating results and was determined without regard to our ability to sustain the same levels of revenue growth, operating margins, operating income, net income and net income per share in future periods. We believe we are more likely than not to be unable to sustain profitability levels experienced in 2011 or prior periods. For example, our operating income, net income and net income per share (basic) for the six months ended June 30, 2012 declined 32.3%, 41.6% and 45.3%, respectively, as compared to the six months ended June 30, 2011. While the underwriter expects the auction process to provide information about market demand for our Class B common stock at the time of this initial public offering, this information will be based upon an offering of a number of shares representing only 3.8% of our outstanding shares. We also believe the underwriter’s estimate of the initial offering price range does not take into account the likelihood that the offering price may not reflect the possibility of inadequate demand for the shares in the trading market. The underwriter has informed us that it expects the bidding process to reveal a clearing price for shares of our Class B common stock offered in the auction. However, this clearing price may not bear any relation to future prices for our shares following completion of this offering. Unlike a typical initial public offering, where holders of substantial numbers of outstanding shares are subject to “lock-up” agreements or “market stand-off” provisions, a significant number of shares of our Class B common stock held by the selling stockholders and other stockholders will be eligible for sale immediately following completion of this offering. As discussed below under “Substantial future sales of our Class B common stock in the public market could cause our stock price to fall,” holders of approximately 10,224,804 shares of our Class B common stock (including shares issuable upon conversion of preferred stock and all of the shares of Class B common stock sold in this offering) will not be subject to any agreement to refrain from trading for any period of time (contrary to the case in most typical initial public offerings), and those shares will be immediately eligible for sale following the completion of this offering. Because only a very small number of our outstanding shares will be sold in this offering and approximately fourteen times that number will be immediately eligible for sale following the completion of this offering, we believe it is likely that the initial public offering price will have only a limited relationship to the market demand for the total number of shares of our Class B common stock that will be eligible for sale by the selling stockholders and other stockholders once trading begins. If there is little or no demand for our shares of Class B common stock at or above the initial public offering price following the completion of this offering, or if the number of shares that become available for trading subsequent to the completion of this offering exceeds the demand for our shares, the price of our shares will decline. Any significant decline in our stock price following the completion of this offering could lead to securities class-action litigation that would be expensive, time-consuming and distracting to our management team. If your objective is to make a short-term profit by selling the shares you purchase in the offering shortly after trading begins, you should not submit a bid in the auction.

As a result of the unique circumstances surrounding this offering, we expect that the liquidity of our Class B common stock may be limited.

A number of factors particular to this offering may significantly limit the liquidity and trading volume of our Class B common stock. Our Class B common stock will not be listed on a national securities exchange in connection with this offering. After the consummation of this offering, our Class B common stock may be traded in the over-the-counter market and may be quoted on the OTC Bulletin Board quotation system, or the OTCBB, which is a FINRA-sponsored and operated inter-dealer automated quotation system for equity securities. We do not intend to seek to have our Class B common stock quoted on the OTCBB; however, the underwriter intends to arrange for our Class B common stock to be quoted on the OTCBB. Quotation of our Class B common stock on the OTCBB may limit the liquidity, trading volume and price of our Class B common stock more than if our Class B common stock were quoted or listed on the Nasdaq or another national securities exchange. Additionally, over-the-counter bulletin board stocks may not be purchased on margin and may not be used as collateral for margin loans under the rules of the Federal Reserve Board. Investors’ inability to acquire the Class B common stock on margin or use their shares of Class B common stock as collateral for margin loans may further limit the trading volume of our shares. We expect that our Class B common stock will remain eligible for quotation on the OTCBB only until December 31, 2012, unless at the end of 2012 our Class B common stock is held by more than 300 holders of record or we are otherwise contractually required to register our Class B common stock under the Exchange Act. If our Class B common stock becomes ineligible for quotation on the OTCBB, we expect the liquidity, trading volume and price of our Class B common stock may be further impaired.

We currently have no intention of registering our Class B common stock under the Exchange Act, unless at the end of 2012 our Class B common stock is held by more than 300 holders of record or we are otherwise contractually required to register our Class B common stock under the Exchange Act. While we will file periodic reports as required by the Exchange Act, if we do not have a class of securities registered under the Exchange Act, we will not be required to file, and have no current intention of voluntarily filing, proxy statements and certain other disclosures required by the Exchange Act. If we do not file proxy statements and such other disclosures because we are not required to do so, we expect the liquidity, trading volume and price of our Class B common stock to be further impaired.

In addition, we currently have no intention to raise capital in the future by selling shares of our Class B common stock in the public markets. As a result, the public trading volume of our Class B common stock will be largely limited to the shares being offered by this prospectus. Furthermore, we may in the future repurchase shares of our Class B common stock in the public markets, which would further reduce the trading volume of our Class B common stock. Also, our management does not intend to hold quarterly earnings calls or otherwise engage in conversations with stock market analysts. Any limitation on the amount of information available to analysts or other investors about Applied is likely to limit the interest of public investors in owning or trading Applied’s securities. Lack of liquidity in our Class B common stock may limit the price at which you may be able to sell our securities.

T. Peter Thomas, an affiliate of IVP and one of our former directors, has questioned our determination of the fair market value of our Class B common stock in connection with our repurchase of certain of his shares of Class B common stock. Resolving this potential claim may require costly and time-consuming litigation, which could have a material adverse impact on our financial condition and results of operations.

T. Peter Thomas, an affiliate of IVP and a member of our compensation committee from January 1989 until February 2011, was removed from our board of directors by action of our stockholders in January 2012. Following his removal from the board of directors, Mr. Thomas exercised vested stock options to purchase 37,950 shares of our Class B common stock and paid the aggregate exercise price of $277,650 for such shares. On February 16, 2012, we exercised our right to repurchase all of such shares pursuant to the applicable stock option agreements between Applied and Mr. Thomas. In connection with the repurchase of these shares, we provided Mr. Thomas with a check in the amount of $495,247.50, which reflects a repurchase price of $13.05 per share. The repurchase price reflects our compensation committee’s good faith determination of the fair market value of our Class B common stock most recently preceding the date of Mr. Thomas’ removal as a director. The determination of fair market value was made in accordance with our long-standing equity valuation process for equity transactions under our stock incentive plans, which also considers stock valuations received from a qualified and independent third party. In December 2011, we granted stock options and awarded restricted shares for an aggregate of 25,000 shares of Class B common stock and 10,000 shares of Class A common stock on the basis of the same determination of fair market value. Mr. Thomas has asserted, with the support of IVP, that the fair market value determination used in connection with the repurchase of his shares was not made in good faith, thereby challenging the process we use for establishing stock option values used in our financial statements. Mr. Thomas claims to have received a third-party offer to purchase his shares of Class B common stock at a price of $25.00 per share. In addition, Mr. Thomas has informed us that IVP values its Applied shares at $32.66 per share for purposes of preparing IVP’s own audited financial statements, based on a valuation conducted by a valuation firm engaged by IVP. Until September 10, 2012, Mr. Thomas rejected our compensation committee’s determination of fair market value, requested additional cash consideration from us for the repurchase of his shares and refused to transfer the Class B common stock that he had received upon exercise of his options to us. On August 31, 2012, we initiated litigation against Mr. Thomas and IVP, asserting claims for breach of contract, breach of the implied covenant of good faith and fair dealing, conversion and declaratory relief against Mr. Thomas and claims for conversion and aiding and abetting conversion against IVP. On September 11, 2012, Mr. Thomas delivered to us a stock transfer instrument to complete the transfer of the 37,950 shares of Class B common stock, but reserved the right to continue to challenge our compensation committee’s determination of fair market value and to request additional cash consideration from us for the repurchase of his shares. We continue to disagree with Mr. Thomas’ assertions regarding the fair market value of our common stock.

We have reviewed the valuations commissioned by IVP, and notwithstanding the valuation set forth in IVP’s reports, we and our board of directors continue to believe the valuation process used by our board of directors is appropriate. In contrast to the valuation assertions made by Mr. Thomas and IVP, our compensation committee has determined that the fair market value of our Class B common stock was $8.36 per share as of March 14, 2012 and $9.83 per share as of June 15, 2012. Resolving Mr. Thomas’ refusal to perform under certain stock agreements and his assertions regarding the process we use for establishing stock option values to our satisfaction is distracting our senior management from operating our business. Even though Mr. Thomas has satisfied his obligation under the applicable stock option agreements to deliver the necessary stock transfer instruments, we continue to seek damages against Mr. Thomas and IVP as a result of their actions. Litigation to resolve these matters could be costly and time-consuming. See “Business – Legal Proceedings.” Mr. Thomas’ assertions may have additional adverse effects that we are unable to predict or quantify in advance.

The consequences of Mr. Thomas’ assertions may have a material adverse impact on our financial condition and results of operations.

Our outstanding shares of preferred stock have rights, preferences and privileges senior to our common stock, and more than a majority of the outstanding shares of preferred stock will remain held by IVP, which may restrict our ability to engage in various transactions.

As of June 30, 2012, we had 6,995,969 shares of redeemable convertible preferred stock issued and outstanding in six different series. The selling stockholders will convert 729,798 shares of preferred stock into 729,798 shares of Class B common stock in connection with this offering, after which 6,266,171 shares of preferred stock will remain issued and outstanding. Our preferred stock has rights, preferences and privileges senior to our common stock, including rights to receive, prior and in preference to the holders of common stock, cash dividends and the proceeds from any liquidation, dissolution or winding up of us, either voluntary or involuntary. The holders of our preferred stock have voting rights and, as of June 30, 2012, accounted for 36% of the total voting power of our capital stock. In addition, the holders of our preferred stock are entitled to certain special voting rights that may prevent us from taking an action or consummating a transaction that our board of directors may determine is in our best interest and the best interests of the holders of our common stock, as long as more than 300,000 shares of preferred stock remain outstanding. IVP, stockholders affiliated with IVP and other selling stockholders will continue holding 5,964,794 shares of preferred stock, of which 3,580,204 shares of preferred stock will be held by IVP. As long as IVP holds more than a majority of the outstanding shares of our preferred stock, IVP will control the vote of all matters requiring the approval of the holders of preferred stock. There can be no assurance that IVP will approve any such matters that our board of directors may consider beneficial to us and our stockholders. Additionally, our certificate of incorporation has authorized 25 million shares of Class A common stock and 25 million shares of Class B common stock. The holders of at least a majority of the outstanding shares of preferred stock must approve any amendment to our certificate of incorporation to increase the authorized number of shares of Class A and Class B common stock. There can be no assurance that IVP would approve any such amendment. As a result, in the future we may not have enough authorized shares to enable us to issue additional shares for acquisitions, financings, incentive compensation or other corporate purposes. All shares of preferred stock will automatically convert into shares of Class B common stock, and therefore the holders of preferred stock would no longer be able to block the type of transactions described above, if we effect a firm commitment registered public offering with an offering price of at least $9.00 per share and at least $10 million in the aggregate; however, there can be no assurance that we may undertake such an offering in the future. For a more detailed discussion of the rights, preferences and privileges of each series of our preferred stock, see “Description of Capital Stock — Preferred Stock.”

If you are not an institutional investor, you may purchase our Class B common stock in this offering only if you reside within certain states in which we will apply to have the shares registered.

At the request of the underwriter, we will apply to register, or will rely on an exemption from registration for, the offer and sale of our Class B common stock to retail customers only in California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Louisiana, Maine, Maryland, Massachusetts, Minnesota, Mississippi, Missouri, Montana, Nevada, New Hampshire, New York, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Texas, Utah, Virginia, Washington, Wisconsin, and Wyoming. The selling stockholders and the underwriter will not offer or sell the shares to retail customers in any state unless and until registration in the state is effective or we have made any filings in the state necessary to claim an exemption from registration. If you are not an “institutional investor,” you must be a resident of one of these jurisdictions, and this offering must be registered or exempt from registration in such jurisdiction, to purchase our Class B common stock in this offering. The selling stockholders may offer and sell the shares to institutional investors in this offering pursuant to an exemption provided for sales to these investors under the Blue Sky laws of the various states. The definition of an “institutional investor” varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities. Under the National Securities Markets Improvement Act of 1996, states are pre-empted from regulating the registration of transactions in certain categories of securities that are designated as “covered securities.” We will initially be required to file reports under the Exchange Act and our securities will be considered covered securities as long as we continue to file such reports. Therefore, your resale of the Class B common stock will be exempt from state registration requirements until such time that we cease to file reports under the Exchange Act. As described elsewhere in this prospectus, we have no intention of registering our Class B common stock under the Exchange Act, unless at the end of 2012 our Class B common stock is held by more than 300 holders of record or we are otherwise contractually required to register our Class B common stock under the Exchange Act. Once we cease to file reports under the Exchange Act, holders of Class B common stock that are not institutional investors will need to comply with the registration requirements in the jurisdiction in which they reside in order to resell shares of our Class B common stock, which compliance may be onerous and expensive and may negatively impact your ability to sell your shares of Class B common stock at the time and for the price you desire. For a discussion of the Blue Sky state securities laws and registrations affecting this offering, please see the section entitled “Plan of Distribution — State Blue Sky Information” below.

Risks Related to Our Business

The markets in which we operate are highly competitive, and we may not be able to effectively compete against other providers of medical devices, particularly those with greater resources.

In the medical devices market, we face intense competition from companies with dominant market positions such as Ethicon Endo-Surgery, a division of Johnson & Johnson, and Covidien, among others. These competitors have significantly greater financial, technical, marketing and other resources than we have and may be better able to:

•	respond to new technologies or technical standards;

•	react to changing customer requirements and expectations;

•	acquire other companies to gain new technologies or products that may displace our product lines;

•	manufacture, market and sell products;

•	devote resources to the development, production, promotion, support and sale of products; and

•	deliver a broad range of competitive products at lower prices.

Hospitals, Group Purchasing Organizations, or GPOs, Integrated Healthcare Networks, or IHNs, and Integrated Delivery Networks, or IDNs, make contracting and purchasing decisions based on their desire to secure a broad array of surgical supplies, many of which are unique to our principal competitors. Our principal competitors are able to leverage their broader product portfolios and dominant market positions in some segments by, for example, bundling their products into specially priced packages that create strong financial incentives for their customers to purchase their products. These practices may negate savings customers would gain from buying select products from Applied and may deter such customers from buying Applied’s products.

We expect competition in the markets in which we participate to continue to increase as existing competitors improve or expand their product offerings. As a result of all these factors, our customers could decide to purchase products from our competitors or reduce their purchases from us. Increased product competition may result in reduced market share and declining profitability.

We may not be able to sustain our position in the trocar market.

A substantial portion of our revenues are derived from the sales of trocars and other products, primarily surgical instruments, often used with trocars. We believe a significant contributor to the growth in our market share of trocars and these other products has been the positive effects of implementation of a “carve-out” in contracts between Ethicon Endo-Surgery, a division of Johnson & Johnson, on the one hand, and GPOs, IHNs and hospitals, on the other hand. The carve-out involved an agreement by Ethicon Endo-Surgery, Inc. and Ethicon, Inc. not to count purchases by their customers from non-full line medical device suppliers such as Applied to adversely impact the purchaser’s discounts on its purchases of Ethicon Endo-Surgery and/or Ethicon products. The carve-out benefits us by allowing our customers to purchase trocars and other products, primarily instruments, from Applied without triggering price increases on their purchases of Ethicon Endo-Surgery and/or Ethicon products. We believe the carve-out has significantly contributed to the growth in our market share of trocars and surgical instruments because our product revenue, the majority of which has been derived from the sales of trocars and surgical instruments, grew significantly from $46.9 million in 2003, when the carve-out was first implemented, to $338.5 million in 2011. We are unable to quantify the impact that the expiration of the carve-out may have on our sales of trocars and surgical instruments because the carve-out is only one factor that contributed to the growth in our market share of trocars and surgical instruments. We believe the growth in our sales of trocars and surgical instruments can also be attributed to a number of other factors, including our product innovations, the efforts of our sales team, the economic environment and our competitive pricing policies, the availability of clinical studies supporting the efficacy of our products, and the expansion of our global distribution capabilities.

The carve-out resulted, in part, from action taken by Applied in 2003, including participation in congressional hearings and the filing of an antitrust lawsuit against Johnson & Johnson, Johnson & Johnson Health Care Systems, Inc., Ethicon, Inc., Ethicon Endo-Surgery, Inc. and Novation LLC. In 2009, the U.S. District Court for the Central District of California approved a class action settlement agreement incorporating the carve-out. We believe the carve-out requirement of the class action settlement agreement will expire in October 2015.

We believe that Covidien voluntarily agreed to carve-outs in some additional circumstances for purchases from non-full line medical device suppliers by its customers and that Covidien no longer allows for these carve-outs. We are not aware of any contractual restriction that would prevent Covidien from instituting pricing practices targeted against non-full line medical device suppliers like Applied. If our principal competitors are able to assert their market power, then our sales of trocars and surgical instruments may be negatively impacted.

If we do not continue to innovate, or if we reduce our research and development spending, we may not remain competitive and our operating results will suffer.

We rely on innovation through research and development activities, devoting a substantial portion of our revenues to research and development expenditures. Although markets for many of our products were — and to a certain extent remain — foreclosed by our competitors, innovation has been our most effective way to overcome the barriers to entry into these markets. Our success depends on providing improved clinical outcomes and value, both of which require heavy investments in research and development at a time when our competitors are also increasing their commitment to research and development. Adverse competitive and economic conditions may negatively impact our ability to continue the necessary level of commitment to our research and development activities.

From 2007 to 2011, we reduced the percentage of our revenues allocated to research and development, and to enhancing our products, processes, and automation, from 19% to 14%. This reduced spending may put us at a disadvantage with respect to the development of new technologies. Our operating results will also suffer if our innovations are not responsive to the needs of our customers or to changes in prevalent surgical techniques, or are not effectively brought to market. If we are unable to predict future customer preferences or modify our products or develop new ones to remain competitive, clinicians or hospitals may reduce their purchases of our products. As relevant technologies continue to develop, our competitors may be able to offer research results that are better than those generated by our research and development efforts.

Because we do not charge a premium for our products, despite our belief that our products provide enhanced clinical performance, our research and development efforts are also critical to reducing our manufacturing costs. Therefore, our recent reductions in research and development expenditures may negatively impact every facet of our business model. If we fail to maintain our ability to innovate, our cost structure may be negatively impacted, and we may be unable to continue to offer value or deliver on the premise of the Applied brand.

Our future performance will depend largely on the success of products we have not developed yet.

Technology is an important component of our business and growth strategy, and our success depends to a significant extent on the development, implementation and acceptance of new product designs. Commitments to develop new products must be made well in advance of any resulting sales, and technologies and standards may change during development, potentially rendering our products outdated or uncompetitive before their introduction. Our ability to develop products to meet evolving industry requirements and at prices acceptable to our customers will be significant factors in determining our competitiveness.

In addition, we will need to develop new products and technologies to replace declining revenues from existing product lines. For example, trocars and surgical instruments are responsible for a significant portion of our revenues, and the trocar market may decline on both a revenue-basis and a unit volume-basis over the near to intermediate-term future. As a result, we will need to develop and market additional products to compensate for the possible decline in trocar revenue, including products in new or adjacent product markets. We may expend considerable funds and other resources on the development of next-generation products without any guarantee that these products will be successful.

If we are not successful in bringing one or more of these potential products to market, whether because we fail to address marketplace demand, fail to develop viable technologies or otherwise, our revenues may decline and our results of operations could be seriously harmed.

If we fail to maintain relationships with GPOs, sales of our products would decline.

Our ability to sell our products to U.S. hospitals depends in part on our relationships with GPOs. Many of our existing and potential customers become members of GPOs. GPOs negotiate pricing arrangements and contracts, sometimes exclusive, with medical supply manufacturers and distributors, and these negotiated prices are made available to a GPO’s affiliated hospitals and other members. If we are not one of the providers selected by a GPO, affiliated hospitals and other members may be less likely to purchase our products. If a GPO has negotiated a sole sourcing contract or a contract requiring that the GPO satisfy a minimum percentage of its requirements with another manufacturer’s products, we may be precluded from making sales to members of the GPO for the duration of the contractual arrangement. Our failure to renew contracts with GPOs may cause us to lose market share and could have a material adverse effect on our sales, financial condition and results of operations. In 2011 and during the six months ended June 30, 2012, revenue from the sale of our products to GPO members amounted to approximately $144 million and $73 million, respectively, representing approximately 66% and 65%, respectively, of our total revenue from sales to U.S. hospitals. In the future, if we are unable to maintain existing and develop new relationships with GPOs, our competitive position would likely suffer and our business would be harmed.

If we fail to effectively predict, sustain or manage our growth, our business and operating results could be harmed.

If we do not effectively manage our growth, the quality of our products, effectiveness of our regulatory compliance, responsiveness to our customers, reputation of our brand, and our financial and operational results will be negatively affected. To effectively manage our growth, we will need to continue to improve our operational and managerial skills and our reporting systems and procedures.

Applied’s high degree of vertical integration requires that growth trends be identified, quantified and addressed approximately two to three years in advance. Many of the manufacturing processes we employ are unique, or partially unique, to Applied, which creates obstacles for our supply chain unless we are prepared far in advance. Projected increases in production volume cannot be addressed by sending production to outside vendors. Increasing our production requires considerable capital investments in specialized facilities, power, advanced equipment, specialized tooling and, in certain situations, proprietary and unique materials and raw supplies. By contrast, if we overestimate growth and over-build, our fixed overhead will climb faster than revenues and adversely impact our margins.

Our rate of revenue growth decreased from approximately 32% annually in 2007 to approximately 24% annually in 2011. As a result of the economic recession and market conditions, we lowered our rate of investment in 2009 and 2010. If our rate of growth accelerates in the future, we may have difficulty increasing production to take advantage of the opportunities presented by such growth and our operating results could be harmed.

Our business model demands long-term investments in capital and operating expenses that are likely to cause significant fluctuation in our quarterly results.

To compete effectively, we have to be disproportionately agile, innovative, and strategic, with a willingness to sacrifice short-term results for long-term objectives and strategies. We expect that our quarterly results will continue to lack uniformity, either due to competitive pressures or because of our desire to prioritize the long-term health of our business over our immediate results. In particular, we may make significant expenditures in research and development and manufacturing processes that will not result in material improvements to our results of operations for the foreseeable future. We have no intention to vary our research and development and capital expenditures in response to quarter-to-quarter variations in our results of operations.

The Applied culture is an integral part of our success. If we cannot maintain our culture at the management level as we grow, the innovation, creativity, initiative and teamwork fostered by our culture will be impaired, and our business may be harmed.

We believe that our success has its foundation in our culture and business model, which we believe fosters the development of our team members and drives our innovation, creativity, initiative and teamwork. One of the key unanswered and important questions about Applied’s future is the scalability of its culture at the management level. As our organization grows, and we are required to implement more stratified and complex management structures, including those necessary to comply with public disclosure and reporting obligations associated with becoming a public company, we may find it increasingly difficult to maintain the positive and beneficial aspects of our organizational culture. For example, the key members of our senior management team, consisting of Said Hilal, our President and Chief Executive Officer, Nabil Hilal, our Group President, Technology, Stephen E. Stanley, our Group President, Distribution, Gary Johnson, our Group President, Surgical, and Samir Tall, our Chief Financial Officer, have over 100 years of combined experience with Applied. Expanding our senior management team by adding individuals from different backgrounds will likely dilute the culture that has made Applied successful. This could negatively impact our business model, ability to implement our business strategies and our future success. This offering may create changes that could alter the Applied culture and its built-in advantages.

Our culture has specific and extensive requirements for staffing, which may hinder our ability to retain or hire qualified personnel needed to grow effectively.

Our performance is largely dependent on the talents and efforts of our highly skilled and exceptional team members. We have maintained a rigorous, highly selective and time-consuming hiring process and have made considerable investments in the training and development of our team members. We believe that our approach to hiring and training has significantly contributed to our culture and success to date. As we continue to grow, our hiring process may prevent us from hiring the personnel we need in a timely manner. If we fail to properly anticipate, prepare or develop candidates for future needs, we may adversely impact our staffing ability, growth, responsiveness, innovation or services.

Personnel retention is important to us because a considerable percentage of our management-level team members have been cultivated internally over a number of years through considerable training, rotation programs, mentoring and development. In many instances, and for a sizeable percentage of our operations, our only source of qualified team members is our internal training program. Failure to identify any external sources of qualified personnel may hinder our future growth.

In addition, our ongoing and future success depends in a large part upon the continued services of key members of our senior management team. Our senior management team has operated cohesively and cooperatively for many years while developing our next layer of leaders and managers. Our culture, strategies, competitive advantages and cultivating, mentoring style of management relies on the presence and cooperation of this senior management team and the teams reporting to every member of senior management.

Should we experience high turnover, our business may be damaged and our operating results may suffer. If we fail to design and maintain appropriate compensation programs, our ability to retain specially trained team members may suffer, which in turn will impair our ability to expand, retain business and deliver operating results in line with our projections.

Our senior management team has run Applied using a collective, consultative style. This approach may not be suitable for a public company, and may end up limiting our ability to manage our business effectively.

The Applied approach to decision-making is neither committee-based, nor individual-based. Rather, it relies on the collective intelligence of those who are well-informed and versed in our industry and the particulars of our business model. This process tends to be more deliberative and, therefore, slower than individual-based decision making. Disagreement among key individuals contributing to the collective intelligence could prevent key strategic decisions from being made in a timely manner. To date, this process has resulted in, and capitalized on, cohesiveness that is strongly evident within our organization. This managerial cohesiveness is derived largely from the strong relationships among our senior management team. Our collaborative approach may not be scalable, durable or appropriate once Applied grows beyond a certain size or expands our senior management team. If we fail to adapt in a timely manner to pressures on our decision making style, our growth, success, culture and profitability may all suffer.

We may acquire other companies or technologies, which could divert our management’s attention, result in additional dilution to our stockholders and otherwise disrupt our operations and harm our operating results.

Our success will depend, in part, on our ability to expand our product offerings and grow our business in response to changing technologies, end user demands and competitive pressures. In some circumstances, we may determine to do so through the acquisition of businesses or technologies rather than through internal development. We do not have experience acquiring other businesses and technologies. The pursuit of potential acquisitions may divert the attention of management and cause us to incur expenses in identifying, investigating and pursuing suitable acquisitions, whether or not they are consummated. Furthermore, even if we successfully acquire additional businesses or technologies, we may not be able to integrate the acquired personnel, operations and technologies successfully or effectively manage the combined business following the acquisition. We also may not achieve the anticipated benefits from the acquired business or technology. In addition, we may unknowingly inherit liabilities from future acquisitions that arise after the acquisition and are not adequately covered by indemnities. Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our results of operations. If an acquired business or technology fails to meet our expectations, our business, results of operations and financial condition may suffer.

In response to increased prices and fees charged by certain of our third-party distributors, we are taking steps to improve our own direct distribution capabilities, and such efforts may not provide us with the anticipated benefits.

Certain of our third-party distributors have recently sought to increase the prices and related fees that they charge us to distribute our products to our customers. One key distributor, Owens & Minor, terminated a distribution agreement with us, effective June 30, 2012, after we refused the distributor’s attempt to unilaterally increase service fees. Sales through this distributor accounted for approximately 13% of our total revenues in 2011 and 9.5% during the six months ended June 30, 2012. Our operating results will be negatively impacted if our customers must arrange alternative distribution arrangements for our products. We are taking steps to enhance our own direct distribution capabilities to deliver our products, including the construction or acquisition of warehouse and distribution facilities in geographic areas outside of Southern California. In April 2012, we entered into a lease for a warehouse and distribution facility in New York and began shipping product from this facility in June 2012. We do not have experience in logistics or distribution and the pursuit of improving our own direct distribution channels may divert the attention of management and cause us to incur more expenses than relying on third-party distributors, even after accounting for such increases in prices and related fees, especially at first when we will not enjoy any economies of scale in our direct distribution activities. If we become reliant on our own distribution channels and such distribution channels fail to meet our expectations, our business, results of operations and financial condition may suffer.

We may seek to gain access to new technologies and markets by developing strategic partnerships with, or making investments in, other medical device manufacturers and these strategic partnerships and investments may not provide us with the anticipated benefits.

Instead of developing new technologies entirely with our own internal resources, we may seek to enter into strategic partnerships with other medical device manufacturers in order to gain access to new technologies and markets. These partnerships may take a number of forms, including joint development or licensing arrangements. We may not be able to enter into these relationships at all, our strategic partners may not devote sufficient resources to developing and implementing the technologies that we seek, and these relationships may not provide us access to commercially viable technology. In addition, these relationships may not be successful in generating additional revenue for us. Any reliance on strategic partnerships for the development of new technology may also slow down our internal research and development efforts, which will put us at a competitive disadvantage if we eventually decided to terminate future strategic relationships.

We have made and may continue to make investments in other companies that we believe provide strategic opportunities for us. In February 2012, we acquired 9% of the outstanding shares of Cardica, Inc., a designer and manufacturer of proprietary stapling and other surgical connection devices for cardiac and laparoscopic surgical procedures, for $5.4 million. We intend that these investments will complement our research and development and/or sales and distribution efforts, potentially provide access to new technologies and markets, and create opportunities for additional sales of our products and services. However, these investments may not have the desired results, and we may lose all or a large portion of these investments. We also may need to make further investments to support the activities of these other companies. These investments, potential impairment charges or additional costs could negatively affect our results of operations for a given period, cause variability of our operating results or negatively impact our operating results for several future periods.

Our business, financial condition and results of operations could be adversely affected by the political and economic conditions of the countries in which we conduct business and other risks related to our international operations.

In 2011 and during the six months ended June 30, 2012, approximately 38% and 39%, respectively, of our total revenue was generated from sales of products in countries other than the U.S. Our international distribution system consists of direct sales offices in Amersfoort, Netherlands, and Brisbane, Australia and approximately 70 distributors who sell in approximately 65 countries. Many of these countries are subject to varying degrees of political, economic and social instability. In particular, the ongoing financial uncertainty in Europe (including concerns that certain European countries may default in payments due on their national debt), the resulting economic uncertainty and the fluctuations in the values of the Euro and British pound compared to the U.S. dollar have, from time to time, adversely affected our sales in Europe. Multiple factors relating to our international operations could have a material adverse effect on our business, financial condition and results of operations. These factors include:

•	challenges associated with cultural differences, languages and distance;

•	differences in clinical practices, needs, products, modalities and preferences;

•	longer payment cycles in some countries;

•	credit risks of many kinds;

•	legal and regulatory differences and restrictions;

•	currency exchange fluctuations;

•	foreign exchange controls that might prevent us from repatriating cash earned in certain countries;

•	political and economic instability and export restrictions;

•	variability in sterilization requirements for multi-usage surgical devices;

•	potential adverse tax consequences;

•	higher cost associated with doing business internationally;

•	challenges in implementing educational programs required by Applied’s approach to doing business;

•	negative economic developments in economies around the world and the instability of governments, including the threat of war, terrorist attacks, epidemic or civil unrest;

•	adverse changes in laws and governmental policies, especially those affecting trade and investment;

•	pandemics, such as the avian flu, which may adversely affect our workforce as well as our local suppliers and customers;

•	import or export licensing requirements imposed by governments;

•	differing labor standards;

•	differing levels of protection of intellectual property;

•	the threat that our operations or property could be subject to nationalization and expropriation;

•	varying practices of the regulatory, tax, judicial and administrative bodies in the jurisdictions where we operate; and

•	potentially burdensome taxation and changes in foreign tax laws.

A portion of our international sales are made through distributors. As a result, we are dependent upon the financial health of our distributors. If a distributor were to go out of business, it would take substantial time, cost and resources to find a suitable replacement and the products held by such distributor may not be returned to us or to a subsequent distributor in a timely manner or at all.

Any material decrease in our foreign sales may negatively affect our profitability. We generate our international sales primarily in Europe, where healthcare regulation and reimbursement for medical devices vary significantly from country to country. This changing environment could adversely affect our ability to sell our products in some European countries.

We compete internationally with the same competitors as in the U.S., and also with a number of international competitors. If we fail to deal with the differences between U.S. and international markets, or fail to compete effectively in the international markets, our business will be harmed.

We face different market characteristics and additional competitors outside the U.S. In certain markets, other companies have greater brand recognition, a more established image, or stronger connections and familiarity with the clinical community, hospital procurement practices, and local bidding processes. In some countries, bids are based on current usage and current products which, by nature, favor pre-existing suppliers. In many markets, we need to have an established presence in the market in order to be included in the bidding process. If we fail to understand international users and their requirements and preferences, we will fail to penetrate those markets.

We have no current plans to expand into emerging markets, which will limit our global reach, global potential and the size of many of our opportunities.

Many companies that compete with us target emerging markets, including China and India, giving these opportunities heavy emphasis and sizeable investments. Should their efforts succeed, our competitors might gain many advantages over us, including higher worldwide unit volumes. We do not invest in these emerging markets, and we currently have no plans to do so. If we fail to target emerging markets, we may end up conceding some significant competitive advantages to competitors who effectively address such opportunities. This in turn may impact our cost structure, margins and operating results and profitability.

We occasionally become subject to commercial disputes that could harm our business by distracting our management from the operation of our business, by increasing our expenses and, if we do not prevail, by subjecting us to potential monetary damages and other remedies.

From time to time, we are engaged in disputes regarding our commercial transactions. These disputes could result in considerable legal expenses and litigation requirements that require monies, managerial time and attention. As a general approach, we are not inclined to settle those claims we feel are unfair or unwarranted, despite the possibility that such a settlement may be less expensive than pursuing a fair and just outcome. These disputes can, therefore, result in monetary damages or other remedies that could adversely impact our financial position or operations. Even if we prevail in these disputes, they may distract our management from operating our businesses and the cost of defending these disputes would reduce our operating results.

Our business is vulnerable to the availability of raw materials, our ability to forecast customer demand and our ability to manage production capacity.

Our ability to meet customer demand depends, in part, on our production capacity and on obtaining supplies, a number of which may be obtained only from a single supplier or a limited number of suppliers. A reduction or disruption in our production capacity or our supplies could negatively impact our business.

We must accurately predict both the demand for our products and the lead times required to obtain the necessary components and materials. If we overestimate demand, we may experience underutilized capacity and excess inventory levels. If we underestimate demand, we may miss sales opportunities and incur additional costs for labor overtime, equipment overuse and logistical complexities. Additionally, our production capacity could be affected by manufacturing problems. Difficulties in the production process could reduce yields or interrupt production, and, as a result, we may not be able to deliver products on time or in a cost-effective, competitive manner. Our failure to adequately manage our capacity could have a material adverse effect on our business, financial condition and results of operations.

Our ability to meet customer demand also depends on our ability to obtain timely and adequate delivery of materials, parts and components from our suppliers. We generally do not maintain contracts with any of our key suppliers. From time to time, suppliers may extend lead times, limit the amounts supplied to us or increase prices due to capacity constraints or other factors. Supply disruptions may also occur due to shortages in critical materials. In addition, a number of our raw materials are obtained from a single supplier. Many of our suppliers must undertake a time-consuming qualification process before we can incorporate their raw materials into our production process. If we are unable to obtain materials from a qualified supplier, it can take up to a year to qualify a new supplier, assuming an alternative source of supply is available. A reduction or interruption in supplies or a significant increase in the price of one or more supplies could have a material adverse effect on our business, financial condition and results of operations.

Our business is vulnerable to inflation.

We are limited in our ability to raise prices as a result of our long-term GPO contracts, and because of our desire to maintain lower ASPs. As a result, increases in our raw materials, production and transportation costs may have a material adverse impact on our results of operations.

We may not be able to protect or enforce our intellectual property rights, which could impair our competitive position.

Our success depends significantly on our ability to protect our rights to the patents, trademarks, trade secrets, copyrights and all the other intellectual property rights used in our products. Protecting our intellectual property rights is costly and time consuming. We rely primarily on patent protection and trade secrets, as well as a combination of copyright and trademark laws and nondisclosure and confidentiality agreements to protect our technology and intellectual property rights. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or maintain any competitive advantage. Despite our intellectual property rights practices, it may be possible for a third party to copy or otherwise obtain and use our technology without authorization, develop similar technology independently or design around our patents.

We cannot be assured that any of our pending patent applications will result in the issuance of a patent to us. The U.S. Patent and Trademark Office, or PTO, may deny or require significant narrowing of claims in our pending patent applications, and patents issued as a result of the pending patent applications, if any, may not provide us with significant commercial protection or be issued in a form that is advantageous to us. We could also incur substantial costs in proceedings before the PTO. Our issued and licensed patents and those that may be issued or licensed in the future may expire or may be challenged, invalidated or circumvented, which could limit our ability to stop competitors from marketing related technologies. Upon expiration of our issued or licensed patents, we may lose some of our rights to exclude others from making, using, selling or importing products using the technology based on the expired patents. There is no assurance that competitors will not be able to design around our patents. We also rely on unpatented proprietary technology. We cannot assure you that we can meaningfully protect all our rights in our unpatented proprietary technology or that others will not independently develop substantially equivalent proprietary products or processes or otherwise gain access to our unpatented proprietary technology.

Further, we may not be able to obtain patent protection or secure other intellectual property rights in all the countries in which we operate, and under the laws of such countries, patents and other intellectual property rights may be unavailable or limited in scope. If any of our patents fail to protect our technology, it would make it easier for our competitors to offer similar products. Our trade secrets may be vulnerable to disclosure or misappropriation by employees, contractors and other persons. Any inability on our part to adequately protect our intellectual property may have a material adverse effect on our business, financial condition and results of operations.

We seek to protect our know-how and other unpatented proprietary technology with confidentiality agreements and intellectual property assignment agreements with our team members, independent distributors and consultants. However, such agreements may not be enforceable or may not provide meaningful protection for our proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements or in the event that our competitors discover or independently develop similar or identical designs or other proprietary information. In addition, we rely on the use of registered and common law trademarks with respect to the brand names of some of our products. Common law trademarks provide less protection than registered trademarks. Loss of rights in our trademarks could adversely affect our business, financial condition and results of operations.

We may be subject to intellectual property infringement claims by third parties which could be costly to defend, divert management’s attention and resources, and may result in liability.

The medical devices field is characterized by vigorous protection and pursuit of intellectual property rights. Companies in the medical device industry have used intellectual property litigation to gain a competitive advantage in the marketplace. From time to time, third parties may and do assert against us their patent, copyright, trademark and other intellectual property rights relating to technologies that are important to our business. Searching for existing intellectual property rights may not reveal important intellectual property and our competitors may also have filed for patent protection, which is not publicly-available information, or claimed trademark rights that have not been revealed through our availability searches. We may be subject to claims that our team members have disclosed, or that we have used, trade secrets or other proprietary information of our team members’ former employers. Our efforts to identify and avoid infringing on third parties’ intellectual property rights may not always be successful. Any claims that our products or processes infringe these rights, regardless of their merit or resolution, could be costly, time consuming and may divert the efforts and attention of our management and technical personnel. In addition, we may not prevail in such proceedings given the complex technical issues and inherent uncertainties in intellectual property litigation.

Any claims of patent or other intellectual property infringement against us, even those without merit, could:

•	increase the cost of our products;

•	be expensive and time consuming to defend;

•	result in our being required to pay significant damages to third parties;

•	force us to cease making or selling products that incorporate the challenged intellectual property;

•	require us to redesign, reengineer or rebrand our products, product candidates and technologies;

•	require us to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property on terms that may not be favorable or acceptable to us;

•	require us to develop alternative non-infringing technology, which would require significant effort and expense;

•	require us to indemnify third parties pursuant to contracts in which we have agreed to provide indemnification for intellectual property infringement claims;

•	divert the attention of our management and other key team members;

•	result in our customers or potential customers deferring or limiting their purchase or use of the affected products impacted by the claims until the claims are resolved; and

•	otherwise have a material adverse effect on our business, financial condition and results of operations.

Any of the foregoing could affect our ability to compete or have a material adverse effect on our business, financial condition and results of operations.

Certain competitors have shown a strong inclination to litigate against us. For years, we avoided settling cases where we believe the claim is unfounded, unfair or extortive in nature. This has proven to be very expensive and demanding. We are highly unlikely to change this disciplined approach, despite its costs.

Competitors may violate our intellectual property rights, and we may bring litigation to protect and enforce our intellectual property rights, which may result in substantial expense and may divert our attention from implementing our business strategy.

We believe that the success of our business depends, in significant part, on obtaining patent protection for our products and technologies, defending our patents and preserving our trade secrets. We continue to be involved in significant litigation to protect our patent position and may be required to engage in further litigation. From 1996 through 2009, we engaged in a series of litigation proceedings against U.S. Surgical Corporation, part of Tyco Healthcare (currently Covidien), in which we claimed that Covidien was infringing certain of our trocar patents. Through these proceedings, Applied obtained two judgments that Covidien’s predecessors, Tyco Healthcare and U.S. Surgical, willfully infringed Applied patents on the Universal® seal technology.

In May 2011 and September 2011, we filed additional patent infringement lawsuits against Covidien. We may not prevail in these suits or receive any damages or other relief if we do prevail. See “Business — Legal Proceedings.”

Our failure to pursue any potential claim could result in the loss of our proprietary rights and harm our position in the marketplace. Therefore, we may be forced to pursue litigation to enforce our rights. Our ongoing and future litigation could result in significant additional costs and further divert the attention of our management and key personnel from our business operations and the implementation of our business strategy.

Our facilities are vulnerable to natural disasters and other unexpected losses, and we may not have adequate insurance to cover such losses.

We rely on our manufacturing facilities in Orange County, California. Our facilities are susceptible to damage from earthquakes as well as from fire, floods, loss of power or water supply, telecommunications failures and similar events. In particular, our headquarters and manufacturing facilities are located in a known earthquake fault zone near areas that have been affected by wild brush fires. A natural disaster could significantly disrupt our operations.

In the event that one of our facilities was affected by a natural or man-made disaster, we would be forced to rely on third-party manufacturers if we could not shift production to our other manufacturing facility. Our insurance for damage to our property and the disruption of our business from casualties may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, or at all. If we are forced to seek alternative facilities, or if we voluntarily expand one or more of our manufacturing operations to new locations, we may incur additional transition costs and we may experience a disruption in the supply of our products until the new facilities are available and operating. In addition, much of the machinery we use in our production process is custom-made. If such machinery is damaged, we may experience a long lead-time before this unique machinery is replaced or rebuilt and we are able to resume production.

Our manufacturing and distribution operations are highly dependant on our information technology systems and we do not currently have a redundant data center. In the event of a failure of our primary data center, our manufacturing and distribution operations will be disrupted which will adversely affect our business.

In addition, any disruption, delay, transition or expansion of our manufacturing operations could impair our ability to meet the demand of our customers and our customers may cancel orders or purchase products from our competitors, which could adversely affect our business, financial condition and results of operations.

We are subject to environmental, health and safety laws, which could increase our costs and restrict our operations in the future.

Our operations are subject to a variety of environmental, health and safety laws and regulations in each of the jurisdictions in which we operate. These laws and regulations concern, among other things, the generation, handling, transportation and disposal of hazardous substances or wastes, the clean up of hazardous substance releases, and the emission or discharge of materials into the air or water. We have incurred, and may in the future continue to incur, expenditures in connection with environmental health and safety laws and regulations. Any failure by us to comply with the requirements of such laws and regulations could result in the limitation or suspension of production or subject us to monetary fines or civil or criminal sanctions, or other future liabilities.

In addition, if there is any change in environmental, health or safety laws, we could incur substantial additional costs to alter our manufacturing processes and adjust our supply chain management. Such changes could also result in significant inventory obsolescence. Compliance with environmental, health and safety requirements could also restrict our ability to expand our facilities in the future.

We may need substantial additional funding and may be unable to raise capital when needed, which would force us to delay, reduce, eliminate or abandon growth initiatives or product development programs.

Our cash flow from operations may not be sufficient to meet all of our cash requirements. We intend to continue to make investments to support our business growth and may require additional funds to:

•	expand the distribution of our products;

•	acquire additional facilities for manufacturing, distribution and office uses and construct improvements in all facilities;

•	fund our operations;

•	continue our research and development;

•	protect our intellectual property rights or defend, in litigation or otherwise, any claims that we infringe third-party patents or other intellectual property rights; and

•	deliver our new products, if any such products receive regulatory clearance or approval for commercial sale.

Our funding requirements will depend on many factors, including:

•	market acceptance of our products;

•	the cost of our research and development activities;

•	the cost of filing and prosecuting patent applications and defending and enforcing our patent and other intellectual property rights;

•	the cost of defending, in litigation or otherwise, any claims that we infringe third-party patent or other intellectual property rights;

•	the cost and timing of additional regulatory clearances or approvals;

•	the cost and timing of expanding our sales, marketing and distribution capabilities;

•	the effect of competing technological and market developments; and

•	the extent to which we acquire or invest in businesses, products and technologies, although we currently have no commitments or agreements relating to any of these types of transactions.

Debt financing, if available, may involve covenants restricting our operations or our ability to incur additional debt. Any debt financing that we raise may contain terms that are not favorable to us or our stockholders. If we do not have, or are not able to obtain, sufficient funds, we may have to delay product development initiatives or license to third parties the rights to commercialize products or technologies that we would otherwise seek to market. We also may have to reduce marketing, customer support or other resources devoted to our products.

Continuing weakness in the global economy and turmoil in the credit markets may adversely affect our business until an economic recovery is underway.

If current economic conditions and turmoil in the credit markets continues or worsens, we could experience a material adverse effect on our sales and results of operations. Increasing levels of unemployment and pressures to contain healthcare costs could adversely affect the global growth rate of procedure volume, which could negatively affect our results. In addition, current economic conditions may have an adverse effect on our customers’ ability to borrow money from their existing lenders or to obtain credit from other sources to purchase our products. The recent economic crisis could also adversely affect our suppliers’ ability to provide us with materials and components, either of which may negatively impact our business.

Our operations may be adversely impacted by our exposure to risks related to foreign currency exchange rates.

We market our products in certain foreign markets through our subsidiaries and other international distributors. The related sales agreements may provide for payments in a foreign currency. A majority of our sales and expenditures are transacted in U.S. dollars, although we transact with foreign customers in currencies other than the U.S. dollar. These foreign currency revenues, when converted into U.S. dollars, can vary depending on average exchange rates during a particular period. In addition, we are exposed to foreign currency gains or losses on outstanding foreign currency denominated receivables. When converted to U.S. dollars, these receivables can vary depending on the monthly exchange rates at the end of the period. Certain of our foreign sales support subsidiaries transact in their respective country’s local currency, which is also their functional currency. As a result, expenses of these foreign subsidiaries when converted into U.S. dollars can vary depending on average monthly exchange rates during a particular period. Certain intercompany transactions may give rise to realized and unrealized foreign currency gains or losses. Accordingly, our operating results are subject to fluctuations in foreign currency exchange rates.

In addition, we hold a large proportion of our cash and cash equivalents in Euros and Australian dollars because of planned future investments in Europe and Australia. As of June 30, 2012, we held approximately 79% of our cash and cash equivalents in Euros and Australian dollars. The balance sheets of our foreign subsidiaries whose functional currency is not the U.S. dollar are translated into U.S. dollars at the rate of exchange at the balance sheet date and the statements of income and cash flows are translated into U.S. dollars using the average monthly exchange rate during the period. Any foreign exchange gain or loss as a result of translating the balance sheets of our foreign subsidiaries whose functional currency is not the U.S. dollar is included in equity as a component of accumulated other comprehensive income.

We currently do not hedge against our foreign currency exchange rate risks and therefore believe our exposure to these risks may be higher than if we entered into hedging transactions, including forward exchange contracts or similar instruments. If we decide in the future to enter into forward foreign exchange contracts to attempt to reduce the risk related to foreign currency exchange rates, these contracts may not mitigate the potential adverse impact on our financial results due to the variability of timing and amount of payments under these contracts. In addition, these types of contracts may themselves cause financial harm to us and have inherent levels of counterparty risk over which we would have no control.

Our operating results could be negatively impacted by future changes in the allocation of income to each of the entities through which we operate and to each of the income tax jurisdictions in which we operate.

We operate through multiple entities and in multiple income tax jurisdictions with different income tax rates both inside and outside the U.S. Accordingly, our management must determine the appropriate allocation of income to each such entity and each of these jurisdictions. Income tax audits associated with the allocation of this income and other complex issues, including inventory transfer pricing and cost sharing and product royalty arrangements, may require an extended period of time to resolve and may result in income tax adjustments if changes to the income allocation are required. Since income tax adjustments in certain jurisdictions can be significant, our future operating results could be negatively impacted by settlement of these matters.

Our outstanding debt agreements contain restrictive covenants that may limit our operating flexibility.

The agreements relating to our outstanding debt contain some financial covenants limiting our ability to transfer or dispose of assets, incur capital expenditures, merge with or acquire other companies, make investments, pay dividends, repurchase shares of capital stock, incur additional indebtedness and liens and conduct transactions with affiliates. We therefore may not be able to engage in any of the foregoing transactions until our current debt obligations are paid in full or we obtain the consent of the lenders. We may be unable to generate sufficient cash flow or revenue to meet the financial covenants or pay the principal and interest on our debt. Furthermore, future working capital, borrowings or equity financing may not be available to repay or refinance any such debt. See “Description of Certain Indebtedness — Covenants and Other.”

Our significant indebtedness could adversely affect our operations, including our ability to perform our obligations, and reduce our cash available for other purposes.

As of June 30, 2012, we had approximately $92.8 million of total outstanding indebtedness and $75.0 million of borrowing availability under the $150.0 million senior secured credit facility, or the senior secured credit facility, we entered into with Applied Medical Resources Corporation and Applied Medical Distribution Corporation, two of our wholly-owned subsidiaries, as co-borrowers. We may also be able to incur substantial indebtedness in the future, including additional senior indebtedness, which may or may not be secured. For a description of the senior secured credit facility, see “Description of Certain Indebtedness.”

Our significant indebtedness poses risks to our business, including the risks that:

•	we could have difficulty satisfying our debt obligations, and if we fail to comply with such obligations, an event of default could result;

•

we may be required to dedicate a substantial portion of our cash flow from operations to required payments on indebtedness, thereby reducing the cash flow available to fund working capital, capital expenditures and other general corporate activities or to pay dividends to or repurchase shares from stockholders;

•	covenants relating to our indebtedness may restrict our ability to pay dividends to or repurchase shares from our stockholders;

•

covenants relating to our indebtedness may limit our ability to obtain additional financing for working capital, capital expenditures and other general corporate activities, which may limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•

as our operations evolve and our needs change, we may need to request amendments to the covenants in our senior secured credit facility; if we cannot obtain such required approvals, the limitations in our senior secured credit facility may have a negative impact on our operations;

•	covenants relating to our indebtedness may restrict us from making strategic acquisitions and exploiting business opportunities or cause us to make non-strategic divestitures;

•	we may be more vulnerable to general adverse economic and industry conditions;

•	our debt may negatively impact the terms on which customers or suppliers do business with us or alternatively require us to provide such customers or suppliers with credit support;

•

our debt could limit our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate, placing us at a competitive disadvantage compared to our competitors with less debt; and

•	we may have difficulty repaying or refinancing our obligations under the senior secured credit facility as interest or principal payments are due or on the maturity date.

If any of these risks occur, our financial condition, results of operations and ability to pay dividends could be adversely affected.

Risks Related to Our Industry

If product liability claims are brought against us, we could face substantial liability and costs.

The manufacture and sale of medical devices exposes us to product liability claims and product recalls, including those that may arise from misuse or malfunction of, or design flaws in our products or the use of our products with incompatible components or systems. Any losses that we may suffer from future liability claims, and the effect that any product liability litigation may have upon the reputation and marketability of our technology and products, together with the corresponding diversion of the attention of our key team members, could adversely affect our business, financial condition and results of operations. Any product liability claims could be time-consuming and require significant cost and management resources and may subject us to significant damages. We currently have product liability insurance that we believe to be adequate, but we cannot be certain that it will be sufficient to cover all damages or claims. Furthermore, we may not be able to obtain or maintain insurance in the future at satisfactory rates or in adequate amounts to protect us against any product liability claims. There can be no assurance that existing insurance coverage will extend to other products in the future. A successful claim may prevent us from obtaining adequate product liability insurance in the future on commercially desirable items, if at all.

Our products may in the future be subject to product recalls that could harm our reputation, business operations and financial results.

The Food and Drug Administration, or FDA, and similar foreign governmental authorities have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design, manufacture or labeling. In the case of the FDA, the authority to require a recall must be based on an FDA finding that there is a reasonable probability that the device would cause serious injury or death. In addition, foreign governmental bodies have the authority to require the recall of our products in the event of material deficiencies or defects in design or manufacture. Manufacturers may, under their own initiative, recall a product if any material deficiency in a device is found. A government-mandated or voluntary recall by us could occur as a result of component failures, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of any of our products would divert managerial and financial resources and have an adverse effect on our financial condition and results of operations. We may initiate certain voluntary recalls involving our products in the future. Companies are required to maintain certain records of recalls, even if they are not reportable to the FDA. If we determine that certain of those recalls do not require notification of the FDA, the FDA may disagree with our determinations and require us to report those actions as recalls. A future recall announcement could harm our reputation with customers and negatively affect our sales. In addition, the FDA could take enforcement actions against us, which could impair our ability to produce our products in a cost-effective and timely manner in order to meet our customers’ demands. We may also be required to bear other costs or take other actions that may have a negative impact on our future sales and our ability to generate profits.

If our marketed products cause or contribute to a death or a serious injury, or malfunction in certain ways, we will be subject to medical device reporting regulations, which can result in voluntary corrective actions or agency enforcement actions.

Under the FDA’s Medical Device Reporting regulations, or MDR regulations, we are required to report to the FDA any incident in which our product may have caused or contributed to a death or serious injury or in which our product malfunctioned and, if the malfunction were to recur, would likely cause or contribute to death or serious injury. In addition, all manufacturers placing medical devices in European Union markets are legally bound to report any serious or potentially serious incidents involving devices they produce or sell to the relevant authority in whose jurisdiction the incident occurred. In the future, we may experience events that may require reporting to the FDA pursuant to the MDR regulations. Any adverse event involving our products could result in future voluntary corrective actions, such as recalls or customer notifications, or agency action, such as inspection, mandatory recall or other enforcement action. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of our time and capital, distract management from operating our business, and may harm our reputation and financial results. In addition, failure to report such adverse events to appropriate government authorities on a timely basis, or at all, could result in an enforcement action against us.

The medical device field is subject to stringent regulation and failure to obtain regulatory approval will prevent commercialization of our products.

Medical devices are subject to extensive and rigorous regulation by the FDA pursuant to the Federal Food, Drug, and Cosmetic Act, or FDCA, by comparable agencies in foreign countries and by other regulatory agencies and governing bodies. Under the FDCA and associated regulations, manufacturers of medical devices must comply with certain regulations that cover the composition, labeling, testing, clinical study, manufacturing, packaging and distribution of medical devices. In addition, medical devices must receive FDA clearance or approval before they can be commercially marketed in the U.S., and the FDA may require testing and surveillance programs to monitor the effects of approved products that have been commercialized and can prevent or limit further marketing of a product based on the results of these post-market evaluation programs. The process of obtaining marketing clearance from the FDA for new products could take a significant period of time, require the expenditure of substantial resources, involve rigorous pre-clinical and clinical testing, require changes to the products and result in limitations on the indicated uses of the product.

Our failure to obtain and maintain FDA clearances or approvals on a timely basis, or at all, would prevent us from commercializing our current or upgraded products in the U.S., which could severely harm our business.

Each medical device that we wish to market in the U.S. generally must first receive clearance from the FDA. Even if regulatory approval of a product is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed. We cannot assure you that the FDA will grant 510(k) clearance on a timely basis, if at all, for new products or uses that we propose for existing products. 510(k) clearance is a process required by the Food, Drug, and Cosmetic Act in which device manufacturers must register, to notify the Food and Drug Administration, or the FDA, of their intent to market a medical device at least 90 days in advance. This is also known as premarket notification, or PMN. The FDA’s 510(k) clearance process usually takes from four to twelve months, although it can take longer.

Modifications to our marketed devices may require new regulatory clearances, or may require us to cease marketing or recall the modified devices until clearances are obtained.

Any modifications to an FDA-cleared device that would significantly affect its safety or effectiveness or that would constitute a major change in its intended use would require a new 510(k) clearance. We may not be able to obtain such clearances in a timely fashion, or at all. Delays in obtaining future clearances would adversely affect our ability to introduce new or enhanced products in a timely manner, which in turn would have an adverse effect on our business, financial condition and results of operations. We have made modifications to our devices in the past and we may make additional modifications in the future, some of which we may determine do not require additional clearances. If the FDA disagrees and requires new clearances for the modifications, we may be required to recall and to stop marketing the modified devices, which could have an adverse effect on our business, financial conditions and results of operations.

Off-label promotion of our products or promotional claims deemed false or misleading could subject us to substantial penalties.

Obtaining 510(k) clearance only permits us to promote our products for the uses cleared by the FDA. Although we may request additional cleared indications for our current products, the FDA may deny those requests, require additional expensive clinical data to support any additional indications or impose limitations on the intended use of any cleared product as a condition of clearance. We must have adequate substantiation for our product performance claims. If the FDA determines that we have promoted our products for off-label use, or have made false or misleading or inadequately substantiated promotional claims, we could be subject to fines, injunctions or other significant penalties or restrictions.

If we or our suppliers fail to comply with ongoing regulatory requirements, or if we experience unanticipated problems with our products, these products could be subject to restrictions or withdrawal from the market.

Our products, along with the manufacturing processes and promotional activities for such products, are subject to continual review and periodic inspections by the FDA and other regulatory bodies. In particular we and our suppliers are required to comply with the quality system regulation, or QSR, which covers the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, storage and shipping of our products. The FDA enforces the QSR through unannounced inspections. We are also subject to similar state requirements and licenses. Failure by us or one of our suppliers to comply with statutes and regulations administered by the FDA and other regulatory bodies, discovery of previously unknown problems with our products (including unanticipated adverse events or adverse events of unanticipated severity or frequency), manufacturing problems, or failure to comply with regulatory requirements, or failure to adequately respond to any FDA observations concerning these issues, could result in, among other things, any of the following actions:

•	issuance of public warning letters;

•	a shut-down or interruption of our manufacturing operations;

•	withdrawal or suspension of clearance or approval by the FDA or other regulatory bodies;

•	product recall, detention or seizure;

•	fines and civil penalties;

•	unanticipated expenditures;

•	operating restrictions;

•	injunctions; and

•	criminal prosecution.

If any of these actions were to occur, it would harm our reputation and adversely affect our business, financial condition and results of operations. Furthermore, our key component suppliers may not currently be, or may not continue to be, in compliance with applicable regulatory requirements.

Failure to obtain regulatory approval in foreign jurisdictions will prevent us from marketing our products abroad.

We currently market, and intend to continue to market, our products internationally. Outside the U.S., we can market a product only if we receive a marketing authorization and, in some cases, pricing approval, from the appropriate regulatory authorities. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval in addition to other risks. We may not obtain foreign regulatory approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. If we fail to receive necessary approvals to commercialize our products in foreign jurisdictions on a timely basis, or at all, our business, financial condition and results of operations could be adversely affected.

We may be subject to or otherwise affected by federal and state health care laws, including fraud and abuse and health information privacy and security laws, and could face substantial penalties if we are unable to fully comply with such laws.

Although we do not provide health care services, nor receive payments directly from Medicare, Medicaid, or other third-party payors for our products or the procedures in which our products are used, health care regulation by federal and state governments will impact our business. Health care fraud and abuse and health information privacy and security laws potentially applicable to our operations include, but are not limited to:

•

the Federal Health Care Programs’ Anti-Kickback Law, which prohibits, among other things, knowingly and willfully soliciting, receiving, offering or providing remuneration intended to induce the purchase, order or recommendation of an item or service reimbursable under a federal health care program (such as the Medicare or Medicaid programs);

•

federal false claims laws which prohibit, among other things, knowingly and willfully presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payors that are false or fraudulent;

•

the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, and its implementing regulations, which established new federal crimes that prohibit knowingly and willfully executing a scheme to defraud any healthcare benefit program or making false statements in connection with the delivery of or payment for healthcare benefits, items or services, as well as imposed certain requirements relating to the privacy, security and transmission of individually identifiable health information; and

•

state laws analogous to each of the above federal laws, such as anti-kickback and false claims laws that may apply to items or services reimbursed by non-governmental third-party payors, including commercial insurers, and state laws governing the privacy of certain health information.

If we were found to be in violation of any of such laws or other similar governmental regulations to which we are directly or indirectly subject, and as a result we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion of our products from reimbursement under Medicare, Medicaid, and other federal health care programs, and the curtailment or restructuring of our operations. Any penalties could adversely affect our ability to operate our business and our financial results. Any action against us for violation of these laws, even if we successfully defend against them, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business.

Legislative and regulatory changes in the health care industry could have a negative impact on our financial performance. Furthermore, our business, financial condition, results of operations and cash flows could be significantly and adversely affected by recently enacted health care reform legislation in the U.S. or if reform programs are adopted in our key markets.

Changes in the health care industry in the U.S. and elsewhere could adversely affect the demand for our products as well as the way in which we conduct our business. Significantly, President Obama signed health care reform legislation into law that will require most individuals to have health insurance, establish new regulations on health plans, and create insurance pooling mechanisms and other expanded public health care measures. This legislation also will reduce Medicare spending on services provided by hospitals and other providers and, effective January 1, 2013, impose a 2.3% tax on the sale of taxable medical devices by the manufacturer, producer or importer. Our operating results will be adversely affected by this new excise tax.

Many details of the recently enacted health care reform legislation will be addressed in the implementing regulations. We cannot predict the effect any future legislation or regulation will have on us or what health care initiatives, if any, will be implemented at the state level.

In general, an expansion in government’s role in the U.S. health care industry may lower reimbursements for our products, reduce demand for innovative products, reduce medical procedure volumes and adversely affect our business and results of operations, possibly materially.

Furthermore, many private payors look to Medicare’s coverage and reimbursement policies in setting their coverage policies and reimbursement amounts such that federal reforms could influence the private sector as well. Finally, many states also may attempt to reform their Medicaid programs such that either coverage for certain items or services may be narrowed or reimbursement for them could be reduced. These health care reforms may adversely affect our business.

Consistent with or in addition to Congressional or state reforms, the Centers for Medicare and Medicaid Services, or CMS, the federal agency that administers the Medicare and Medicaid programs, could change its current policies that affect coverage and reimbursement for our products. Each year however, CMS re-examines the reimbursement rates for hospital inpatient and outpatient and physician office settings and could either increase or decrease the reimbursement rate for procedures utilizing our products. We are unable to predict when legislation or regulation that affects our business may be proposed or enacted in the future or what effect any such legislation or regulation would have on our business. Any such legislation, regulation or policies that affect the coverage and reimbursement of our current or future products, or the procedures utilizing our current or future products, could cause our sales to decrease and our revenue to decline.

In addition, the requirements or restrictions imposed on us or our products may change, either as a result of administratively adopted policies or regulations or as a result of the enactment of new laws. Any new regulations or statutory provisions could result in delays or increased costs during the period of product development, clinical trials, and regulatory review and approval, as well as increased costs to assure compliance.

Further, our success in international markets also depends upon the eligibility of reimbursement for our products through government-sponsored health care payment systems and other third-party payors. Outside of the U.S., reimbursement systems vary by country. These systems are often subject to the same pressures to curb rising health care costs and control health care expenditures as those in the U.S. In addition, as economies of emerging markets develop, these countries may implement changes in their health care delivery and payment systems. If adequate levels of reimbursement from third-party payors outside of the U.S. are not obtained, sales of our products outside of the U.S. may be adversely affected.

Inadequate levels of coverage or reimbursement from governmental or other third-party payors for our products, or for procedures using our products, may cause our revenues to decline.

Sales of our products depend in part on the reimbursement and coverage policies of governmental and private health care payors. The ability of our health care provider customers, including hospitals, to obtain adequate coverage and reimbursement for our products, or for the procedures in which our products are used, may impact our customers’ purchasing decisions and, therefore, could have a material adverse effect on our business.

Third-party payors have adopted, and are continuing to adopt, health care policies intended to curb rising health care costs. These policies include:

•	controls on reimbursement for health care services and price controls on medical products and services;

•	limitations on coverage and reimbursement for new medical technologies and procedures; and

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the introduction of managed care and prospective payment systems in which health care providers contract to provide comprehensive health care for a fixed reimbursement amount per person or per procedure.

These trends could lead to pressure to reduce prices for our current products and product candidates and could cause a decrease in the size of the market or a potential increase in competition that could adversely affect our business, financial condition and results of operations.

Risks Related to the Auction Process for this IPO

The auction process for this public offering may result in a phenomenon known as the “winner’s curse,” and, as a result, investors may experience significant losses.

The auction process for this offering may result in a phenomenon described as the “winner’s curse.” At the conclusion of the auction, bidders that receive allocations of shares in this offering (successful bidders) may infer that there is little incremental demand for our shares above or equal to the initial public offering price. This effect may be exacerbated due to the relatively small number shares that are being offered by the selling stockholders in this offering, meaning that bidders that offer a higher price in the auction for a small number of shares could have a disproportionate effect on the clearing price established by the underwriter as compared to a larger offering that would include a more typical percentage of the issuer’s outstanding shares. As a result, successful bidders may conclude that they paid too much for our shares and could seek to immediately sell their shares to limit their losses should our stock price decline. In this situation, other investors that did not submit successful bids may wait for this selling to be completed, resulting in reduced demand for our Class B common stock in the public market and a significant decline in our stock price. Therefore, we caution investors that submitting successful bids and receiving allocations may be followed by a significant decline in the value of their investment in our Class B common stock shortly after this offering.

The auction process for this offering may result in a situation in which less price-sensitive investors play a larger role in the determination of the offering price and constitute a larger portion of the investors in this offering, and, therefore, the offering price may not be sustainable once trading of our Class B common stock begins.

In a typical initial public offering, a majority of the shares sold to the public are purchased by professional investors that have significant experience in determining valuations for companies in connection with initial public offerings. These professional investors typically have access to, or conduct their own independent research and analysis regarding, investments in initial public offerings. Other investors typically have less access to this level of research and analysis or may be motivated by other factors in making their investment decisions and, as a result, may be less sensitive to price when participating in the auction process in this offering. Because of the auction process and the other risk factors associated with this offering described in this section of the prospectus, these less price-sensitive investors may have a greater influence in setting the initial public offering price and may have a higher level of participation in this offering than is normal for initial public offerings. This, in turn, could cause the auction process to result in an initial public offering price that is higher than the price professional investors would be willing to pay for our shares. As a result, our stock price may decrease significantly and rapidly once trading of our Class B common stock begins. Also, because professional investors may have a substantial degree of influence on the trading price of our shares over time, the price of our Class B common stock may decline and not recover after this offering is completed. Furthermore, if the initial public offering price is above the level that investors determine is reasonable for our shares, some investors may attempt to short-sell (a transaction in which the investor profits if our stock price declines) our stock after trading begins, which would create additional downward pressure on the trading price of our Class B common stock.

The initial public offering price may have little or no relationship to the price that would be established using traditional valuation methods, and therefore, the initial public offering price may not be sustainable once trading begins.

The underwriter and the selling stockholders may set the initial public offering price near or equal to the auction clearing price. The offering price of the shares of Class B common stock offered by the selling stockholders may have little or no relationship to, and may be significantly higher than, the price that otherwise would be established using traditional indicators of value, such as:

•	our future prospects and those of our industry in general;

•	our sales, earnings, and other financial and operating information;

•	multiples of revenue, earnings, cash flows, and other operating metrics;

•	market prices of securities and other financial and operating information of companies engaged in activities similar to ours; and

•	the views of research analysts.

The underwriter did not consult with our management team or board of directors prior to estimating the initial public offering price range. Accordingly, the underwriter’s estimate of the initial public offering price range may not have taken into account the risks and challenges that we expect to affect our business, the risks associated with this offering and the auction process described in these risk factors. As a result, the initial public offering price of the shares sold by the selling stockholders may not be sustainable once trading begins, and the price of our Class B common stock may decline, significantly and rapidly, following completion of this offering.

Some bids made at or above the initial public offering price may not receive an allocation of shares.

The underwriter may require that bidders confirm their bids before the auction for the initial public offering closes. If a bidder is requested to confirm a bid and fails to do so within a required time frame, that bid may be rejected and may not receive an allocation of shares even if the bid is at or above the initial public offering price. Further, if the auction process leads to a pro rata reduction in allocated shares and a rounding down of share allocations pursuant to the rules of the auction, a bidder may not receive any shares in the offering despite having bid at or above the initial public offering price. Bids that are at or above the initial public offering price that are deemed to be manipulative of or disruptive to the bidding process, not creditworthy, or otherwise not deemed appropriate, may be rejected or reduced. For example, in previous transactions for other issuers in which the auction process was used, WR Hambrecht + Co has rejected or reduced bids when WR Hambrecht + Co, in its sole discretion, deemed the bids not creditworthy or had reason to question the bidder’s intent or means to fund its bid. In the absence of other information, the underwriter or a participating dealer may assess a bidder’s creditworthiness based solely on the bidder’s history with the underwriter or a participating dealer. WR Hambrecht + Co has also rejected or reduced bids that it deemed, in its sole discretion, to be potentially manipulative or disruptive or because the bidder had a history of alleged securities law violations. Other conditions for valid bids, including eligibility and account funding requirements of participating dealers, may vary. As a result of these varying requirements, a bidder may have its bid rejected by the underwriter or a participating dealer while another bidder’s identical bid is accepted.

Potential investors may receive a full allocation of the shares they bid for if their bids are successful and should not bid for more shares than they are prepared to purchase.

The underwriter and IVP may set the initial public offering price near or equal to the auction clearing price. In this event, the number of shares represented by successful bids will likely approximate the number of shares offered by the selling stockholders by this prospectus, and successful bidders may be allocated all or nearly all of the shares that they bid for in the auction. Therefore, we caution investors against submitting a bid that does not accurately represent the number of shares of our Class B common stock that they are willing and prepared to purchase.

Risks Related to this Offering

There is no existing market for our Class B common stock, and an active trading market may not develop.

Prior to this offering, there has been no public market for our Class B common stock. We cannot predict the extent to which investor interest in our company will lead to the development of a trading market or how liquid that trading market may become. An active and liquid trading market may not develop or be sustained following the closing of this offering. In addition, the underwriter is not required to sell any specific number or dollar amount of Class B common stock, but has agreed to use its best efforts to procure potential purchasers for the shares of Class B common stock offered pursuant to this prospectus. The initial public offering price for the shares of our Class B common stock sold in this offering will be determined by an auction process, and may not be indicative of the price that will prevail in the market following this offering. The market price for our Class B common stock may decline below the initial public offering price and our stock price is likely to be volatile. The lack of an active market may impair your ability to sell your shares at the time you wish or at a price that you consider reasonable. The lack of an active market may also reduce the value of your shares. The price of our Class B common stock in any market may be lower than the price you pay for our shares in this offering, and the price of our Class B common stock may not appreciate over time.

We expect that the price of our Class B common stock will fluctuate substantially.

The market price of our Class B common stock is likely to be subject to wide fluctuations in response to, among other things, the risk factors described in this section of the prospectus and other factors beyond our control, such as fluctuations in the operating performance or valuations of companies perceived by investors to be comparable to us. The market price of our Class B common stock is also likely to be volatile due to many other factors, including:

•	actual or anticipated fluctuations in our results of operations;

•	variance in our financial performance from the expectations of market analysts;

•	conditions and trends in the medical technology industry;

•	announcements of significant contracts by us or our competitors;

•	changes in our pricing policies or the pricing policies of our competitors;

•	the loss of one or more of our significant customers;

•	the introduction of new products or product enhancements by us or our competitors;

•	any adverse outcome of intellectual property litigation that we may become involved in from time to time;

•	changes in market valuation or earnings of our competitors;

•	the trading volume of our Class B common stock and the number of shares of Class B common stock eligible for sale;

•	changes in the estimation of the future size and growth rate of our markets; and

•	general economic conditions.

In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. These broad market factors may materially harm the market price of our Class B common stock, regardless of our operating performance. These broad market and industry fluctuations, as well as general economic, political, and market conditions, such as recessions, interest rate changes or international currency fluctuations, may negatively affect the market price of our

Class B common stock. In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted against that company. This type of litigation, if instituted against us and regardless of whether we prevail on the underlying claim, could result in substantial costs and a diversion of management’s attention and resources, which could materially harm our financial condition and results of operations.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our stock, our stock price and trading volume could decline.

Although the initial public offering price of the shares of Class B common stock offered for sale by the selling stockholder may have little or no relationship to the price that may have been established using traditional valuation methods, research analysts may rely upon these methods to establish target prices for our Class B common stock. If research analysts publish target prices for our Class B common stock that are below the initial public offering price or the then current trading market price of our shares, our stock price may decline. We do not currently have any research coverage by industry or securities analysts. If no or few analysts commence coverage of us, the trading price of our Class B common stock would likely decrease. We also do not expect analysts to have a reason to cover us. Since there is no minimum amount of shares of Class B common stock required to be sold by the selling stockholders in this offering, any reduction in the number of shares actually sold in the offering may also discourage analyst coverage. Even if we do obtain analyst coverage, we do not plan on giving guidance, and if one or more of the analysts who cover us downgrade our stock, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

We do not anticipate paying cash dividends, and accordingly stockholders must rely on stock appreciation for any return on their investment.

We do not anticipate paying cash dividends in the future. Investors seeking cash dividends should not invest in our Class B common stock. See “Dividend Policy.”

Substantial future sales of our Class B common stock in the public market could cause our stock price to fall.

Additional sales of our Class B common stock in the public market after the consummation of this offering, or the perception that these sales could occur, could cause the market price of our Class B common stock to decline. The 729,798 shares of our Class B common stock sold in this offering will be freely transferable without restriction or additional registration under the Securities Act. After the consummation of this offering, an additional 77,910 shares of Class A common stock and 9,495,006 shares of Class B common stock (including 6,080,210 shares issuable upon conversion of preferred stock) will be available for immediate sale in the public market without restriction. Further, an additional 7,327,963 shares are held by our affiliates and may be sold in the public market if the sale is registered under the Securities Act or an exemption from registration such as Rule 144 under the Securities Act is available. Beginning 90 days after the offering, 7,325,963 of the shares held by affiliates will be tradable in the public market, subject only to the volume limitations under Rule 144. The remaining 1,829,856 shares of common stock will become freely tradeable over the course of the next six months as lock-up agreements or the applicable holding period under Rule 144 expire.

As soon as practicable after the closing of this offering, we also intend to file a registration statement covering all of the shares of our common stock issued or reserved for issuance under our equity incentive plans. Registration of the sale of these shares would generally permit their sale into the market immediately, subject to vesting restrictions. In addition, some of our stockholders holding approximately 61% of our outstanding stock after giving effect to this offering have registration rights pursuant to the Master Rights Agreement. See “Shares Eligible for Future Sale” for more information.

If you purchase shares in this offering, you may experience substantial dilution.

While the price you pay for shares of our Class B common stock sold in this offering is substantially higher than our net tangible book value per share, because this is a secondary offering of shares, the sale of shares to new investors will not result in a change to our net tangible book value per share. You will experience dilution in the future upon the exercise of options to purchase our common stock, including those options currently outstanding and those granted in the future, and the issuance of restricted stock or other equity awards under our stock incentive plans. To the extent we raise capital by issuing equity securities, our stockholders may experience substantial additional dilution. See “Dilution.”

If we are unable to assess favorably the effectiveness of our internal control over financial reporting, or if our independent registered public accounting firm is unable to provide an unqualified attestation report on our internal controls, our stock price could be adversely affected.

Section 404 of Sarbanes-Oxley and the related rules adopted by the SEC and the Public Company Accounting Oversight Board, or PCAOB, require annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we would expect to file with the SEC, and will likely require in the same report, a report by our independent auditors on the effectiveness of our internal control over financial reporting. However, as an “emerging growth company” as defined by the recently enacted JOBS Act, our independent auditors will not be required to furnish such an assessment until we no longer qualify as an emerging growth company. In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies. We may not be able to remediate any future deficiencies in time to meet the deadline imposed by Sarbanes-Oxley for compliance with the requirements of Section 404. If we cannot timely and favorably assess the effectiveness of our internal control over financial reporting, or if our independent registered public accounting firm is unable to provide an unqualified attestation report on our internal control over financial reporting, investor confidence and our stock price could decline.

The obligations associated with being a public company will require significant resources and management attention, which may divert from our business operations.

As a result of this offering, we will become subject to the reporting requirements of the Exchange Act and Sarbanes-Oxley. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. Sarbanes-Oxley requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. As a result, we will incur significant legal, accounting and other expenses that we did not previously incur. Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. In addition, we cannot predict or estimate the amount of additional costs we may incur in order to comply with these requirements. We anticipate that these costs will materially increase our selling, general and administrative expenses.

We are an emerging growth company within the meaning of the Securities Act, and if we decide to take advantage of certain exemptions from various reporting requirements applicable to emerging growth companies, our Class B common stock could be less attractive to investors.

We are an “emerging growth company” within the meaning of the Securities Act. For so long as we qualify as an emerging growth company, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, reduced disclosure about our executive compensation and omission of compensation discussion and analysis, and an exemption from the requirement of holding a non-binding advisory vote on executive compensation. In addition, we will not be subject to certain requirements of Section 404(b) of Sarbanes-Oxley, including the additional level of review of our internal control over financial reporting as may occur when outside auditors attest as to our internal control over financial reporting. As a result, our stockholders may not have access to certain information they may deem important. Further, we are eligible to delay adoption of accounting standards newly issued or revised after April 5, 2012 applicable to public companies and we intend to take advantage of the benefits of this extended transition period. To the extent we choose to do so, our financial statements may not be comparable to companies that comply with such new or revised accounting standards. We will remain an emerging growth company for up to five years, though we may cease to be an emerging growth company earlier under certain circumstances. If we take advantage of any of these exemptions, investors may find our Class B common stock less attractive as a result. The result may be a less active trading market for our Class B common stock and our stock price may be more volatile.

Our status as a public company may expose us to competitive disadvantages that could harm our business operations and financial results.

The Exchange Act reports that we will be required to file with the SEC after this offering will contain detailed information regarding our financial condition, including margin and significant customer information, product development activities and executive compensation. We consider much of this information to be highly sensitive and have historically expended great effort maintaining its confidentiality. Our competitors, customers and suppliers may be able to leverage this information to our competitive disadvantage in their future strategic positioning and negotiations with us. For example, our competitors may be able more effectively to bundle their products to deter certain customers from buying our products. Our customers, distributors and suppliers may use publicly available information about our financial condition to demand more favorable contractual terms, both pricing and otherwise. Additionally, our competitors may seek to hire away members of our senior management team or other key employees, using as leverage the detailed compensation information in our Exchange Act filings. Our heightened profile as a public company may have additional, unforeseen adverse consequences to us and our financial condition.

The sale of our Class B common stock in this offering may limit our senior management’s ability to manage our business effectively.

Our Class B common stock, which is the stock being offered and sold by the selling stockholders in this offering, has ten votes per share and our Class A common stock has one vote per share. Immediately after completion of this offering, the public holders of our Class B common stock, in the aggregate, will be entitled to exercise approximately 4% of the voting power of our outstanding shares. Having our Class B common stock voted by members of the public who may have only short-term goals for our business could exert undesirable pressure on the ability of our senior management team to maintain its collective, consultive style and may end up limiting our ability to manage our business effectively in the long term.

The concentration of ownership of our Class B common stock with our executive officers, directors and their affiliates will limit your ability to influence corporate matters.

As of June 30, 2012, our current executive officers and directors (and their affiliates) together owned approximately 60% of our Class B common stock, representing approximately 38% of the voting power of our outstanding shares. In addition, the holders of 10,150 shares of Class A common stock, 10,050,082 shares of Class B common stock and 185,961 shares of preferred stock have entered into a voting agreement pursuant to which they have agreed to vote their shares in accordance with the direction of a voting committee comprised of Said S. Hilal, Nabil Hilal and Stephen E. Stanley.

Since February 24, 2011, the number of shares covered by the voting agreement has increased by 10,150 shares of Class A common stock and 786,423 shares of Class B common stock. As a result of the voting agreement, as of June 30, 2012, our executive officers and directors controlled approximately 53% of the voting power of our outstanding shares. Following this offering, our executive officers and directors will control approximately 77% of our outstanding Class B common stock, whether through direct or indirect beneficial ownership or their right to direct the voting of such shares in accordance with the voting agreement, representing approximately 53% of the voting power of our outstanding shares. Accordingly, since our executive officers and directors have and will have majority voting control before and after this offering, any reduction of Class B common stock sold by the selling stockholders in this offering would not affect the selling stockholders’ inability to influence corporate matters requiring stockholder approval. Our executive officers will therefore have significant influence over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets, for the foreseeable future. This concentrated control will limit your ability to influence corporate matters. As a result, we may take actions that you do not view as beneficial, and the market price of our Class B common stock could be adversely affected.

If we were to list on a national securities exchange, it is likely that we would avail ourselves of the “controlled company” exception to the corporate governance rules for NYSE or NASDAQ listed companies, which could make our Class B common stock less attractive to some investors or otherwise harm our stock price.

Our Class B common stock will not be listed on a national securities exchange and we currently have no intention to do so. However, if we decide to list on a national securities exchange in the future, we may qualify as a “controlled company” under the corporate governance rules for NYSE or NASDAQ listed companies. If we elect to take advantage of this exemption, we would not be required to have a majority of our board of directors be independent, nor would we be required to have a compensation committee or an independent nominating function. Accordingly, should the interests of our controlling stockholders differ from those of other stockholders, the other stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance rules for NYSE or NASDAQ listed companies. Our status as a controlled company could make our Class B common stock less attractive to some investors or otherwise harm our stock price.

Provisions in our charter documents and under Delaware law and the voting agreement will limit your ability to influence and could negate a takeover that stockholders may consider favorable.

Provisions in our certificate of incorporation and bylaws, as amended and restated upon the closing of this offering, may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

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Our certificate of incorporation provides for two classes of common stock. Our Class B common stock, which is the stock that is being sold in this offering, is entitled to ten votes per share and our Class A common stock is entitled to one vote per share. As a result of this structure, our founders, executive officers, directors (and their affiliates) and team members will have significant influence over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.

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Our board of directors has the right to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors.

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Stockholders must provide advance notice to nominate individuals for election to the board of directors or to propose matters that can be acted upon at a stockholders’ meeting. These provisions may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of our company.

•

Our board of directors may issue, without stockholder approval, shares of undesignated preferred stock. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us.

As a Delaware corporation, we are also subject to certain Delaware anti-takeover provisions. Under Delaware law, a corporation may not engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction. Our board of directors could rely on Delaware law to prevent or delay an acquisition of us. See “Description of Capital Stock — Provisions of our Certificate of Incorporation and Bylaws and Delaware Law that May Have an Anti-takeover Effect.”

Also, provisions in the voting agreement may delay or prevent a transaction with respect to Applied that you may consider in your best interests. In particular, our stockholders party to the voting agreement can not tender any of their Applied securities into a tender offer with a third-party that may lead to a change of control of Applied unless the tender offer has been approved by the voting committee under the voting agreement. This limitation on the ability of certain of our stockholders to tender their shares may make it difficult for a third-party acquiror to acquire control of our company by means of a tender offer.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	our belief that this offering is not in the best interests of Applied;

•	our ability to compete against those with greater resources;

•	our ability to keep pace with changes in technology and our competitors;

•	our ability to effectively implement our business strategies;

•	our ability to continue to develop and improve our products;

•	our relationships with GPOs and purchasers of our products;

•	our ability to sustain or grow the market position for our products;

•	the success of future products in the marketplace;

•	our dependence on the members of our senior management team;

•	our ability to preserve the Applied culture;

•	our ability to protect our intellectual property;

•	our ability to retain and attract highly skilled personnel;

•	acquisitions of other companies or technologies;

•	our ability to improve/expand our direct distribution capabilities;

•	our ability to satisfy the obligations of our outstanding indebtedness;

•	our reliance on disclosure exemptions available to “emerging growth companies”;

•	strategic relationships with, or investments in, other companies;

•	changes in general economic and business conditions, domestically and internationally;

•	foreign currency fluctuations;

•	disruptions of established supply channels;

•	availability and costs of raw materials;

•	changes in inflation;

•	changes in government regulations;

•	fluctuations in our operating results;

•	our ability to maintain and effectively manage our growth;

•	the impact of a natural disaster;

•	the costs of complying with laws and regulations applicable to public reporting companies; and

•	other risk factors included under “Risk Factors” in this prospectus.

In addition, in this prospectus, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “predict,” “potential” and similar expressions, as they relate to our company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this prospectus. You should not place undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Class B common stock by the selling stockholders. We expect to incur approximately $             million of expenses in connection with this offering, including those expenses of the selling stockholders that we are obligated to pay under the Master Rights Agreement.

DIVIDEND POLICY

We do not anticipate paying any cash dividends in the foreseeable future. Instead, we anticipate that all of our earnings, if any, in the foreseeable future will be used for working capital and to support our operations. Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including restrictions and preferences contained in our preferred stock, restrictions in our debt instruments, our future earnings, capital requirements, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors that the board of directors may deem relevant. For a more detailed description of the restrictions and preferences with respect to dividends on our preferred stock, see “Description of Capital Stock — Preferred Stock — Dividends.” We are also restricted from declaring or paying cash dividends under the senior secured credit facility. See “Description of Certain Indebtedness — Covenants and Other.”

We have an ongoing authorization, since February 2009, from our Board of Directors to repurchase up to 1,000,000 shares of our common stock and preferred stock from stockholders for a price and on such terms and conditions as management may determine appropriate in each case, subject to compliance with legal restrictions and covenants with our secured lenders. We expect to continue stock repurchase activity following completion of this offering in a manner consistent with past practices. Our senior secured credit facility includes provisions allowing us to repurchase shares of capital stock or pay dividends in aggregate amounts of up to $10 million per year and up to $50 million over the five-year term of the credit facility.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2012:

•	on an actual basis; and

•	on a pro forma basis to give effect to the conversion of 729,798 shares of preferred stock into 729,798 shares of Class B common stock in connection with this offering.

This table should be read together with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	June 30, 2012
	Actual	Pro forma
	(in thousands, except share information)

Long-term debt (including current portion)	$91,798	$91,798
Redeemable convertible preferred stock, par value $0.001 per share, 7,009,998 shares authorized, 6,995,969 shares issued and outstanding at June 30, 2012, actual; 7,009,998 authorized, 6,266,171 issued and outstanding, pro forma (1)	14,106	12,241
Class A common stock, par value $0.001 per share, 25,000,000 shares authorized, 153,739 issued and outstanding (2)(4)	—	—
Class B common stock, par value $0.001 per share, 25,000,000 shares authorized, 12,310,825 shares issued and outstanding at June 30, 2012, actual; 25,000,000 shares authorized, 13,040,623 shares issued and outstanding, pro forma (1)(3)(4)	12	13
Additional paid-in capital	35,308	37,172
Retained earnings	146,300	146,300

Total capitalization	$287,524	$287,524

(1)	Assumes the selling stockholders’ conversions of shares of preferred stock into shares of Class B common stock in connection with this offering are allocated among the series of preferred stock as follows

Number of Shares
Series A preferred stock	257,795
Series B preferred stock	244,162
Series D preferred stock	35,000
Series E preferred stock	3,750
Series F preferred stock	189,091

729,798

(2)	Amounts issued and outstanding exclude 6,313 shares of Class A common stock which are held in treasury and include 45,531 shares of Class A common stock which were obtained with nonrecourse notes receivable or pursuant to an early exercise feature, which shares are not presented as outstanding in the accompanying consolidated financial statements.
(3)	Amounts issued and outstanding exclude 36,640 shares of Class B common stock which are held in treasury and 37,950 shares of Class B common stock that we have repurchased from Mr. T. Peter Thomas, a former member of our board of directors, pending Mr. Thomas’ compliance with the repurchase provisions of the applicable stock option agreements. This issued and outstanding amount includes 1,066,856 shares of Class B common stock which were obtained with nonrecourse notes receivable or pursuant to an early exercise feature, which shares are not presented as outstanding in the accompanying consolidated financial statements.
(4)	Amounts issued and outstanding exclude 43,600 shares of Class A common stock and 2,968,694 shares of Class B common stock issuable upon exercise of outstanding stock options that have been granted under our stock incentive plans and 2,535,871 shares of Class A common stock and Class B common stock available for future grant or issuance under our Third Amended and Restated 2008 Stock Incentive Plan.

DILUTION

We calculate net tangible book value per share of our common stock by dividing the net tangible book value (total book value of tangible assets less total liabilities) by the number of shares of our Class A common stock and Class B common stock outstanding as of June 30, 2012 (assuming the conversion of all outstanding shares of our preferred stock).

As of June 30, 2012, we had a net tangible book value of $194.6 million, or approximately $10.00 per share. We will not receive any proceeds from the sale of Class B common stock by the selling stockholders in this offering, and the offering will not result in a change to the number of outstanding shares of our Class A common stock and Class B common stock (assuming conversion of all outstanding shares of our preferred stock). Accordingly, our net tangible book value per share as of June 30, 2012 would have remained $10.00 after giving effect to the sale of Class B common stock by the selling stockholders in this offering. Cash payments made by purchasers of the shares being offered will not result in a change in our net tangible book value per share.

The following table provides an illustration:

Assumed initial public offering price per share	$32.00
Net tangible book value per share at June 30, 2012	$10.00

Dilution per share to new investors	$22.00

As of June 30, 2012, persons who were officers, directors, promoters or affiliated persons during the five-year period ended June 30, 2012 purchased no shares of Class A common stock and 1,901,350 shares of Class B common stock from us for total consideration of $12.3 million. The average price per share paid by such persons was $6.49 for Class B common stock, as compared to an assumed initial public offering price of $32.00 (the midpoint of the price range set forth on the cover page of this prospectus).

You will experience dilution in the future upon the exercise of options to purchase our common stock, including those options currently outstanding and those granted in the future, and the issuance of restricted stock or other equity awards under our stock incentive plans. To the extent we raise capital by issuing equity securities, our stockholders may experience substantial additional dilution.

SELECTED CONSOLIDATED FINANCIAL DATA

We derived the selected income statement data for the years ended December 31, 2010 and 2011 and the selected balance sheet data as of December 31, 2010 and 2011 from our audited consolidated financial statements and notes thereto included in this prospectus. We derived the selected income statement data for the six months ended June 30, 2011 and 2012 and the selected balance sheet data as of June 30, 2012 from our unaudited consolidated financial statements and notes thereto that are included in this prospectus. We have prepared this unaudited information on the same basis as the audited financial statements and have included all adjustments, consisting of normal recurring adjustments, that we consider necessary for a fair statement of our financial position and operating results for such periods. Our historical results are not necessarily indicative of the results that may be expected in the future. The following financial data are only a summary and should be read together with our financial statements and the notes thereto, and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus.

	Year Ended December 31,		Six Months Ended June 30,
	2010	2011	2011 (unaudited)	2012 (unaudited)
	(in thousands)
Consolidated Income Statement Data:
Product revenue	$271,810	$338,453	$159,991	$178,975
Royalties and license revenue	10,365	11,631	6,859	3,029

Total revenues	282,175	350,084	166,850	182,004
Cost of revenues	55,041	69,634	32,139	36,959

Gross profit	227,134	280,450	134,711	145,045

Operating expenses:
Selling, general and administrative	156,781	169,803	76,044	90,438
Research and development	38,308	48,340	21,975	29,782

Total operating expenses	195,089	218,143	98,019	120,220

Operating income	32,045	62,307	36,692	24,825

Other income (expense):
Interest and other income	1,007	1,299	617	904
Interest expense	(2,358)	(2,069)	(1,109)	(2,038)

Other expense, net	(1,351)	(770)	(492)	(1,134)

Income before provision for income taxes	30,694	61,537	36,200	23,691
Provision for income taxes	9,809	17,162	10,279	8,559

Net income	20,885	44,375	25,921	15,132

Other comprehensive income (loss)
Foreign currency translation adjustments	680	(1,425)	3,742	(1,842)
Unrealized gain on long-term investments, net of tax	—	—	—	479

Other comprehensive income (loss)	680	(1,425)	3,742	(1,363)

Comprehensive income	$21,565	$42,950	$29,663	$13,769

Net income attributable to common stockholders	$11,667	$27,097	$15,853	$9,283

	Year Ended December 31,		Six Months Ended June 30,
	2010	2011	2011 (unaudited)	2012 (unaudited)
	(in thousands, except per share information)
Net income per share:
Basic	$1.19	$2.30	$1.37	$0.75

Diluted	$1.18	$2.20	$1.32	$0.74

Weighted-average number of common shares:
Basic	9,785	11,793	11,611	12,370

Diluted	9,901	12,305	12,021	12,596

	As of December 31,		As of June 30, 2012
	2010	2011	(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$52,789	$59,870	$63,934
Property, plant and equipment	122,583	163,940	206,299
Total assets	235,652	315,098	377,767
Total long-term liabilities	61,910	75,006	92,848
Redeemable convertible preferred stock	14,118	14,106	14,106
Total stockholders’ equity	114,203	162,125	180,641

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.”

Overview

Applied is a medical device company dedicated to improving clinical outcomes, enhancing choices and availability, and improving value and service in the surgical side of healthcare. We compete against highly established and powerful competitors by enhancing products and their clinical outcomes while, at the same time, reducing the ASPs in the marketplace. We believe that this is an efficient way of breaking into some highly contested and often foreclosed market segments.

One of the most significant trends currently underway in our markets is price compression. Although some observers believe that such pressures are tied to current economic conditions, uncertainties and unemployment, we believe that the causes are more fundamental. For example, most market ASPs for specialized surgical devices are highly inflated and have not been subject to true competitive environments. As a result, and in light of economic limitations, cutbacks and austerity measures throughout the world, we believe prices are likely to fall dramatically over the next five to ten years.

Another key trend is the reprocessing of single-use medical devices for reuse due to the high prices of the devices charged by suppliers, although these devices were designed, qualified and approved as single-use only devices. The FDA has recently begun to permit re-processors to clean and sterilize these devices for second and third uses. Hospitals pressed for savings tend to save their used products and, through re-processors, attempt to reuse these same devices a second or third time, usually for half the original prices. This trend has had more impact on suppliers with the highest market ASPs, although it has had a limited impact on our business because of the value we offer and our exceptionally competitive pricing strategies.

A third key trend currently underway in our business is the increased prices and related fees demanded by certain of our distributors in recent contract negotiations. We believe that the increased prices and related fees demanded by our distributors in such contract negotiations are attempts to capture an increasing portion of our revenues as a result of the public disclosure of our financial condition, including our margins. We are taking steps to enhance our own direct distribution capabilities to deliver our products and moving away from reliance on third-party distributors to distribute our products to our customers.

Although our research and development activities often translate into improved product offerings, we generally do not charge any premium for the improved versions of our products, even though improved products typically involve significant research and development expenditures and incremental production costs. Rather than pursuing premium pricing, we rely instead on the efficiencies created by our vertical integration, innovative processes and automation to cushion the impact of deteriorating market ASPs and mitigate the impact of lower product margins often associated with improved products in many situations.

Our operating margins are heavily impacted by the extent of our operating expenditures and investments. We believe we spend a considerably higher percentage of our revenues on research and development than our competitors do.

Similarly, we spend a high percentage of our revenues on our selling efforts and have managed to build one of the larger sales forces in our market. We spend considerable amounts on training, educating and retaining our sales team and consider this investment critical to our success. We expect to continue to spend similar amounts for the foreseeable future.

Our general and administrative expenditures are usually increased by the cost of litigation expenses. We have consistently spent considerable amounts to defend and enforce our patents and to ensure our markets are not foreclosed or subjected to predatory practices by our competitors. As we expand our product offerings and develop new products, we expect to experience an increase in litigation expenses to ensure such additional markets are not foreclosed or subjected to predatory practices by current and potential new competitors.

We have experienced and continue to experience growth in our operations, specifically since the foreclosed nature of the laporoscopic device market changed somewhat after 2003, in part as a result of the implementation of the carve-out by Ethicon Endo-Surgery, Inc. and Ethicon, Inc. Following the opening of this market in 2003, we have experienced compounded growth rates in excess of 20 percent. We believe the carve-out will expire in October 2015, after which time we expect it may become more difficult for our trocar products and surgical instruments to compete in the marketplace. However, we are unable to quantify the impact that the expiration of the carve-out may have on our sales of trocars and surgical instruments because the carve-out is only one factor that contributed to our product revenue growth. We believe the growth in our sales of trocars and surgical instruments can also be attributed to a number of other factors, including our product innovations, the efforts of our sales team, the economic environment and our competitive pricing policies, the availability of clinical studies supporting the efficacy of our products, and the expansion of our global distribution capabilities.

For many years prior to the current global financial crisis, we invested heavily in infrastructure, personnel, research and development, automation and distribution channels. For example, in 2006 and 2007 we spent approximately 20% and 19%, respectively, of our revenues on research and development, and $60.0 million and $16.7 million on capital expenditures. Principally as a result of the global financial crisis, our planned research and development expenditures were reduced to approximately 14%, 13% and 13% of our revenues in 2008, 2009 and 2010, respectively, and we reduced our planned levels of capital expenditures. We increased spending in our planned research and development expenses to approximately 14% and 16% of our revenues in 2011 and during the six months ended June 30, 2012, respectively. Similarly, we increased capital expenditures in 2011 as compared to 2010 by 21%, to $56.5 million and we have incurred capital expenditures of $51.5 million during the six months ended June 30, 2012. We intend to continue to significantly increase investments in research and development, sales and marketing and capital expenditures during the balance of 2012 and beyond. As a result of this increased spending and the industry factors described above, we expect our net income, gross margins and operating margins will be adversely impacted for the foreseeable future.

Results of Operations

The following describes the line items set forth in our consolidated income statements.

Revenues

We have two principal product lines, which consist of surgical access devices and surgical instruments. Surgical access devices include trocars used in laparoscopic procedures, GelPort® and GelPOINT® products used in hand-assisted laparoscopic and single-incision procedures, respectively, and Alexis® wound protectors/retractors for open surgical procedures. Surgical instrument product revenues are derived from sales of laparoscopic clip appliers, scissors, graspers, dissectors, retrieval systems, clips and clamps used in a variety of surgical procedures. Our product revenues consist primarily of sales of these surgical devices and instruments to hospitals and out-patient surgical centers for use by surgeons in operating rooms. We sell these surgical devices and instruments through our direct sales force and through distributors.

Our total revenues consisted of the following:

	Year Ended December 31,		Six Months Ended June 30, (unaudited)
	2010	2011	2011	2012
Surgical access devices	67%	67%	66%	66%
Surgical instruments	20%	22%	22%	24%
Other products	9%	8%	8%	8%
Royalties and licensing	4%	3%	4%	2%

	100%	100%	100%	100%

Our royalty revenue is primarily related to an agreement which expired in January 2012, pursuant to which we licensed certain technology to an unrelated licensee. Pursuant to this agreement, we received royalties at a specified per unit price for sales made by the licensee. Under this agreement, we recorded royalties aggregating approximately $9.3 million, $10.6 million, $6.3 million and $2.9 million for the years ended December 31, 2010 and 2011 and for the six months ended June 30, 2011 and 2012, respectively.

Cost of revenues

We manufacture all of the products we sell. Our cost of revenues consists of material and component costs, direct labor and other direct and indirect manufacturing overhead costs. We recognize cost of revenues when we recognize revenue for the transaction.

Selling, general and administrative

Selling, general and administrative expenses consist primarily of payroll and other compensation costs for sales and administrative personnel, which include the executive, finance, information technology, legal and human resources departments, sales commissions, travel costs, professional and consulting fees, legal fees, facilities and other indirect costs.

Research and development

Research and development expenses consist primarily of payroll and other compensation costs for personnel involved in product and technology research and development activities, prototyping and tooling costs and depreciation.

Interest income

Interest income consists of interest earned on our cash, cash equivalents and investment balances.

Interest expense

Interest expense consists primarily of interest charges on our short- and long-term borrowings.

Other income (expense)

Other income (expense) generally consists of income (expense) generated from non-operating transactions.

Provision for income taxes

Provision for income taxes is comprised of federal, state, local and foreign taxes based on income.

Six Months Ended June 30, 2011 and 2012

Revenues

	Six Months Ended June 30,
	2011	2012	% Change
	(unaudited, dollars in thousands)
Product revenue	$159,991	$178,975	12%
Royalties and licensing revenue	6,859	3,029	-56%

Total revenues	$166,850	$182,004	9%

Total revenues increased by 9%, or $15.1 million, to $182.0 million for the six months ended June 30, 2012 compared to $166.9 million for the six months ended June 30, 2011.

Product revenue increased $19.0 million to $179.0 million for the six months ended June 30, 2012 compared to $160.0 million for the six months ended June 30, 2011. Of this increase, $10.2 million was attributable to increased unit sales of our surgical access devices and $7.5 million was attributable to increased unit sales of our surgical instruments. The increased product revenue was also due to an expansion of our sales force and our continued expansion in select European markets, primarily Germany, the United Kingdom, France and the Netherlands. The increase in unit sales of surgical access devices was primarily attributable to trocar ports, Alexis products, GelPort systems and GelPOINT platforms. Increases in unit sales of surgical instruments were primarily attributable to endo instruments and laparoscopic clip appliers. These increases in revenue include a $2.8 million unfavorable impact due to changes in foreign currency rates, primarily resulting from the weakening of the Euro.

Royalties and licensing revenue decreased $3.9 million to $3.0 million for the six months ended June 30, 2012 compared to $6.9 million for the six months ended June 30, 2011 due to a lower volume of trocars sold under royalty agreements, of which the primary licensing agreement expired on January 31, 2012. We anticipate our royalties and licensing revenue to be further reduced to an immaterial amount for the remainder of 2012 due to the expiration of our principal outbound technology license agreement in January 2012.

Revenues by geography

	Six Months Ended June 30,
	2011	2012	% Change
	(unaudited, dollars in thousands)
United States	$106,451	$111,296	5%
Percentage of total revenues	64%	61%
International	60,399	70,708	17%
Percentage of total revenues	36%	39%

	$166,850	$182,004	9%

The growth in revenues from international markets was primarily due to increased direct business with hospitals from sales force expansion in select European markets, primarily Germany, the United Kingdom, France and the Netherlands.

Cost of revenues and gross profit

	Six Months Ended June 30,
	2011	2012	% Change
	(unaudited, dollars in thousands)
Cost of revenues	$32,139	$36,959	15%
Percentage of total revenues	19%	20%
Gross profit	$134,711	$145,045	8%
Percentage of total revenues	81%	80%

Cost of revenues increased by $4.9 million to $37.0 million for the six months ended June 30, 2012 compared to $32.1 million for the six months ended June 30, 2011. Gross profit increased $10.3 million to $145.0 million for the six months ended June 30, 2012 compared to $134.7 million for the six months ended June 30, 2011. Our gross margin decreased by 1% to 80% for the six months ended June 30, 2012 from 81% for the six months ended June 30, 2011. This decrease was primarily attributable to increased labor and facility costs associated with added production capacity that grew at a slightly higher rate than the growth in revenues. The increase in production was primarily attributable to the increased inventory requirements of our new East Coast warehouse and distribution facility which commenced operations in the second quarter of 2012.

Our cost of revenues and corresponding gross profit as a percentage of revenue can be expected to fluctuate in future periods depending upon changes in our product sales mix and prices, distribution channels and geographies, manufacturing yields, period expenses, production volume and currency exchange rates. Based on management’s current expectations with respect to continued price compression and declining production volumes, we expect our gross profit margins to decrease in the foreseeable future.

Effective January 1, 2013, a 2.3% medical device excise tax will be imposed on the sale of taxable medical devices by the manufacturer, producer or importer. We are in the process of evaluating the impact of this medical device excise tax on our results of operations and financial position, but believe that there will be a materially adverse impact to our cost of revenues and gross profit as a percentage of revenue as a result of this medical device excise tax.

Selling, general and administrative

	Six Months Ended June 30,
	2011	2012	% Change
	(unaudited, dollars in thousands)
Selling, general and administrative	$76,044	$90,438	19%
Percentage of total revenues	46%	50%

Selling, general and administrative expenses increased by $14.4 million, or 19%, to $90.4 million in the six months ended June 30, 2012 from $76.0 million for the six months ended June 30, 2011. This increase was due to a $4.2 million increase in payroll and related costs, primarily due to an increase of approximately 77 team members as of June 30, 2012 as compared to June 30, 2011 and a $4.0 million increase in incentive plan and bonus expenses due to management’s ability to meet or exceed both company and individual performance objectives. Stock-based compensation expense increased by $2.5 million during the six months ended June 30, 2012, which was primarily attributable to a stock option repricing in March 2012 and to a lesser extent, to the timing and volume of stock option and restricted stock grants. Losses from foreign currency transactions were $1.9 million higher for the six months ended June 30, 2012 compared to the six months ended June 30, 2011 primarily due to the weakening of the Euro. Facility and related infrastructure expenses increased by $1.2 million as a result of costs incurred resulting from a fire in one of our properties in the second quarter of 2012 and as a result of multiple buildings acquired during the previous 12 months. Expenses related to our initial public offering were $0.7 million higher in the six months ended June 30, 2012 compared to the six months ended June 30, 2011. Product sample expense increased by $0.4 million for the six months ended June 30, 2012 compared to the six months ended June 30, 2011 as a result of an increase in the sales force and the introduction of new products and other sales and administrative expense increased $0.3 million. These increases were offset by a $0.8 million decrease in patent litigation expense.

As a percentage of revenue, selling, general and administrative expenses increased from 46% to 50% for the six months ended June 30, 2012 as compared to the same period in 2011, primarily as a result of our continued investment in our sales team and increased depreciation expense resulting from higher capital expenditures in 2012. We currently expect that our selling, general and administrative expenses will continue to increase in 2012 as we make further investments in recruiting and training our sales team members, increase our emphasis on clinical selling efforts, complete improvements to recently acquired real estate and continue our efforts with respect to our initial public offering.

Research and development

	Six Months Ended June 30,
	2011	2012	% Change
	(unaudited, dollars in thousands)
Research and development	$21,975	$29,782	36%
Percentage of total revenues	13%	16%

Research and development expenses increased by $7.8 million, or 36%, to $29.8 million for the six months ended June 30, 2012 compared to $22.0 million for the six months ended June 30, 2011. Approximately $4.2 million of this increase was due to increases in payroll and related costs, primarily due to an increase of over 80 research and development team members as of June 30, 2012 as compared to June 30, 2011. This increase in team members is a direct result of our continued effort to invest in technologies, processes, automation, products and advanced tooling. Expenses for prototyping, tooling and outside services for the six months ended June 30, 2012 increased $3.0 million compared to the six months ended June 30, 2011 due to increased development activity, outside consulting and testing of new devices. Depreciation expense increased by $0.4 million for the six months ended June 30, 2012 compared to the six months ended June 30, 2011 as a result of higher capital expenditures on development and tooling equipment. Stock-based compensation expense also increased by $0.1 million during the same period as a direct result of a stock option repricing in March 2012.

As a percentage of total revenues, research and development expenses increased from 13% during the six months ended June 30, 2011 to 16% during the six months ended June 30, 2012 as a result of our product development expenses growing at a slightly faster rate than our revenue and further investing in our processes, automation, products and advanced tooling. We expect our level of research and development expenses to continue at current or increased levels for the remainder of 2012 as we continue to invest in innovative processes and automation and accelerate our product development cycle.

Other expense, net

	Six Months Ended June 30,
	2011	2012	% Change
	(unaudited, dollars in thousands)
Interest and other income	$617	$904	47%
Interest expense	(1,109)	(2,038)	84%

	$(492)	$(1,134)

Interest and other income increased by $0.3 million to $0.9 million for the six months ended June 30, 2012 compared to $0.6 million for the six months ended June 30, 2011 due to higher average cash and cash equivalents balances in 2012. Interest expense increased by $0.9 million to $2.0 million for the six months ended June 30, 2012 compared to $1.1 million for the six months ended June 30, 2011 primarily due to a loss on early extinguishment of debt of $0.9 million incurred in connection with the refinancing of our long-term indebtedness, which was completed based on substantially different terms, with our new senior secured credit facility in April 2012.

As a result of our anticipated borrowings under our new senior secured credit facility, as further discussed in “Description of Certain Indebtedness,” we expect interest expense to increase in the foreseeable future.

Provision for income taxes

	Six Months Ended June 30,
	2011	2012	% Change
	(unaudited, dollars in thousands)
Provision for income taxes	$10,279	$8,559	-17%

Our effective tax rate, which is calculated as the provision for income taxes as a percent of income before the provision for taxes, was 36% for the six months ended June 30, 2012 compared to 28% for the six months ended June 30, 2011. The increase in the effective tax rate during the six months ended June 30, 2012 was primarily due to the federal research and development tax credits which were not in effect during the six months ended June 30, 2012, and an increase in income of certain foreign subsidiaries subject to U.S. taxation and non-deductible expenses related to our initial public offering.

Fiscal Years ended December 31, 2010 and 2011

Revenues

	Year Ended December 31,
	2010	2011	% Change
	(dollars in thousands)
Product revenue	$271,810	$338,453	25%
Royalties and licensing revenue	10,365	11,631	12%

Total revenues	$282,175	$350,084	24%

Total revenues increased by 24%, or $67.9 million, to $350.1 million for the year ended December 31, 2011 compared to $282.2 million for the year ended December 31, 2010.

Product revenue increased $66.7 million to $338.5 million for the year ended December 31, 2011 compared to $271.8 million for the year ended December 31, 2010. This increase was primarily caused by a $44.9 million increase in unit sales of our surgical access devices and a $20.1 million increase in unit sales of our surgical instruments, due to further expansion in select European markets, primarily Spain, Germany, Italy and the United Kingdom, combined with an expansion of our sales force. The increase in unit sales of surgical access devices was primarily attributable to trocar ports, GelPort systems, GelPOINT platforms and Alexis products. Increases in unit sales of surgical instruments were primarily attributable to increases in endo instruments and laparoscopic clip appliers. These increases in product revenues include a $5.6 million favorable impact due to changes in foreign currency rates resulting from the strengthening of the Euro and the Australian dollar.

Royalties and licensing revenues increased $1.2 million to $11.6 million for the year ended December 31, 2011 compared to $10.4 million for the year ended December 31, 2010 due to a higher volume of trocars sold under royalty agreements. We expect royalty and licensing revenues to be largely eliminated after January 2012 due to the expiration of our principal outbound technology license agreement.

Revenues by geography

	Year Ended December 31,
	2010	2011	% Change
	(dollars in thousands)
United States of America	$182,701	$217,155	19%
Percentage of total revenues	65%	62%
International	99,474	132,929	34%
Percentage of total revenues	35%	38%

Total revenues	$282,175	$350,084

The growth in revenues from international markets was primarily due to increased direct business with hospitals, from sales force expansion in select European markets, primarily Spain and Italy, and to a lesser extent from changes in foreign currency rates resulting from the strengthening of the Euro and the Australian dollar during 2011.

Cost of revenues and gross profit

	Year Ended December 31,
	2010	2011	% Change
	(dollars in thousands)
Cost of revenues	$55,041	$69,634	27%
Percentage of total revenues	20%	20%
Gross profit	$227,134	$280,450	23%
Percentage of total revenues	80%	80%

Cost of revenues increased by $14.6 million to $69.6 million for the year ended December 31, 2011 compared to $55.0 million for the year ended December 31, 2010. Gross profit increased by $53.3 million to $280.4 million for the year ended December 31, 2011 compared to $227.1 million for the year ended December 31, 2010. Our gross margin remained consistent at 80% for the years ended December 31, 2010 and 2011.

Our cost of revenues and corresponding gross profit as a percentage of revenue can be expected to fluctuate in future periods depending upon changes in our product sales mix and prices, distribution channels and geographies, manufacturing yields, period expenses, production volume and currency exchange rates. Based on management’s current expectations with respect to continued price compression, we expect our gross profit margins to decrease in 2012 and the foreseeable future.

Selling, general and administrative

	Year Ended December 31,
	2010	2011	% Change
	(dollars in thousands)
Selling, general and administrative	$156,781	$169,803	8%
Percentage of total revenues	56%	49%

Selling, general and administrative expenses increased by $13.0 million, or 8%, to $169.8 million for the year ended December 31, 2011 from $156.8 million for the year ended December 31, 2010. This increase was due to a $9.0 million increase in payroll and related costs, primarily due to an increase of approximately 90 team members during the year ended December 31, 2011 as compared to the year ended December 31, 2010, and a $7.5 million increase in incentive plan and bonus expenses due to management’s ability to meet or exceed both company and individual performance objectives in 2011. In addition, commission expense increased by $3.1 million, which was primarily attributable to expansion of our sales force, resulting in a higher revenue base. Consultant and outside service expenses increased by $2.9 million due to the growth of our operations, including $1.6 million incurred in relation to this offering. Expenses related to travel, meetings and conventions were $2.3 million higher as the cost of travel increased and we sponsored more conventions and physician training sessions in a continued effort to sustain our brand through clinical selling programs, including training and educational initiatives. Other sales and administrative expenses were $2.9 million higher, including $0.9 million from foreign currency transactions. These increases were offset by losses of $4.9 million incurred in the acquisition of a research and development facility previously under lease and $2.2 million incurred on disposal of fixed assets in 2010. Stock-based compensation expense decreased by $3.8 million during the year ended December 31, 2011, which was attributable to the timing and volume of grants of stock options and restricted stock awards, including a stock option repricing in March 2010, which resulted in $1.0 million of incremental stock compensation during the year ended December 31, 2010. Additionally, legal expenses decreased by $3.4 million as a result of the timing of trials related to patent and other competition-related litigation.

As a percentage of revenue, selling, general and administrative expenses decreased from 56% to 49% for the year ended December 31, 2011 as compared to the same period in 2010, primarily as a result of revenue growing at a faster rate than our non-variable selling expenses. We currently expect that our selling, general and administrative expenses will increase significantly in 2012 in absolute dollars as we make further investments in infrastructure to meet our reporting obligations as a public company, recruit and train additional sales team members, increase our emphasis on clinical selling efforts and incur additional costs associated with intellectual property litigation.

Research and development

	Year Ended December 31,
	2010	2011	% Change
	(dollars in thousands)
Research and development	$38,308	$48,340	26%
Percentage of total revenues	13%	14%

Research and development expenses increased by $10.0 million, or 26%, to $48.3 million for the year ended December 31, 2011 as compared to $38.3 million for the year ended December 31, 2010. Of this increase, approximately $6.2 million was due to increased payroll and payroll related costs due to the addition of approximately 90 research and development team members. This increase in team members was part of our continued effort to invest in technologies, processes, automation, products and advanced tooling. An additional increase of $1.6 million in incentive plan and bonus expenses was primarily due to management’s ability to meet or exceed both company and individual performance objectives in 2011. Our increased spending was also attributable to a $1.3 million increase in prototype and tooling expenses and an additional $0.9 million increase in depreciation expense as a result of higher levels of capital expenditures.

As a percentage of total revenue, research and development expenses increased to 14% during the year ended December 31, 2011 from 13% during the year ended December 31, 2010, as a result of our product development expenses growing at a slightly faster rate than our revenue. We expect our level of research and development expenses to further increase in 2012 and the forseeable future as we continue to invest in innovative processes and automation and accelerate our product development cycle.

Other expense, net

	Year Ended December 31,
	2010	2011	% Change
	(in thousands)
Interest and other income	$1,007	$1,299	29%
Interest expense	(2,358)	(2,069)	-12%

	$(1,351)	$(770)

Interest and other income increased by $0.3 million to $1.3 million for the year ended December 31, 2011 compared to $1.0 million for the year ended December 31, 2010 due to higher interest yields realized on cash deposits in foreign bank accounts. Interest expense decreased by $0.3 million to $2.1 million for the year ended December 31, 2011 from $2.4 million for the year ended December 31, 2010 due to lower interest rates charged on our existing debt with variable interest rates.

Provision for income taxes

	Year Ended December 31,
	2010	2011	% Change
	(dollars in thousands)
Provision for income taxes	$9,809	$17,162	75%

Our effective tax rate, which is calculated as the provision for income taxes as a percent of income before the provision for income taxes, was 28% for the year ended December 31, 2011 as compared to 32% for the year ended December 31, 2010. The decrease in the effective tax rate was primarily due to an increase of research tax credits of $1.3 million and the release of a liability for uncertain tax positions of $2.1 million related to foreign net operating losses in 2011, offset by anticipated income in jurisdictions in which we do business with different effective tax rates.

Liquidity and Capital Resources

We have funded our working capital requirements and expansion primarily with cash provided by our operating activities. Our principal sources of liquidity are our cash flows provided by operating activities, our existing cash and cash equivalents, and our credit facilities. Cash flow metrics, such as earnings before interest, taxes, depreciation and amortization, or EBITDA, for us are not comparable to the same metrics for other companies in our industry because of our vertically integrated and capital intensive business model. For example, we own rather than lease most of our facilities (unlike other companies in our industry), and have financed our acquisitions of real properties, improvements and equipment with borrowings under our credit facilities. We believe the resulting amounts of depreciation expense and interest expense are greater from period to period than the rent expense we otherwise would incur if we operated our facilities and equipment under operating leases. As of June 30, 2012, we had cash and cash equivalents of $63.9 million and short and long-term debt of $91.8 million. Included in our cash and cash equivalents were $15.3 million in cash and $48.6 million in cash equivalents, consisting of money market accounts and certificates of deposit with banking institutions. We entered into a new senior secured credit facility in April 2012 which provides (1) a $35 million senior secured revolving credit facility, (2) a $50 million senior secured term loan, and (3) a $65 million senior secured delayed draw term loan facility. Proceeds of the $50 million term loan were used to refinance $49.6 million aggregate principal amount of indebtedness, including $20 million of advances under our prior revolving line of credit which was replaced with the new $35 million senior secured revolving credit facility. In June 2012, we advanced $17.6 million under the senior secured delayed draw term loan facility, the proceeds of which were used for the acquisition of industrial facilities in Rancho Santa Margarita, California. In July 2012, we advanced an additional $8.0 million under the senior secured delayed draw term loan facility, the proceeds of which were used for construction related to recent real estate acquisitions and other capital investments.

Our new senior secured credit facility has financial and operational covenants that could limit our ability to transfer or dispose of assets, incur capital expenditures, merge with or acquire other companies, make investments, pay dividends, repurchase shares of capital stock, incur additional indebtedness and liens and conduct transactions with affiliates. Further, the new senior secured credit facility also includes financial covenants that require us to remain below a maximum leverage ratio and maintain a minimum fixed charge ratio. The new credit facilities also impose certain restrictions on our ability to pay dividends to, or repurchase shares of capital stock from, our stockholders. See “Description of Certain Indebtedness”.

From time to time we have responded to requests from stockholders for liquidity by repurchasing their shares of common stock or preferred stock and have provided opportunities for stockholders to sell their shares back to us. We have an ongoing authorization, since February 2009, from our Board of Directors to repurchase up to 1,000,000 shares of our common stock and preferred stock from stockholders for a price and on such terms and conditions as management may determine appropriate in each case, subject to compliance with legal restrictions and covenants with our secured lenders. We expect to continue stock repurchase activity following completion of this offering in a manner consistent with past practices. Our senior secured credit facility includes provisions allowing us to repurchase shares of capital stock or pay dividends in aggregate amounts of up to $10 million per year and up to $50 million over the five-year term of the credit facility.

The following table sets forth, for the periods indicated, our cash flow data:

	Year Ended December 31,		Six Months Ended June 30,
	2010	2011	2011 (unaudited)	2012 (unaudited)
	(in thousands)
Cash provided by operating activities	$50,488	$52,039	$24,956	$37,751
Cash used in investing activities	(44,327)	(58,434)	(20,026)	(58,302)
Cash provided by (used in) financing activities	10,992	14,194	(759)	25,722
Effects of exchange rate changes on cash	544	(718)	3,561	(1,107)

Net increase in cash and cash equivalents	$17,697	$7,081	$7,732	$4,064

Operating activities

Net cash provided by operating activities was $37.8 million for the six months ended June 30, 2012 compared to $25.0 for the six months ended June 30, 2011. Net cash provided by operating activities for the six months ended June 30, 2012 was comprised of $15.1 million in net income, net non-cash operating expenses of $13.8 million and an increase in operating liabilities net of operating assets of $8.9 million. Adjustments for non-cash items of $13.8 million consisted primarily of $8.5 million in depreciation expense on property, plant and equipment, $3.7 million of stock-based compensation, a $0.9 million loss from early extinguishment of debt, a $0.6 million increase in the provision for excess and obsolete inventory and a $0.2 million increase in the provision for accrued warranty costs. The increase in cash resulting from changes in operating liabilities net of operating assets primarily consisted of an increase of $9.6 million in accrued payroll and related benefits, mainly related to increase in amounts accrued under the Long-Term Strategic Bonus Plan, payable in December 2012, an increase of $6.4 million in other current liabilities primarily due to a $6.2 million increase in accrued income and other taxes payable and an increase of $1.8 million in deferred licensing and other revenue and $1.8 million in accounts payable. These increases were primarily offset by a $8.5 million increase in inventory which was attributable to management’s effort to meet increased demand in unit sales and in anticipation of increased inventory requirements resulting from our new East Coast warehouse and distribution facility which commenced operations in May 2012 and an increase of $2.3 million in our accounts receivable due to a 12% increase in product revenue in the six months ended June 30, 2012 as compared to the same period in 2011.

Net cash provided by operating activities of $25.0 million for the six months ended June 30, 2011 was comprised of $25.9 million in net income and net non-cash operating expenses of $8.6 million, offset by an increase in operating assets net of operating liabilities of $9.5 million. Adjustments for non-cash items of $8.6 million consisted primarily of $6.7 million in depreciation expense on property, plant and equipment, $0.6 of accrued warranty costs and $1.1 million of stock-based compensation. The decrease in cash resulting from changes in operating assets net of operating liabilities primarily consisted of a $5.3 million increase in our accounts receivable due to a $34.8 million, or 28%, increase in product revenue during the six months ended June 30, 2011 as compared to the same period in 2010 and a $7.9 million increase in inventories which was primarily attributable to management’s deliberate efforts to meet sales demand and to take advantage of lower prices by buying raw materials ahead of anticipated price increases. These increases to cash were offset by a $3.8 million increase in other non-current liabilities which was primarily attributable to the accrual of a long-term bonus plan which commenced in 2010.

Net cash provided by operating activities was $52.0 million for the year ended December 31, 2011 compared to $50.5 million for the year ended December 31, 2010. Net cash provided by operating activities for the year ended December 31, 2011 increased primarily as a result of $44.4 million in net income and net non-cash operating expenses of $21.1 million, offset by an increase in operating assets net of operating liabilities of $13.5 million. Adjustments for non-cash items of $21.1 million consisted primarily of $14.0 million in depreciation expense on property, plant and equipment, $2.2 million of stock-based compensation, $2.2 million in a deferred income tax provision, a $0.9 million increase in the provision for excess and obsolete inventory reserves, a $0.8 million increase in the provision for accrued warranty costs, a $0.6 million increase in the provision for doubtful accounts and a $0.6 million loss on disposal of fixed assets. The decrease in cash resulting from changes in operating assets net of operating liabilities primarily consisted of an $8.6 million increase in our accounts receivable due to a $66.7 million, or 25%, increase in product revenue during the year ended December 31, 2011 as compared to the same period in 2010, a $14.5 million increase in inventories which was primarily attributable to management’s effort to meet increased forecasted sales demand and to take advantage of lower prices by buying raw materials ahead of anticipated price increases, a $1.5 million increase in other current assets primarily related to prepaid expenses, a $10.4 million decrease in other non-current liabilities which was primarily attributable to a $7.6 million reclass of the long-term bonus plan, a $2.7 million decrease in the liability for unrecognized tax benefits and an increase of $0.5 million in other current liabilities. These decreases to cash were offset by an increase of $19.9 million (including a $7.6 million reclass from other non-current liabilities) in accrued payroll and related benefits primarily related to the long-term bonus plan which commenced in 2010 and an increase of $2.1 million in accounts payable.

Net cash provided by operating activities was $50.5 million for the year ended December 31, 2010 and was primarily a result of net income of $20.9 million, net non-cash operating expense of $25.3 million and an increase in operating liabilities net of operating assets of $4.3 million. Adjustments for non-cash items of $25.3 million consisted primarily of $12.6 million of depreciation on property, plant and equipment, $2.6 million of expenses in connection with the reconfiguration of a facility, $4.9 million of a loss on the purchase of a facility which was previously leased by Applied and $6.1 million of stock-based compensation. These increases were partially offset by a $2.2 million increase in a deferred tax benefit in 2010. The $4.3 million increase in operating liabilities net of operating assets consisted of a $5.1 million increase in accrued payroll and related benefits due to the increase in the number of team members, a $6.6 million increase in long-term liabilities which was primarily attributable to the accrual of a long-term bonus plan which commenced in 2010 and will be paid in 2013 and a $0.8 million increase in other current liabilities, a $0.6 million increase in accounts payable and a $0.7 million decrease in other current assets. These increases to cash were offset by a $7.0 million increase in accounts receivable which was primarily attributable to the $50.2 million, or 23%, increase in product revenues during 2010, a $2.7 million increase in inventories which was primarily attributable to management’s efforts to meet increased sales demand and to take advantage of lower prices by buying raw materials in bulk.

Investing activities

Net cash used in investing activities was $58.3 million for the six months ended June 30, 2012 due primarily to capital expenditures of $51.5 million, the purchase of a long-term investment for $5.4 million and the purchase of a secured note receivable for $1.5 million. Net cash used in investing activities was $20.0 million for the six months ended June 30, 2011 due to capital expenditures in the same amount.

Net cash used in investing activities of $58.4 million for the year ended December 31, 2011 was primarily due to capital expenditures of $56.5 million, an increase of $1.1 million in restricted cash, the $0.8 million purchase of a secured note receivable and the issuance of $0.3 million of notes receivable to employees offset by the collection of $0.2 million on notes receivable from employees.

Net cash used in investing activities totaled $44.3 million for the year ended December 31, 2010 and was primarily due to capital expenditures of $46.6 million and the issuance of notes receivable to team members and stockholders of $0.4 million, offset by a decrease in restricted cash of $1.8 million and proceeds from short-term investments of $0.9 million.

Our industry is capital intensive, particularly as it relates to manufacturing facilities. Historically, our capital expenditures have consisted principally of purchased manufacturing equipment and facilities, research and testing equipment and facilities, computer systems, office furniture and equipment. We expect our capital expenditures for facilities, machinery and equipment to remain significant for the foreseeable future.

Financing activities

Net cash provided by financing activities of $25.7 million for the six months ended June 30, 2012 was primarily due to $71.2 million of proceeds from long-term debt and $7.4 million of net proceeds from short-term borrowings resulting mainly from our new senior secured credit facility, which closed in April 2012, proceeds of $1.1 million from stock option exercises and $0.4 million from interest and principal collections on notes receivable from stockholders offset by $52.6 million of repayments of long-term debt primarily relating to the refinancing of substantially all of our indebtedness, with the exception of one mortgage note payable, with the new senior secured credit facility, $1.6 million of debt issuance costs paid in connection with our new senior secured credit facility and the repurchase of treasury stock for $0.2 million. Net cash used in financing activities of $0.8 million for the six months ended June 30, 2011 was primarily comprised of the repayment of $5.0 million of short-term debt, $2.4 million of long-term debt and repurchases of preferred stock for $0.2 million, offset by proceeds from new long-term debt of $4.4 million, proceeds from stock option exercises of $1.3 million and collections on notes receivable from stockholders of $1.1 million.

Net cash provided by financing activities of $14.2 million for the year ended December 31, 2011 was primarily due to the proceeds from new short-term borrowings of $21.4 million, proceeds from new long-term debt of $4.4 million, collection of $2.5 million of principal and $0.3 million of interest on nonrecourse notes receivable from stockholders, proceeds from stock option exercises of $1.7 million and $0.1 million from excess tax benefits from share-based payments offset by repayment of $10.0 million of short-term borrowings, $5.3 million of repayments on long-term debt, $0.5 million of amounts paid in connection with the voluntary conversion of Class B common stock to Class A common stock and repurchases of preferred and common stock for $0.6 million.

Net cash provided by financing activities of $11.0 million for the year ended December 31, 2010 was primarily due to $31.3 million in net proceeds from new long-term debt, $5.0 million in net proceeds from net short-term borrowings and $5.6 million in proceeds from the exercise of stock options, offset by repayments of $27.8 million on long-term debt and the repurchases of common stock for $ 2.7 million.

Future liquidity needs

During 2011, our operations were primarily funded from cash generated by operations. We anticipate significantly higher capital expenditures related to expanding our international operations, acquiring real estate in the United States and related construction and capital improvement activities and investing in other capital equipment. Our focus on international expansion will require both continuing and incremental investments in facilities and infrastructure in the U.S., Europe and Australia. For the next 12 months, we believe that our cash balances, cash flow from operations, and available borrowings under our new senior secured credit facility will be sufficient to fund our operations, our working capital requirements, and our presently planned capital investments.

We do not currently have any material commitments with respect to planned capital expenditures, other than the construction of our European headquarters in the Netherlands and construction related to recent real property acquisitions and capital improvement activities. We currently expect our planned capital expenditures in the next 12 months to be approximately $84.0 million. Our senior secured credit facility includes covenants limiting the aggregate amount of capital expenditures we may incur in any single calendar year to $100 million for 2012, $75 million for 2013 and 2014 and $55 million for 2015 and 2016. Through June 30, 2012, we have incurred approximately $51.5 million of capital expenditures, as we initiated certain real property acquisitions and other capital improvement programs at a faster rate than expected, and currently expect to incur an aggregate of approximately $100 million of capital expenditures in 2012. In the event that we require additional working capital to fund future operations, we could seek to obtain funding through debt financing arrangements. Our new senior secured credit facility also includes covenants restricting our ability to incur additional debt. There can be no assurance that any financing transaction will be available on terms acceptable to us, or at all. If we do not have, or are not able to obtain, sufficient funds, we may have to delay development or commercialization of our products, delay or cancel facilities projects or license to third parties the rights to commercialize products or technologies that we would otherwise seek to commercialize.

Recently Adopted Accounting Pronouncements

In October 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements (“ASU No. 09-13”). ASU No. 09-13 modifies the requirements that must be met for an entity to recognize revenue from the sale of a delivered item that is part of a multiple-element arrangement when other items have not yet been delivered. We adopted the updated guidance effective January 1, 2011. We did not enter into any revenue arrangements subject to this new guidance during 2011 and, therefore, the implementation of this new guidance did not have an impact on our consolidated financial statements.

In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements (“ASU No. 10-06”). ASU No. 10-06 expands the interim and annual disclosure requirements of fair value measurements, including the information about transfers in and out of Level 1 and Level 2 fair value measurements and requires additional disclosure regarding purchases, sales, issuances and settlements of Level 3 measurements, effective for fiscal years beginning after December 15, 2010. The adoption of ASU No. 10-06 for Level 1 and Level 2 measurements effective January 1, 2010 and for Level 3 measurements effective January 1, 2011 did not have a material impact on our consolidated financial statements.

Effective January 1, 2012, we adopted ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS, or ASU 11-04. ASU 11-04 provides a consistent definition of fair value and ensures that the fair value measurement and disclosure requirements are similar between U.S. GAAP and International Financial Reporting Standards, or IFRS. The new guidance changes certain fair value measurement principles and enhances the disclosure requirements particularly for level 3 fair value measurements. The adoption of ASU No. 11-04 did not have a material impact on our consolidated financial statements.

Effective January 1, 2012, we adopted ASU 2011-05 Comprehensive Income (Topic 220): Presentation of Comprehensive Income, or ASU 11-05. ASU 11-05 requires us to present net income and other comprehensive income in either a single continuous statement or in two separate, but consecutive, statements of net income and other comprehensive income. The new standard eliminates the option to present items of other comprehensive income in the statement of changes in equity or in the notes to the financial statements. The new requirements do not change which components of comprehensive income are recognized in net income or other comprehensive income, or when an item of other comprehensive income must be reclassified to net income. We elected to present a single continuous statement of comprehensive income.

Contractual Obligations and Commitments

The following table summarizes our outstanding contractual obligations as of December 31, 2011.

	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(in thousands)
Amounts reflected in consolidated balance sheet:
Debt, including current portion	$66,749	$5,696	$23,502	$8,529	$29,022	(1)
Amounts not reflected in consolidated balance sheet:
Construction contract obligations	11,766	11,766	—	—	—
Operating lease obligations	3,287	1,462	1,638	187	—

Total	$81,802	$18,924	$25,140	$8,716	$29,022

(1)	As further discussed in “Description of Certain Indebtedness”, we entered into a new senior secured credit facility in April 2012 which consists of (1) a $35 million senior secured revolving credit facility, (2) a $50 million senior secured term loan, and (3) a $65 million senior secured delayed draw term loan facility. Proceeds of the $50 million term loan were used to refinance $49.6 million aggregate principal amount of indebtedness, including $16.4 million of advances under our prior revolving line of credit which were outstanding as of December 31, 2011 and are presented as long-term indebtedness in our balance sheet as of December 31, 2011 as a result of the refinancing.

In May 2011, we acquired real property in Amersfoort, Netherlands, for a purchase price of $3.8 million which was paid from available cash. Under the terms of the purchase agreement with the seller, we have agreed to construct office and warehouse facilities on this land within 18 months of the issuance of required building permits. We entered into a construction contract for this project in July 2011. As of December 31, 2011, the estimated cost of construction is $16.5 million. As of December 31, 2011 and June 30, 2012, we have incurred approximately $4.7 million and $11.1 million, respectively, of expenses related to the construction of these facilities. The construction was completed in the third quarter of 2012.

In the first half of 2012, we acquired four industrial facilities in Rancho Santa Margarita, California for an aggregate purchase price of $29.2 million, which was paid from borrowings under our credit facilities and available cash.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a material effect on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies and Estimates

Our consolidated financial statements and the related notes included elsewhere in this prospectus are prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and any related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Changes in accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ significantly from the estimates made by our management. We evaluate our estimates and assumptions on an ongoing basis. To the extent that there are material differences between these estimates and our actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected.

We believe that the following accounting policies involve a greater degree of judgment and complexity than our other accounting policies and accordingly, represent our critical accounting policies. We have other key accounting policies, which involve the use of estimates, judgments and assumptions that are significant to understanding our results, which are included in note 2 to the consolidated financial statements included elsewhere in this prospectus.

Inventories

Inventories consist of finished goods, work-in-process, and raw materials, including components which are semi-finished goods. Product inventories are stated at the lower of cost or market. Cost is determined using a standard cost method (which approximates first-in, first-out) and includes material, labor and overhead. Inventory valuation allowances are recorded for materials that have become obsolete or are no longer used in current production and for inventory that has a market value less than the carrying value in inventory. We generally purchase raw materials in quantities that we anticipate will be fully used within one year. However, changes in operating strategy and customer demand, and frequent unpredictable fluctuations in market values for such materials can limit our ability to effectively utilize all of the raw materials purchased and sold through resulting finished goods to customers for a profit. We regularly monitor potential inventory excess, obsolescence and lower market values compared to standard costs and, when necessary, reduce the carrying amount of our inventory to its market value. Specific reserves are maintained to reduce the carrying value of inventory items on hand that we know may not be used in finished goods. Our inventory reserve was $0.7 million, $1.0 million and $1.2 million at December 31, 2010, December 31, 2011 and June 30, 2012, respectively. If our estimates for potential inventory losses prove to be too low, then our future earnings will be affected when the related additional inventory losses are recorded.

Revenue recognition

We derive revenues from various sources including direct sales to end user hospitals, other direct customers, sales to domestic and international distributors and sales to original equipment manufacturers. Domestic and international distributors will resell the products to end user hospitals and other customers in their assigned territories. Revenue is recognized when (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the price is fixed or determinable, and (4) collectability is reasonably assured. We record revenue from product sales when title and risk of ownership have been transferred to the customer, which is typically upon delivery to the customer. When collectability is not reasonably assured, the recognition of revenue is deferred until payment is received as long as the remaining revenue recognition criteria are met.

Customers do not have a general right of return for credit or refund on product sales; however, we allow customers to return product upon approval within 30 days from original sale. We estimate and accrue for these returns as a reduction of product revenues and accounts receivable based on historical return rates. Accruals for sales returns were not material as of December 31, 2010 or 2011 or June 30, 2012.

We also sell certain products under an arrangement in which the end user hospitals participate in clinical product evaluations. The terms and conditions for these arrangements provide for customer return provisions which generally range from 30 to 90 days from the initial delivery of the product under evaluation. Due to the nature of the clinical product evaluations, our level of continuing involvement subsequent to delivery can be significant, and therefore, revenue recognition is deferred on these clinical product evaluations until the evaluation period is complete. Deferred revenue related to evaluation sales was $1.4 million, $0.4 million and $0.7 million as of December 31, 2010, December 31, 2011 and June 30, 2012, respectively.

Certain domestic distributors purchase products at specified distributor pricing and then resell the products to end user hospitals which may have separate pricing agreements with us or are members of GPOs which have contracts with us. In those situations when distributor prices are higher than the end user hospital contracted prices, we provide discounts or charge-backs to these distributors for the excess of the distributor prices above the end user hospital prices. We estimate and provide allowances for the discounts or charge-backs at the time of sale as a reduction to product revenues and accounts receivable. As of December 31, 2010, December 31, 2011 and June 30, 2012, we accrued charge-backs of $4.3 million, $4.8 million and $4.6 million, respectively.

Stock-based compensation

We measure and recognize compensation expense for all stock-based awards made to officers, team members, consultants and non-employee directors based on estimated fair values on the date of grant. Stock-based awards consist of stock options and restricted stock. Stock-based compensation cost is measured at the grant date based on the fair value of the award as determined using an acceptable option-pricing model and is recognized as expense over the requisite service period (vesting period), net of estimated forfeitures. Forfeitures are estimated at the time of grant and revised in subsequent periods if actual forfeitures differ from those estimates.

We use the Black-Scholes option-pricing model to estimate the value of stock-based compensation expense for all stock-based awards. Determining the appropriate fair-value model and calculating the fair value of stock-based awards at the grant dates requires considerable judgment, including estimating the risk-free interest rate, expected option term, stock price volatility and dividend yield. Management develops estimates based on historical data and market information, which can change significantly over time. The risk-free interest rate is based on the implied yield on U.S. Treasury notes as of the grant date with a term approximating the expected life of the options. We utilize the average of the contractual term of the options and the weighted average vesting period for all options to calculate the expected option life. The expected stock price volatility is based on historical volatility of similar companies that are public and compete in the medical device industry. The use of this peer data to determine expected volatility will continue until sufficient information regarding the volatility of our share price is available and reliable. Applied has not historically declared dividends and therefore, the estimated annual dividend yield is 0%.

Beginning in 2010, we accepted promissory notes from certain team members as consideration for stock to be issued upon exercise of stock options. The total outstanding balance of these notes receivable was $7.7 million, $7.6 million and $8.4 million as of December 31, 2010, December 31, 2011 and June 30, 2012, respectively. These notes receivable are accounted for as nonrecourse loans. For accounting purposes, the nonrecourse notes are accounted for as the grant of new stock options. The estimated fair values of the newly granted stock options are recognized as compensation expense on the issuance date of the nonrecourse note. As a result, we recognized compensation expense related to these notes in the amount of $2.2 million, $0.6 million, $0.5 million and $0.3 million during the years ended December 31, 2010 and 2011, and the six months ended June 30, 2011 and 2012, respectively. The common stock underlying the notes receivable is not presented as outstanding in the consolidated balance sheet. As principal payments are made on the notes receivable, the Class B common stock is presented as outstanding on a pro-rata basis.

Common stock valuations

The fair value of the common stock underlying our stock options was determined by our board of directors, which intended that all options granted were exercisable at a price per share not less than the per share fair value of our common stock underlying those options on the date of grant. The assumptions used in the valuation model are based on future expectations combined with management judgment. In the absence of a public trading market, the board of directors, with input from management, exercised significant judgment and considered numerous objective and subjective factors to determine the fair value of our common stock as of the date of each stock-based award grant date, including the following factors:

•	the prices, rights, preferences and privileges of our preferred stock relative to our common stock;

•	our operating and financial performance;

•	current business conditions and projections;

•	the market performance of comparable publicly traded companies;

•	the U.S. and global capital market conditions; and

•	any adjustment necessary to recognize a lack of marketability for our common stock.

We granted restricted stock and stock options with the following exercise price ranges each quarter since August 20, 2010, at which time we completed a holding company reorganization.

Stock-based award grant period	Number of Shares Underlying Options	Exercise Price Per Share	Number of Restricted Stock Awards	Common Stock Fair Value Per Share at Grant Date
Quarter ended September 30, 2010	—	—	—	—
Quarter ended December 31, 2010 Class B common stock	399,300	$7.67	—	$7.67
Quarter ended March 31, 2011 Class B common stock	558,900	$10.50	400	$10.46
Quarter ended June 30, 2011	—	—	—	—
Quarter ended September 30, 2011	—	—	—	—
October 25, 2011(1)
Class A common stock	1,000	$14.96	—	—
Class B common stock	1,316,800	$15.75	334,700	$15.75
December 14, 2011(1)
Class A common stock	8,000	$12.40	2,000	$12.40
Class B common stock	20,000	$13.05	5,000	$13.05
March 21, 2012
Class A common stock	34,600	$7.94	8,400	$7.94
Class B common stock	150,000	$8.36	59,500	$8.36

(1)	In March 2012, we completed a stock option repricing to reduce the exercise price of the stock options granted in October and December 2011. See “Executive Compensation – Elements of Compensation – 2012 Option Repricing.”

There have been no other stock-based awards granted since March 21, 2012 through the date of this prospectus.

In order to determine the fair value of our Class A and Class B common stock underlying option grants and the fair value of the restricted stock, we first determined our business enterprise value, or BEV, and then allocated the BEV to each element of our capital structure (preferred stock, common stock, and options). Our BEV was estimated using a combination of two generally accepted approaches: the income approach using the discounted cash flow method, or DCF, and the market-based approach using the comparable company method. The DCF method estimates enterprise value based on the estimated present value of future net cash flows the business is expected to generate over a forecasted period and an estimate of the present value of cash flows beyond that period, which is referred to as terminal value. The estimated present value is calculated using a discount rate known as the weighted average cost of capital, which accounts for the time value of money and the appropriate degree of risk inherent in the business. The market-based approach considers multiples of financial metrics based on both revenues and earnings multiples of a selected peer group of companies. These multiples are then applied to our financial metrics to derive a range of indicated values. Once calculated, the discounted cash flow and comparable company methods are then weighted. In allocating the total equity value between preferred and common stock, we assumed that the preferred stock would convert to common stock. Estimates of the volatility of our common stock were based on available information on the volatility of common stock of comparable, publicly traded companies.

Significant factors considered by our board of directors in determining the fair value of our common stock at these grant dates include:

Quarter ended December 31, 2010

During the fall of 2010, the U.S. economy and the financial and stock markets continued their recovery and our business continued expanding domestically and internationally. We experienced sequential revenue growth of $70.7 million for the quarter ended September 30, 2010, compared to $65.9 million for the quarter ended June 30, 2010, and $60.5 million for the quarter ended September 30, 2009, and achieved record financial results during the nine months ended September 30, 2010. We performed a contemporaneous valuation of our Class B common stock as of September 30, 2010 and determined the fair value of our Class B common stock to be $7.67 per share. Our BEV reflected a non-marketability discount of 17.2% based on a liquidity event expected to occur within approximately two years, which was considered to be reasonable based on facts and circumstances at that time. The board of directors also considered whether there were any events or other factors to consider which would change the estimated fair value between the valuation date of September 30, 2010 and the grant date of December 10, 2010. Based on this valuation and the factors discussed above, our board of directors granted stock options with an exercise price of $7.67 per share.

Quarter ended March 31, 2011

In the first quarter of 2011, the U.S. economy and the financial and stock markets continued their recovery. We continued our sequential revenue growth of $81.1 million for the quarter ended December 31, 2010, compared to $70.7 million for the quarter ended September 30, 2010, and $63.4 million for the quarter ended December 31, 2009, and we continued to achieve record financial results during the year ended December 31, 2010 and continued that trend into the first quarter of 2011. We performed a contemporaneous valuation of our Class B common stock as of December 31, 2010 and determined the estimated fair value of our Class B common stock to be $8.31 per share. Our BEV reflected a non-marketability discount of 12.8% based on a liquidity event expected to occur approximately over a year from the valuation date, which was considered to be reasonable based on facts and circumstances at that time. Using the actual rate of increases in our Class B common stock based on the common stock valuations performed, we estimated the increase in the fair value of our Class B common stock from December 31, 2010, the date of the last common stock valuation, through March 18, 2011, the grant date of the stock options, to be approximately $2.19, resulting in an estimated Class B common stock fair value of $10.50 as of March 18, 2011. Accordingly, the board of directors granted stock options with an exercise price of $10.50 per share.

October 18, 2011

In the second and third quarter of 2011, our business continued to grow and we experienced sequential revenue growth of $85.8 million for the quarter ended June 30, 2011, compared to $81.1 million for the quarter ended March 31, 2011, and $65.9 million for the quarter ended June 30, 2010. We continued to achieve record financial results during the nine months ended September 30, 2011. We performed a contemporaneous valuation of our Class B common stock as of October 18, 2011, and determined the fair value of our Class B common stock to be $15.75 per share. Our BEV reflected a non-marketability discount of 15.1% based on a liquidity event expected to occur within approximately two years. Estimating the time to liquidity was carefully considered as of October 18, 2011. We placed significant weight on the volatility of the U.S. stock market and the reduction in the number of initial public offerings during the third quarter of 2011. Accordingly, we extended the time to a liquidity event from the last common stock valuation date. We also considered the demand registration rights exercised by certain of our stockholders on August 25, 2011, as further discussed under the “Risk Factors” section. At the time of the common stock valuation, the board of directors and management did not, and continue to not, believe that an initial public offering is currently in the best interests of our company. We did, however, consider the possibility that complying with our obligations under the registration rights provisions of the Master Rights Agreement could result in our undertaking an initial public offering earlier than the two year estimated time to a liquidity event, although we believe this possibility was limited due to the uncertain market for initial public offerings during the late summer and fall of 2011 and our uncertainty over the underwriter’s views as to the timing of this offering. We further considered that if we were compelled to register our Class B common stock, our liquidity would not increase significantly as compared to prior to the consummation of this offering. After carefully weighing the above noted factors, we based our Class B common stock valuation on October 18, 2011 on an estimated time to liquidity of approximately two years, which represented the board of director’s and management’s best estimate of a liquidity event given our uncertainty as to whether this offering will be completed successfully. Based on all of these factors, our board of directors granted stock options with an exercise price of $15.75 per share.

December 8, 2011

During the second and third quarter of 2011, our business continued to grow and we experienced sequential revenue growth of $88.4 million for the quarter ended September 30, 2011 compared to $85.8 million for the quarter ended June 30, 2011, and $70.7 million for the quarter ended September 30, 2010. We continued to achieve record financial results during the nine months ended September 30, 2011.

Despite these record financial results, we expect that our net income, gross margins and operating margins will be adversely impacted by price compression, decreases in sales volume and increased investments in research and development, sales and marketing and capital expenditures in 2012 and beyond. As a result, we have updated our five-year forecast to take into account these factors. These forecasts were used for purposes of performing our common stock valuation as of December 8, 2011. We performed a contemporaneous valuation of our Class A and Class B common stock as of December 8, 2011, and determined the fair value of our Class A common stock to be $12.40 and our Class B common stock to be $13.05 per share. Our BEV reflected a non-marketability discount of 16.6% based on a liquidity event expected to occur within approximately 1.5 years. Estimating the time to liquidity was carefully considered as of December 8, 2011. We placed significant weight on the volatility of the U.S. stock market and the continuing reduction in the number of initial public offerings during the fourth quarter of 2011.

At the time of the common stock valuation, the board of directors and management did not, and continue not to, believe that an initial public offering is currently in the best interests of our company. We did, however, consider the continued uncertainty of the timing of this offering. We further considered that even if the registration of our Class B common stock were to be effective, our liquidity would not increase significantly as compared to prior to the consummation of this offering. After carefully weighing the above noted factors, we based our Class A and Class B common stock valuation on December 8, 2011 on an estimated time to liquidity of approximately 1.5 years, which represented the board of director’s and management’s best estimate of a liquidity event given our uncertainty as to whether this offering will be completed successfully.

March 14, 2012

We continued to experience sequential revenue growth which increased from $88.4 million for the quarter ended September 30, 2011 to $94.8 million for the quarter ended December 31, 2011. Our revenue declined to $91.0 million for the quarter ended March 31, 2012 from $94.8 million for the quarter ended December 31, 2011. Reduced operating spending levels in the first quarter of 2012 resulted in operating income of $11.8 million in the quarter ended March 31, 2012 as compared to $7.3 million in the quarter ended December 31, 2011. We continue to fully expect that price compression, decreases in sales volume and increased investments in research and development, sales and marketing and capital expenditures in 2012 will negatively impact our revenues, gross margins, operating margins and net income in 2012 and beyond. Our BEV reflected a non-marketability discount of 30.2% based on a liquidity event expected to occur within approximately 4 years. Estimating the time to liquidity was carefully considered by management and ultimately extended from approximately 1.5 years as of the December 8, 2011 valuation to approximately 4 years for purposes of performing the March 14, 2012 valuation. In extending the estimated time to liquidity, we considered not only the continued volatility of the U.S. stock market, but placed significant emphasis on our liquidity needs in the short and long term. In April 2012, we entered into a new $150 million senior secured credit facility, which management expects will meet our current liquidity needs through the maturity date of April 2017. Based on our current five-year forecast and other facts and circumstances, we anticipate that we would undertake a liquidity event in January 2016 to coincide with the maturity of the senior secured credit facility in April 2017.

Based on the above noted assumptions and factors, we performed a contemporaneous valuation of our Class A and Class B common stock as of March 14, 2012 and determined the fair value of our Class A common stock to be $7.94 and our Class B common stock to be $8.36. The board of directors considered whether there were any events or other factors to consider which would change the estimated fair value between the valuation date of March 14, 2012 and the grant date of March 21, 2012. Based on this valuation and the factors discussed above, our board of directors granted stock options using the common stock valuation as of March 14, 2012.

Income Taxes

As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating our actual current tax expenses and assessing temporary differences resulting from recognition of items for income tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheet. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and, to the extent we believe that recovery is not likely, establish a valuation allowance. To the extent we establish a valuation allowance or increase this allowance in a period, we must reflect this increase as an expense within the tax provision in our income statement.

Management’s judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. We continue to monitor the realizability of our deferred tax assets and adjust the valuation allowance accordingly.

At December 31, 2011, we had state and foreign net operating loss carryforwards of $1.4 million and $0.5 million, respectively, which will begin to expire in 2019 and 2015, respectively. As of December 31, 2011, we had $5.4 million of California research and development tax credits available for use in future tax periods which may be carried forward indefinitely. Management considered all available positive and negative evidence, including scheduled reversals of liabilities, projected future taxable income, tax planning strategies and recent financial performance, and determined that a valuation allowance of $5.1 million was appropriate as of December 31, 2011 for those deferred tax assets that are not expected to provide future tax benefits.

As of December 31, 2011 and June 30, 2012, the liability for income taxes associated with uncertain tax positions was $3.2 million and $3.7 million, respectively. The amount of unrecognized benefits which, if ultimately recognized, could favorably affect the tax rate in a future period was $2.6 million and $3.0 million as of December 31, 2011 and June 30, 2012, respectively. This amount is net of any federal and/or state benefits. It is reasonably possible that the amount of unrecognized tax benefits in various jurisdictions may change in the next 12 months due to the expiration of statutes of limitation or audit settlements. As of December 31, 2011, management estimates that the decrease in unrecognized tax benefits within the next 12 months will total approximately $0.3 million.

Interest and penalties related to unrecognized tax benefits are recognized in income tax expense. At December 31, 2011, we had accrued $0.3 million of interest and penalties (net of tax benefits of $0.1 million) related to uncertain tax positions.

We conduct business in multiple jurisdictions, and as a result, one or more of our subsidiaries files income tax returns in the U.S. federal, various state, local and foreign jurisdictions. We have concluded that we are no longer subject to U.S. federal, state and non-U.S. income tax examinations by taxing authorities prior to 2007.

JOBS Act

We qualify as an “emerging growth company” pursuant to the JOBS Act. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying companies.

As defined in the JOBS Act, a company whose initial public offering of common equity securities occurred after December 8, 2011 and whose annual gross revenues are less than $1.0 billion will, in general, qualify as an “emerging growth company” until the earliest of:

•	the last day of the fiscal year following the fifth anniversary of its initial public offering of common equity securities;

•	the last day of the fiscal year in which it has annual gross revenue of $1.0 billion or more;

•	the date on which it has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; and

•

the date on which it is deemed to be a “large accelerated filer,” which will occur at such time as the company (a) has an aggregate worldwide market value of common equity securities held by non-affiliates of $700 million or more as of the last business day of its most recently completed second fiscal quarter, (b) has been required to file annual and quarterly reports under the Securities Exchange Act of 1934 for a period of at least 12 months, and (c) has filed at least one annual report pursuant to the Securities Act of 1934.

Under this definition, we will be an “emerging growth company” upon completion of this offering and could remain an “emerging growth company” until as late as December 31, 2017.

Pursuant to Section 107(b) of the JOBS Act, as an “emerging growth company” we are electing to delay adoption of accounting pronouncements newly issued or revised after April 5, 2012 applicable to public companies until such pronouncements are made applicable to private companies. As a result, our financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies. Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act.

Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company”, we choose to rely on such exemptions we may not be required to, among other things, (1) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Sarbanex-Oxley Section 404(b), (2) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (3) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (4) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

Quantitative and Qualitative Disclosure about Market Risk

While we manufacture all of our products in the U.S., we have sales and distribution facilities within the U.S. and internationally. Accordingly, we are exposed to market risks in the ordinary course of our business, including the effect of foreign currency fluctuations, interest rate changes and inflation. Information relating to quantitative and qualitative disclosures about these market risks is set forth below.

Foreign currency exchange risk

A majority of our assets and liabilities are maintained in the U.S. in U.S. dollars, and a majority of our sales and expenditures are transacted in U.S. dollars. We transact business in various foreign currencies other than the U.S. dollar which exposes us to foreign currency risk. For the year ended December 31, 2011 and the six months ended June 30, 2012, we derived approximately 38% and 39%, respectively, of our revenue from international customers. We expect the percentage of revenue derived from outside the U.S. to increase in future periods as we continue to expand globally. These foreign currency revenues, when converted into U.S. dollars, can vary depending on average exchange rates during a respective period. In addition, we are exposed to foreign currency gains or losses on outstanding foreign currency denominated receivables and cash balances maintained in foreign banks. We hold a large proportion of our cash and cash equivalents in Euros and Australian dollars. As of June 30, 2012, we held approximately 79% of our cash and cash equivalents in Euros and Australian dollars. Realized and unrealized foreign currency gains or losses on these transactions are included in our statements of income or equity as a component of accumulated other comprehensive income (loss) as incurred. Certain of our foreign sales support subsidiaries transact in their respective country’s local currency, which is also their functional currency. As a result, expenses of these foreign subsidiaries when converted into U.S. dollars can vary depending on average monthly exchange rates during a respective period. Certain intercompany transactions may give rise to realized and unrealized foreign currency gains or losses. These foreign currency gains or losses are included in our statements of income as incurred.

The balance sheets of our foreign subsidiaries whose functional currency is not the U.S. dollar are translated into U.S. dollars at the rate of exchange at the balance sheet date and the statements of income and cash flows are translated into U.S. dollars using the average monthly exchange rate during the period. Any foreign exchange gain or loss as a result of translating the balance sheets of our foreign subsidiaries whose functional currency is not the U.S. dollar is included in equity as a component of accumulated other comprehensive income (loss).

Our primary foreign currency exchange rate exposures are with the Euro, the British pound and the Australian dollar against the U.S. dollar. Foreign currency exchange rates have experienced significant movements recently and may continue in the future. We currently do not enter into forward exchange contracts to hedge exposures denominated in foreign currencies and do not use derivative financial instruments for trading or speculative purposes. The effect of a 10% change in foreign currency exchange rates could have a material effect on our future operating results or cash flows, depending on which foreign currency exchange rates change and depending on the directional change (either a strengthening or weakening against the U.S. dollar). We expect ongoing weakness in the

Euro and to a lesser extent, the British pound and the Australian dollar, to exert significant negative pressure on our revenues and results of operations for the remainder of 2012 and beyond. As our foreign operations continue to grow, our exposure to foreign currency exchange rate risk may become more significant.

Inflation risk

Inflation and changing prices did not have a material effect on our financial condition or results of operations in 2010, 2011 or in the first half of 2012. However, because we are limited in our ability to raise prices as a result of our long-term GPO contracts, and because of our desire to maintain lower ASPs, increases in our raw materials, production and transportation costs may have a material adverse impact on our results of operations.

Interest rate risk

Our exposure to interest rate risk is primarily related to investments and fixed rate debt.

We maintain cash and cash equivalents, consisting of investments with original maturities of less than three months when acquired, with financial institutions in the U.S., Europe and Australia. Interest rate fluctuations did not have a material effect on our financial condition or results of operations in 2010, 2011 or in the first half of 2012.

As of June 30, 2012, we had $18.8 million of fixed-rate debt. In April 2012, we refinanced all of our existing debt into a senior secured term loan with a variable rate, except for a mortgage note payable with a principal balance of $18.8 million and a fixed rate of interest of 6.59% as of June 30, 2012. While changes in market interest rates may affect the fair value of our fixed-rate debt, we believe the effect, if any, of reasonably possible near-term changes in the fair value of such debt on our financial condition, results of operations or cash flows will not be material.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Secured Credit Facility

This summary highlights the principal terms of the $150 million senior secured credit facility, or the senior secured credit facility, we entered into with Applied Medical Resources Corporation and Applied Medical Distribution Corporation, two of our wholly-owned subsidiaries, as co-borrowers, or the borrowers, on April 17, 2012 and amended on September 19, 2012. The senior secured credit facility consists of (1) a $35 million revolving credit facility, or the revolving credit facility, (2) a $50 million term loan facility, or the term loan facility, and (3) a $65 million delayed draw term loan facility, or the delayed draw term loan facility. This summary does not purport to be complete and is qualified in its entirety by the provisions of the final and executed documentation of the senior secured credit facility, a copy of which is filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part.

Use of Proceeds

The proceeds from the term loan facility were used to refinance substantially all of the borrowers’ existing indebtedness (with the exception of one real estate loan). Borrowings under the revolving credit facility will be available for working capital needs and general corporate purposes, including the issuance of up to $15 million of letters of credit. Delayed draw term loans are available for the financing of equipment and real property purchases and related capital expenditures and, subject to certain conditions, future potential share repurchases.

Interest and Fees

The interest rates per annum applicable to loans under the senior secured credit facility are equal to the sum of (1) the applicable margin (determined on the basis of the borrowers’ compliance with certain debt to EBITDA ratios) plus, (2) at the borrowers’ option, either LIBOR or the Alternate Base Rate (in each case, as such terms are customarily defined in credit facilities of the same type). In addition, the borrowers are required to pay (1) commitment fees to the lenders under each of the revolving credit facility and delayed draw term loan facility in respect of unused commitments, (2) letter of credit fees to the lenders under the revolving credit facility in respect of outstanding letters of credit, and (3) certain other fees and expenses to the arranger and agents for providing the senior secured credit facility.

Guarantees and Collateral

The borrowers’ obligations under the senior secured credit facility are guaranteed by Applied Medical Corporation and by all existing and future domestic subsidiaries. All obligations under the senior secured credit facility and under any guaranty thereof are required to be secured by a first priority security interest on (1) all of the capital stock or other equity interests of the borrowers and each of their direct and indirect subsidiaries (limited, in the case of certain foreign subsidiaries, to a pledge of 66% of its equity interests) and (2) all other existing and future assets and properties of the Borrowers and their subsidiaries (excluding certain foreign subsidiaries and certain real property located in Irvine, California).

Prepayments

Voluntary prepayments of loans under the senior secured credit facility are permitted in whole or in part, at any time and without penalty, subject to certain conditions.

Maturity and Amortization

The senior secured credit facility will terminate and all amounts outstanding under the Senior secured credit facility will be due and payable in April 2017. The term loan facility amortizes each year in quarterly installments with a balloon payment due at maturity. The delayed draw term loan facility requires interest payments only for a period of six months subsequent to any loan advance, and after that period will amortize over a period between seven and fifteen years, based on the use of proceeds from the loan, with a balloon payment due at maturity.

Covenants and Other

The senior secured credit facility contains usual and customary covenants, including, without limitation:

•	delivery of financial statements, compliance certificates and notices of default, material litigation and material governmental and environmental proceedings;

•	compliance with laws and material contractual obligations;

•	payment of taxes;

•	maintenance of insurance;

•	limitation on liens, mergers, sales of assets and incurrence of debt;

•	limitation on dividends, stock redemptions and the redemption and/or prepayment of certain other debt;

•	limitation on investments, acquisitions, and capital expenditures;

•	limitations on fundamental changes and asset dispositions;

•	limitations on transactions with affiliates; and

•	limitations on activities of Applied.

In addition, the senior secured credit facility contains usual and customary negative and financial covenants, including, without limitation, a minimum fixed charge coverage ratio and a maximum total debt to EBITDA ratio.

The senior secured credit facility contains usual and customary representations and warranties and events of default for credit facilities of the same type.

BUSINESS

Applied develops, manufactures and markets medical devices for general, colorectal, bariatric, vascular, gynecological, urological and pediatric surgical procedures. We generate revenue by delivering surgical devices that reduce the invasiveness of open procedures and minimize the likelihood of trauma and wound-site infections during these procedures.

Our Mission

Our mission is to improve clinical outcomes and enhance the choices available to end users while increasing the availability and affordability of healthcare in general. Our approach enables surgeons to deliver improved clinical outcomes while helping hospitals reduce the cost of care. We reduce the overall cost of the product and the procedure while delivering what we believe to be superior quality products, based on the results of numerous clinical studies, a large portion of which were conducted by independent researchers. We also strive to prevent cost increases, even when we introduce new generations of products, enhancements or additional benefits to our products.

Some of the key benefits we offer our customers include:

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Innovation. We have a long history of investing significant portions of our revenues in research and development. As of June 30, 2012, we have compiled a portfolio of 370 issued and 261 pending patents in the U.S., Europe, Japan, Australia and Canada. We respect other parties’ intellectual property and resolutely defend ours from infringers.

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Lower Cost. We strive to reduce the cost of surgical procedures and related supplies. We spend approximately half of our research and development budget on developing reliable processes and automation for manufacturing our products.

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Choices. We are reluctant to eliminate a product choice or an option for the hospital or surgeon. Although we discontinue some older products from time to time, our process for phasing out products is elaborate and takes into consideration our customers’ needs.

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Exceptional Service. We have dedicated considerable time, capital and resources to serve our customers, from training to servicing clinical teams. For example, we have devoted resources toward educating physicians about hand-access laparoscopy to encourage the technique’s use in urology and general surgery. We have also foregone opportunities for faster growth in order to dedicate time and effort towards updating our customers on the latest innovations and improvements.

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Commitment to Science. We conduct basic scientific research in order to foster our product development. For example, our scientists have enhanced processes for incorporating titanium, gel and other materials into our products.

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Commitment to Independent and Credible Research. We encourage independent clinical research by providing our products and sharing our knowledge regarding treatment protocols with researchers in order to foster better science, research design and implementation, as well as credible and accurate conclusions.

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Commitment to Quality and Regulatory Compliance. We continue to strive towards unequivocal compliance with regulatory requirements, including quality system regulations and related policies and procedures.

While many of our competitors aspire to provide one or more of these benefits, we are committed to delivering all of them. This means that we strive to offer an improved product or outcome at a lower cost. We tend to price and sell our products at levels significantly below the prevailing average selling price, or ASP, in the marketplace. Although this approach may not be new in many markets, we believe it differentiates us in the medical device arena. We have remained committed to this approach throughout our 24 years. Our approach has tended to reduce ASPs and, to a great extent, meaningfully shrink the size, based on revenue, of the available markets which we target. We believe that this approach is an efficient way of breaking into some highly contested and often foreclosed market segments. In a third-party report entitled The U.S. Market for Laparoscopic Devices, iDATA recognized that we have been successful in our pricing strategy, putting us in the second-leading position after Ethicon in terms of market share of disposable trocars, on a market revenue basis.

Applied Medical Corporation was incorporated in Delaware in February 2010 to become the holding company for Applied Medical Resources Corporation, which was founded in California in 1987.

How We Generate Revenue

The majority of our revenues come from selling medical devices for surgical procedures to hospitals and out-patient surgical centers for use by surgeons in the operating room. Although we have had portions of our revenues associated with royalties in prior years, today a small and decreasing portion of our revenues comes from collecting royalties from licensed technologies, mainly to our competitors. We expect royalty and licensing revenues to be largely eliminated due to the expiration of our principal outbound technology license agreement in January 2012.

Despite the fact that we often offer advanced products, improvements and upgrades on a frequent basis, we do not pursue premium pricing for such enhancements. To the contrary, we offer our improved products at prices significantly below the ASPs prevalent in the marketplace. We have products that have not seen a price increase in a decade, and many have seen prices reduced, despite the absence of competitive price pressures. However, we maintain our margins through automation of our manufacturing practices and increased volume of our unit shipments.

Our Target Markets

The laparoscopy market consists of products that enable the surgeon to access certain anatomies without the need for an open incision. Instead, devices called trocars are used to facilitate the introduction of a carbon dioxide gas, a scope attached to a camera for visualization, and instruments for conducting the therapeutic procedure. The advantages of this less-invasive approach are well-established and documented. Still, not every open procedure is suitable for laparoscopy. We supply many products used in laparoscopy, including trocars for access, instruments for grasping or cutting, tissue bags for removing specimens and devices for clipping or closing ducts and blood vessels. The great majority of our laparoscopic devices are single-use devices, although some customers choose to reprocess and reuse these devices. We have not supported the practice of reprocessing our devices, as we feel doing so exposes patients to additional risks.

Not all laparoscopic procedures are done solely through trocars or without an incision. In some procedures, surgeons choose to use a hand-assisted approach, where a small incision is made to accommodate the introduction of a hand access device that maintains the carbon dioxide gas within the abdomen while allowing the surgeon to introduce a hand into the abdominal cavity. The advantages of such an approach have been studied, documented and published in peer-reviewed clinical papers. Applied’s trade name for its product in the hand-access market is GelPort® laparoscopic system.

A third and emerging technique is known by many names, including “scar-less” and “single access” technique. Here, one device replaces three, four or five trocars, and accommodates access of scopes and instruments through a single incision hidden underneath the navel. Applied’s trade name for its product in the single-access market is GelPOINT® advanced access system.

Our Product Markets

Our products span the scope of surgical procedures, from general to cardiac. However, we categorize our products in terms of whether or not the market for the device is developed.

Developed Product Markets. In developed product markets, most of the potential procedures are already using our devices or a similar device of one of our competitors, and the challenge is to grow our market share. Developed product markets usually involve an entrenched competitor or competitors, established relations with customers, contracts that extend over a number of years and a variety of entry barriers. Other factors can require considerable time and perseverance to change, including overcoming existing customer preferences, the size and efficiencies of existing sales and distribution channels, manufacturing volumes and learning curves associated with new products.

Developing Product Markets. In developing product markets, the great majority of potential procedures are not using our new modality, technology or devices, or similar products of a competitor. In many situations, we may be the only company advocating the new approach or technology and there are many situations where the competition is non-existent, lagging in development, or adopting a wait-and-see attitude. Developing product markets have some distinct and, sometimes, decisive competitive advantages and disadvantages.

One advantage is being first to the market, setting the standard, training the surgeons and residents on the new approaches, building a track record of innovation and support, and establishing volumes necessary to support additional research and development and investments in training and support. Some companies prefer to avoid the risk and expense and go for being the second entrant, learning from mistakes and taking advantage of a relatively developed market and base. Another advantage is the opportunity for early recognition of needs and solutions, two key requirements for inventing and patenting valuable intellectual property.

One of the largest disadvantages and risks of market development is the investment in time and capital required to advocate, train and support a new clinical modality, technology or capabilities. The effort to develop new markets carries a much higher risk of missing the mark, taking much longer to succeed or simply not succeeding.

The unpredictable nature of developing markets is counterbalanced by the relative predictability of products in established and developed product markets. Our portfolio of products in the developed product market gives us the opportunity to support advancements in clinical modalities and technologies. By considering such opportunities, we also reduce our exposure to the market powers of our competitors who dominate many of the medical device segments. Our customers usually recognize and appreciate the commitment we have for advancing the clinical and technical states of the art.

Often within developed markets, we encounter a new technology or advancement that requires us to treat that portion of the market as a developing sub-segment. For example, among developed markets, our largest presence is in laparoscopy, and especially as that modality applies to general surgery, colorectal and bariatric procedures. In this segment, we sell trocars, instruments and access devices. Some of our trocars and access devices, however, employ new technologies requiring extensive investments in research and development, manufacturing methods and processes, training and education, both internally and externally.

Our Products

We are a leader in advanced surgical access devices for minimally invasive and traditional surgery.

Surgical Access Products

We introduced the first universal seal trocar over 20 years ago. A trocar is an access port introduced into the patient’s abdomen in laparoscopic surgery, also known as “keyhole surgery,” which is a minimally invasive surgical technique performed in the abdomen through small incisions less than two centimeters, as opposed to open surgery using much larger incisions. We supply many products used in laparoscopy, including trocars for access, instruments for grasping or cutting, tissue bags for removing specimens, and devices for clipping or closing ducts and blood vessels.

Trocars are used in most laparoscopic procedures. Our trocars are packaged in a variety of configurations both standard and custom packaged to meet customers’ needs. Our Kii® abdominal access system combines our Universal seal technology with our advanced optical Separator® obturators and an enhanced cannula. The obturator is a stylus that is used to create a channel through tissue to provide access to the abdomen. The seal housing and cannula create a channel to allow for the introduction and exchange of instruments while preserving a carbon dioxide pressurized surgical environment in the abdomen. Kii® also comes equipped with advanced fixation, where the fixation balloon maintains superior cannula retention, reducing tissue trauma and reducing unintentional displacement of the trocar. Our extensive offering of trocar products includes a number of generational improvements that augment, often without obsolescing, our earlier offerings.

Our Separator® obturator, with its unique Sequential Helix™ technology, enables non-bladed access with minimal tissue injury and placement of trocars without the use of any cutting elements within the obturator. This approach significantly reduces abdominal wall and vessel trauma, while keeping muscle fibers uncut and allowing separated tissue to rejoin upon removal of the cannula.

We have also pioneered and introduced a new technology for the most critical entry of the abdomen, the first one. Upon immediate penetration of the peritoneum, the membrane that forms the lining of the abdominal cavity, our Kii® Fios® first-entry creates a space for the tip of the obturator. Under direct visualization of individual tissue layers during insertion, insufflation of the abdominal cavity with carbon dioxide gas can be rapidly achieved with only a 3 mm intrusion into the peritoneal cavity. This technology has the potential to significantly reduce the risk of injuries while establishing secure, controlled surgical environment for laparoscopic procedures.

For single incision surgery, our GelPOINT® access platforms enable minimally invasive surgery through a single access point by providing a flexible, air-tight fulcrum to facilitate triangulation of standard instrumentation. By offering an increased range of motion and significant retraction and exposure, the GelPOINT® platforms provide enhanced versatility and access for a wide range of abdominal and transanal procedures.

Our GelPort® laparoscopic system combines the speed and precision of open surgery with the clinical outcomes and patient benefits of minimally invasive surgery. The GelPort® system allows surgeons to rapidly alternate between a hand access, straight laparoscopic and open surgical technique to improve procedural efficiency and clinical outcomes.

For advanced access in traditional surgical procedures, our Alexis® wound protector/retractor provides 360 degrees of circumferential retraction with minimal tissue injury, while significantly decreasing wound infection and maintaining moisture at the incision site. The self-retaining design of the Alexis® wound protector/retractor effectively holds the incision site open, allowing the surgeon to easily access the operative field and enhance surgical assistance.

Surgical Instruments

Our instrument products complement our trocar products and include our Epix® instruments and Inzii® retrieval systems. Our Epix® universal laparoscopic clip applier is a technologically advanced blood vessel clamping, or occlusion, system which places a large format occlusion clip, traditionally placed with instruments 10 mm in diameter, with an instrument that is only 5 mm in diameter. The Epix® clip applier also utilizes a more substantial clip to provide strength and security upon placement. Similarly, the Epix® 5 mm scissors combine precision and strength through unique dual-edge blades that allow the surgeon to transect a broad range of tissue. The high grade stainless steel blades sustain sharpness, even over extensive use. Our Epix® laparoscopic grasper is designed to grasp the patient tissue while reducing the force on the tissue.

Our Epix® laparoscopic dissector contains a stainless steel curve jaw that allows visualization of the jaw tip. The teeth provide traction to engage tissue for the purpose of dissection and manipulation. The angled shaft allows for a triangulated view of the jaw and precise placement in the therapeutic field. Our Inzii® universal retrieval system is specifically designed to perform with our Kii® 5 mm and larger trocars. This system combined with our Epix® instruments provides a total 5 mm solution to many laparoscopic procedures.

Our Stealth® occlusion products are used in vascular surgical procedures to provide superior traction and reduced occlusion force with minimal tissue injury through a variety of low-profile clamp, insert and clip configurations.

The Applied Brand

We strongly believe in building and defending the Applied brand. Our brand is our reputation – it must be demonstrated and defended through consistent and faithful adherence to our promises to our customers.

Our brand is the sum total of all experiences, from how we manufacture and maintain quality, to how we price, ship, service, educate and participate in the community. Each Applied team member is an integral and important part of our brand, which ties our culture to everything else that we do. As a result, we place high emphasis on our recruiting practices, education, development of careers and rotation programs.

To help solidify the Applied brand, we frequently rely on an objective, education-based approach to promoting our products through our team of clinical development professionals. The mission of this team is to educate users, mainly surgeons, and their organizations on the advantages and limitations of any approach or device – and to avoid commercialization efforts that aim at simply selling the highest volume of products to healthcare providers and their patients. Our aim is to live up to the promises of our business model and brand.

Culture and Team Members

We consider our culture and team members to be one of our greatest strengths. Culture and team membership translate into grass root efficiencies for Applied. We are fortunate to have what we believe to be an exceptional group of team members, inclined to excel, and desirous of making a difference in their respective fields, improving healthcare and making it more available and cost effective.

For the casual observer, Applied appears to be a company prolific and adept in developing technologies and products. However, the Applied team will point out that we develop none of these things; instead, we develop team members who, in turn, develop technologies, products and market share, effectively, efficiently and prolifically.

Our culture is an almost equal mix of cultivation — the commitment to teach and mentor — and competency — the determination and skill of achieving results. Our workplace is also a place of continuing education. Those we invite to join the team are inclined to excel and, if they fit the Applied culture, together we can find them the position most conducive to their success. We look for mettle, drive, intellectual prowess, heart and curiosity, in that order, and with lesser concern for education, experience or expertise — those latter three can be supplied along the way; the first five have to be there already.

As of June 30, 2012, we had approximately 2,500 team members worldwide. We continue to add team members while keeping an eye on the impact to the overall culture.

Distribution

We distribute our products through direct and indirect channels of distribution. We have developed direct distribution channels in the U.S., select European countries and Australia. In other countries, we rely on independent distributors who understand our mission and the promise of our brand. We do not have a presence in many emerging markets, including China and India, and no current plans to address those markets. For fiscal years 2010 and 2011, approximately 65% and 62% respectively, of our revenues were attributable to sales in the U.S. Certain of our third-party distributors have recently sought to increase the prices and related fees that they charge us to distribute our products to our customers. One key distributor, Owens & Minor, terminated a distribution agreement with us, effective June 30, 2012, after we refused the distributor’s attempt to unilaterally increase service fees. This distributor accounted for approximately 13% and 9.5% of our total revenues in 2011 and during the six months ended June 30, 2012, respectively. We are taking steps to enhance our own direct distribution capabilities to deliver our products, including the construction or acquisition of storage and distribution facilities in geographic areas outside of Southern California. In April 2012, we entered into a lease for a warehouse and distribution facility in New York and began shipping product from this facility in June 2012.

Our distribution channels tend to be stratified, with different teams responsible for different contact points, phases of the selling process and functions. We have teams that address the initial administrative contacts, clinical contacts, clinical evaluations and continued services. We also have a global division dedicated to education, be it the education of our sales forces, Clinical Development and Research and Development teams, or the training of clinical personnel in regards to new procedures, technologies or devices.

We spend considerable time, effort and money on training and qualifying our team members. For example, we conduct a comprehensive sales training program. We also run numerous surgeon training sessions around the U.S. and outside the U.S., and train hundreds of surgeons to use our products every year.

We sell our full product portfolio in many international markets, concentrating our direct distribution operations in the Netherlands, the United Kingdom, France, Germany, Austria, Switzerland, Spain, Italy, and Australia. Our international indirect distribution system consists of approximately 70 distributors that sell our products in approximately 65 countries in Europe, Asia and the South Pacific, Central and South America and the Middle East. Our international distributors purchase products directly from us for resale to their local customers. As part of our strategy to grow internationally, we have selectively converted from distributors to direct sales representation in certain countries, as we did in Australia in 2004. As our penetration of these markets has increased, so has our hiring, training and development in these markets.

Research and Development

Our research and development efforts are an important part of our commitment to innovate. Our innovation objectives include:

•	Enhanced clinical outcomes;

•	Exceptional quality and consistency of products;

•	Highly predictable, repeatable and reliable processes;

•	The fastest ability to respond to market changes, customer demands and needs, emergency situations in the marketplace, and the ability to keep our supply lines short and responsive;

•

The most versatile automation abilities, structure and systems in order to automate without lengthening the development process or reducing flexibility to change the product upon receipt of validated input from the marketplace;

•	The most responsive development process for tooling up, modifying or expanding tooling capacity; and

•	The lowest manufacturing costs possible, within the confines of meeting all the above requirements, and in ways that enable us to deliver the superior value promised by our brand.

These extensive and demanding requirements have also required us to commit a high percentage of our revenues to our research and development efforts. For fiscal years 2010 and 2011 and the six months ended June 30, 2012, we spent approximately $38.3 million, $48.3 million and $29.8 million, respectively, on research and development, which represented approximately 13%, 14% and 16%, respectively, of our revenues for such periods.

Manufacturing

We are a vertically integrated manufacturer, producing almost all our devices in-house. The great majority of our products start out as high quality, medical grade polymers, or medical grade stainless steel, and exit our facilities as fully manufactured and packaged medical devices.

As a result, we have a short supply line between our raw materials and finished goods which gives us greater control over our product quality.

The downside of this approach is the intensity of our capital expenditures and the requirements for facilities, power, and equipment. This approach also requires the high levels of long-term planning and the ability to predict future needs. Many of our processes are unique to us, and many preparations for additional capacities have to start two to three years ahead of the evolving needs.

We use a diverse and broad range of raw materials in the manufacturing of our products. We purchase all of our raw materials and select items, such as packaging, from external suppliers. In addition, we purchase some supplies from single sources for reasons of proprietary know-how, quality assurance, sole source availability, or due to regulatory qualification requirements. We work closely with our suppliers to ensure continuity of supply while maintaining high quality and reliability. To date, we have not experienced any significant difficulty locating and obtaining the materials necessary to fulfill our production requirements.

Clinical Development

We believe in delivering high quality, innovative and FDA compliant products that also encompass value and service to our customers. Our clinical development efforts focus on spreading reliable, supportable clinical testimonials, research, papers, and experiences to the users. We focus on increasing the awareness of the marketplace regarding Applied, its way of doing business and its innovative products. Customers recognize us for not just our innovations, products and prices, but also for our brand and our dedication to it and them.

Competition

In the medical devices market, we face intense competition from companies with dominant market positions such as Ethicon Endo-Surgery, a division of Johnson & Johnson, and Covidien,

among others. These competitors have significantly greater financial, technical, marketing and other resources than we have and may be better able to:

•	respond to new technologies or technical standards;

•	react to changing customer requirements and expectations;

•	acquire other companies to gain new technologies or products that may displace our product lines;

•	manufacture, market and sell products;

•	devote resources to the development, production, promotion, support and sale of products; and

•	deliver a broad range of competitive products at lower prices.

Hospitals, GPOs, IHNs, and IDNs make contracting and purchasing decisions based on their desire to secure a broad array of surgical supplies, many of which are unique to our principal competitors. Our principal competitors are able to leverage their broader product portfolios and dominant market positions in some segments by, for example, bundling their products into specially priced packages that create strong financial incentives for their customers to purchase their products. These practices may negate savings customers would gain from buying select products from Applied and may deter such customers from buying Applied’s products. We expect competition in the markets in which we participate to continue to increase as existing competitors improve or expand their product offerings.

Intellectual Property

We rely on a combination of patent, trademark and trade secret laws in the U.S. and other jurisdictions to protect our proprietary technology and our brand. We also rely on confidentiality procedures and agreements, and contractual provisions to achieve the same. We do not pursue patent protection where the possibility for meaningful enforcement is limited.

Applied Medical is a registered trademark in the U.S. and several other countries. Other registered trademarks include: Separator® access system, Universal® seal, GelPort, GelPOINT, Alexis, Fios, Kii, Epix, Inzii, Stealth and the Applied Medical logo.

Circumstances outside our control could pose a threat to our intellectual property. For example, effective intellectual property protection may not be available in every country in which our products are distributed. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights is costly and time consuming. Any increase in unauthorized use of our intellectual property could make it more expensive to do business and harm our operating results.

Companies in the medical device arena own large numbers of patents, copyrights and trademarks, and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. Because we invest significant portions of our revenues in research and development, and because we have been inventive and effective, we have compiled a portfolio of 370 issued and 261 pending patents in the U.S., Europe, Japan, Australia and Canada as of June 30, 2012. We spend a sizeable amount every year to defend our intellectual property. As we expand our offerings into existing and new segments, the possibility of increased intellectual property conflicts and confrontations will grow. Our efforts may not always stop a third-party, and our technologies may not always withstand any third-party claims or rights against their use.

Government Regulation

FDA Approval Requirements

Unless an exemption applies, each medical device that we wish to market in the U.S. must receive 510(k) clearance. The FDA’s 510(k) clearance process usually takes from four to twelve months, but it can last longer. We cannot be sure that 510(k) clearance will ever be obtained for any product we propose to market.

The FDA decides whether a device must undergo either the 510(k) clearance or PMA approval process based upon statutory criteria. These criteria include the level of risk that the agency perceives is associated with the device and a determination whether the product is a type of device that is similar to devices that are already legally marketed. Devices deemed to pose relatively less risk are placed in either Class I or II, which requires the manufacturer to submit a PMN requesting 510(k) clearance, unless an exemption applies. The premarket notification must demonstrate that the proposed device is “substantially equivalent” in intended use and in safety and effectiveness to a legally marketed predicate device, which is a pre-existing medical device to which equivalence can be drawn, that is either in Class I, Class II, or is a Class III device that was in commercial distribution before May 28, 1976, for which the FDA has not yet called for submission of a PMA application.

Class I devices are those for which safety and effectiveness can be assured by adherence to the FDA’s general regulatory controls for medical devices, or the General Controls, which include compliance with the applicable portions of the FDA’s quality system regulations, facility registration and product listing, reporting of adverse medical events, and appropriate, truthful and non-misleading labeling, advertising, and promotional materials. Some Class I devices also require premarket clearance by the FDA through the 510(k) premarket notification process described below. A small number of our products are Class I devices.

Class II devices are subject to the FDA’s General Controls, and any other special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. Premarket review and clearance by the FDA for Class II devices is accomplished through the 510(k) premarket notification procedure. Pursuant to the Medical Device User Fee and Modernization Act of 2002, or MDUFMA, as of October 2002 unless a specific exemption applies, 510(k) premarket notification submissions are subject to user fees. Certain Class II devices are exempt from this premarket review process. A majority of our products, encompassing all of our significant product lines, are Class II devices.

Class III devices are those devices which have a new intended use, or use advanced technology that is not substantially equivalent to that of a legally marketed device. The safety and effectiveness of Class III devices cannot be assured solely by the General Controls and the other requirements described above. These devices almost always require formal clinical studies to demonstrate safety and effectiveness and must be approved through the premarket approval process described below. Premarket approval applications (and supplemental premarket approval applications) are subject to significantly higher user fees under MDUFMA than are 510(k) premarket notifications. None of our products are Class III devices.

After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or could require a PMA approval. The FDA requires each manufacturer to make this determination in the first instance, but the FDA can review any decision. If the FDA disagrees with a manufacturer’s decision not to seek a new 510(k) clearance, the agency may retroactively require the manufacturer to seek 510(k) clearance or PMA approval. The FDA also can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or PMA approval is obtained. We have modified some of our 510(k) cleared devices, but have determined that, in our view, based on FDA guidance as to when to submit a 510(k) notification for changes to a cleared device, new 510(k) clearances or PMA approvals are not required. We cannot assure you that the FDA would agree with any of our decisions not to seek 510(k) clearance or PMA approval. If the FDA requires us to seek 510(k) clearance or PMA approval for any modification, we also may be required to cease marketing and/or recall the modified device until we obtain a new 510(k) clearance or PMA approval.

A clinical trial may be required in support of a 510(k) submission. These trials generally require an Investigational Device Exemption, or IDE, application approved in advance by the FDA for a specified number of patients, unless the product is deemed a nonsignificant risk device eligible for more abbreviated IDE requirements. The IDE application must be supported by appropriate data, such as animal and laboratory testing results. Clinical trials may begin if the IDE application is approved by the FDA and the appropriate institutional review boards at the clinical trial sites.

Pervasive and Continuing FDA Regulation

A host of regulatory requirements apply to our marketed devices, including the quality system regulation (which requires manufacturers to follow elaborate design, testing, control, documentation and other quality assurance procedures), the MDR regulations (which require that manufacturers report to the FDA specified types of adverse events involving their products), labeling regulations, and the FDA’s general prohibition against promoting products for unapproved or “off-label” uses. Class II devices also can have special controls such as performance standards, postmarket surveillance, patient registries and FDA guidelines that do not apply to class I devices. Unanticipated changes in existing regulatory requirements or adoption of new requirements could hurt our business, financial condition and results of operations.

We are subject to inspection and market surveillance by the FDA to determine compliance with regulatory requirements. If the FDA finds that we have failed to comply, the agency can institute a wide variety of enforcement actions, ranging from a public warning letter to more severe sanctions such as:

•	fines, injunctions and civil penalties;

•	recall, detention or seizure of our products;

•	the issuance of public notices or warnings;

•	operating restrictions, partial suspension or total shutdown of production;

•	refusing our requests for 510(k) clearance of new products;

•	withdrawing 510(k) clearance already granted; and

•	criminal prosecution.

The FDA also has the authority to request repair, replacement or refund of the cost of any medical device manufactured or distributed by us. Our failure to comply with applicable requirements could lead to an enforcement action that may have an adverse effect on our financial condition and results of operations.

Health Care Fraud and Abuse

In the United States, there are federal and state anti-kickback laws that generally prohibit the payment or receipt of kickbacks, bribes or other remuneration in exchange for the referral of patients or other health-related business. For example, the Federal Health Care Programs’ Anti-Kickback Law (42 U.S.C. § 1320a-7b(b)) prohibits anyone from, among other things, knowingly and willfully offering, paying, soliciting or receiving any bribe, kickback or other remuneration intended to induce the referral of patients for, or the purchase, order or recommendation of, health care products and services reimbursed by a federal health care program (including Medicare and Medicaid). Recognizing that the federal anti-kickback law is broad and potentially applicable to many commonplace arrangements, the Office of Inspector General within the Department of Health and Human Services, or OIG, has issued regulations, known as the safe harbors, which identify permissible practices. If all of the requirements of an applicable safe harbor are met, an arrangement will not be prosecuted under this law. Safe harbors exist for a number of arrangements relevant to our business, including, among other things, payments to bona fide employees, certain discount arrangements, and certain payment arrangements involving GPOs. The failure of an arrangement to fit precisely within one or more safe harbors does not necessarily mean that it is illegal. However, conduct that does not fully satisfy each requirement of an applicable safe harbor may result in increased scrutiny by government enforcement authorities, such as the OIG or the Department of Justice. Violations of this federal law can result in significant penalties, including imprisonment, monetary fines and assessments, and exclusion from Medicare, Medicaid and other federal health care programs. Exclusion of a manufacturer would preclude any federal health care program from paying for its products. In addition to the federal anti-kickback law, many states have their own kickback laws. Often, these state laws closely follow the language of the federal law. Some state anti-kickback laws apply regardless of whether federal health care program payment is involved. Federal and state anti-kickback laws may affect our sales, marketing and promotional activities, educational programs, pricing and discount practices and policies, and relationship with health care providers by limiting the kinds of arrangements we may have with hospitals, GPOs and others in a position to purchase or recommend our products.

Federal and state false claims laws prohibit anyone from presenting, or causing to be presented, claims for payment to third-party payors that are false or fraudulent. For example, the federal Civil False Claims Act (31 U.S.C. § 3729 et seq.) imposes liability on any person or entity who, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment by a federal health care program (including Medicaid and Medicare). Manufacturers, like us, can be held liable under false claims laws, even if they do not submit claims to the government, where they are found to have caused submission of false claims by, among other things, providing incorrect coding or billing advice about their products to customers that file claims, or by engaging in kickback arrangements with customers that file claims. A number of states also have false claims laws, and some of these laws may apply to claims for items or services reimbursed under Medicaid and/or commercial insurance. Sanctions under these federal and state laws may include civil monetary penalties, exclusion of a manufacturer’s products from reimbursement under government programs, and imprisonment.

The Health Insurance Portability and Accountability Act of 1996, or HIPAA, created two new federal crimes: health care fraud and false statements related to healthcare matters. The health care fraud statute prohibits knowingly and willingly executing a scheme to defraud any health care benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from government sponsored programs. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for health care benefits, items or services. A violation of this statute is a felony and may result in fines or imprisonment.

Due to the breadth of some of these laws, it is possible that some of our current or future practices might be challenged under one or more of these laws. In addition, there can be no assurance that we would not be required to alter one or more of our practices to be in compliance with these laws. Evolving interpretations of current laws or the adoption of new federal or state laws or regulations could adversely affect many of the arrangements we have with customers and physicians. Our risk of being found in violation of these laws is increased by the fact that some of these laws are open to a variety of interpretations. If our past or present operations are found to be in violation of any of these laws, we could be subject to civil and criminal penalties, which could hurt our business, results of operations and financial condition.

Foreign Regulation

Many foreign countries in which we market or may market our products have regulatory bodies and restrictions similar to those of the FDA. International sales are subject to foreign government regulation, the requirements of which vary substantially from country to country. The time required to obtain approval by a foreign country may be longer or shorter than that required for FDA approval and the requirements may differ. Companies are now required to obtain a CE Mark, which shows conformance with the requirements of applicable European Conformity directives, prior to sale of some medical devices within the European Union. During this process, the sponsor must demonstrate compliance with the International Organization for Standardization’s manufacturing and quality requirements. We have CE Marking on all our products that require such markings.

Third-Party Reimbursement

Health care providers, including hospitals, that purchase our products generally rely on third-party payors, including the Medicare and Medicaid programs, and private payors, such as indemnity insurers and managed care plans, to cover and reimburse all or part of the cost of the products and the procedures in which they are used. As a result, demand for our products is dependent in part on the coverage and reimbursement policies of these payors.

CMS, the federal agency responsible for administering the Medicare program, along with its contractors, establishes coverage and reimbursement policies for the Medicare program. In addition, private payors often follow the coverage and reimbursement policies of Medicare. We cannot assure you that government or private third-party payors will cover and reimburse the procedures using our products in whole or in part in the future or that payment rates will be adequate.

In general, Medicare will cover a medical product or procedure when the product or procedure is reasonable and necessary for the diagnosis or treatment of an illness or injury, or to improve the functioning of a malformed body part. Even if the medical product or procedure is considered medically necessary and coverage is available, Medicare may place restrictions on the circumstances where it provides coverage.

Our success in non-U.S. markets depends largely upon the availability of coverage and reimbursement from the third-party payors through which health care providers are paid in those markets. Health care payment systems in non-U.S. markets vary significantly by country, and include single-payor, government managed systems as well as systems in which private payors and government-managed systems exist side-by-side. Our ability to achieve market acceptance or significant sales volume in international markets will be dependent in large part on the availability of reimbursement for procedures performed using our products under health care payment systems in such markets. There can be no assurance that reimbursement for our products, or the procedures in which our products are used, will be obtained or that such reimbursement will be adequate.

Other U.S. Regulation

We must also comply with numerous federal, state and local laws relating to matters such as environmental protection, safe working conditions, manufacturing practices, fire hazard control and, among other things, the generation, handling, transportation and disposal of hazardous substances.

Legal Proceedings

On July 19, 2006, Tyco Healthcare Group LP, or Tyco, sued Applied in the U.S. District Court for the Eastern District of Texas alleging certain of our trocar products infringed patents owned by Tyco. In October 2009, the lawsuit was expanded to include U.S. Surgical Corp., or U.S. Surgical, as an additional plaintiff and to include certain additional trocar products of Applied. Tyco and U.S. Surgical sought monetary damages and injunctive relief. We asserted defenses of non-infringement and invalidity of the patent claims asserted by Tyco and U.S. Surgical. The matter was divided into two phases, the first involving products no longer manufactured by us and the second involving products currently manufactured by us. In March 2010, following trial in the first phase, a jury returned a verdict invalidating two claims of one of the asserted patents and finding we infringed one claim of another asserted patent. The jury awarded damages of $4.8 million against us. In September 2011, in the second phase of the case, the Court issued a summary judgment that asserted claims of two of the patents were invalid; the Court also allowed claims of two other patents to proceed to trial. In October 2011, a jury returned a verdict of non-infringement and invalidity on all asserted patent claims. The Court has not yet issued a final judgment and may not do so until sometime later in 2012. We intend to appeal the infringement verdict of the first phase to the U.S. Court of Appeals for the Federal Circuit; however, there can be no assurance that our efforts to reverse the jury verdict will be successful.

On May 17, 2011, Applied sued Tyco Healthcare Group LP, d/b/a Covidien, in the U.S. District Court for the Central District of California, alleging that certain of Tyco’s trocar products infringe a patent owned by Applied. Applied seeks damages and injunctive relief. Tyco has asserted counterclaims, including non-infringement, invalidity and unenforceability. In March 2012, the Court granted Tyco’s motion for summary judgment of non-infringement but denied Tyco’s motion for summary judgment for invalidity. The Court entered final judgment on April 20, 2012, dismissing Tyco’s counterclaims of invalidity and unenforceability without prejudice. Tyco has sought and been awarded costs of an immaterial amount but has not sought attorneys’ fees. Applied intends to appeal the summary judgment for non-infringement; however, there can be no assurance that efforts to reverse the Court’s decision will be successful.

On September 13, 2011, Applied sued Tyco Healthcare Group LP, d/b/a Covidien, in the U.S. District Court for the Central District of California, alleging that certain of Tyco’s single incision surgical access products infringe a patent owned by Applied. Applied seeks damages and injunctive relief. Tyco has asserted counterclaims, including non-infringement, invalidity and unenforceability. Tyco has also requested an award of costs and attorneys’ fees. Discovery has commenced in this action. Trial has been scheduled to commence in May 2013.

In February 2012, T. Peter Thomas, a former director affiliated with IVP, exercised vested stock options to purchase 37,950 shares of Class B common stock. On February 16, 2012, we exercised our right to repurchase all of such shares at a price per share of $13.05 pursuant to express terms of the applicable benefit plans and stock option agreements that govern the terms of Mr. Thomas’ options. The repurchase price reflects our compensation committee’s good faith determination of the fair market value of our Class B common stock. Our compensation committee made this determination in accordance with the our long-standing equity valuation process for equity transactions under our stock incentive plans, which also considers stock valuations received from a qualified and independent third party. Our equity valuation process uses a combination of the discounted cash flow and guideline public company models along with various other assumptions, including consideration of our estimated future financial performance and the financial performance of companies that are relatively comparable to us, to estimate fair value. Mr. Thomas, with the support of IVP, has questioned the determination of the fair market value of our Class B common stock in connection with the repurchase of these shares and asserted a valuation that is consistent with the estimated initial public offering price range shown on the front cover of this prospectus that was not based on, and did not take account of, our estimated future financial performance and, in our view, is based on the financial performance of certain companies that are not directly comparable to us, as well as certain other assumptions with which we disagree. We believe that Mr. Thomas’ and IVP’s assertions are without merit and intend to defend against them vigorously. On August 31, 2012, Applied filed a lawsuit against Mr. Thomas and IVP in the Superior Court for the State of California, County of Orange, asserting claims against Mr. Thomas and IVP relating to Mr. Thomas’ breach of stock option agreements in connection with the above-described exercise of our repurchase rights. We have asserted claims for breach of contract, breach of the implied covenant of good faith and fair dealing, conversion and declaratory relief against Mr. Thomas and claims for conversion and aiding and abetting conversion against IVP. We seek damages (including punitive damages) and certain declaratory relief. On September 11, 2012, Mr. Thomas delivered to us a stock transfer instrument to complete the transfer of the 37,950 shares of Class B common stock, but reserved the right to continue to challenge our compensation committee’s determination of fair market value and to request additional cash consideration from us for the repurchase of his shares. Resolution of this litigation matter to our satisfaction is expected to be costly and time-consuming and may have additional adverse effects on our financial condition and results of operations which we are unable to predict or quantify at the present time.

In the ordinary course of business, we are subject to various legal proceedings and claims, including employment disputes, disputes on agreements and other commercial matters. In addition, we operate in an industry susceptible to significant patent claims and, at any given time, may be involved as either a plaintiff or defendant in one or more patent infringement actions. If a patent infringement claim were to be determined against us, we may be required to make significant royalty and other payments or be subject to an injunction or other limitation on our ability to manufacture or distribute one or more products. While it is not feasible to predict the outcome of certain proceedings, based upon experience, current information and applicable law, we do not expect any current proceedings to have a material adverse effect on our consolidated financial position, results of operations or cash flows. However, one or more of the proceedings could be material to our business and results of operations in a future period.

Facilities

Our U.S. headquarters are located in a 96,000 square foot facility in Rancho Santa Margarita, California. Additional facilities in Orange County, California include manufacturing and production facilities, research and development facilities and facilities for sales, branding and various administrative functions, comprised of thirteen facilities with approximately 697,000 square feet. Our principal distribution warehouse facility is a 252,000 square foot facility in Irvine, California. Due to the highly specialized requirements of our operations, culture and expansion plans, we own all of our facilities located in Orange County, California. We also lease approximately 27,000 square feet of space in a warehouse and distribution facility located in Wawayanda, New York and sales and distribution facilities in the Netherlands and Australia. In May 2011, we acquired land in the Netherlands to construct our European headquarters. The construction was completed in the third quarter of 2012. We believe that our owned and leased facilities are adequate and suitable for their use.

MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information with respect to our executive officers and directors as of September 19, 2012.

Name	Age	Position

Said S. Hilal	63	President and Chief Executive Officer; Director

Nabil Hilal	62	Group President, Technology; Director

Stephen E. Stanley	52	Group President, Distribution

Gary Johnson	44	Group President, Surgical

Samir Tall	53	Chief Financial Officer

Michael Vaughn	51	Vice President, General Counsel and Secretary

Kari Moore	49	Chief Accounting Officer

Dennis L. Fowler, M.D.	64	Director

Mark P. de Raad	53	Director

Leslee A. Temple, FASLA	62	Director

Thomas M. Kasten	70	Director

Said S. Hilal has been President and Chief Executive Officer of Applied since its inception in 1987. Mr. Hilal holds an M.B.A from the University of Southern California and M.S. and B.S. degrees in Mechanical Engineering from California State University, Long Beach. Mr. Hilal is a brother of Nabil Hilal and a brother-in-law of Samir Tall, other executive officers of Applied. Mr. Hilal brings to our board of directors 32 years of experience in the medical device and implant arena, and an aversion to financial leverage and debt. He is an advocate of paying for assets, costs and investments as early and as quickly as possible. Mr. Hilal is also an adamant supporter of local operations where communications, responsiveness and shortened supply lines prevail.

Nabil Hilal has been the Group President of our Technology Group, which includes Intellectual Property and Legal, Operations, Corporate Engineering and Automation, since March 2005. Mr. N. Hilal joined Applied in 1989 and holds an M.S. degree in Chemical Engineering from the University of Aston in Birmingham, England and a B.S. degree in Chemistry from the American University in Beirut. Mr. N. Hilal is a brother of Said S. Hilal and a brother-in-law of Samir Tall. Mr. N. Hilal brings 28 years of medical device experience and 37 years of technology-based operations to our board of directors. Mr. N. Hilal is a strong believer in the active weaving of technology, process and automation into every facet of operation. He is an advocate of vertical integration and heavy capital investments to improve quality, compliance and efficiencies.

Stephen E. Stanley has been the Group President of our Global Distribution Group since 2004, and has served in a variety of senior management and executive positions since 1990. Mr. Stanley holds an MBA from Pepperdine University and a B.S. degree in Biomedical/Mechanical Engineering from the University of California, San Diego. Mr. Stanley has extensive experience on the technical and clinical sides of our business. He brings balance to the forecasting and planning processes at Applied, due to his extensive experience in that field, and his knowledge of markets and selling process.

Gary Johnson has been the Group President of our Surgical Group, which includes the Surgical Divisions and Corporate Branding, since March 2007 and has been with Applied since 1992.

Mr. Johnson holds a B.S. degree in Mechanical Engineering from Colorado State University. From 2004 to March 2007, Mr. Johnson was our Division President, General Surgery. Mr. Johnson has extensive experience in many facets of our business. His knowledge covers clinical and market environments, business conditions, competitors, contracting practices and trends affecting technologies.

Samir Tall has been our Chief Financial Officer since February 2011. Mr. Tall joined Applied in 1991 and has served in various capacities, with responsibilities for Information Technology, Strategic Procurement, and Personnel. Mr. Tall was our Chief Information Officer until July 2006 when he assumed the additional role of Vice President, Integrated Systems and Personnel. He was appointed Senior Vice President, Integrated Systems in August 2008 and added to his responsibility the role of Acting Senior Vice President, Finance in August 2009. In January 2010, he was promoted to acting Chief Financial Officer. Mr. Tall holds a B.S. degree in Business Administration from Saint Joseph University in Beirut. Mr. Tall is a brother-in-law of Said S. Hilal and Nabil Hilal. Mr. Tall has extensive experience in building teams to address emerging needs.

Michael Vaughn joined us in September 2008 as Vice President and General Counsel and was appointed as Secretary in December 2008. Mr. Vaughn served as Vice President and General Counsel of Quest Software, Inc., a publicly-held software provider, from April 2000 to September 2008, after 13 years of private practice engaged in mergers and acquisitions, corporate finance and corporate matters. Mr. Vaughn graduated from the University of Southern California Gould School of Law in 1987 and from Arizona State University with a B.S. degree in Accounting.

Kari Moore is our Chief Accounting Officer and joined us in September 2010. Prior to joining Applied, she worked as a senior executive consultant for us from June 2008 until September 2010. From 2006 to June 2008, Ms. Moore was an independent accounting consultant. She served PricewaterhouseCoopers LLP for over twenty years, becoming an audit partner in the consumer industrial products group in the Orange County, California office in 2001. Ms. Moore holds a B.S. degree in Business Administration from the University of Southern California and is a member of the American Institute of CPAs and the California Society of CPAs.

Board of Directors

Dennis L. Fowler, M.D., MPH, has served as a member of our board of directors since May 2009. Dr. Fowler has been Professor of Clinical Surgery at Columbia University College of Physicians and Surgeons since 2000. From 2004 to 2008, he was also Vice President, Medical Director for Perioperative Services, New York Presbyterian Hospital/Columbia. Since 2009, he has been Director of Outcomes Research, and, in 2010, he was Chief Projects Officer of the Center for the Integration of Medicine and Innovative Technology (CIMIT), in Boston, MA. Since 1990, as a pioneer in minimally invasive surgery, he has been on the clinical advisory boards of numerous startup companies engaged in commercializing healthcare technology. The board of directors believes Dr. Fowler’s in-depth knowledge of the healthcare industry and hospital operations provides him with a critical perspective regarding our products, technologies and prospects. In addition, Dr. Fowler brings to the board of directors his unique perspective as a physician.

Mark P. de Raad has served on our board of directors and as Chairman of our audit committee since February 2011. Mr. de Raad has served as the Executive Vice President and Chief Financial Officer of Masimo Corporation since June 2006. Masimo is a global medical technology company that develops, manufactures, and markets noninvasive patient monitoring products that help clinicians improve patient care. From November 2002 through May 2006, Mr. de Raad served as Vice President, Chief Financial Officer and Secretary for Avamar Technologies, Inc., a start-up enterprise software development company. Mr. de Raad is a Certified Public Accountant (inactive) and holds a B.S. in Accounting from the University of Santa Clara. Mr. de Raad brings the experience and seasoning of his position, combined with the special experience of the Masimo organization to the Applied board. Masimo has many similarities with Applied, including similar market, competitive and intellectual property challenges. Mr. de Raad has been able to anticipate and share future issues and needs based on his experiences with Masimo.

Leslee A. Temple, FASLA, has been a director since September 1, 2011. After 33 years with NUVIS, a landscape architecture and site planning firm founded in 1971 and based in Costa Mesa, CA, and having served as its Chief Financial Officer, Ms. Temple was elected in 2011 as its President. Ms. Temple is responsible for corporate strategic planning, transition integration, operations, administration, marketing, and the firm’s investment and 401k portfolios. During her 38 year professional career she has served on the boards of directors of several organizations, including Plaza Bank in Irvine, where she served as Chair of its Asset-Liability Management Committee. She earned a Bachelor of Science in Landscape Architecture from California State Polytechnic University, Pomona. She is one of approximately 1,100 people in the U.S. with the distinction of “Fellow” in the American Society of Landscape Architects (FASLA). Ms. Temple was the first woman to be Vice President of Finance and then President/Executive Director of the Landscape Architecture Foundation, based in Washington, DC. Ms. Temple brings extensive experience and expertise in the field of creating the type of specific organizational environments that are important to Applied and its culture. Ms. Temple’s progressive views on landscape design will benefit the ongoing development of our central Orange County campus. Her knowledge and contacts in the field of landscaping in Orange County, as well as her standing in the landscaping community, have already proven helpful and insightful to Applied.

Thomas M. Kasten has served a member of our board of directors since 2007 and as Chairman of our compensation committee since February 2011. Mr. Kasten currently serves as Mayor of the Town of Hillsborough, California and has served on its City Council since 2000. From 2008 to 2010, Mr. Kasten held the position of Chair of the City/County Association of Governments of San Mateo County, and continues to serve as chairman of its Finance Committee and Vice Chairman of its Legislative Committee. Mr. Kasten has also served in a variety of senior executive positions with Levi Strauss & Co., including President of the Jeanswear, Youthwear and Womenswear Divisions, Executive Vice President of New Business Development, Vice President of Information Technology for the United States and Vice President of Marketing for the Jeans Division. Mr. Kasten holds a B.S. degree in Business Administration and an M.B.A. from the University of California at Berkeley. Mr. Kasten brings to the board of directors the totality of his business and public service experience. Mr. Kasten’s extensive experience with public company issues while at Levi Strauss & Co. has been helpful to Applied’s team and board.

Composition of the Board of Directors; Director Independence

Our bylaws provide that our board of directors shall consist of at least one member, with the exact number of directors to be determined by resolution of our board of directors. Our board of directors currently consists of six members. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, with us, our senior management and our independent registered public accounting firm, our board of directors has determined that all but two of our directors, Messrs. S. Hilal and N. Hilal, are independent directors as defined under the rules of the Nasdaq Stock Market.

Our certificate of incorporation provides that our board of directors will be divided into three classes to be comprised of the directors in office, with each class serving for a staggered three-year term. Class I directors will serve an initial one-year term expiring at the first annual meeting of stockholders following this offering. Class II directors will serve an initial two-year term expiring at the second annual meeting of stockholders following this offering. Class III directors will serve an initial three-year term expiring at the third annual meeting of stockholders following this offering. Upon the expiration of the initial term of each class of directors, the directors in that class will be eligible to be elected for a new three-year term. Our directors will hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification or removal. Executive officers are appointed by and serve at the direction of our board of directors.

Board Committees

We currently have two standing committees: an audit committee and a compensation committee.

Audit Committee

Our audit committee consists of Mr. de Raad (Chairperson), Mr. Kasten and Dr. Fowler. Our board of directors has determined that each of these directors is independent as defined under the rules of the Nasdaq Stock Market and the applicable rules of the SEC, and that each member of the audit committee meets the financial literacy and experience requirements of the applicable SEC rules. In addition, our board of directors has determined that Mr. de Raad qualifies as an “audit committee financial expert” under the rules and regulations of the SEC. Our independent auditors and our internal finance personnel regularly meet privately with, and have unrestricted access to, our audit committee. We will adopt an audit committee charter to be effective upon the consummation of this offering.

Our audit committee charter requires that the audit committee oversee our corporate accounting and financial reporting processes. The primary duties of our audit committee are to, among other things:

•	Evaluate our independent registered accounting firm’s qualifications, independence and performance;

•	Determine the engagement and compensation of our independent registered accounting firm;

•	Approve the retention of our independent registered accounting firm to perform any proposed, permissible non-audit services;

•	Monitor the rotation of partners and managers of the independent registered accounting firm on our engagement team as required;

•	Review our consolidated financial statements;

•	Review our critical accounting policies and estimates;

•	Meet periodically with our management and internal audit team to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•

Establish procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	Review on an ongoing basis and approve related party transactions, as defined in SEC rules;

•	Prepare the reports required by the rules of the SEC to be included in our annual proxy statement, if we are subject to the proxy rules under the Exchange Act; and

•	Discuss with our management and our independent registered accounting firm the results of our annual audit and the review of our quarterly consolidated financial statements.

Compensation Committee

Our compensation committee consists of Mr. Kasten (Chairperson), Ms. Temple and Dr. Fowler. Our board of directors has determined that each of these directors is independent and qualifies as an outside director for purposes of Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, or the Code. We will adopt a compensation committee charter to be effective upon the consummation of this offering. The primary duties of the compensation committee are to:

•	Establish overall employee compensation policies and recommend to our board of directors major compensation programs;

•	Review and approve the compensation of our executive officers and directors, including salary and bonus awards;

•	Administer our various employee benefit, pension and equity incentive programs; and

•	Prepare an annual report on executive compensation for inclusion in our proxy statement.

Other Committees

Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has at any time during the past fiscal year been an officer or employee of Applied. None of the members of the compensation committee has formerly been an officer of Applied. None of our executive officers serve, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Indemnification of Directors and Executive Officers and Limitations of Liability

Our certificate of incorporation provides that, subject to certain limitations, we shall indemnify our directors and officers against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings to the fullest extent authorized by Delaware law. In addition, our certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors. Such indemnity only applies if the person acted honestly and in good faith with a view to the best interests of Applied and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful. The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of Applied and as to whether the person had no reasonable cause to believe that his conduct was unlawful and is, in the absence of fraud, sufficient for the purposes of our certificate of incorporation, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of Applied or that the person had reasonable cause to believe that his conduct was unlawful.

We will enter into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our certificate of incorporation. Our bylaws also permit us to purchase and maintain insurance on behalf of any officer or director for whom at our request is or was serving as a director or officer of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not we have or would have had the power to indemnify the person against the liability as provided in the amended and restated certificate of incorporation and regardless of the whether Delaware law would permit indemnification. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions of our certificate of incorporation and bylaws, and the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

The following is a summary of certain key elements of the compensation programs and policies in place for our named executive officers, or NEOs, during 2011. For fiscal year 2011, we had five NEOs, as follows:

•	Said S. Hilal, our President and Chief Executive Officer;

•	Nabil Hilal, our Group President, Technology;

•	Stephen E. Stanley, our Group President, Distribution;

•	Gary M. Johnson, our Group President, Surgical; and

•	Samir Tall, our Chief Financial Officer.

Specifically, this section provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each compensation component that we provide. Our compensation plans, agreements and arrangements are designed to be flexible and complementary and to collectively serve the principles and objectives of our executive compensation and benefits program.

We expect that the specific direction, emphasis and components of our executive compensation program will continue to evolve. During 2011, and in recognition of the leadership and performance of the executive team, the increasing size and complexity of Applied, the potential of being compelled to complete an initial public offering at the demand of IVP, ongoing and potential litigation, increasingly hostile competitive conditions and challenging economic conditions, the compensation committee approved and implemented a retention program designed to ensure that compensation for our NEOs and other key team members is, and will remain, competitive. The compensation committee determined that our NEOs and key team members were being compensated at below competitive levels and adopted an approach to gradually increase their compensation to competitive levels. The retention program approach to gradually increase compensation for our NEOs and key team members includes three elements: increased base salary, increased annual bonus plan target amounts and grants of long-term equity-based compensation. The compensation committee considered a number of factors in determining to implement the retention program approach, including: (1) the paramount importance of retaining our NEOs and key team members to maintain Applied’s culture and vertical integration efficiency, (2) the significant expansion of our NEOs’ and key team members’ responsibilities, given the recent additions of team members and the commensurate increase in the sizes of programs, budgets and communications, (3) Applied’s status as a public company, the increased responsibilities of our NEOs and key team members associated therewith and the possible adverse changes to the Applied working place, culture and success associated therewith, and (4) the increase in worldwide training and mentoring requirements for our NEOs and key team members, including more frequent engagement with international Applied team members and international travel. The retention program reflects Applied’s commitment to recruit and retain the best team members and compensate them at the best levels possible.

Elements of 2011 Compensation

During fiscal year 2011, our NEOs’ total direct compensation included both fixed components (base salary, other executive benefits and perquisites) and variable components (discretionary annual and other cash bonuses and equity awards). The following describes each component of compensation, the rationale for that component and how the compensation amounts were determined.

Base Salary

Base salaries historically have constituted a smaller portion of total compensation for our executive officers, and this remained true in fiscal year 2011. Base salaries support our retention objective by providing our executive officers with steady cash flow during the course of the fiscal year that is not contingent on short-term variations in our corporate performance.

In February 2012, for the reasons described above as the first element of the retention program implemented by our compensation committee, the base salary levels for our NEOs were set at the following levels:

•	Said Hilal: $875,000;

•	Nabil Hilal: $675,000;

•	Mr. Stanley: $525,000;

•	Mr. Johnson: $485,000; and

•	Mr. Tall: $450,000.

The base salary level adjustments were effective as of January 1, 2012, other than Mr. Tall’s which was retroactive to November 1, 2011. In May 2012, the compensation committee approved increases to Mr. Tall’s and Mr. Johnson’s base salaries to $525,000, effective July 1, 2012.

Annual Bonus Plan

We maintain an annual bonus plan under which all team members are eligible to receive discretionary cash bonuses. Under the annual bonus plan, the overall bonus pool and amounts to be awarded to our NEOs and other team members have been determined on the basis of our achievement of certain performance objectives and, for each individual team member, his or her achievement of individual performance objectives for the applicable period based upon subjective considerations of individual performance and other factors.

For the 2011 annual bonus plan, the target bonus amounts for each of our NEOs were established in October 2010 with the approval of the compensation committee. In September 2011, the 2011 annual bonus plan target bonus levels were increased, effective July 1, 2011, as the second element in connection with the retention program described above. Performance objectives for the 2011 annual bonus plan were based upon total revenues, gross margins and operating earnings, with each of the gross margin and operating earnings factors weighted at 40% and the total revenue factor weighted at 20%. Key organizational objectives for the 2011 annual bonus plan emphasized sales force expansion, stratification, training and development, together with continued exceptional levels of high quality, compliance, availability, capacity and manufacturing cost control, as well as continued improvements and product line extensions in existing product lines, accelerated efforts to ensure access to our product markets in the competitive environment and expanded efforts in all aspects of our global training and education program. In November and December, 2011, the compensation committee approved payments of cash bonuses to the NEOs under the 2011 annual bonus plan, based upon our results of operations for the three quarterly periods ended September 30, 2011 and projected results for the remaining period of the full fiscal year, and determined that Applied’s actual performance for the full year was likely to significantly exceed the performance objectives established for the 2011 period. Specifically, the percentage achievement of the performance objectives were estimated to range from 124% to 129% of the total revenues objective, from 189% to 209% of the gross margin objective and from 319% to 329% of the operating earnings objective. After applying the weighting factors for the three objectives, and a range of outcomes from 228% to 241%, the compensation committee approved cash bonus payments in the amount of 235% of each NEOs’ average target 2011 annual bonus amounts, as follows:

	Target Bonus Amount- Initial	Target Bonus Amount- Adjusted	2011 Annual Bonus Amount
Said S. Hilal	$700,000	$850,000	$1,821,250
Nabil Hilal	330,000	400,000	857,750
Stephen E. Stanley	297,000	400,000	818,975
Gary Johnson	264,000	325,000	692,075
Samir Tall	250,000	325,000	675,625

In February 2012, the compensation committee approved target bonus amounts and performance objectives for the 2012 annual bonus plan. Performance objectives for the 2012 annual bonus plan are based upon total revenues, operating earnings and certain product roll-out targets, with the total revenues factor weighted at 50% and each of the operating earnings and product roll-out factors weighted at 25%. The compensation committee approved target annual cash bonus payments for our NEOs as follows:

•	Said Hilal: $1,000,000;

•	Nabil Hilal: $575,000;

•	Mr. Stanley: $475,000;

•	Mr. Johnson: $475,000; and

•	Mr. Tall: $475,000.

Long-Term Strategic Bonus Plan

Effective January 1, 2010, we adopted a Long-Term Strategic Bonus Plan, or the Bonus Plan. The Bonus Plan, which is administered by the compensation committee, provides for the establishment of bonus pools for executives and team members contingent on achieving certain performance objectives over a defined period. The Applied Participation Points Program, or the APP Program, has been established as award schedules under the Bonus Plan, covering a three-year performance period commencing on January 1, 2010 and ending on December 31, 2012. Performance objectives for the APP Program are based on aggregate revenues and aggregate operating income during the three-year performance period, subject to certain adjustments for excluded expenses. Other potential performance criteria which may be used in the future are cash flow; earnings per share; earnings before interest, taxes and amortization; return on equity; total stockholder return; share price performance; return on capital; return on assets or net assets; revenue, product revenue or licensing revenue; income or net income; operating income or net operating income; operating profit or net operating profit; operating margin or profit margin; return on operating revenue; return on invested capital; or market segment shares. The APP Program provides for an aggregate bonus pool of up to $16.0 million, payable in December 2012, if we achieve the targeted performance objectives, with additional amounts potentially payable if our actual achievement exceeds the performance objectives. As of June 30, 2012, we have accrued $26.5 million for payment of long-term bonuses under the Bonus Plan. One of the award schedules in the APP Program was established for strategic bonus plan awards to six members of our senior management team, including the NEOs, under which a bonus pool of $6.0 million was created, with additional amounts potentially payable if our actual achievement exceeds the performance objectives.

The following table sets forth the allocation of potential cash bonus awards to each of the NEOs under the APP Program:

	Potential Strategic Bonus Plan Award at 100% Achievement	Potential Strategic Bonus Plan Award at 165.8% Achievement
Said S. Hilal	$1,600,000	$2,652,800
Nabil Hilal	1,100,000	1,823,800
Stephen E. Stanley	900,000	1,492,200
Gary M. Johnson	900,000	1,492,200
Samir Tall	900,000	1,492,200

On August 9, 2012, our compensation committee established new APP Program award schedules under the Bonus Plan covering a three-year performance period commencing on January 1, 2013 and ending on December 31, 2015. Performance objectives for the new award schedules remain based on aggregate revenues and aggregate operating income during the three-year performance period subject to certain adjustments for excluded expenses. The new award schedules under the APP Program provide for an aggregate bonus pool of up to $25.625 million, payable in March 2016, if we achieve the targeted performance objectives, with additional amounts potentially payable if our actual achievement exceeds the performance objectives. One of the new award schedules in the APP Program was established for strategic bonus plan awards to six members of our senior management team, Including the NEOs, under which a bonus pool of $10.625 million was created, with additional amounts potentially payable if our actual achievement exceeds the performance objectives.

The following table sets forth the allocation of potential cash bonus awards to each of the NEOs under the APP Program for the three year period ending December 31, 2015:

Potential Strategic Bonus Plan Award at 100% Achievement
Said S. Hilal	$3,125,000
Nabil Hilal	1,875,000
Stephen E. Stanley	1,562,500
Gary M. Johnson	1,562,500
Samir Tall	1,562,500

Long-Term Equity-Based Compensation

In addition to our performance-based cash bonus awards, we provide long-term stock-based incentive awards to our executive officers. These stock-based incentive awards generally consist of options to purchase shares of our common stock and awards of restricted stock. We believe that equity awards help further our compensation objectives by encouraging our executives to remain with us through at least the vesting period applicable to the award and by providing our executives with incentives to continue to focus on our financial performance and increasing stockholder value.

In October 2011, the compensation committee approved awards of stock options and restricted shares to each of the NEOs, as the third element in connection with the retention program described above. We granted options to purchase 320,000 shares of Class B common stock to Said Hilal and options to purchase 140,000 shares of Class B common stock to each of Nabil Hilal and Messrs. Stanley, Johnson and Tall, at an exercise price of $15.75 per share. The exercise price was reduced to $8.36 in 2012. The compensation committee also made restricted stock awards of 80,000 shares of Class B common stock to Said Hilal and 35,000 shares to each of Nabil Hilal and Messrs. Stanley, Johnson and Tall. These equity awards vest over a 46-month period, with vesting commencing on November 1, 2011, with 25% of the options or restricted shares vesting on September 1, 2012 and the remaining shares and options vesting in equal monthly increments over the following 36 months. The compensation committee also approved tax gross-up payments to all team members receiving restricted share awards in this round of awards, including the NEOs. We believe that the 46-month vesting schedule aligns the interests of our executive officers with our stockholders in achieving our long-term objectives and facilitating executive retention.

Stock Option Exercise Loan Program

We are not party to any loan arrangements with our executive officers or directors. However, under the terms of our stock incentive plans and the stock option agreements relating to grants of stock options thereunder, holders of stock options desiring to acquire our shares by exercising those stock options may satisfy the exercise price of such options by delivering a full recourse promissory note to us in respect of the aggregate exercise price on terms approved by the board of directors. In July 2010, we initiated, and the board approved, a stock option exercise loan program authorizing the acceptance of promissory notes from our team members (other than executive officers or directors) in connection with the exercise of stock options granted under our stock incentive plans. The board determined, in light of the general economic conditions, that allowing team members to deliver promissory notes to pay the exercise price of stock options would enhance their ability to exercise stock options by providing financial flexibility to make their option exercise decisions in a way consistent with their individual tax planning strategies. Promissory notes bear interest at annual rates determined by our finance department to reflect market rates, have terms ranging from one to four years and must be secured by a pledge of the shares issued upon exercise of the stock options. For accounting purposes, the notes receivable are treated as nonrecourse loans and accounted for as the grant of new stock options. The estimated fair values of the newly-granted stock options are recognized as compensation expense on the issuance date of the nonrecourse note. See note 12 to our consolidated financial statements.

In December 2010, our board of directors approved a limited extension of our stock option exercise loan program to our NEOs, enabling them to use promissory notes to pay the exercise price and related income tax withholding obligations in connection with the exercise of stock options under our stock incentive plans until December 31, 2010. The board’s approval limited the principal amount of executive officers stock option exercise loans to $250,000 for Said Hilal and $500,000 for each of our four other NEOs, and provided that the maturity date of executive officer stock option exercise loans must be the earlier of December 31, 2012 or prior to the date as of which the prohibition on personal loans to executive officers of an issuer under Section 13(k) of the Exchange Act becomes applicable to us or our executive officers.

In December 2010, our NEOs exercised stock options and participated in the stock option exercise loan program, as summarized below. The principal amount and accrued interest on all stock option exercise loans provided to our executive officers were paid in full prior to November 14, 2011.

•

Said Hilal delivered a full-recourse promissory note in the principal amount of $250,000 in connection with the exercise of stock options to purchase 160,000 shares of Class B common stock, together with cash in the aggregate amount of $870,000. No interest or principal on this promissory note was paid in 2010. On November 4, 2011, the entire outstanding principal amount of $250,000 and accrued and unpaid interest in the amount of $7,911 on Said Hilal’s promissory note was paid in full.

•

Nabil Hilal delivered a full-recourse promissory note in the principal amount of $500,000 in connection with the exercise of stock options to purchase 160,500 shares of Class B common stock, together with cash in the aggregate amount of $623,500. No interest or principal on this promissory note was paid in 2010. On November 4, 2011, the entire remaining outstanding principal amount of $250,000 and accrued and unpaid interest in the amount of $8,039 on Nabil Hilal’s promissory note was paid in full.

•	Stephen E. Stanley delivered a full-recourse promissory note in the principal amount of $499,999 in connection with the exercise of stock options to purchase 82,261 shares of

Class B common stock. No interest or principal on this promissory note was paid in 2010. On February 7, 2011, the entire outstanding principal amount of $499,999 and accrued and unpaid interest in the amount of $1,951 on Mr. Stanley’s promissory note was paid in full.

•

Gary Johnson delivered a full-recourse promissory note in the principal amount of $402,650 in connection with the exercise of stock options to purchase 71,000 shares of Class B common stock. No interest or principal on this promissory note was paid in 2010. On November 8, 2011, the entire outstanding principal amount of $402,650 and accrued and unpaid interest in the amount of $12,741 on Mr. Johnson’s promissory note was paid in full.

•

Samir Tall delivered a full-recourse promissory note in the principal amount of $150,010 in connection with the exercise of stock options to purchase 59,360 shares of Class B common stock, together with cash in the aggregate amount of $265,510. No interest or principal on this promissory note was paid in 2010. On November 4, 2011, the entire outstanding principal amount of $150,010 and accrued and unpaid interest in the amount of $4,747 on Mr. Tall’s promissory note was paid in full.

2010 Option Repricing

In March 2010, we completed a stock option repricing. Eligible directors, officers, employees and non-employees were provided an opportunity to elect to amend certain eligible outstanding stock options with stated exercise prices at or above $10 per share. Eligible option holders elected to amend stock options to purchase an aggregate of 1,328,475 shares of Class B common stock, some of which were held by our NEOs. For further information regarding the re-pricing of such stock options, see note 12 to our consolidated financial statements included elsewhere in this prospectus.

2012 Option Repricing

In March 2012, our compensation committee repriced options to purchase 9,000 shares of Class A common stock and options to purchase 1,330,800 shares of Class B common stock which had been granted at exercise prices of $15.75 per share for options to purchase Class B common stock granted in October 2011, $13.05 per share for options to purchase Class B common stock granted in December 2011, $14.96 per share for options to purchase Class A common stock granted in October 2011 and $12.40 per share for options to purchase Class A common stock granted in December 2011. In light of the compensation committee’s determination of fair market value in March 2012, these stock options were repriced to $8.36 per share of Class B common stock and $7.94 per share of Class A common stock. The repriced stock options included options granted to our NEOs in October 2011. For further information regarding the repricing of such stock options, see note 12 to our consolidated financial statements included elsewhere in this prospectus.

The Stock Incentive Plans under which equity awards have been granted to our executives are described below.

Third Amended and Restated 2008 Stock Incentive Plan

The Applied Medical Corporation 2008 Stock Incentive Plan, or the Plan, was adopted by the board of directors of Applied and approved by our stockholders on December 19, 2008. It was most recently amended and restated effective October 18, 2011, or the Effective Date. The Plan was intended to be the successor to the Applied Medical Resources Corporation 1998 Stock Incentive Plan, or the AMRC 1998 Plan, which was assumed by Applied effective August 20, 2010. Following the Effective Date, no additional stock awards will be granted under the AMRC 1998 Plan. Unless sooner terminated, the Plan will terminate on October 18, 2021.

Awards; Eligibility. The Plan provides for the granting of incentive stock options within the meaning of Section 422 of the Code to employees of Applied or a subsidiary and the granting of nonqualified stock options and stock appreciation rights, or SARs, and the granting or sale of restricted shares to employees, non-employee directors and consultants of Applied or a subsidiary.

Administration. The Plan provides that our board of directors will administer the Plan, but our board of directors may delegate any or all administrative functions under the Plan to one or more committees, each of which must consist of at least two directors of the board of directors who have been appointed by the board of directors. The compensation committee of our board of directors currently administers the Plan, including determining the recipient of an award, the number of shares subject to each award, whether an option is to be classified as an incentive stock option or nonqualified stock option, and the terms and conditions of each award, including the exercise and purchase prices and the vesting or duration of the award.

Authorized Shares. Under the Plan, 6,241,202 shares of our Class A Common Stock and Class B Common Stock have been authorized for issuance. In addition, the number of shares that have been authorized for issuance under the Plan will be automatically increased on the first day of each fiscal year ending in 2021, in an amount equal to the least of (1) 500,000 shares, (2) 2.5% of the outstanding shares on the last day of the immediately preceding year or (3) another smaller amount determined by our board of directors. The number of shares that may be delivered upon the exercise of incentive stock options granted under the Plan may not exceed 10,000,000. The number of shares available for issuance under the Plan will be reduced by one share issued pursuant to an award. Shares subject to awards granted under the Plan that are forfeited or terminated before being exercised or settled will again become available for issuance under the Plan. Shares not delivered because they are tendered to satisfy exercise price, because the award is exercised through a reduction of shares subject to the award, or because they are withheld for payment of taxes will again become available for issuance under the Plan. In addition, shares subject to outstanding options under our AMRC 1998 Plan that expire or that are subsequently forfeited or terminated for any reason before being exercised will again become available for awards under our Plan.

From and after the date on which Applied first becomes subject to the reporting obligations of the Exchange Act (that date to be extended, as applicable, to the end of any transition period under applicable law, no participant may receive options, restricted shares or SARs under the Plan totaling more than an aggregate of 500,000 shares in any calendar year, except that, in a participant’s first year of service, the participant may receive equity awards under the Plan totaling up to an aggregate of 1,000,000 shares.

Stock Options. A stock option is the right to purchase a certain number of shares of stock in the future at a certain exercise price that is determined on the date of grant. Under the Plan, incentive stock options and nonqualified stock options must be granted with an exercise price of at least 100% of the fair market value of our common stock on the date of grant. As provided under applicable law, incentive stock options granted to any holder of more than 10% of the voting shares of our company must have an exercise price of at least 110% of the fair market value of our common stock on the date of grant. No incentive stock option can be granted to an employee if as a result of the grant, the employee would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value in excess of $100,000.

The compensation committee will determine, and the stock option agreement will specify, the date when all or any installment of the option is to become exercisable. The compensation committee may, in its sole discretion, provide for accelerated exercisability in the event of a change in control (as defined in the Plan) or other events. Each stock option agreement will set forth the term of the options, which is prohibited from exceeding 10 years from the date of grant (five years from the date of grant in the case of an incentive stock option granted to any holder of more than 10% of our voting shares), and the extent to which the optionee will have the right to exercise the option following termination of the optionee’s service with Applied.

Shares purchased on exercise of options will be subject to those forfeiture conditions, rights of repurchase, rights of first refusal and transfer restrictions as the compensation committee may determine, as set forth in the applicable stock option agreement. During an optionee’s lifetime, his or her options will be exercisable only by the optionee or the optionee’s guardian or legal representatives, and will not be transferable other than by beneficiary designation, will or the laws of descent and distribution; provided, however, that to the extent permitted by our board of directors in its sole discretion, a nonqualified stock option may, to the extent permitted by applicable law, be transferred by the optionee to (1) a revocable trust, (2) one or more family members or (3) a trust established for the benefit of the optionee and/or one or more family members. Each stock option agreement will set forth the extent to which the optionee will have the right to exercise the option following termination of the optionee’s service.

Each stock option agreement will provide the optionee with the right to exercise the option following the optionee’s termination of service during the option term, to the extent the option was exerciseable for vested shares upon termination of service, for at least 30 days if the optionee’s termination of service is due to any reason other than cause, death or disability and for at least six months if the optionee’s termination is due to death or disability, but in no event later than the expiration of the option term. To the extent the option was not exercisable for vested shares on an optionee’s termination of service, the option will terminate when the optionee’s service terminates. If the optionee’s service is terminated for cause, the stock option agreement may provide that the optionee’s right to exercise the option terminates immediately on the effective date of the optionee’s termination. Payment of the exercise price may be made in cash or cash equivalents or by any other form (including full-recourse promissory notes) approved by the board of directors that is consistent with applicable laws, regulations and rules.

Restricted Shares. Restricted shares are share awards that may be subject to vesting conditioned upon continued service, the achievement of performance objectives or the satisfaction of any other condition as specified in a restricted share agreement. Participants who are granted restricted share awards generally have all of the rights of a stockholder with respect to such shares, other than the right to transfer such shares prior to vesting. Subject to the terms of the Plan, our compensation committee will determine the terms and conditions of any restricted share award, including any vesting arrangement, which will be set forth in a restricted share agreement to be entered into between us and each recipient. Each award or sale of shares will be subject to those forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the compensation committee may determine, as set forth in the applicable restricted share agreement. Restricted shares may be awarded for such consideration as our compensation committee may determine, including without limitation cash, cash equivalents, full-recourse promissory notes, future services or services rendered prior to the award, without cash payment by the recipient, surrender of stock owned by the recipient for at least six months, and cancellation of indebtedness of Applied owing to the recipient. Any right to acquire shares will automatically expire if not exercised by the purchaser within 30 days after our compensation committee approves the award or sale of those shares.

Stock Appreciation Rights. SARs typically will provide for payments to the recipient based upon increases in the price of our common stock over the exercise price of the SAR. The underlying agreement will specify the exercise price, which may be determined in accordance with a predetermined formula while the SAR is outstanding. Each agreement will specify the date when all or an installment of the SAR is to become exercisable. The agreement will also specify the term of the SAR. The agreement may provide for accelerated exercisability in the event of the holder’s death, disability or retirement or other events, and may provide for expiration prior to the end of its term in the event of the termination of the SAR holder’s service. SARs may be awarded in combination with options, and may provide that the SARs will not be exercisable unless the related options are forfeited. A SAR may be included in an incentive stock option only at the time of grant but may be included in a nonqualified stock option at the time of grant or thereafter. A SAR granted under the Plan may provide that it will be exercisable only in the event of a change in control (as defined in the Plan) or an initial public offering of our stock. When a SAR is exercised, our compensation committee may elect to pay the holder (or any person having the right to exercise a SAR after the holder’s death) in cash, common stock or a combination of cash and common stock. Our compensation committee may at any time (a) offer to buy out for a payment in cash or cash equivalents of a SAR previously granted, or (b) authorize a holder to elect to cash out a SAR previously granted, in either case at the time and based on the terms and conditions that our compensation committee establishes. Shares issued on settlement of SARs will be subject to the forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the compensation committee may determine, as may be set forth in the applicable agreement.

Other Plan Features. We will have the right to repurchase shares that have been acquired through an award or sale of shares or the exercise or settlement of an award upon termination of the participant’s service if provided in the applicable restricted share agreement, stock option agreement or SAR agreement. The compensation committee in its sole discretion will determine when the right to repurchase will lapse as to all or any portion of the shares, and may, in its discretion, provide for accelerated vesting in the event of a change in control (as defined in the Plan) or other events.

The shares or other benefits granted, issued, retainable or vested under an award may be made subject to the attainment of performance goals for a specified period of time relating to one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either Applied as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group or index: (a) cash flow, (b) earnings per share, (c) earnings before interest, taxes and amortization, (d) return on equity, (e) total stockholder return, (f) share price performance, (g) return on capital, (h) return on assets or net assets, (i) revenue, product revenue or licensing revenue, (j) income or net income, (k) operating income or net operating income, (l) operating profit or net operating profit, (m) operating margin or profit margin, (n) return on operating revenue, (o) return on invested capital, or (p) market segment shares. The board of directors or compensation committee may appropriately adjust any evaluation of performance under any such criteria to exclude any of the following events that occurs during a performance period: (1) asset write-downs, (2) litigation or claim judgments or settlements, (3) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (4) accruals for reorganization and restructuring programs and (5) any extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 or in managements’ discussion and analysis of financial condition and results of operations appearing in our annual report to stockholders for the applicable year. The board of directors or compensation committee may grant an award with other performance-based vesting criteria where such award is not intended to be exempt from the provisions of Section 162(m) of the Code.

Our board of directors or compensation committee may permit a participant to satisfy all or part of his or her withholding or income tax obligations by having Applied withhold all or a portion of any shares that would otherwise be issued to him or her by surrendering all or a portion of any shares that he or she previously acquired, subject to certain limitations. If our shares are publicly traded at the time of exercise, our board of directors or compensation committee may permit participants to meet the withholding obligation by cashless exercise or pledge. Our board of directors or compensation committee may permit any other means of tax withholding as it deems appropriate.

In the event of a recapitalization, stock split or similar capital transaction, our compensation committee will make appropriate and equitable adjustments to the number of shares reserved for issuance under the Plan, including the share number in the formula for automatic annual increases, the limitation regarding the total number of shares underlying awards given to an individual participant in any calendar year and other adjustments in order to preserve the benefits of outstanding awards under the Plan. In the event we are a party to a merger or other consolidation, or in the event of a transaction providing for the sale of all or substantially all of our stock or assets, outstanding awards will be subject to the agreement of merger, consolidation or sale, which may provide for treatment of those awards in one or more of the following ways without the recipients’ consent: (1) continuation of outstanding awards by Applied, (2) assumption of the Plan and outstanding awards by the surviving corporation or its parent, (3) substitution by the surviving corporation or its parent of options or rights with substantially the same terms for such outstanding awards, (4) immediate exercisability of such outstanding awards followed by the cancellation of such awards, or (5) settlement of the intrinsic value of the outstanding awards (whether or not then exerciseable) in cash, cash equivalents or equity (including cash or equity subject to deferred vesting and delivery consistent with the vesting schedules applicable to such awards or the underlying shares) followed by the cancellation of such awards.

Our board of directors may amend or terminate the plan at any time and for any reason, subject to stockholder approval where required by applicable law. Any amendment or termination may not materially impair the rights of holders of outstanding awards without the holders’ consent.

1998 Stock Incentive Plan

The Applied Medical Resources Corporation 1998 Stock incentive Plan, or the AMRC 1998 Plan, was adopted by the board of directors of Applied and subsequently approved by our stockholders. The terms of the AMRC 1998 Plan continue to govern awards previously granted under that plan.

Awards; Eligibility. The AMRC 1998 Plan provides for the granting of incentive stock options to officers and other key employees of Applied or an affiliated company, and nonqualified stock options and rights to purchase shares to officers and other key employees of Applied or an affiliated company, members of the board of directors and consultants to Applied or an affiliated company.

Administration; Authorized Shares. The AMRC 1998 Plan is administered by the Board, which may delegate its authority to a committee. A total of 6,325,036 shares of common stock may be issued under the AMRC 1998 Plan.

Stock Options. A stock option is the right to purchase a certain number of shares of stock in the future at a certain exercise price that is determined on the date of grant. All stock options granted under the AMRC 1998 Plan were granted with an exercise price that was no less than fair market value on the date of grant. Payment of the exercise price may be made by such means as is determined by the plan administrator. Each stock option vests and becomes exercisable in one or more installments at such time or times and subject to such conditions, including without limitation the achievement of specified performance goals or objectives, as is determined by the plan administrator; provided that in no event will any stock option granted to an employee who is not an officer or director vest as to less than 20% of the shares represented thereby in each of the five years following the date of grant. No option may be exercisable more than ten years after it is granted. Generally, no option will be assignable or transferable except by will or the laws of descent and distribution, and during the life of the optionee will be exercisable only by the optionee. In the event of a termination of a participant’s employment (or service as a director or consultant), the agreement may provide for the right of Applied to repurchase the underlying shares.

Rights to Purchase. A right to purchase is the right to purchase, for a purchase price determined by the plan administrator, shares of common stock subject to such terms, restrictions and conditions as the plan administrator may determine at the time of grant, which may include continued employment or the achievement of specified performance goals or objectives. Payment of the purchase price may be made by such means as is determined by the plan administrator. If payment is made by promissory note, any cash dividends paid with respect to the stock may be applied, in the discretion of the plan administrator, to repayment of such note. The stock purchase agreement will specify the date or dates, the performance goals or objectives which must be achieved, and any other conditions on which the stock may vest, provided that in no event will stock issued to an employee who is not an officer or director vest as to less than 20% per year for each of the five years following issuance. No right to purchase will be assignable or transferable except by will or the laws of descent and distribution or as otherwise provided by the plan administrator. In the event of a termination of a participant’s employment or service as a director or consultant, the agreement may provide for the right of Applied to repurchase the shares.

Change in Control. In the event of a change in control (as defined in the AMRC 1998 Plan), if options and rights to purchase are not assumed by the acquiror, the number of shares otherwise vested as of such date will be doubled (but not above the number of shares subject to the award) and each participant will be given at least 15 days’ notice of the proposed transaction.

Amendment and Termination. The board of directors may alter, amend, suspend or terminate the AMRC 1998 Plan, so long as such action does not affect or impair the rights of participants under existing awards.

Other Executive Benefits and Perquisites

We provide health insurance, holiday, vacation and sick day benefits to our executive officers on the same basis as other eligible employees. The vacation benefit for executive officers is determined on an individual basis. We believe these benefits are generally consistent with those offered by other companies in our industry.

In addition, during fiscal year 2011, certain of the NEOs received additional benefits in the form of income tax gross-up payments in connection with restricted share awards, special 20-year service cash bonus payments, 401(k) matching contributions, payments in consideration of accrued and unused vacation days, and payments of professional fees for tax and estate planning services.

Retirement Savings

We have established a 401(k) retirement savings plan for our employees, including the NEOs, who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to contribute pre-tax amounts, up to a statutorily prescribed limit, to the 401(k) plan. In addition, we match pre-tax contributions on behalf of eligible employees, up to a certain percentage of the individual’s contribution. We believe that providing a vehicle for tax-preferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our NEOs, in accordance with our compensation policies.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code

Generally, Section 162(m) of the Code disallows a tax deduction to any publicly held corporation for any individual remuneration in excess of $1.0 million paid in any taxable year to its chief executive officer and each of its other NEOs, other than its chief financial officer. However, remuneration in excess of $1.0 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Code.

As we are not currently publicly-traded, we have not previously taken the deductibility limit imposed by Section 162(m) of the Code into consideration in setting compensation. Following this offering, and at such time as Section 162(m) applies to us, we expect that, where reasonably practicable, the compensation committee may seek to qualify the compensation paid to our NEOs for the “performance-based compensation” exemption under Section 162(m) of the Code. As such, in approving the amount and form of compensation for our NEOs in the future, the compensation committee will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m) of the Code. The compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemption from the deductibility limit in Section 162(m) of the Code when it believes that such payments are appropriate to attract and retain executive talent.

Furthermore, we do not expect Section 162(m) of the Code to apply to awards under our 2008 Plan until the earliest to occur of our annual stockholders’ meeting in 2015, a material modification of the 2008 Plan or exhaustion of the share supply under the 2008 Plan. However, qualified performance-based compensation performance criteria may be used with respect to performance awards that are not intended to constitute qualified performance-based compensation under Section 162(m) of the Code.

Section 280G of the Internal Revenue Code

Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change in control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive’s prior compensation. In approving the compensation arrangements for our NEOs in the future, our compensation committee will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 280G of the Code. However, our compensation committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G of the Code and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent.

Section 409A of the Internal Revenue Code

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our NEOs, so that they are either exempt from, or satisfy the requirements of, Section 409A.

2010 / 2011 SUMMARY COMPENSATION TABLE

The following table summarizes information concerning the compensation awarded to, earned by, or paid for services rendered in all capacities by our NEOs during the years ended December 31, 2010 and 2011. The compensation described in this table does not include medical, group life insurance, or other benefits which are available generally to all of our team members.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option awards ($)(1)	Stock awards ($)(2)	All other compensation ($)(3)	Total compensation ($)
Said S. Hilal	2010	550,000	1,894,140	363,821	627,000	543,828	3,978,789
President and Chief Executive Officer	2011	636,181	1,821,250	1,798,976	1,260,000	1,115,425	6,631,832

Nabil Hilal	2010	450,000	892,680	444,114	378,000	298,267	2,463,061
Group President, Technology	2011	521,569	857,750	787,052	551,250	521,881	3,239,502

Stephen E. Stanley	2010	380,000	799,412	381,022	157,500	130,053	1,847,987
Group President, Distribution	2011	447,159	818,975	787,052	551,250	452,248	3,056,684

Gary Johnson	2010	350,000	716,144	542,135	157,500	120,493	1,886,272
Group President, Surgical	2011	406,958	692,075	787,052	551,250	452,248	2,889,583

Samir Tall	2010	300,000	640,120	273,355	630,000	484,843	2,328,318
Chief Financial Officer	2011	361,423	675,625	787,052	551,250	463,528	2,838,878

(1)	Amounts represent the aggregate grant date fair value of option awards granted during 2010 and 2011, as well as any incremental fair value of previously granted options that were repriced on March 24, 2010, computed in accordance with Accounting Standards Codification Topic 718, Stock Compensation, or ASC Topic 718. Amounts also include incremental fair value of stock option exercise loans for stock options exercised in 2010 using full recourse promissory notes to pay the exercise price of the shares acquired. Grant date fair value was determined using a generally accepted option valuation methodology referred to as the Black-Scholes option pricing model. Information regarding assumptions used in calculating the value of stock option awards made to executive officers is provided in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” above. For further discussion of the 2010 stock option repricing and the Stock Option Exercise Loan Program, see “— 2010 Option Repricing”, “— Stock Option Exercise Loan Program,” and note 12 to our consolidated financial statements included elsewhere in this prospectus. For a discussion of valuation assumptions for the 2010 and 2011 option and stock grants, see “Management’s Discussion and Analysis of Financial Condition and Result of Operations — Critical Accounting Policies and Estimates — Common stock valuations.”
(2)	Amounts disclosed in this column relate to awards of restricted shares made under the 2008 Plan. With respect to each restricted share award, the amounts disclosed reflect the grant date fair market value of the shares awarded, determined in good faith by the board of directors and in a manner consistent with Section 409A of the Code.
(3)	Amounts disclosed in this column include income tax gross-up payments in connection with restricted share awards described in footnote (2) above, special 20-year service cash bonus payments, 401(k) matching contributions, payments in consideration of accrued and unused vacation days, and payments of professional fees for tax and estate planning services, as set forth below:

Name	Year	Income tax gross-up payments	20 year service bonus	401(k) matching contribution	Professional service fees	Payment for unused vacation	Total all other compensation
Said S. Hilal	2010	473,048	10,000	1,225	2,440	57,115	543,828
	2011	1,030,909	—	1,225	4,810	78,481	1,115,425
Nabil Hilal	2010	285,187	10,000	—	3,080	—	298,267
	2011	451,023	—	—	2,060	68,798	521,881
Stephen E. Stanley	2010	118,828	10,000	1,225	—	—	130,053
	2011	451,023	—	1,225	—	—	452,248
Gary Johnson	2010	118,828	—	1,225	440	—	120,493
	2011	451,023	—	1,225	—	—	452,248
Samir Tall	2010	475,312	—	1,225	8,306	—	484,843
	2011	451,023	10,000	1,225	1,280	—	463,528

Outstanding Equity Awards at Year End 2011

The following table sets forth information with respect to outstanding equity awards held by our NEOs as of December 31, 2011.

			Option Awards				Stock Awards
Name	Grant date(1)(2)		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)(2)	Option expiration date	Number of shares or units of stock that have not vested (#)(3)	Market value of shares or units of stock that have not vested ($)(4)
Said S. Hilal	12/10/10 10/25/11		40,000 320,000	— —	7.67 15.75	12/9/20 10/24/21	— 80,000	— 1,044,000

Nabil Hilal	10/25/11		140,000	—	15.75	10/24/21	35,000	456,750

Stephen E. Stanley	10/7/03		13,105	—	7.00	10/6/13	—	—
	4/21/06		89,110	—	7.00	4/20/16	—	—
	7/30/08		17,739	—	8.58	7/29/18	—	—
	12/24/08		8,674	—	5.15	12/23/18	—	—
	12/10/10		40,000	—	7.67	12/9/20	—	—
	10/25/11		140,000	—	15.75	10/24/21	35,000	456,750

Gary Johnson	4/21/06		90,000	—	7.00	4/20/16	—	—
	8/8/07		80,000	—	7.00	8/7/17	—	—
	12/24/08		77,000	—	5.15	12/23/18	—	—
	12/10/10		40,000	—	7.67	12/9/20	—	—
	10/25/11		140,000	—	15.75	10/24/21	35,000	456,750

Samir Tall	7/29/09	(5)	2,250	15,000	7.00	7/28/19	—	—
	10/25/11		140,000	—	15.75	10/24/21	35,000	456,750

(1)	Stock option awards with a grant date of December 10, 2010 started vesting on January 1, 2012 in monthly increments as follows: Said S. Hilal – 1,250 shares per month; Stephen E. Stanley and Gary M. Johnson – 833 shares per month. These stock options include provisions which allow the holder to exercise the options prior to the vesting dates, in which case the shares acquired are subject to repurchase by Applied at the original exercise price paid per share in the event of a termination of employment.
(2)	Stock option awards with a grant date of October 25, 2011 started vesting on September 1, 2012 in onetime increments as follows: Said S. Hilal – 80,000 shares; and Nabil Hilal, Stephen E. Stanley, Gary Johnson and Samir Tall – 35,000 shares; then, starting on October 1, 2012, the awards vest in monthly increments as follows: Said S. Hilal – 6,667 shares per month; and Nabil Hilal, Stephen E. Stanley, Gary Johnson and Samir Tall – 2,917 shares per month. These stock options include provisions which allow the holder to exercise the options prior to the vesting dates, in which case the shares acquired are subject to repurchase by Applied at the original exercise price paid per share in the event of termination of employment. Stock option awards with a grant date of October 25, 2011 were repriced in March 2012 to reduce the exercise price to $8.36 per share from $15.75 per share.
(3)	Restricted share awards with a grant date of October 25, 2011 started vesting on September 1, 2012 in onetime increments as follows: Said S. Hilal – 20,000 shares; and Nabil Hilal, Stephen E. Stanley, Gary Johnson and Samir Tall – 8,750 shares; then, starting on October 1, 2012, the awards vest in monthly increments as follows: Said S. Hilal – 1,667 shares per month; and Nabil Hilal, Stephen E. Stanley, Gary Johnson and Samir Tall – 729 shares per month.
(4)	Based on an assumed fair market value of our Class B common stock of $13.05 as of December 31, 2011.
(5)	This option grant vests in equal monthly increments of 500 shares on the first day of each calendar month until August 1, 2011, and thereafter in equal monthly increments of 750 shares on the first day of each calendar month until August 1, 2013, when it becomes fully vested.

Pension Benefits

Our NEOs did not participate in or have account balances in qualified or nonqualified defined benefit plans sponsored by us during fiscal year 2011. Our board of directors or compensation committee may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in our best interest.

Nonqualified Deferred Compensation

Our NEOs did not participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us during fiscal year 2011. Our board of directors or compensation committee may elect to provide our executive officers and other team members with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interest.

Potential Payments Upon Termination or Change in Control

None of our NEOs are party to any agreements or arrangements with us that would result in payments upon termination or change in control.

Director Compensation

The table below summarizes the compensation received by our non-employee directors in 2011.

DIRECTOR COMPENSATION

Name (1)	Fees earned or paid in cash ($)	Stock awards ($) (2)	Option awards ($) (3)	Total ($)
Dennis L. Fowler, M.D.	25,000	25,200	36,291	86,491
Thomas M. Kasten	25,000	37,800	55,682	118,482
T. Peter Thomas	0	0	0	0
Thomas C. Hoster	0	0	6,170	6,170
Mark P. de Raad	25,000	12,600	44,615	82,215
Leslee A. Temple, FASLA	25,000	6,300	45,180	76,480

(1)	Said Hilal and Nabil Hilal did not receive additional compensation for services as directors in 2011. Mr. Hoster resigned from our board in June 2011. Mr. Thomas was removed from our board of directors by action of our stockholders in January 2012.
(2)	Amounts disclosed in this column relate to awards of restricted shares made under the 2008 Plan.
(3)	Amounts represent the aggregate grant date fair value of option awards granted during 2011 computed in accordance with Accounting Standards Codification Topic 718.

Other than awards of restricted shares or stock option grants under our 2008 Plan, we did not pay our non-employee directors any compensation for serving on our board of directors during 2011. We did, however, reimburse non-employee directors for expenses incurred in connection with their service on the board of directors, including reimbursement of expenses incurred in connection with attending board of directors’ meetings.

In March 2011, the compensation committee approved awards of stock options to each of the independent directors. We granted options to purchase 2,000 shares of Class B common stock to each of Messrs. Kasten and Hoster and Dr. Fowler and options to purchase 1,500 shares of Class B common stock to Mr. de Raad. We also granted options to purchase 1,500 shares of Class B common stock to each of Messrs. Kasten and de Raad, in their capacities as chairman of our compensation committee and audit committee, respectively. The compensation committee also approved an initial outside director option grant to Mr. de Raad, who joined our board in February 2011, covering 8,000 shares of Class B common stock. All of the foregoing stock options have an exercise price of $10.50 per share. These equity awards, other than the committee chairman option grants, vest over a 48-month period, with vesting commencing on January 1, 2011 (or, for Mr. de Raad, March 1, 2011), with 25% of the options or restricted shares vesting on the first anniversary of the vesting commencement date and the remaining options vesting in equal monthly increments over the following 36 months. The committee chairman option grants vest in equal monthly installments over the 12-month period starting January 1, 2011 for Mr. Kasten and March 1, 2011 for Mr. de Raad.

In October 2011, the compensation committee approved awards of stock options and restricted shares to each of the independent directors. We granted options to purchase 9,600 shares of Class B common stock to Mr. Kasten, options to purchase 6,400 shares of Class B common stock to Dr. Fowler, options to purchase 3,200 shares to Mr. de Raad, and options to purchase 1,600 shares to Leslee A. Temple, who joined our board in September 2011. The compensation committee also approved an initial outside director option grant to Ms. Temple, covering 8,000 shares of Class B common stock. All of the foregoing stock options were granted with an exercise price of $15.75 per share. The exercise price of these stock options was reduced to $8.36 per share in March 2012 as part of a repricing program. The compensation committee also made restricted stock awards of 2,400 shares of Class B common stock to Mr. Kasten, 1,600 shares of Class B common stock to Dr. Fowler, 800 shares to Mr. de Raad and 400 shares to Ms. Temple. The compensation committee awarded differing amounts of equity awards to each of the independent directors in recognition of their respective terms of service on our board. These equity awards vest over a 46-month period, with vesting commencing on November 1, 2011, with 25% of the options or restricted shares vested on September 1, 2012 and the remaining shares and options vesting in equal monthly increments over the following 36 months. The compensation committee also approved special director fee payments of $25,000 to each of Messrs. Kasten and de Raad, Dr. Fowler and Ms. Temple, in recognition of their service and to assist them in satisfying tax obligations arising from the restricted share awards.

In March 2012, the compensation committee approved awards of restricted shares to each of the independent directors. We awarded 4,000 restricted shares of Class B common stock to each independent director in respect of their service as a member of the board of directors, and 3,000 restricted shares of Class B common stock to Messrs. Kasten and de Raad in respect of their service as chairman of the compensation committee and the audit committee, respectively. These equity awards vest over a period of 60 months for board member awards and 24 months for committee chair awards, in each case commencing on April 1, 2012 and vesting in equal monthly increments. The compensation committee also approved cash payments to each of the independent directors to assist them in satisfying tax objectives arising from the restricted share awards.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 2009, there has not been any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors or executive officers, any holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation arrangements and indemnification agreements described in “Management” and the transactions set forth below.

Master Rights Agreement

We are party to a Master Rights Agreement with certain of our stockholders providing for rights to register under the Securities Act the shares of our common stock issuable upon conversion of our preferred stock.

Demand Registration Rights. Holders of at least 50% of the registrable securities have the right to request that we file a registration statement on their behalf, otherwise known as a demand registration, on two occasions.

We have concluded that the selling stockholders have elected to initiate their second demand registration in connection with this offering.

Piggyback Registration Rights. If we propose to register any of our securities under the Securities Act for our own account or the account of any other holder, stockholders party to the Master Rights Agreement are entitled to notice of such registration and are entitled to include shares of their common stock therein.

Expenses of Registration. We will pay all registration expenses, other than the underwriter’s fees, related to any demand or piggyback registration, including this initial public offering.

Indemnification. The Master Rights Agreement contains customary cross-indemnification provisions, pursuant to which we are obligated to indemnify the selling stockholder in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions attributable to them.

All of these registration rights are subject to conditions and limitations, including the right of the underwriter or placement agent of an offering to limit the number of shares included in such registration.

Voting Agreement

We and certain of our stockholders are party to a voting agreement pursuant to which such stockholders have agreed to vote their shares of common stock on all matters presented to a vote of stockholders as directed by a voting committee consisting of Said Hilal, Nabil Hilal and Stephen E. Stanley. As of June 30, 2012, a total of 10,150 shares of our Class A common stock, 10,050,082 shares of our Class B common stock, and 185,961 shares of our preferred stock, representing approximately 53% of the voting power of our outstanding shares, are subject to the voting agreement. Since February 24, 2011, the number of shares covered by the voting agreement has increased by 10,150 shares of Class A common stock and 786,423 shares of Class B common stock. The original term of the voting agreement was three years, with a scheduled expiration date of February 2014. In June 2012, the voting agreement was amended and restated by stockholders holding approximately 97% of the voting power of the shares represented by the voting agreement, in accordance with its terms. The term of the amended and restated voting agreement was extended for a five year period to

June 30, 2017. Stockholders party to the voting agreement who consented to the amended and restated voting agreement also agreed to a provision which will result in the conversion of their shares of Class B common stock into shares of Class A common stock upon a sale, transfer or other disposition of their shares of Class B common stock, with certain exceptions for permitted transfers. As a result of the voting agreement, the voting committee will have significant influence over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets, for the foreseeable future.

Exercises of Repurchase Rights

Our stock option agreements for stock option grants under our stock incentive plans include provisions allowing us to repurchase shares issued to employees, directors and consultants within specified time periods following a cessation of service. In most cases, we have the right to repurchase shares issued under these arrangements for a repurchase price equal to the fair market value of the shares as of the date of such cessation of service.

T. Peter Thomas, a former member of our board of directors and a member of our compensation committee from January 1989 until February 2011, was removed from our board of directors by action of our stockholders in January 2012. Following his removal from the board of directors, Mr. Thomas exercised vested stock options to purchase 37,950 shares of our Class B common stock for an aggregate purchase price of $277,650. On February 16, 2012, we exercised our right to repurchase all of such shares at a price per share of $13.05, for an aggregate repurchase price of $495,247.50, pursuant to the applicable stock option agreements between Applied and Mr. Thomas. The repurchase price reflects our compensation committee’s good faith determination of the fair market value of our Class B common stock most recently preceding the date of Mr. Thomas’ removal as a director. The determination of fair market value was made in accordance with our long-standing equity valuation process for equity transactions under our stock incentive plans, which also considers stock valuations received from a qualified and independent third-party. Mr. Thomas, with the support of IVP, has questioned the determination of the fair market value of the Company’s Class B common stock in connection with the repurchase of these shares and claims to have received a third-party offer to purchase his shares of Class B common stock at a price of $25.00 per share. In addition, Mr. Thomas has informed us that IVP valued its Applied shares at $32.66 per share for purposes of preparing IVP’s own audited financial statements, based on a valuation conducted by a valuation firm engaged by IVP. Based on this information, Mr. Thomas requested additional cash consideration from us for the repurchase of his shares. On September 11, 2012, Mr. Thomas delivered to us a stock transfer instrument to complete the transfer of the 37,950 shares of Class B common stock, but reserved the right to continue to challenge our compensation committee’s determination of fair market value and to request additional cash consideration from us for the repurchase of his shares. We believe that Mr. Thomas’ and IVP’s assertions are without merit and intend to defend against them vigorously. On August 31, 2012, we initiated litigation asserting claims for breach of contract, breach of the implied covenant of good faith and fair dealing, conversion and declaratory relief against Mr. Thomas and claims for conversion and aiding and abetting conversion against IVP. Resolution of this litigation matter is expected to be costly and time-consuming and may have additional adverse effects on our financial condition and results of operations which we are unable to predict or quantify at the present time.

Thomas C. Hoster, a former member of our board of directors and a member of our audit committee from December 2003 until June 1, 2011, resigned from our board of directors on June 1, 2011. On May 17, 2012, Mr. Hoster exercised vested stock options to purchase 19,200 shares of our Class B common stock for an aggregate purchase price of $134,400. On May 25, 2012, we exercised our right to repurchase all of such shares at a price per share of $10.46, for an aggregate repurchase price of $200,832, pursuant to the applicable stock option agreements between Applied and Mr. Hoster. The repurchase price reflects our compensation committee’s good faith determination of the fair market value of our Class B common stock most recently preceding the date of Mr. Hoster’s resignation as a director.

Employment of Family Members

Family relationships are common among Applied employees at all levels of our organizational structure, from our executive management team to our production-level employees. We believe these relationships contribute to the positive culture described elsewhere in this prospectus.

Serene Wachli, a Division General Manager of Applied’s Surgical Group, is a daughter of Nabil Hilal, Group President, Technology and a director of Applied, a niece of Said Hilal, President, Chief Executive Officer and a director of Applied, and a niece of Samir Tall, our Chief Financial Officer. Tom Wachli, Division General Manager of Applied’s Technology Group, is Serene Wachli’s husband, a son-in-law of Nabil Hilal, and related to Said Hilal and Samir Tall. Each of Mr. and Mrs. Wachli are parties to the Voting Agreement.

During 2009, Mrs. Wachli received $103,350 in salary and $39,812 in cash bonuses. During 2010, Mrs. Wachli received $81,515 in salary, $70,302 in cash bonuses and an allocation of 16,500 points under our Long-Term Strategic Bonus Plan. During 2011, Mrs. Wachli received $133,627 in salary and $120,000 in cash bonuses. In 2011, Mrs. Wachli received a cash payment in the amount of $8,200 in consideration of accrued and unused vacation days. Mrs. Wachli’s current annual base salary and target annual plan bonus are $170,000 and $80,000, respectively. During 2009, Mr. Wachli received $124,187 in salary and $77,312 in cash bonuses. During 2010, Mr. Wachli received $139,100 in salary, $92,000 in cash bonuses and an allocation of 15,000 points under our Long-Term Strategic Bonus Plan. In 2010, Mr. Wachli received a cash payment in the amount of $10,700 in consideration of accrued and unused vacation days. Also in 2010, Applied paid for $3,000 of estate planning services on behalf of Mr. and Mrs. Wachli. During 2011, Mr. Wachli received $164,004 in salary and $120,000 in cash bonuses. In 2011, Mr. Wachli received a cash payment in the amount of $7,615 in consideration of accrued and unused vacation days. Mr. Wachli’s current annual base salary and target annual plan bonus are $185,000 and $80,000, respectively. In 2010, Mrs. Wachli and Mr. Wachli received 401(k) matching contributions in the amounts of $716 and $1,008, respectively, and in both 2011 and 2012, Mrs. Wachli and Mr. Wachli received 401(k) matching contributions in the amount of $1,225 each. Mrs. Wachli also received a fully-vested award of 1,000 shares of Class B common stock with a fair market value of $6,750 on July 29, 2010, and a full tax gross-up payment in the amount of $4,500 in connection with the foregoing share award. On December 2, 2010, each of Mrs. Wachli and Mr. Wachli received an award of stock options to purchase 25,000 shares of Class B common stock with an exercise price of $7.67 per share. The stock options vest over four years and have a term of ten years. During 2010, Mrs. Wachli exercised stock options to purchase 54,400 shares of Class B Common Stock for an aggregate purchase price of $397,550. Mrs. Wachli delivered full recourse promissory notes in the aggregate principal amount of $317,050 to us in connection with these stock option exercises. During 2010, Mr. Wachli exercised stock options to purchase 46,000 shares of Class B Common Stock for an aggregate purchase price of $338,750. Mr. Wachli delivered full recourse promissory notes in the aggregate principal amount of $293,250 to us in connection with these stock option exercises. On March 18, 2011, each of Mrs. Wachli and Mr. Wachli received an award of stock options to purchase 20,000 shares of Class B common stock with an exercise price of $10.50 per share. The stock options vest over four years and have a term of ten years. In March 2011, each of Mrs. Wachli and Mr. Wachli exercised the foregoing option grants in full, pursuant to the early-exercise feature of such stock options, and delivered a full recourse promissory note in the principal amount of $210,000 to us in connection with these stock option exercises. On October 25, 2011, each of Mrs. Wachli and Mr. Wachli received stock options to purchase 40,000 shares of Class B Common Stock at an exercise price of $15.75 per share and an award of 10,000 restricted shares of Class B common stock. The stock options become exercisable over forty-six months, with options to purchase 10,000 shares vesting on September 1, 2012 and the remaining options vesting in equal monthly increments of 833 shares over the remaining three years. Each of Mrs. Wachli and Mr. Wachli also received a full tax gross-up payment in the amount of $128,864 in connection with the foregoing share awards.

The full recourse promissory notes delivered by Mr. and Mrs. Wachli in connection with the stock option exercises mature in December 2014 and March 2015 and, in each case, bear interest at the rate of 3.75%. As of June 30, 2012, the aggregate outstanding principal amounts of the full recourse promissory notes delivered by Mrs. Wachli and Mr. Wachli were $449,902 and $388,569, respectively. Mrs. Wachli paid $10,400 in principal and $464 in interest in 2010, paid $49,656 in principal and $16,383 in interest in 2011 and paid $17,092 in principal and $8,704 in interest in 2012 through June 30, 2012 on the foregoing promissory notes. Mr. Wachli paid $21,057 in principal and $464 in interest in 2010, paid $71,257 in principal and $14,970 in interest in 2011 and paid $22,367 in principal and $7,667 in interest in 2012 through June 30, 2012 on the foregoing promissory notes.

Dima Hilal, Division General Manager of Applied’s Surgical Group, is a daughter of Nabil Hilal, Group President, Technology and a director of Applied, a niece of Said Hilal, President Chief Executive Officer and a director of Applied, and a niece of Samir Tall, our Chief Financial Officer. Mrs. Hilal is a party to the Voting Agreement. During 2009, Mrs. Hilal received $81,488 in salary and $19,765 in cash bonuses. In 2009, Mrs. Hilal received a cash payment in the amount of $7,400 in consideration of accrued and unused vacation days. During 2010, Mrs. Hilal received $123,420 in salary, $71,191 in cash bonuses and an allocation of 16,500 points under our Long-Term Strategic Bonus Plan. In 2010, Applied paid for $3,000 of estate planning services on behalf of Mrs. Hilal. During 2011, Mrs. Hilal received $142,435 in salary and $120,000 in cash bonuses. In 2011, Mrs. Hilal received a cash payment in the amount of $7,813 in consideration of accrued and unused vacation days. Mrs. Hilal’s current annual base salary and target annual plan bonus are $166,500 and $80,000, respectively. Mrs. Hilal also received a fully-vested award of 1,000 shares of Class B common stock with a fair market value of $6,750 on July 29, 2010, and a full tax gross-up payment in the amount of $4,500 in connection with the foregoing share award. On December 2, 2010, Mrs. Hilal received an award of stock options to purchase 25,000 shares of Class B common stock with an exercise price of $7.67 per share. The stock options vest over four years and have a term of ten years. During 2010, Mrs. Hilal exercised stock options to purchase 54,220 shares of Class B Common Stock for an aggregate purchase price of $396,290. Mrs. Hilal delivered full recourse promissory notes in the aggregate principal amount of $368,290 to us in connection with these stock option exercises. On March 18, 2011, Mrs. Hilal received an award of stock options to purchase 20,000 shares of Class B common stock with an exercise price of $10.50 per share. The stock options vest over four years and have a term of ten years. In May 2011, Mrs. Hilal exercised the foregoing option grant in full, pursuant to the early-exercise feature of such stock options, and delivered a full recourse promissory note in the principal amount of $210,000 to us in connection with this stock option exercises. On October 25, 2011, Mrs. Hilal received stock options to purchase 40,000 shares of Class B Common Stock at an exercise price of $15.75 per share and an award of 10,000 restricted shares of Class B common stock. The stock options become exercisable over forty-six months, with options to purchase 10,000 shares vesting on September 1, 2012 and the remaining options vesting in equal monthly increments of 833 shares over the remaining three years. Mrs. Hilal also received a full tax gross-up payment in the amount of $128,864 in connection with the foregoing share award.

The full recourse promissory notes delivered by Mrs. Hilal in connection with the stock option exercises mature in September 2014, December 2014 and May 2015 and bear interest at the rate of 3.75%. As of June 30, 2012, the aggregate outstanding principal amount of the full recourse promissory notes delivered by Mrs. Hilal was $552,727. Mrs. Hilal paid $6,343 in principal and $816 in interest in 2010, paid $15,482 in principal and $13,018 in interest in 2011 and paid $3,738 in principal and $14,337 in interest in 2012 through June 30, 2012 on the foregoing promissory notes.

Bassam Istanbouli, an I.T. Business Analyst employed by us, is a brother-in-law of Nabil Hilal, Group President, Technology. Mr. Istanbouli is a party to the Voting Agreement. During 2009, Mr. Istanbouli received $127,019 in salary and $19,500 in cash bonuses. In 2009, Mr. Istanbouli received a cash payment in the amount of $7,023 in consideration of accrued and unused vacation days. During

2010, Mr. Istanbouli received $131,192 in salary, $22,000 in cash bonuses and an allocation of 2,500 points under our Long-Term Strategic Bonus Plan. In 2010, Mr. Istanbouli received a cash payment in the amount of $10,033 in consideration of accrued and unused vacation days. During 2011, Mr. Istanbouli received $133,500 in salary and $16,000 in cash bonuses. In 2011, Mr. Istanbouli received a cash payment in the amount of $4,878 in consideration of accrued and unused vacation days. Mr. Istanbouli received education assistance of $5,056 in 2011 and $5,250 in 2012. Mr. Istanbouli’s current annual base salary and target annual plan bonus are $133,500 and $10,000, respectively.

During 2010, Mr. Istanbouli exercised stock options to purchase 16,750 shares of Class B common stock for an aggregate purchase price of $117,250. Mr. Istanbouli delivered full recourse promissory notes in the aggregate principal amount of $112,000 (including $3,500 related to taxes) to us in connection with these stock option exercises.

On March 18, 2011, Mr. Istanbouli received an award of stock options to purchase 2,000 shares of Class B common stock with an exercise price of $10.50 per share. The stock options vest over four years and have a term of ten years. In April 2011, Mr. Istanbouli exercised the foregoing option grant in full, pursuant to the early-exercise feature of such stock options, and delivered a full recourse promissory note in the principal amount of $21,000 to us in connection with this stock option exercise.

The full recourse promissory notes delivered by Mr. Istanbouli in connection with the stock option exercises mature in December 2014 and March 2015, and bear interest at the rate of 3.75%. As of June 30, 2012, the aggregate outstanding principal amount of the full recourse promissory notes delivered by Mr. Istanbouli was $130,550. Mr. Istanbouli paid zero on the foregoing promissory notes in 2010, paid $1,950 in principal and $4,577 in interest in 2011 and paid $500 in principal and $2,456 in interest in 2012 through June 30, 2012 on the foregoing promissory notes.

On March 24, 2010, we completed a stock option repricing program, under which eligible stock option holders were given an opportunity to amend certain stock options to reduce the exercise price. In connection with the stock option repricing program, stock options held by each of Mrs. Wachli and Mr. Wachli to purchase 10,000 shares of Class B common stock were amended to reduce the exercise price to $7.00 per share from $10.00 and $12.00 per share, respectively. Stock options held by Mrs. Hilal to purchase 12,000 shares of Class B common stock were amended to reduce the exercise price to $7.00 per share from $10.00 per share. Stock options held by Mr. Istanbouli to purchase 2,000 shares of Class B common stock were amended to reduce the exercise price to $7.00 per share from $12.00 per share.

We completed another stock option repricing program on March 21, 2012, under which the exercise prices of stock options granted in October 2011 and December 2011 were amended to reduce the exercise price. In connection with the stock option repricing program, stock options held by each of Mrs. Wachli, Mr. Wachli and Mrs. Hilal to purchase 40,000 shares of Class B common stock were amended to reduce the exercise price to $8.36 per share from $15.75 per share.

Related Transactions with Members of the Board of Directors

Leslee A. Temple, FASLA, is a member of our board of directors. Ms. Temple is the President and a Corporate Principal of NUVIS Landscape Architecture & Planning. During 2012, NUVIS has provided invoices for professional services and expenses in the aggregate amount of $78,265, for which we have made payments to NUVIS in the aggregate amount of $67,733 through August 31, 2012. We are in the process of planning continued professional services with NUVIS for landscape architecture design and related services for our campus environments, including several recently acquired facilities, in Orange County, California.

Policy for Approval of Related Party Transactions

Our audit committee is responsible for reviewing and approving all transactions in which we are a participant and in which any parties related to us, including our executive officers, directors, beneficial owners of more than 5% of our securities, immediate family members of the foregoing persons, and any other persons whom our board of directors determines may be considered related parties, has or will have a direct or indirect material interest. If advanced approval is not feasible, the audit committee has the authority to ratify a related party transaction at the next audit committee meeting. For purposes of our audit committee charter, a material interest is deemed to be any consideration received by such a party in excess of $120,000 per year.

In reviewing and approving such transactions, the audit committee shall obtain, or shall direct our management to obtain on its behalf, all information that our committee believes to be relevant and important to a review of the transaction prior to its approval. Following receipt of the necessary information, a discussion shall be held of the relevant factors if deemed to be necessary by our committee prior to approval. If a discussion is not deemed to be necessary, approval may be given by written consent of our committee. This approval authority may also be delegated to the chairman of the audit committee in respect of any transaction in which the expected amount is less than $250,000. No related party transaction may be entered into prior to the completion of these procedures.

The audit committee or its chairman, as the case may be, shall approve only those related party transactions that are determined to be in, or not inconsistent with, the best interests of us and our stockholders, taking into account all available facts and circumstances as our committee or the chairman determines in good faith to be necessary. These facts and circumstances will typically include, but not be limited to, the material terms of the transaction, the nature of the related party’s interest in the transaction, the significance of the transaction to the related party and the nature of our relationship with the related party, the significance of the transaction to us, and whether the transaction would be likely to impair (or create an appearance of impairing) the judgment of a director or executive officer to act in our best interest. No member of the audit committee may participate in any review, consideration, or approval of any related party transaction with respect to which the member or any of his or her immediate family members is the related party, except that such member of the audit committee will be required to provide all material information concerning the related party transaction to the audit committee.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table and accompanying footnotes provide information regarding the beneficial ownership of our common stock as of June 30, 2012, giving effect to the completion of this offering by:

•	each person or group who beneficially owns 5% or more of the outstanding shares of our Class A common stock, Class B common stock or preferred stock;

•	each of our directors;

•	each of our NEOs;

•	all of our directors and executive officers as a group; and

•	each of the selling stockholders.

Beneficial ownership, which is determined in accordance with the rules and regulations of the SEC, means the sole or shared power to vote or direct the voting or dispose or direct the disposition of our common stock. The number of shares of our common stock beneficially owned by a person includes shares of common stock issuable with respect to options or convertible securities held by that person that are exercisable or convertible within 60 days of June 30, 2012.

The number of shares and percentage beneficial ownership of common stock before this offering set forth below is based on 153,739 shares of our Class A common stock, 12,310,825 shares of our Class B common stock and 6,995,969 shares of our preferred stock issued and outstanding as of June 30, 2012. The number of shares and percentage of beneficial ownership after this offering set forth below is based on 153,739 shares of our Class A common stock, 13,040,623 shares of our Class B common stock and 6,266,171 shares of our preferred stock outstanding after the completion of this offering, assuming conversion of 729,798 shares of preferred stock into Class B common stock. Beneficial ownership representing less than one percent is denoted with an “*.”

	Shares Beneficially Owned Prior to the Offering						% Total Voting Power (3)	Shares Being Offered(4)	Shares Beneficially Owned After the Offering						% Total Voting Power (3)
	Class A Common Stock		Class B Common Stock		Preferred Stock(2)				Class A Common Stock		Class B Common Stock (2)		Preferred Stock
Name of Beneficial Owner(1)	Shares	%	Shares	%	Shares	%		Class B Common Stock	Shares	%	Shares	%	Shares	%
Selling Stockholders:
James Strand(5)	0	*	0	*	5,000	*	*	5,000	0	*	0	*	0	*	*
Fogarty Family Revocable Trust(6)	0	*	321,667	2.6%	33,334	*	1.8%	33,334	0	*	321,667	*	2.5%	*	1.7%
Pantheon International Participations PLC(7)	0	*	0	*	404,040	5.8%	2.1%	84,040	0	*	0	*	320,000	5.1%	1.7%
Landmark Equity Partners(8)	0	*	0	*	505,051	7.2%	2.6%	105,051	0	*	0	*	400,000	6.4%	2.1%
Bank of America Ventures(9)	0	*	22,222	*	1,184,250	16.9%	6.2%	234,250	0	*	22,222	*	950,000	15.2%	5.0%
Institutional Venture Management, IV, LP(10)	0	*	215,914	1.8%	3,649,218	52.2%	20.0%	69,014	0	*	215,914	1.7%	3,580,204	57.1%	19.6%
Colella Family Trust(11)	0	*	13,570	*	229,324	3.3%	1.3%	45,865	0	*	13,570	*	183,459	2.9%	1.0%
Thomas-Stewart Trust(12)	0	*	13,854	*	145,461	2.1%	*	45,461	0	*	13,854	*	100,000	1.6%	*
Dennis Living Trust(13)	0	*	13,568	*	229,325	3.3%	1.3%	45,865	0	*	13,568	*	183,460	2.9%	1.0%
Elmore Living Trust(14)	0	*	7,462	*	126,129	1.8%	*	25,226	0	*	7,462	*	100,903	1.6%	*
The Fogelsong Trust(15)	0	*	7,055	*	119,250	1.7%	*	23,850	0	*	7,055	*	95,400	1.5%	*
Yang Family Trust(16)	0	*	2,035	*	34,398	*	*	6,880	0	*	2,035	*	27,518	*	*
Fogelsong Children’s Trust(17)	0	*	1,764	*	29,812	*	*	5,962	0	*	1,764	*	23,850	*	*
Greater than 5% Stockholders, Directors and Named Executive Officers:
Institutional Venture Partners Funds(18)	0	*	275,222	2.2%	4,562,917	65.2%	25.0%	268,123	0	*	275,222	2.1%	4,294,794	68.5%	23.7%
Said S. Hilal(19)	11,750	7.6%	12,133,962	84.3%	185,961	2.7%	57.6%	45,461	11,750	7.6%	12,133,962	80.2%	140,500	2.2%	57.3%
Nabil Hilal(20)	11,750	7.6%	12,133,962	84.3%	185,961	2.7%	57.6%	45,461	11,750	7.6%	12,133,962	80.2%	140,500	2.2%	57.3%
Stephen E. Stanley(21)	11,750	7.6%	12,133,962	84.3%	185,961	2.7%	57.6%	45,461	11,750	7.6%	12,133,962	80.2%	140,500	2.2%	57.3%
Gary Johnson(22)	0	*	665,100	5.2%	0	*	3.4%	0	0	*	665,100	4.9%	0	*	3.4%
Samir Tall(23)	0	*	583,588	4.7%	0	*	3.0%	0	0	*	583,588	4.4%	0	*	3.0%
Dennis L. Fowler, M.D.(24)	0	*	39,688	*	0	*	*	0	0	*	39,688	*	0	*	*
Mark P. de Raad(25)	0	*	20,500	*	0	*	*	0	0	*	20,500	*	0	*	*
Leslee A. Temple(26)	0	*	14,000	*	0	*	*	0	0	*	14,000	*	0	*	*
Thomas M. Kasten(27)	0	*	46,000	*	0	*	*	0	0	*	46,000	*	0	*	*
AMC Family Holdings A, LLC(28)	0	*	4,629,398	37.6%	0	*	24.0%	0	0	*	4,629,398	35.5%	0	*	24.0%
AMC Family Holdings B, LLC(29)	0	*	1,550,500	12.6%	0	*	8.0%	0	0	*	1,550,500	11.9%	0	*	8.0%
Patrick Elliott(30)	29,000	16.7%	0	*	0	*	*	0	29,000	16.7%	0	*	0	*	*
Susan Moralis(31)	14,500	9.0%	0	*	0	*	*	0	14,500	9.0%	0	*	0	*	*
All executive officers and directors as a group (11 persons)(32)	11,750	7.6%	12,196,462	84.5%	185,961	2.7%	57.7%	45,461	11,750	7.6%	12,196,462	80.4%	140,500	2.2%	57.5%
Voting Group(33)	11,750	7.6%	12,133,962	84.3%	185,961	2.7%	57.6%	45,461	11,750	7.6%	12,133,962	80.2%	140,500	2.2%	57.3%

(1)	Unless otherwise indicated below, the address of each beneficial owner listed in the table is c/o Applied Medical Corporation, 22872 Avenida Empresa, Rancho Santa Margarita, California 92688.
(2)	Each share of preferred stock is convertible, at the option of the holder at any time, into one share of Class B common stock and therefore each holder of preferred stock is also deemed to beneficially own the underlying shares of Class B common stock.

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(3)	Percentage total voting power represents voting power with respect to all shares of our Class A common stock, Class B common stock and preferred stock as a single class. Each holder of preferred stock is entitled to ten votes per share of preferred stock, each holder of Class B common stock is entitled to ten votes per share of Class B common stock and each holder of Class A common stock is entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock, Class B common stock and preferred stock vote together as a single class on all matters submitted to a vote of our stockholders, except as otherwise provided in our certificate of incorporation or as may otherwise be required by law. The preferred stock is convertible at any time by the holder into shares of Class B common stock on a share-for-share basis and the Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis.
(4)	For all of the selling stockholders, the shares being offered represent shares of Class B common stock which will be issued upon conversion of preferred stock in connection with this offering.
(5)	Consists of 5,000 shares of Series D preferred stock held of record by L. James Strand before the offering and zero shares after the offering.
(6)	Includes 33,334 shares of Series A preferred stock held of record by the Fogarty Family Revocable Trust before the offering and zero shares of preferred stock after the offering.
(7)	Consists of 404,040 shares of Series F preferred stock held of record by Pantheon International Participations PLC before the offering and 320,000 shares of Series F preferred stock held of record by Pantheon International Participations PLC after the offering. Pantheon Ventures (UK) LLP, or Pantheon Ventures, is the investment advisor of Pantheon International Participations PLC, or Pantheon International and, therefore, may be deemed to beneficially share ownership of the shares owned by Pantheon International. Pantheon Ventures has delegated responsibility for the management of Pantheon International’s investment in Applied to four of its partners: Alastair Bruce, Andrew Lebus, Rob Wright, and Rob Barr. The address of Pantheon International is c/o Pantheon Ventures (UK) LLP, Norfolk House, 31 St. James’ Square, London, United Kingdom, SW1Y 4JR.
(8)	Consists of 505,051 shares of Series F preferred stock held of record by Landmark Equity Partners V, L.P. before the offering and 400,000 shares of Series F preferred stock held of record by Landmark Equity Partners V, L.P. after the offering.
(9)	Includes 23,457 shares of Series A preferred stock, 660,793 shares of Series B preferred stock and 500,000 shares of Series E preferred stock held of record by Bank of America Ventures, or BAV, before the offering and 23,457 shares of Series A preferred stock, 426,543 shares of Series B preferred stock and 500,000 shares of Series E preferred stock held of record by BAV after the offering. BAV is a wholly-owned subsidiary of Bank of America, National Association, or BANA. BANA, a federally chartered bank, is a wholly-owned subsidiary of BANA Holding Corporation, which is a wholly-owned subsidiary of BAC North America Holding Company, which is a wholly-owned subsidiary of NB Holdings Corporation, collectively the BANA Parent Companies, which is a wholly-owned subsidiary of Bank of America Corporation, or BAC. Because of the relationships to BAV, each of the BANA Parent Companies and BAC may be deemed to beneficially own the shares owned by BAV. Under the terms of an Investment Management Agreement, or IMA, between Scale Management, LLC, or Scale, BAC, BAV and BankAmerica Investment Corporation, Scale manages BAV’s investment in Applied and, therefore, may be deemed to beneficially share ownership of the shares owned by BAV. Scale disclaims beneficial ownership of shares owned by BAV. BAV shares with Scale dispositive power over the shares owned by BAV. BAC may also be deemed to share dispositive power over the shares owned by BAV. The Power of Attorney executed by BAC and BAV in connection with the IMA specifically appoints the following individuals of Scale to manage BAV’s investments in Applied: Kate Mitchell, Rory O’Driscoll, Sharon Wienbar, Mark Brooks and Louis Bock and, therefore, such individuals share voting and dispositive power over the shares owned by BAV. The address for the investment advisor of Bank of America Ventures is c/o Scale Venture Partners, 950 Tower Lane, Suite 700, Foster City, CA 94404.
(10)	Consists of (1) 4,083 shares of Class B common stock, 25,352 shares of Series A preferred stock, 9,912 shares of Series B preferred stock, 30,000 shares of Series D preferred stock and 3,750 shares of Series E preferred stock held of record by Institutional Venture Management IV, L.P., or IVM IV, before the offering and zero shares of preferred stock and 4,083 shares of Class B common stock held of record by IVM IV after the offering and (2) 211,831 shares of Class B common stock, 1,315,168 shares of Series A preferred stock, 514,198 shares of Series B preferred stock, 1,556,298 shares of Series D preferred stock and 194,540 shares of Series E preferred stock held of record by Institutional Venture Partners IV, L.P., or IVP IV, prior to and after the offering. IVM IV is the general partner of IVP IV and, therefore, may be deemed to beneficially share ownership of the shares owned by IVP IV. Samuel D. Colella, Reid W. Dennis, Mary Jane Elmore, Norman A. Fogelsong, T. Peter Thomas and Geoffrey Y. Yang are the managing directors of IVM IV and share voting or dispositive power over the shares beneficially owned by IVM IV. The address of IVM IV is 3000 Sand Hill Road, Building 2, Suite 250, Menlo Park, California 94025.
(11)	Includes 84,242 shares of Series A preferred stock, 32,934 shares of Series B preferred stock, 99,687 shares of Series D preferred stock and 12,461 shares of Series E preferred stock held of record by the Colella Family Trust U/A/D Dated 9/21/92 before the offering and 38,377 shares of Series A preferred stock, 32,934 shares of Series B preferred stock, 99,687 shares of Series D preferred stock and 12,461 shares of Series E preferred stock held of record by the Colella Family Trust U/A/D Dated 9/21/92 after the offering.

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(12)	Includes 3,000 shares of Class B common stock held of record by T. Peter Thomas. Excludes 37,950 shares of Class B common stock that we have repurchased from Mr. Thomas, pending Mr. Thomas’ compliance with the repurchase provisions of the applicable stock option agreements. Includes 67,394 shares of Series A preferred stock, 26,349 shares of Series B preferred stock, 41,750 shares of Series D preferred stock and 9,968 shares of Series E preferred stock held of record by the Thomas-Stewart Family Trust U/D/T Dated 10/16/96 before the offering and 21,933 shares of Series A preferred stock, 26,349 shares of Series B preferred stock, 41,750 shares of Series D preferred stock and 9,968 shares of Series E preferred stock held of record by the Thomas-Stewart Family Trust U/D/T Dated 10/16/96 after the offering.
(13)	Includes 84,242 shares of Series A preferred stock, 32,936 shares of Series B preferred stock, 99,687 shares of Series D preferred stock and 12,460 shares of Series E preferred stock held of record by the Dennis Living Trust U/A/D Dated 7/7/1989 before the offering and 38,377 shares of Series A preferred stock, 32,936 shares of Series B preferred stock, 99,687 shares of Series D preferred stock and 12,460 shares of Series E preferred stock held of record by the Dennis Living Trust U/A/D Dated 7/7/1989 after the offering.
(14)	Includes 46,333 shares of Series A preferred stock, 18,115 shares of Series B preferred stock, 54,828 shares of Series D preferred stock and 6,853 shares of Series E preferred stock held of record by the Elmore Living Trust U/T/A Dated 7/27/1990 before the offering and 21,107 shares of Series A preferred stock, 18,115 shares of Series B preferred stock, 54,828 shares of Series D preferred stock and 6,853 shares of Series E preferred stock held of record by the Elmore Living Trust U/T/A Dated 7/27/1990 after the offering.
(15)	Includes 43,806 shares of Series A preferred stock, 17,127 shares of Series B preferred stock, 51,838 shares of Series D preferred stock and 6,479 shares of Series E preferred stock held of record by the Fogelsong Trust U/T/A Dated 3/22/1984 before the offering and 19,956 shares of Series A preferred stock, 17,127 shares of Series B preferred stock, 51,838 shares of Series D preferred stock and 6,479 shares of Series E preferred stock held of record by the Fogelsong Trust U/T/A Dated 3/22/1984 after the offering.
(16)	Includes 12,636 shares of Series A preferred stock, 4,940 shares of Series B preferred stock, 14,953 shares of Series D preferred stock and 1,869 shares of Series E preferred stock held of record by the Yang Family Trust U/D/T Dated 4/11/1994 before the offering and 5,756 shares of Series A preferred stock, 4,940 shares of Series B preferred stock, 14,953 shares of Series D preferred stock and 1,869 shares of Series E preferred stock held of record by the Yang Family Trust U/D/T Dated 4/11/1994 after the offering.
(17)	Includes 10,951 shares of Series A preferred stock, 4,282 shares of Series B preferred stock, 12,959 shares of Series D preferred stock and 1,620 shares of Series E preferred stock held of record by the Fogelsong Children’s Trust U/T/A Dated 8/1/1985 before the offering and 4,989 shares of Series A preferred stock, 4,282 shares of Series B preferred stock, 12,959 shares of Series D preferred stock and 1,620 shares of Series E preferred stock held of record by the Fogelsong Children’s Trust U/T/A Dated 8/1/1985 after the offering.
(18)	Consists of 211,831 shares of Class B common stock and 3,580,204 shares of preferred stock held of record by IVP IV; 4,083 shares of Class B common stock and 69,014 shares of preferred stock of held of record by IVM IV; 13,570 shares of Class B common stock and 229,324 shares of preferred stock held of record by the Colella Family Trust U/A/D Dated 9/21/92; 13,568 shares of Class B common stock and 229,325 shares of preferred stock held of record by the Dennis Living Trust U/A/D Dated 7/7/1989; 7,462 shares of Class B common stock and 126,129 shares of preferred stock held of record by the Elmore Living Trust U/T/A Dated 7/27/1990; 7,055 shares of Class B common stock and 119,250 shares of preferred stock held of record by the Fogelsong Trust U/T/A Dated 3/22/1984; 10,854 shares of Class B common stock and 145,461 shares of preferred stock held of record by the Thomas-Stewart Family Trust U/D/T Dated 10/16/96 and 3,000 shares held of record by T. Peter Thomas; 2,035 shares of Class B common stock and 34,398 shares of preferred stock held of record by the Yang Family Trust U/D/T Dated 4/11/1994; and 1,764 shares of Class B common stock and 29,812 shares of preferred stock held of record by the Fogelsong Children’s Trust U/T/A Dated 8/1/1985, which are all affiliated with IVP IV and IVM IV.
(19)	Consists of (1) 4,629,398 shares of Class B common stock held of record by a limited liability company, (2) 335,000 shares of Class B common stock underlying options that are exercisable within 60 days and (3) 11,750 shares of Class A common stock, 7,169,564 shares of Class B common stock, 67,394 shares of Series A preferred stock, 26,349 shares of Series B preferred stock, 2,500 shares of Series C preferred stock, 79,750 shares of Series D preferred stock and 9,968 shares of Series E preferred stock owned by other stockholders party to the voting agreement, which includes 1,600 shares of Class A common stock and 1,748,880 shares of Class B common stock underlying options that are exercisable within 60 days. The number of shares being offered represents 45,461 shares offered by the Thomas-Stewart Family Trust U/D/T Dated 10/16/96 which are subject to the voting agreement. Said S. Hilal is a member of the voting committee pursuant to the voting agreement and may be deemed to share voting power over, and, therefore, beneficial ownership of, the shares subject to the voting agreement.
(20)

Consists of (1) 1,550,500 shares of Class B common stock held of record by a limited liability company, (2) 140,000 shares of Class B common stock underlying options that are exercisable within 60 days and (3) 11,750 shares of Class A common stock, 10,443,462 shares of Class B common stock, 67,394 shares of Series A preferred stock, 26,349 shares of Series B preferred stock, 2,500 shares of Series C preferred stock, 79,750 shares of Series D preferred stock and 9,968 shares of Series E preferred stock owned by other stockholders party to the voting agreement, which includes 1,600 shares of Class A common stock and 1,943,880 shares of Class B common stock underlying options that are exercisable within 60 days. The footnotes continued on following page

number of shares being offered represents 45,461 shares offered by the Thomas-Stewart Family Trust U/D/T Dated 10/16/96 which are subject to the voting agreement. Nabil Hilal is a member of the voting committee pursuant to the voting agreement and may be deemed to share voting power over, and, therefore, beneficial ownership of, the shares subject to the voting agreement.
(21)	Consists of (1) 339,077 shares of Class B common stock held of record by a limited liability company, (2) 308,628 shares of Class B common stock underlying options that are exercisable within 60 days and (3) 11,750 shares of Class A common stock, 11,486,257 shares of Class B common stock, 67,394 shares of Series A preferred stock, 26,349 shares of Series B preferred stock, 2,500 shares of Series C preferred stock, 79,750 shares of Series D preferred stock and 9,968 shares of Series E preferred stock owned by other stockholders party to the voting agreement, which includes 1,600 shares of Class A common stock and 1,775,252 shares of Class B common stock underlying options that are exercisable within 60 days. The number of shares being offered represents 45,461 shares offered by the Thomas-Stewart Family Trust U/D/T Dated 10/16/96 which are subject to the voting agreement. Stephen E. Stanley is a member of the voting committee pursuant to the voting agreement and may be deemed to share voting power over, and, therefore, beneficial ownership of, the shares subject to the voting agreement. Stephen E. Stanley disclaims beneficial ownership of 17,840 shares issuable upon exercise of stock options.
(22)	Includes 268,100 shares held of record by a limited liability company and 397,000 shares underlying options that are exercisable within 60 days.
(23)	Includes 439,088 shares held of record by a limited liability company and 144,500 shares underlying options that are exercisable within 60 days.
(24)	Includes 11,088 shares underlying options that are exercisable within 60 days.
(25)	Includes 12,700 shares underlying options that are exercisable within 60 days.
(26)	Includes 8,000 shares underlying options that are exercisable within 60 days.
(27)	Includes 9,600 shares underlying options that are exercisable within 60 days and 36,400 shares held of record by the Kasten Family Trust.
(28)	Shares held of record by AMC Family Holdings A, LLC, or AMC-FH-A. Said S. Hilal controls the manager of AMC-FH-A and has voting and investment power over the securities held by AMC-FH-A.
(29)	Shares held of record by AMC Family Holdings B, LLC, or AMC-FH-B. Nabil Hilal controls the manager of AMC-FH-B and has voting and investment power over the securities held by AMC-FH-B.
(30)	Includes 20,000 shares underlying options that are exercisable within 60 days.
(31)	Includes 8,000 shares underlying options that are exercisable within 60 days.
(32)	Includes an aggregate of 2,128,580 shares of Class B common stock and 1,600 shares of Class A common stock underlying options that are exercisable within 60 days and the shares described in footnotes 19 through 27 above. The number of shares being offered represents 45,461 shares offered by the Thomas-Stewart Family Trust U/D/T Dated 10/16/96 which are subject to the voting agreement.
(33)	Includes an aggregate of 2,083,880 shares of Class B common stock and 1,600 shares of Class A common stock underlying options that are exercisable within 60 days owned by stockholders party to the voting agreement. The number of shares being offered represents 45,461 shares offered by the Thomas-Stewart Family Trust U/D/T Dated 10/16/96 which are subject to the voting agreement. The members of the voting committee pursuant to the voting agreement are Said S. Hilal, Nabil Hilal and Stephen E. Stanley. Such persons may be deemed to share voting power over, and, therefore, beneficial ownership of, the shares subject to the voting agreement.

DESCRIPTION OF CAPITAL STOCK

The following is a description of certain provisions of Delaware law, the material provisions of our capital stock and the other material terms of our certificate of incorporation and bylaws, as they will be in effect after the consummation of this offering (the bylaws to be adopted prior to the consummation of this offering being referred to in this prospectus as our new bylaws). This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation and new bylaws, copies of which have been or will be filed with the SEC as exhibits to the registration statement of which this prospectus forms a part.

General

Our current authorized capital stock consists of 25,000,000 shares of Class A common stock, par value $0.001 per share, 25,000,000 shares of Class B common stock, par value $0.001 per share, and 7,009,998 shares of preferred stock, par value $0.001 per share, of which 1,886,598 shares are designated as Series A preferred stock, 1,341,586 shares are designated as Series B preferred stock, 11,690 shares are designated as Series C preferred stock, 2,105,210 shares are designated as Series D preferred stock, 752,785 shares are designated as Series E preferred stock, and 912,129 shares are designated as Series F preferred stock. In this section, when we refer to “common stock,” we are referring to Class A common stock and Class B common stock, taken as a whole. Except as expressly provided in our certificate of incorporation, shares of our Class A common stock and Class B common stock have the same rights and privileges and rank equally, share ratably and are identical in all respects as to all matters.

The number of authorized shares of Class A common stock, Class B common stock or preferred stock may be decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of Class A common stock, Class B common stock and preferred stock, voting together as a single class. The number of authorized shares of Class A common stock, Class B common stock or preferred stock may be increased by the affirmative vote of (1) the holders of a majority of the combined voting power of the outstanding shares of Class A common stock, Class B common stock and preferred stock, voting together as a single class, and (2) so long as at least 300,000 shares of preferred stock are outstanding, the holders of a majority of the voting power of the outstanding shares of preferred stock. The shares of preferred stock are convertible into Class B common stock at the option of the holder and are subject to automatic conversion into Class B common stock in certain circumstances. See “Preferred Stock — Conversion Rights.”

After the consummation of this offering, there will be 153,739 shares of Class A common stock issued and outstanding, 13,040,623 shares of Class B common stock issued and outstanding, 1,615,403 shares of Series A preferred stock issued and outstanding, 1,097,424 shares of Series B preferred stock issued and outstanding, 11,508 shares of Series C preferred stock issued and outstanding, 2,069,878 shares of Series D preferred stock issued and outstanding, 748,980 shares of Series E preferred stock issued and outstanding, and 722,978 shares of Series F preferred stock issued and outstanding. As of June 30, 2012, we had approximately 91 holders of record of our Class A common stock, 362 holders of record of our Class B common stock, and 36 holders of record of our preferred stock.

Class A Common Stock

Voting rights

The holders of Class A common stock are entitled to one vote per share. Generally, all matters to be voted on by stockholders, including amendments to our certificate of incorporation, must be approved by a majority of the votes entitled to be cast by all shares of Class A common stock, Class B common stock and preferred stock present in person or represented by proxy, voting together as a single class, except that the vote of our Class A common stock, voting as a separate class, is required to approve any amendment to our certificate of incorporation that would change the powers, preferences or special rights of the shares of Class A common stock so as to affect them adversely.

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at that time, holders of Class A common stock will share ratably (based on the number of shares of common stock held) in any dividend declared by our board of directors. Dividends consisting of shares of Class A common stock may be paid only to holders of shares of Class A common stock. Dividends payable to holders of Class B common stock can only be paid if dividends in the same amount per share are simultaneously paid to holders of Class A common stock; however, dividends payable in shares of Class B common stock or rights to acquire Class B common stock may be paid on shares of Class B common stock without the same dividend being paid to holders of Class A common stock if a dividend payable in shares of Class A common stock or rights to acquire Class A common stock on the same terms is simultaneously paid to the holders of Class A common stock.

Liquidation Rights

On our liquidation, dissolution or winding up, all holders of Class A common stock will be entitled to share ratably (based on the number of shares of common stock held) in any assets available for distribution to holders of shares of common stock after the payment of any liabilities and the liquidation preferences and any accrued or declared but unpaid dividends, if any, with respect to any outstanding preferred stock.

Subdivisions and Combinations

If we subdivide or combine in any manner outstanding shares of Class B common stock, then the outstanding shares of Class A common stock will be subdivided or combined in the same proportion and manner.

Other Rights

Our Class A common stock is not subject to redemption. Holders of our Class A common stock are not entitled to any preemptive rights to purchase additional shares of common stock. All outstanding shares of Class A common stock are legally issued, fully paid and non-assessable.

Class B Common Stock

Voting rights

The holders of Class B common stock are entitled to ten votes per share. Generally, all matters to be voted on by stockholders, including amendments to our certificate of incorporation, must be approved by a majority of the votes entitled to be cast by all shares of Class B common stock, Class A common stock and preferred stock present in person or represented by proxy, voting together as a single class, except that the vote of our Class B common stock, voting as a separate class, is required in order to amend, alter, repeal or waive any of the powers, preferences or special rights of the shares of Class A common stock or Class B common stock.

Conversion

Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon the date and time, or the occurrence of an event, specified by the affirmative vote or written consent of the holders of at least 66  2/3% of the outstanding shares of Class B common stock. Once converted into Class A common stock, the Class B common stock will not be reissued.

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, holders of Class B common stock will share ratably (based on the number of shares of common stock held) in any dividend declared by our board of directors. Dividends consisting of shares of Class B common stock may be paid only to holders of shares of Class B common stock. Dividends payable to holders of Class A common stock can only be paid if dividends in the same amount per share are simultaneously paid to holders of Class B common stock; however, dividends payable in shares of Class A common stock or rights to acquire Class A Common Stock may be paid to the holders of Class A common stock without the same dividend being paid to the holders of Class B common stock if a dividend payable in shares of Class B common stock or rights to acquire Class B common stock on the same terms is to the holders of Class B common stock.

Liquidation Rights

On our liquidation, dissolution or winding up, all holders of Class B common stock will be entitled to share ratably (based on the number of shares of common stock held) in any assets available for distribution to holders of shares of common stock after the payment of any liabilities and the liquidation preferences and any accrued or declared but unpaid dividends, if any, with respect to any outstanding preferred stock.

Subdivisions and Combinations

If we subdivide or combine in any manner outstanding shares of Class A common stock, then the outstanding shares of Class B common stock will be subdivided or combined in the same proportion and manner.

Other Rights

Our Class B common stock is not subject to redemption. Holders of our Class B common stock are not entitled to any preemptive rights to purchase additional shares of common stock. All the outstanding shares of Class B common stock are legally issued, fully paid and non-assessable.

Preferred Stock

General

Our certificate of incorporation authorizes six series of preferred stock. The powers, preferences and rights of each series of preferred stock and their respective qualifications, limitations and restrictions are set forth in our certificate of incorporation.

Voting Rights

The holders of preferred stock are entitled to ten votes for each share of Class B common stock into which such preferred stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share). Generally, all matters to be voted on by stockholders, including amendments to our certificate of incorporation, must be approved by a majority of the votes entitled to be cast by all shares of Class A common stock, Class B common stock and preferred stock present in person or represented by proxy, voting together as a single class, except that (1) the vote of our preferred stock, voting as a separate class, is required to approve any amendment to our certificate of incorporation that would change the powers, preferences or special rights of the shares of preferred stock as to affect them adversely, and (2) the vote of any series of our preferred stock, voting as a separate class, is required to approve any amendment to our certificate of incorporation that would change the powers, preferences or special rights of the shares of such series of preferred stock as to affect such series adversely.

In addition, so long as at least 300,000 shares of preferred stock are outstanding, we may not without first obtaining the approval of the holders of at least a majority of the outstanding shares of preferred stock:

•	sell, convey, or otherwise dispose of all or substantially all of our property or business or merge into or consolidate with any other corporation (other than a wholly owned subsidiary);

•	increase the authorized number of shares of Class A common stock, Class B common stock, preferred stock or any series of preferred stock;

•

create any new class or series of stock or any other securities convertible into equity securities having a preference over, or being on a parity with, any series of preferred stock with respect to redemption, voting, dividends or upon liquidation;

•	do any act or thing which would result in taxation of the holders of shares of any series of preferred stock under Section 305 of the Code;

•	declare or pay any dividend to the holders of any common stock or preferred stock; or

•	reduce the authorized number of directors to a number less than five

Dividend Rights

Holders of shares of Series A preferred stock, Series B preferred stock, Series C preferred stock, Series D preferred stock, Series E preferred stock and Series F preferred stock are entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend on any of our shares of common stock, at the rate of $0.081, $0.2043, $0.27, $0.09, $0.27 and $0.495 per share per annum, respectively, payable quarterly when, as and if declared by our board of directors. These dividends are not cumulative. After the payment of these dividends to the holders of preferred stock, any additional dividends declared by our board of directors will be distributed to holders of preferred stock, Class A common stock and Class B common stock, pro rata based on the number of shares of common stock then held by each holder (assuming the conversion of all preferred stock in shares of Class B common stock).

Ranking

With respect to distribution rights and the distribution of assets upon our liquidation, dissolution or winding up, the Series B preferred stock, Series C preferred stock and Series E preferred stock rank (1) with respect to their fixed liquidation amounts and declared but unpaid dividends: (a) senior to the Series A preferred stock, Series D preferred stock and all classes or series of our common stock and (b) on a parity with the Series F preferred stock; and (2) with respect to the residual amount described below: (a) junior to the Series A preferred stock and Series D preferred stock and (b) on a parity with all classes or series of our common stock.

With respect to distribution rights and the distribution of assets upon our liquidation, dissolution or winding up, the Series F preferred stock ranks (1) senior to the Series A preferred stock, Series D preferred stock and all classes or series of our common stock and (2) on a parity with the Series B preferred stock, Series C preferred stock and Series E preferred stock.

With respect to distribution rights and the distribution of assets upon our liquidation, dissolution or winding up, the Series A preferred stock and Series D preferred stock rank (1) senior to all classes or series of our common stock and (2) junior to the Series B preferred stock, Series C preferred stock, Series E preferred stock and Series F preferred stock.

Liquidation Preferences

Series B preferred stock, Series C preferred stock and Series E preferred stock

In the event of our liquidation, dissolution or winding up, the holders of Series B preferred stock, Series C preferred stock and Series E preferred stock are entitled to receive, pari passu with the payments to the holders of Series F preferred stock described below, and prior and in preference to any distribution of any of our assets to the holders of Series A preferred stock, Series D preferred stock and common stock, an amount per share equal to the greater of (1) $4.54, $4.54 and $6.00 for each outstanding share of Series B preferred stock, Series C preferred stock and Series E preferred stock, respectively, and an amount equal to the declared but unpaid dividends on such shares, or (2) $2.27, $3.00 and $3.00 for each outstanding share of Series B preferred stock, Series C preferred stock and Series E preferred stock, respectively, plus an amount equal to declared but unpaid dividends on such shares plus the residual amount described below. If upon the occurrence of such event, the assets and funds thus distributed among the holders of Series B preferred stock, Series C preferred stock, Series E preferred stock and Series F preferred stock is insufficient to permit the payment to such holders of the full preferential amounts to which they are entitled, then the entirety of our assets and funds legally available for distribution will be distributed ratably among the holders of the Series B preferred stock, Series C preferred stock, Series E preferred stock and Series F preferred stock in proportion to the number of shares of such stock owned by the holders thereof.

Series F preferred stock

In the event of our liquidation, dissolution or winding up, the holders of Series F preferred stock are entitled to receive, pari passu with the payments to the holders of Series B preferred stock, Series C preferred stock and Series E preferred stock described above, and prior and in preference to any distribution of any of our assets to the holders of Series A preferred stock, Series D preferred stock and common stock, an amount per share equal to $12.00 for each outstanding share of Series F preferred stock. If upon the occurrence of such event, the assets and funds thus distributed among the holders of Series B preferred stock, Series C preferred stock, Series E preferred stock and Series F preferred stock is insufficient to permit the payment to such holders of the full preferential amounts to which they are entitled, then the entirety of our assets and funds legally available for distribution will be distributed ratably among the holders of the Series B preferred stock, Series C preferred stock, Series E preferred stock and Series F preferred stock in proportion to the number of shares of such stock owned by the holders thereof.

Series A preferred stock and Series D preferred stock

In the event of our liquidation, dissolution or winding up, subject to the prior rights of the holders of Series B preferred stock, Series C preferred stock, Series E preferred stock and Series F preferred stock described above, the holders of Series A preferred stock and Series D preferred stock are entitled to receive, prior and in preference to any distribution of any of our assets to the holders of common stock, an amount per share equal to declared but unpaid dividends on such shares plus the greater of (i) $0.90 and $1.00 for each outstanding share of Series A preferred stock and Series D preferred stock, respectively, or (ii) the amount that a holder of shares of Class B common stock issuable upon conversion of one share of Series A preferred stock and one share of Series D preferred stock would receive had all of the Series A preferred stock and Series D preferred stock been converted into Class B common stock immediately prior to such event. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A preferred stock and Series D preferred stock is insufficient to permit the payment to such holders of the full preferential amounts to which they are entitled, then, subject to the rights of the holders of Series B preferred stock, Series C preferred stock, Series E preferred stock and Series F preferred stock described above, the entirety of our assets and funds legally available for distribution shall be distributed ratably among the holders of the Series A preferred stock and Series D preferred stock in proportion to the number of shares of such stock owned by the holders thereof.

Residual Amount

In the event of any liquidation, dissolution or winding up of us, and after the preferential distributions on the preferred stock described above have been paid, if the preferential payment to the holders of Series B preferred stock, Series C preferred stock, and Series E preferred stock was made in accordance with provision (ii) above, then, subject to such provision, our remaining assets available for distribution to stockholders shall be distributed among the holders of Series B preferred stock, Series C preferred stock, Series E preferred stock and common stock pro rata based on the number of shares of common stock held by each (treating the Series B preferred stock, Series C preferred stock and Series E preferred stock (as the case may be) as if converted into shares of Class B common stock for this purpose).

Merger Preference

Any reorganization, merger, consolidation or sale of all or substantially all of our assets that results in our stockholders immediately prior to such transaction not holding (by virtue of the issuance of shares or securities with respect to such transaction) at least 50% of the voting power of the surviving, continuing or purchasing entity will be deemed to be a liquidation for purposes of the liquidation preferences described above.

Conversion Rights

Each share of preferred stock is convertible, at the option of the holder at any time, into such number of shares of Class B common stock as determined by dividing the issue price by the conversion price. The “issue prices” per share for the Series A preferred stock, Series B preferred stock, Series C preferred stock, Series D preferred stock, Series E preferred stock and Series F preferred stock are $0.90, $2.27, $3.00, $1.00, $3.00 and $5.50, respectively. The “conversion prices” per share for the Series A preferred stock, Series B preferred stock, Series C preferred stock, Series D preferred stock, Series E preferred stock and Series F preferred stock are, initially, equal to the respective issue price. The conversion prices are subject to adjustment for stock splits, stock dividends, reverse splits, recapitalizations and similar events as described below. In addition, the conversion prices for the Series D preferred stock, Series E preferred stock and Series F preferred stock are subject to anti-dilution adjustment in the event we issue equity securities for a consideration per share less than the conversion price of the Series D preferred stock, Series E preferred stock or Series F preferred stock in effect immediately prior to the issuance of such common stock, other than issuances of common stock upon conversion of preferred stock, in connection with issuances under our equity incentive plans or in connection with certain other exceptions. Furthermore, the conversion price of the Series F preferred stock is subject to additional anti-dilution adjustment upon the closing of a public offering pursuant to an effective registration statement under the Securities Act covering the offering and sale of any common stock if the issue price of such common stock in our underwritten public offering is less than $12.00 per share.

All shares of preferred stock will automatically convert into shares of Class B common stock at the conversion price then in effect upon the earlier of the following events:

•

the consummation of the sale of any common stock, whether for the account of us or any of our stockholders, in a bona fide, firm commitment underwriting pursuant to a registration statement under the Securities Act, the public offering price of which is not less than $9.00 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalizations) and $10,000,000 in the aggregate; and

•

either (a) the date and time, or the occurrence of an event, approved by the holders of at least a majority of the outstanding shares of preferred stock or (b) the conversion into shares of Class B common stock, at the option of the holders thereof, of at least a majority of the outstanding shares of preferred stock.

Subdivisions and Combinations

If we subdivide or combine in any manner outstanding shares of common stock, then the conversion price of each series of preferred stock shall be appropriately decreased or increased so that the number of shares of Class B common stock issuable upon conversion of the preferred stock will be increased or decreased in proportion to such increase or decrease in the number of outstanding shares of common stock.

Other Rights

Our preferred stock is not subject to redemption. Holders of preferred stock are not entitled to purchase any additional shares of preferred stock or common stock. All outstanding shares of preferred stock are legally issued, fully paid and non-assessable.

Restrictions on Transfer

Our certificate of incorporation includes a restriction on transfer of shares. Pursuant to Article VIII of our certificate of incorporation, in order to ensure that we have at all times prior to our election to complete an initial public offering of our stock (i.e. pursuant to a registration statement under the Securities Act – an “IPO”) fewer than 500 stockholders of record (for purposes of Section 12(g) of the Exchange Act), our certificate of incorporation provides that no stockholder shall sell, give, donate, assign, hypothecate, pledge, lend, encumber or grant a security interest in or otherwise transfer or dispose of any interest therein or thereto (including, without limitation, any option, contract or other right to acquire, sell or swap shares) prior to the consummation of an IPO except (i) with our prior written permission based upon approval of our board of directors or (ii) where any such transfer includes the transfer of all shares of our capital stock held by the transferor, as well as all rights and interests in shares (including, without limitation, the option or right to acquire shares) of our capital stock held by the transferor to a single transferee (excluding, for this purpose, any transferee that would not be regarded as a single holder of record for purposes of Section 12(g) of the Exchange Act).

Our certificate of incorporation further provides that any attempt to transfer shares or any right, title or interest therein or thereto in violation of the foregoing provision shall be null and void ab initio, and neither we nor our transfer agent shall give effect thereto (or have any obligation to give effect) to any such attempted transfer. Our certificate of incorporation further provides that neither we nor our transfer agent shall recognize, register or otherwise give effect to (or have any obligation to recognize, register or otherwise give effect to) any attempt to transfer shares, or any right, title or interest therein or thereto, that would cause us to have 500 or more stockholders of record (for purposes of the Exchange Act) prior to consummation of an IPO.

Options

As of June 30, 2012, options to purchase an aggregate of 43,600 shares of our Class A common stock at a weighted-average exercise price of $7.94 per share, and options to purchase an aggregate of 2,968,694 shares of our Class B common stock at a weighted-average exercise price of $8.21 per share, were outstanding.

Registration Rights

We are party to a Master Rights Agreement with certain of our stockholders providing for rights to register under the Securities Act certain shares of our common stock and shares of our common stock issuable upon conversion of our preferred stock. See “Certain Relationships and Related Party Transactions—Master Rights Agreement.”

Limitations on Directors’ Liability

The Delaware General Corporation Law, or the DGCL, authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent authorized by the DGCL.

Our new bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities.

The limitation of liability and indemnification provisions in our certificate of incorporation and new bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.

In addition to the indemnification to be provided by our certificate of incorporation and new bylaws, prior to the consummation of this offering, we will enter into agreements to indemnify our directors and executive officers. These agreements, subject to certain exceptions, will require us to, among other things, indemnify these directors and executive officers for certain expenses, including attorney fees, witness fees and expenses, expenses of accountants and other advisors, and the premium, security for and other costs relating to any bond, arising out of that person’s services as a director or officer of us or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law that May Have an Anti-Takeover Effect

Certificate of Incorporation and Bylaws

Certain provisions of our certificate of incorporation and our bylaws may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Dual classes of common stock. As described above, our certificate of incorporation provides for a dual class common stock structure, which provides our founders, current stockholders, executives and employees with significant influence over all matters requiring stockholder approval, including the election of directors and significant corporate transactions. We intend that future issuances of Class B common stock will be limited to our founders, executives, directors and certain employees.

Authorized but unissued shares. The authorized but unissued shares of our common stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate acquisitions and employee benefit plans and could also be issued in order to deter or prevent an attempt to acquire us. The existence of authorized but unissued and unreserved common stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Other limitations on stockholder actions. Advance notice is required for stockholders to nominate directors or to submit proposals for consideration at meetings of stockholders. This provision may have the effect of precluding the conduct of certain business at a meeting if the proper notice is not provided and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company. In addition, our certificate of incorporation provides that our directors may be removed only for a cause.

The foregoing provisions of our certificate of incorporation and new bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Delaware Takeover Statute

We are subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” (as defined below) with any “interested stockholder” (as defined below) for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the DGCL defines “business combination” to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Voting Agreement

We and certain of our stockholders are party to a voting agreement pursuant to which such stockholders have agreed to vote their shares in accordance with the direction of the voting committee. Certain provisions in the voting agreement may have an anti-takeover effect. See “Certain Relationships and Related Party Transactions—Voting Agreement.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class B common stock is             .

SHARES ELIGIBLE FOR FUTURE SALE

Prior to the consummation of this offering, there has not been a public market for our common stock. Future sales of substantial amounts of our Class A common stock or Class B common stock, including shares issued upon exercise of outstanding options or upon the conversion of Class B common stock or preferred stock, or the possibility of such sales, could cause the prevailing market price of our Class B common stock to fall.

Based on the number of shares outstanding as of June 30, 2012, upon the consummation of this offering, we will have 13,040,623 shares of Class B common stock outstanding, 153,739 shares of Class A common stock outstanding and 6,266,171 shares of preferred stock outstanding. All of the 729,798 shares of our Class B common stock sold in this offering will be freely tradable in the public market without restriction or future registration under the Securities Act.

Of the shares to be outstanding after the consummation of this offering, an additional 77,910 shares of Class A common stock and 9,495,006 shares of Class B common stock (including 6,080,210 shares issuable upon conversion of preferred stock) will be available for immediate sale in the public market without restriction. Approximately 6.6 million of these shares are held by the selling stockholders. Further, an additional 7,327,963 shares are held by our affiliates and may be sold in the public market if the sale is registered under the Securities Act or an exemption from registration such as Rule 144 under the Securities Act is available. Beginning 90 days after the offering, 7,325,963 of the shares held by affiliates will be tradable in the public market, subject only to the volume limitations under Rule 144 discussed below. The remaining 1,829,856 shares of common stock will be restricted as a result of the applicable holding period under Rule 144 or the lock-up agreements described below. Following the expiration of the lock-up period, all of these shares will be eligible for resale in compliance with Rule 144 to the extent such shares have vested and been released from any repurchase option that we may hold.

Rule 144

In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months will be entitled to sell any shares of our common stock that such person has beneficially owned for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to volume limitations (which are summarized below). Sales of our common stock by any such person would be subject to the availability of current public information about us if the shares to be sold were beneficially owned by such person for less than one year.

In addition, under Rule 144, a person may sell shares of our common stock acquired from us immediately after the consummation of this offering, without regard to volume limitations or the availability of public information about us, if:

•	the person is not our affiliate and has not been our affiliate at any time during the preceding three months; and

•	the person has beneficially owned the shares to be sold for at least one year, including the holding period of any prior owner other than one of our affiliates.

Beginning 90 days after the date of this prospectus, our affiliates who have beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed 1% of the number of shares of our Class B common stock then-outstanding, which will equal approximately 130,406 shares immediately after the consummation of this offering.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Lock-Up Agreements

Certain stockholders party to the voting agreement entered into in February 2011 did not consent to the June 2012 amendment to such voting agreement. As a result, the stockholders that did not consent to this amendment are still subject to a lock-up provision included in the original voting agreement that restricts the sale of shares subject to the voting agreement by those parties for a period of 180 days after the effective date of the registration statement of which this prospectus forms a part.

Rule 701

In general, under Rule 701, any of our employees, consultants or advisors who are not our affiliates (as defined in Rule 144) and who purchased shares from us in connection with a qualified compensatory stock or option plan or other written agreement in a transaction before the effective date of our initial public offering that was completed in reliance on and complied with the requirements of Rule 701 will, subject to the lock-up restrictions described above, be eligible to resell such shares 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

Equity Incentive Plans

As soon as practicable after the closing of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering shares of our common stock issued or reserved for issuance under our equity incentive plans. As of June 30, 2012, we had 43,600 shares of Class A common stock and 2,968,694 shares of Class B common stock issuable upon exercise of outstanding stock options, as well as 2,535,871 shares of Class A common stock and Class B common stock available for future grant or issuance under our stock incentive plans. Accordingly, shares of our common stock (including those shares issuable upon the exercise of options granted or to be granted under our plans) registered under such registration statement will be available for sale in the open market upon exercise by the holders, subject to vesting restrictions with us, contractual lock-up restrictions and restrictions on sales of securities by our affiliates, as described above.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

TO NON-U.S. HOLDERS

The following is a summary of the material United States federal income tax consequences relevant to the ownership and disposition of our common stock by a holder that, for United States federal income tax purposes, is a Non-U.S. Holder (as defined below). This summary is based upon United States federal income tax law in effect on the date of this prospectus, which is subject to change or different interpretations, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their particular investment circumstances, such as common stock held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, partnerships and their partners, traders in securities who elect to apply a mark-to-market method of accounting, and tax-exempt organizations (including private foundations)) or to investors that will hold our common stock as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any (1) United States federal income tax consequences to a Non-U.S. Holder that (A) is engaged in the conduct of a United States trade or business, (B) is a nonresident alien individual who is present in the United States for 183 or more days during the taxable year, (C) is a corporation which operates through a United States branch, or (D) owns actually or constructively more than five percent of our common stock, and (2) state, local, or non-United States tax considerations. This summary is written on the basis that investors have acquired our common stock pursuant to this offering and will hold our common stock as a “capital asset” (generally, property held for investment) under the Code. Prospective investors are urged to consult their tax advisors regarding the United States federal, state, local, and non-United States income and other tax considerations of an investment in our common stock.

For purposes of this summary, a “United States person” is, for United States federal income tax purposes, (1) an individual who is a citizen or resident of the United States, (2) a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any State (or the District of Columbia), (3) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (4) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has elected to be treated as a United States person. The term “Non-U.S. Holder” means any beneficial owner (other than a partnership or other pass-through entity for United States federal income tax purposes) of our common stock that is not a United States person (as defined above).

If a partnership is a beneficial owner of our common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Prospective investors that are partners of a partnership holding our common stock are urged to consult their tax advisors regarding the tax consequences of the purchase, ownership, and disposition of our common stock.

Dividends

Dividends paid in cash to a Non-U.S. Holder generally will be subject to United States federal withholding tax at a 30% rate subject to reduction or complete exemption under an applicable income tax treaty. For purposes of obtaining a reduced rate of withholding under an income tax treaty, a Non-U.S. Holder will generally be required to provide a United States Internal Revenue Service Form W-8BEN (or a suitable substitute form) certifying that it is a Non-U.S. Holder and is entitled to such treaty benefits.

Sale or Other Disposition of Common Stock

Upon a sale or other disposition of our common stock, a Non-U.S. Holder will generally not be subject to United States federal income tax unless our common stock constitutes a “U.S. real property interest” by reason of our status as a “U.S. real property holding corporation,” or a USRPHC, for United States federal income tax purposes, at any time during the five-year period preceding the disposition or, if shorter, during such holder’s holding period for our common stock. The term USRPHC generally means any corporation where the aggregate fair market value of its U.S. real property interests equals or exceeds 50 percent of the fair market value of the sum of (i) its U.S. real property interests, (ii) its interests in real property located outside of the United States, and (iii) any other of its assets which are used or held for use in a trade or business, wherever located.

We have not made a determination, for United States federal income tax purposes, as to whether we are a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the aggregate fair market value of our real property and other business assets, we may be or become a USRPHC. Even if we are or become a USRPHC, as long as our common stock is regularly traded on an established securities market, shares of our common stock will be treated as U.S. real property interests only if a holder actually or constructively holds more than five percent of our regularly traded common stock at any time during the five-year period preceding the disposition or, if shorter, during such holder’s holding period for our common stock. Although no assurance may be given, we believe that the common stock acquired in this offering will be regularly traded on the OTCBB, which is an established securities market. Prospective investors are urged to consult their tax advisors regarding the United States federal tax consequences of an investment in our common shares if we are or become a USRPHC.

Information Reporting and Backup Withholding

Payment of dividends, and the United States federal income tax withheld with respect thereto, is subject to United States federal information reporting requirements. These information reporting requirements apply regardless of whether such withholding was reduced or eliminated by an applicable income tax treaty. Under the provisions of an applicable income tax treaty or agreement, copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides. U.S. backup withholding will generally apply on payment of dividends to a Non-U.S. Holder unless the Non-U.S. Holder provides a Certificate of Foreign Status of Beneficial Owner for United States withholding, Internal Revenue Service Form W-8BEN (or other applicable form), or otherwise establishes an exemption and the payor does not have actual knowledge or reason to know that the holder is a Non-United States person that is not an exempt recipient.

Payment of the proceeds of a sale of our common stock within the United States or conducted through certain United States — related financial intermediaries is subject to information reporting and, depending on the circumstances, backup withholding, unless the Non-U.S. Holder provides a valid Certificate of Foreign Status of Beneficial Owner for United States withholding, Internal Revenue Form W-8BEN (or other applicable form), or otherwise establishes an exemption and the payor does not have actual knowledge or reason to know the holder is a United States person that is not an exempt recipient.

Any amount withheld under the backup withholding rules from a payment made to a Non-U.S. Holder is allowable as a credit against such Non-U.S. Holder’s United States federal income tax, which may entitle the Non-U.S. Holder to a refund, provided that the Non-U.S. Holder timely provides the required information to the Internal Revenue Service. Moreover, certain penalties may be imposed by the Internal Revenue Service on a Non-U.S. Holder who is required to furnish information but does not do so in the proper manner. Non-U.S. Holders are advised to consult their tax advisors regarding the application of the backup withholding rules to their particular circumstances and the availability of a procedure for obtaining an exemption from backup withholding under current Treasury Regulations.

Recent Legislative Developments

The Hiring Incentives to Restore Employment Act will require withholding at a rate of 30% on dividends in respect of, and gross proceeds from the sale of, our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to accounts held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our common stock held by an investor that is a non-financial non-U.S. entity will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury. This legislation will apply to dividends in respect of our common stock after December 31, 2013 and to gross proceeds from the sale of our common stock after December 31, 2014. Non U.S. Holders are advised to consult with their tax advisors regarding the possible implications of the legislation on their investment in common stock.

PLAN OF DISTRIBUTION

In accordance with the terms of the placement agency agreement among WR Hambrecht + Co, as underwriter, the selling stockholders and us, the underwriter has agreed to use its best efforts to procure potential purchasers for the shares of Class B common stock offered hereby.

The placement agency agreement provides that the obligations of the underwriter are subject to various conditions, principally the declaration of effectiveness by the SEC of the registration statement of which this prospectus forms a part, the absence of any material adverse change in our business, and the receipt of certificates, opinions and letters from us and counsel. The underwriter is not purchasing or selling any of the shares being sold pursuant to this prospectus and it is not required to arrange the purchase or sale of any specific number or dollar amount of shares. The underwriter will be deemed to be an underwriter of the Class B common stock offered hereby, and will be subject to the prospectus delivery requirements and liability provisions of the Securities Act.

Placement Fees and Concessions

The underwriter proposes to procure potential purchasers to purchase shares of our Class B common stock at the offering price set forth on the cover page of this prospectus, as this price is determined by the OpenIPO process described below, and to certain dealers at this price less a concession not in excess of $         per share. The underwriter may allow, and dealers may re-allow, a concession not to exceed $         per share on sales to other dealers. The underwriter will, and any dealers that participate in the distribution of our Class B common stock may, be deemed to be underwriters within the meaning of the Securities Act, and any discount, commission, or concession received by them and any provided by the sale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act.

The following table shows the per share and total fee (rounded to the nearest cent for the purposes of this table) to be paid to the underwriter by the selling stockholders in connection with this offering. The fee has been determined through negotiations between the selling stockholders and the underwriter, and has been calculated as a percentage of the offering price.

Per Share
Initial public offering price	$
Placement agency fee(1)	$
Proceeds, before expenses, to the selling stockholders	$

(1)	Does not include up to of legal fees of counsel to the underwriter to be reimbursed by IVP IV.

We estimate that the costs of this offering, exclusive of the fee, will be approximately $        . These fees and expenses are payable entirely by us. An electronic prospectus is available on the website maintained by WR Hambrecht + Co and may also be made available on websites maintained by selected dealers and selling group members participating in this offering.

State Blue Sky Information

The selling stockholders and the underwriter will offer and sell the shares of Class B common stock offered hereby to retail customers only in California, Colorado, Connecticut, Delaware, Florida, Georgia, Idaho, Illinois, Louisiana, Maine, Maryland, Massachusetts, Minnesota, Mississippi, Missouri, Montana, Nevada, New Hampshire, New York, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Texas, Utah, Virginia, Washington, Wisconsin, and Wyoming. In Hawaii, we will rely on exemptions from the state registration requirements, and at the request of the underwriter we will make any filings necessary to claim these exemptions. In the other states listed above, at the request of the underwriter we will apply to have the shares of Class B common stock registered for sale, and the selling stockholders and the underwriter will not offer or sell the shares to retail customers in any state unless and until the registration is effective in the particular state.

If you are not an institutional investor, you may purchase our securities in this offering only if you are a resident of one of the jurisdictions described directly above and this offering has been registered or is exempt from registration in the jurisdiction in which you reside. Institutional investors in every state may purchase shares of Class B common stock in this offering pursuant to exemptions provided to such entities under the Blue Sky laws of the various states. The definition of an “institutional investor” varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities.

The National Securities Markets Improvement Act of 1996, which is a federal statute, pre-empts the states from regulating transactions in certain securities, which are referred to as “covered securities.” The resale of the Class B common stock is exempt from state registration requirements under the National Securities Markets Improvement Act as long as we file periodic and annual reports under the Exchange Act. However, states are permitted to require notice filings and collect fees with regard to these transactions, and a state may suspend the offer and sale of securities within such state if any such required filing is not made or fee is not paid. As of the date of this prospectus, Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Nebraska, Nevada, New Jersey, New Mexico, New York, North Carolina, Oklahoma, Pennsylvania, South Carolina, South Dakota, Utah, Virginia, Washington, West Virginia, Wisconsin and Wyoming either do not presently require any notice filings or fee payments or have not yet issued rules or regulations indicating whether notice filings or fee payments will be required. The District of Columbia, Illinois, Maryland, Montana, New Hampshire, North Dakota, Ohio, Oregon, Puerto Rico, Rhode Island, Tennessee, Texas and Vermont currently permit the resale of the Class B common stock if we have registered the Class B common stock in the state or the proper notice filings and fees have been submitted. If any of these states that has not yet adopted a statute relating to the National Securities Markets Improvement Act adopts such a statute in the future requiring a filing or fee or if any state amends its existing statutes with respect to its requirements, we would need to comply with those new requirements in order for our securities to continue to be eligible for resale in those jurisdictions. When and if we cease to file periodic and annual reports under the Exchange Act, holders of Class B common stock that are not institutional investors will need to comply with the registration requirements in the jurisdiction in which they reside in order to resell shares of our Class B common stock.

Aside from the exemption from registration provided by the National Securities Markets Improvement Act, we believe that the Class B common stock will be eligible for sale on a secondary market basis in various states based on the availability of other applicable exemptions from state registration requirements, in certain instances subject to waiting periods, notice filings or fee payments.

The OpenIPO Auction Process

The distribution method being used in this offering is known as the OpenIPO auction, which differs from methods traditionally used in public offerings. In particular, as described under the captions “—Determination of Public Offering Price” and “— Allocation of Shares” below, the public offering price and the allocation of shares are determined by an auction conducted by the underwriter and other factors as described below. All qualified individual and institutional investors may place bids in an OpenIPO auction and investors submitting valid bids have an equal opportunity to receive an allocation of shares.

The following describes how the underwriter and some selected dealers conduct the auction process and, on behalf of the selling stockholders, confirm bids from prospective investors:

Prior to Effectiveness of the Registration Statement

Before the registration statement relating to this offering becomes effective, but after a preliminary prospectus is available, the auction will open and the underwriter and participating dealers will solicit bids from prospective investors through the Internet and by telephone and facsimile. The bids specify the number of shares of our Class B common stock the potential investor proposes to purchase and the price the potential investor is willing to pay for the shares. These bids may be above or below the range set forth on the cover page of the prospectus. The minimum size of any bid is 100 shares. Potential investors may submit multiple bids in the auction at multiple prices. All of an investor’s bids at or above the clearing price will be considered and cumulated at the close of the auction. Each of an investor’s successful bids will be treated separately for purposes of allocation and rounding of shares in the auction, as described in “—Allocation of Shares” below.

The shares offered by this prospectus may not be sold, nor may offers to buy be accepted, prior to the time that the registration statement filed with the SEC becomes effective. A bid received by the underwriter or a dealer involves no obligation or commitment of any kind prior to the notice of acceptance being sent, which will occur after effectiveness of the registration statement and closing of the auction. Bids can be modified at any time prior to the closing of the auction.

Potential investors may contact the underwriter or dealers through which they submitted their bid to discuss general auction trends or to consult on bidding strategy. The current clearing price is at all times kept confidential and will not be disclosed during the OpenIPO auction to any bidder; however, the underwriter or participating dealers may discuss general auction trends with potential investors. General auction trends may include a general description of the bidding trends or the anticipated timing of the offering. In all cases, any oral information provided with respect to general auction trends by the underwriter or dealer is subject to change. Any general auction trend information that is provided orally by the underwriter or participating dealer is necessarily accurate only as of the time of inquiry and may change significantly prior to the auction closing. Therefore, bidders should not assume that any particular bid will receive an allocation of shares in the auction based on any auction trend information provided to them orally by the underwriter or participating dealer.

Approximately two business days prior to the registration statement being declared effective, prospective investors will receive, by email, telephone or facsimile, a notice indicating the proposed effective date. Potential investors may at any time expressly request that all, or any specific, communications between them and the underwriter and participating dealers be made by specific means of communication, including email, telephone and facsimile. The underwriter and participating dealers will contact the potential investors in the manner they request.

Effectiveness of the Registration Statement

After the registration statement relating to this offering has become effective, potential investors who have submitted bids to the underwriter or a dealer will be contacted by email, telephone or facsimile. Potential investors will receive a notice on the day of effectiveness at least one hour prior to the close of the auction notifying them of the time that the registration statement will be declared effective, that they may withdraw their bids at any time prior to receipt of the notice of acceptance, and that the auction may close, and notices of acceptance may be sent, in as little as one hour following effectiveness. Bids will continue to be accepted in the time period after the registration statement is declared effective but before the auction closes. Bidders may also withdraw their bids in the time period following effectiveness, including after the closing of the auction but before the notice of acceptance of their bid is sent.

Reconfirmation of Bids

The underwriter will require that bidders reconfirm the bids that they have submitted in the offering if any of the following events occur:

•	more than 15 business days have elapsed since the bidder submitted its bid in the offering;

•	there is a material change in the prospectus that requires that the underwriter and we convey the material change to bidders in the offering and file an amended registration statement;

•	there has been a decrease in the price range below the previously disclosed price range or an increase in the price range of more than 20% above the previously disclosed price range; or

•

if it is determined, after the auction is closed, that the initial public offering price will be below the stated price range or that there will be an increase in the price of more than 20% above the stated price range.

If a reconfirmation of bids is required, the underwriter will send an electronic notice (or communicate in an alternative manner as requested by a bidder) to everyone who has submitted a bid notifying them that they must reconfirm their bids by contacting the underwriter or participating dealers with which they have their brokerage accounts. Bidders will have a minimum of four hours to reconfirm their bids from the time they receive the notice requesting reconfirmation. Bidders will have the ability to modify or reconfirm their bids at any time until the auction closes. If bidders do not reconfirm their bids before the auction is closed (which will be no sooner than four hours after the request for reconfirmation is sent), the selling stockholders and the underwriter will disregard their bids in the auction, and they will be deemed to have been withdrawn. If appropriate, the underwriter may include the request for reconfirmation in a notice of effectiveness of the registration statement.

Changes in the Price Range or a Reduction in the Offering Size Before the Auction is Closed

Based on the auction demand, the selling stockholders and the underwriter may elect to change the price range or reduce the number of shares being sold in the offering either before or after the SEC declares the registration statement effective. The number of shares being sold in the offering is limited to 729,798, which is the number of shares the selling stockholders have elected to sell under the Master Rights Agreement. We will file an amendment to the registration statement to reflect any changes to the price range or a reduction in the offering size either prior to or after the effectiveness of the registration statement. If the selling stockholders and the underwriter elect to change the price range or reduce the offering size after effectiveness of the registration statement, the underwriter will keep the auction open for at least one hour after notifying bidders of the new auction terms. In addition, if the change in price range or the reduction in the offering size is not otherwise material to this offering, we and the underwriter or participating dealers will:

•	provide notice on the WR Hambrecht + Co website of the revised price range or the reduced number of shares to be sold in this offering, as the case may be;

•	if appropriate, issue a press release announcing the revised price range or the reduced number of shares to be sold in this offering, as the case may be; and

•

send an electronic notice (or communicate in an alternative manner as requested by a bidder) to everyone who has submitted a bid notifying them of the revised price range or the reduced number of shares to be sold in this offering, as the case may be.

In the event of a material change to the price range or a material reduction in the offering size from the previously provided disclosure and prior to and after the SEC declaring the registration statement effective, the underwriter will reconfirm all bids that have been submitted in the auction after notifying bidders of the new auction terms. We will generally not consider any increase or decrease in the price to be material unless there is a decrease in the price below the stated price range for the auction or an increase in the price of more than 20% above the stated price range.

Changes in the Price Range or a Reduction in the Offering Size After the Auction is Closed and Pricing Outside the Price Range

If the selling stockholders determine after the auction is closed that the initial public offering price will be above the stated price range in the auction but it is determined, based on the factors described above, that it will not result in any material change to the previously provided disclosure, the underwriter and participating dealers may accept all successful bids without reconfirmation. In this situation, the underwriter and participating dealers will communicate the final price and size of the offering in the notice of acceptance that is sent to successful bidders.

Based upon the auction results, the selling stockholders may elect to reduce the offering size or change the price range. For example, if there are insufficient bids to cover the offering size set forth in the most recent prospectus, then the selling stockholders may elect to proceed with the offering by reducing the offering size or changing the price range. If the selling stockholders determine, after the auction is closed, that the initial public offering price will be below the stated price range, that there will be a decrease in the offering size, or that there will be an increase in the price range of more than 20% above the previously disclosed price range, then the selling stockholders will elect one of two alternatives:

Under the first alternative, the underwriter and participating dealers will convey the final price and offering size to all bidders in the auction, we will file a post-effective amendment to the registration statement with the final price and offering size, and all bids will be reconfirmed and offers accepted after the post-effective amendment has been declared effective by the SEC.

Under the second alternative, the selling stockholders may re-open the auction pursuant to the following procedures:

•	WR Hambrecht + Co will provide notice on the WR Hambrecht + Co OpenIPO website that the auction has re-opened with a revised price range or a reduced offering size, as the case may be;

•	we and the underwriter and participating dealers will issue a press release announcing the new auction terms;

•

the underwriter and participating dealers will send an electronic notice (or communicate in an alternative manner as requested by a bidder) to everyone who has submitted a bid notifying them that the auction has re-opened with a revised price range or a reduced offering size, as the case may be;

•	the underwriter and participating dealers will reconfirm all bids in the auction; and

•

we will file a post-effective amendment to the registration statement containing the new auction terms and have the post-effective amendment declared effective prior to the acceptance of any offers by the underwriter or participating dealers.

We will generally not consider any increase or decrease in the initial public offering price to be material unless there is a decrease in the price below the stated price range for the auction or an increase in the price of more than 20% above the stated price range.

Closing of the Auction and Pricing

The auction will close and a public offering price will be determined after the registration statement becomes effective at a time agreed to by the selling stockholders and WR Hambrecht + Co, which we anticipate will be after the close of trading on the OTCBB on the same day on which the registration statement is declared effective. The auction may close in as little as one hour following effectiveness of the registration statement. However, the date and time at which the auction will close and a public offering price will be determined cannot currently be predicted and will be determined by the selling stockholders and WR Hambrecht + Co based on general market conditions during the period after the registration statement is declared effective. If the selling stockholders are unable to close the auction, determine a public offering price and file a final prospectus with the SEC within 15 days after the registration statement is initially declared effective, the rules of the SEC require that a post-effective amendment to the registration statement be filed and declared effective, and all bids more than 15 business days old must be reconfirmed, before the auction may be closed and before any bids may be accepted.

Once a potential investor submits a bid, the bid remains valid unless subsequently withdrawn by the potential investor. Potential investors are able to withdraw their bids at any time before the notice of acceptance is sent by notifying the underwriter or a participating dealer through which they submitted their bids. The auction website will not permit modification or cancellation of bids after the auction closes. Therefore, if a potential investor that bid through the Internet wishes to cancel a bid after the auction closes, the investor may have to contact the underwriter through which it submitted its bid (or the participating dealer through which the investor submitted the bid) by telephone, facsimile or email (or as specified by the underwriter or participating dealer through which the bidder submitted the bid).

Following the closing of the auction, the underwriter determines the highest price at which all of the shares offered may be sold to potential investors. This price, which is called the “clearing price,” is determined based on the results of all valid bids at the time the auction is closed. The clearing price is not necessarily the public offering price, which is set as described in “Determination of Public Offering Price” below. The public offering price determines the allocation of shares to potential investors, with all valid bids submitted at or above the public offering price receiving a pro rata portion of the shares bid for.

You will have the ability to withdraw your bid at any time until the notice of acceptance is sent. The underwriter will notify successful bidders that the selling stockholders have accepted their bids by sending a notice of acceptance after the auction closes and a public offering price has been determined, and bidders who submitted successful bids will be obligated to purchase the shares allocated to them regardless of (1) whether such bidders are aware that the registration statement has been declared effective and that the auction has closed or (2) whether they are aware that the notice of acceptance of that bid has been sent. The underwriter will not cancel or reject a valid bid after the notices of acceptance have been sent.

Once the auction closes and a clearing price is set as described below, the selling stockholders accept the bids that are at or above the public offering price, but may allocate to a prospective investor fewer shares than the number included in the investors bid, as described in “— Allocation of Shares” below.

Best Efforts Offering with No Minimum Amount of Shares that must be Sold

This OpenIPO auction is being conducted as a best efforts offering with no minimum amount of shares that must be sold. Accordingly, the selling stockholders are not required to sell any specific number or dollar amount of shares of Class B common stock, but the underwriter has agreed to use its best efforts to procure potential purchasers. Based upon the auction results, the selling stockholders may elect to reduce the offering size or change the price range. For example, if there are insufficient bids to cover the offering size set forth in the most recent prospectus, then the selling stockholders may elect to proceed with the offering by reducing the offering size or changing the price range. Investors will be notified of changes to the price range and the number of shares that the selling stockholders are putting up for auction prior to the determination of the initial public offering price. In each case, WR Hambrecht + Co will provide notice, and we will file amendments to the registration statement, to reflect any changes to the price range or the offering size either before or after the effectiveness of the registration statement. The underwriter will reconfirm bids prior to or after the auction is closed, and prior to or after effectiveness of the registration statement, as described in “—Reconfirmation of Bids” above.

The selling stockholders generally will not sell an amount of shares in the offering that is less than the aggregate offering size set forth in the most recent prospectus without notifying investors, the filing of an amended registration statement and reconfirming bids. However, because this is a best efforts offering with no minimum amount of shares that must be sold, in the event that an investor fails to pay for shares that it purchased in the auction by the closing date, the selling stockholders may proceed with closing the offering without selling such shares. See, “—The Closing of the Auction and Allocation of Shares.”

Determination of Initial Public Offering Price

The public offering price for this offering is ultimately determined by negotiation between the underwriter and the selling stockholders after the auction closes and does not necessarily bear any direct relationship to our assets, current earnings or book value or to any other established criteria of value, although these factors are considered in establishing the initial public offering price. Prior to this offering, there has been no public market for our common stock. The principal factor in establishing the public offering price is the clearing price resulting from the auction, although other factors are considered as described below. The clearing price is used by the underwriter and the selling stockholders as the principal benchmark, among other considerations described below, in determining the public offering price for the Class B common stock that will be sold in this offering.

The clearing price is the highest price at which all of the shares offered may be sold to potential investors, based on the valid bids at the time the auction is closed. Based on the auction results, the selling stockholders may elect to reduce the number of shares offered in the auction. If the auction demand were low, the selling stockholders may elect to offer fewer shares, which may increase the clearing price or have no effect on the clearing price. Depending on the public offering price and the amount of the decrease in the number of shares offered, the clearing price could be affected and more dilution to potential investors in this offering could result.

Depending on the outcome of negotiations between the underwriter and the selling stockholders, the public offering price may be lower, but will not be higher, than the clearing price. The bids received in the auction and the resulting clearing price are the principal factors used to determine the public offering price of the Class B common stock that will be sold in this offering. The public offering price may be lower than the clearing price depending on a number of additional factors, including general market trends or conditions, the underwriter’s assessment of our management, operating results, capital structure and business potential and the demand and price of similar securities of comparable companies. The underwriter and the selling stockholders may also agree to a public offering price that is lower than the clearing price in order to facilitate a wider distribution of the Class B common stock to be sold in this offering. For example, the underwriter and the selling stockholders may elect to lower the public offering price to include certain institutional or retail bidders in this offering. The underwriter and the selling stockholders may also lower the public offering price to create a more stable post-offering trading price for our shares.

The public offering price always determines the allocation of shares to potential investors. Therefore, if the public offering price is below the clearing price, all valid bids that are at or above the public offering price receive a pro rata portion of the shares bid for. If sufficient bids are not received, or if the selling stockholders do not consider the clearing price to be adequate, or if the underwriter and the selling stockholders are not able to reach agreement on the public offering price, then the underwriter, the selling stockholders and we will either postpone or cancel this offering. Alternatively, we may file with the SEC a post-effective amendment to the registration statement in order to conduct a new auction that may reflect a new price range or a reduced offering size.

The following simplified example illustrates how the public offering price is determined through the auction process:

Selling stockholders offer to sell 1,500 shares in a public offering of shares of Company X through the auction process. The underwriter, on behalf of the selling stockholders, receives five bids to purchase, all of which are kept confidential until the auction closes.

The first bid is to pay $10.00 per share for 1,000 shares. The second bid is to pay $9.00 per share for 100 shares. The third bid is to pay $8.00 per share for 900 shares. The fourth bid is to pay $7.00 per share for 400 shares. The fifth bid is to pay $6.00 per share for 800 shares.

Assuming that none of these bids are withdrawn or modified before the auction closes, and assuming that no additional bids are received, the clearing price used to determine the public offering price would be $8.00 per share, which is the highest price at which all 1,500 shares offered may be sold to potential investors who have submitted valid bids. However, the shares may be sold at a price below $8.00 per share based on negotiations between the selling stockholders and the underwriter.

If the public offering price is the same as the $8.00 per share clearing price, the selling stockholders would accept bids at or above $8.00 per share. Because 2,000 shares were bid for at or above the clearing price, each of the three potential investors who bid $8.00 per share or more would receive approximately 75% (1,500 divided by 2,000) of the shares for which bids were made. The two potential investors whose bids were below $8.00 per share would not receive any shares in this example.

If the public offering price is $7.00 per share, the selling stockholders would accept bids that were made at or above $7.00 per share. No bids made at a price of less than $7.00 per share would be accepted. The four potential investors with the highest bids would receive a pro rata portion of the 1,500 shares offered, based on the 2,400 shares they requested, or 62.5% (1,500 divided by 2,400) of the shares for which bids were made. The potential investor with the lowest bid would not receive any shares in this example.

As described in “— Allocation of Shares” below, because bids that are reduced on a pro rata basis may be rounded down to round lots, a potential investor may be allocated less than the pro rata percentage of the shares bid for. Thus, if the pro rata percentage was 75%, the potential investor who bids for 200 shares may receive a pro rata allocation of 100 shares (50% of the shares bid for), rather than receiving a pro rata allocation of 150 shares (75% of the shares bid for).

The following table illustrates the example described above, after rounding down any bids to the nearest round lot in accordance with the allocation rules described below and assuming that the initial public offering price is set at $8.00 per share. The table also assumes that these bids are the final bids, and that they reflect any modifications that have been made to reflect any prior changes to the offering range, and to avoid the issuance of fractional shares.

	Bid Information Initial Public Offering of Company X			Auction Results
	Shares Requested	Cumulative Shares Requested	Bid Price	Shares Allocated	Approximate Allocated Requested Shares	Clearing Price	Amount Raised
	1,000	1,000	$10.00	700	75.0%	$8.00	$5,600
	100	1,100	$9.00	100	75.0%	$8.00	$800
Clearing Price	900	2,000	$8.00	700	75.0%	$8.00	$5,600
	400	2,400	$7.00	0	0%	—	—

	800	3,200	$6.00	0	0%	—	—

Total				1,500			$12,000

Allocation of Shares

Bidders receiving a pro rata portion of the shares they bid for generally receive an allocation of shares on a round-lot basis, rounded to multiples of 100 or 1,000 shares, depending on the size of the bid. No bids are rounded to a round lot higher than the original bid size. Because bids may be rounded down to round lots in multiples of 100 or 1,000 shares, some bidders may receive allocations of shares that reflect a greater percentage decrease in their original bid than the average pro rata decrease. Thus, for example, if a bidder has submitted a bid for 200 shares, and there is an average pro rata decrease of all bids of 30%, the bidder may receive an allocation of 100 shares (a 50% decrease from 200 shares) rather than receiving an allocation of 140 shares (a 30% decrease from 200 shares). In addition, some bidders may receive allocations of shares that reflect a lesser percentage decrease in their original bid than the average pro rata decrease. For example, if a bidder has submitted a bid for 100 shares, and there is an average pro rata decrease of all bids of 30%, the bidder may receive an allocation of all 100 shares to avoid having the bid rounded down to zero.

Generally the allocation of shares in this offering will be determined in the following manner, continuing the first example above:

•	Any bid with a price below the public offering price is allocated no shares.

•

The pro rata percentage is determined by dividing the number of shares offered by the total number of shares bid at or above the public offering price. In our example, if there are 2,000 shares bid for at or above the public offering price, and 1,500 shares offered in the offering, then the pro rata percentage is 75%.

•

All of the successful bids are then multiplied by the pro rata percentage to determine the allocations before rounding. For example, the three winning bids for 1,000 shares (Bid 1), 100 shares (Bid 2) and 900 shares (Bid 3) would initially be allocated 750 shares, 75 shares and 675 shares, respectively, based on the pro rata percentage.

•	The bids are then rounded down to the nearest 100 share round lot, so the bids would be rounded to 700, 0 and 600 shares respectively. This creates a stub of 200 unallocated shares.

•

The 200 stub shares are then allocated to the bids. Continuing the example above, because Bid 2 for 100 shares was rounded down to 0 shares, 100 of the stub shares would be allocated to Bid 2. If there were not sufficient stub shares to allocate at least 100 shares to Bid 2, Bid 2 would not receive any shares in the offering. After allocation of these shares, 100 unallocated stub shares would remain.

•

Because Bid 3 for 900 shares was reduced, as a result of rounding, by more total shares than Bid 1 for 1,000 shares, Bid 3 would then be allocated the remaining 100 stub shares up to the nearest 100 round lot (from 600 shares to 700 shares).

If there are not sufficient remaining stub shares to enable a bid to be rounded up to a round lot of 100 shares the remaining unallocated stub shares would be allocated to smaller orders that are below their bid amounts. The table below illustrates the allocations in the example above.

	Initial Bid	Pro-Rata Allocation (75% of Initial Bid)	Initial Rounding	Allocation of Stub Shares	Final Allocation
Bid 1	1,000	750	700	0	700
Bid 2	100	75	0	100	100

Bid 3	900	675	600	100	700

Total	2,000	1,500	1,300	200	1,500

Requirements for Valid Bids

In order to participate in an OpenIPO offering, all bidders must have an account with WR Hambrecht + Co or one of the participating dealers. Valid bids are those that meet the requirements, including eligibility, account status and size, established by the underwriter or participating dealers. In order to open a brokerage account with WR Hambrecht + Co, a potential investor must deposit $2,000 in its account. This brokerage account will be a general account subject to WR Hambrecht + Co’s customary rules, and will not be limited to this offering. Bidders will be required to have sufficient funds in their accounts to pay for the shares they are allocated in the auction at the closing of the offering, which is generally on the third business day following the pricing of the offering. The underwriter reserves the right, in its sole discretion and on the selling stockholders’ behalf, to reject or reduce any bids that they deem manipulative or disruptive or not creditworthy in order to facilitate the orderly completion of the offering. For example, in previous transactions for other issuers in which the auction process was used, WR Hambrecht + Co has rejected or reduced bids when, in its sole discretion, it deems the bids not creditworthy or had reason to question the bidder’s intent or means to fund its bid. In the absence of other information, the selling stockholder and the underwriter or participating dealer may assess a bidder’s creditworthiness based solely on the bidder’s history with the underwriter or participating dealer. WR Hambrecht + Co has also rejected or reduced bids in past OpenIPO offerings that it deemed, in its sole discretion, to be potentially manipulative or disruptive or because the bidder had a history of alleged securities law violations. Suitability and eligibility standards of participating dealers may vary. As a result of these varying requirements, a bidder may have its bid rejected by the underwriter or a participating dealer while another bidder’s identical bid is accepted.

The Closing of the Auction and Allocation of Shares

The auction will close on a date and at a time estimated and publicly disclosed in advance by the underwriter on the website of WR Hambrecht + Co at www.wrhambrecht.com and www.openipo.com. The auction may close in as little as one hour following effectiveness of the registration statement. The 729,798 shares of our Class B common stock offered by this prospectus will be sold to investors who have submitted valid bids at or higher than the public offering price through the underwriter or participating dealers.

The underwriter or a participating dealer will notify successful bidders that the selling stockholders have accepted their bid by sending a notice of acceptance by email, telephone, facsimile or mail (according to any preference indicated by a bidder) informing bidders that the auction has closed and that their bids have been accepted. The notice will indicate the price and number of shares that have been allocated to the successful bidder. Other bidders will be notified that their bids have not been accepted.

Each participating dealer has agreed with the underwriter to conduct its solicitation efforts in accordance with the auction process described above, unless the underwriter otherwise consents. The underwriter does not intend to consent to the sale of any shares in this offering outside of the auction process. The underwriter reserves the right, in its sole discretion, to reject or reduce any bids that it deems manipulative or disruptive in order to facilitate the orderly completion of this offering, and it reserves the right, in exceptional circumstances, to alter this method of allocation as it deems necessary to ensure a fair and orderly distribution of the shares of our Class B common stock. For example, large orders may be reduced to ensure a public distribution and bids may be rejected or reduced based on eligibility or creditworthiness criteria. Once the underwriter has closed the auction and the selling stockholders have accepted a bid, the allocation of shares sold in this offering will be made according to the process described in “— Allocation of Shares” above, and no shares sold in this offering will be allocated on a preferential basis or outside of the allocation rules to any institutional or retail bidders. In addition, the underwriter or the participating dealers may reject or reduce a bid by a prospective investor who has engaged in practices that could have a manipulative, disruptive or otherwise adverse effect on this offering.

Investors who receive notice of acceptance of their bids must make payment for the applicable number of shares by the close of business on the third business day (the “closing date”) following notice of acceptance of their bids, unless otherwise expressly agreed to by the parties at the time of the transaction in accordance with Exchange Act Rule 15c6-1. The selling stockholders generally will not sell an amount of shares in the offering that is less than the aggregate offering size set forth in the most recent prospectus without notifying investors, the filing of an amended registration statement and reconfirming bids. However, because this is a best efforts offering with no minimum amount of shares that must be sold, in the event that an investor fails to pay for shares that it purchased in the auction by the closing date, the selling stockholders may reoffer those shares to other bidders in the auction that indicated a willingness to purchase additional shares at or above the clearing price, or they may proceed with closing the offering without selling such shares. The clearing price will be based upon the number of shares offered by the selling stockholders in the auction and will not be adjusted to reflect a reduction in the shares actually sold due to any failure of investors to fund purchases. In addition, because this is a best efforts offering with no minimum amount of shares that must be sold, the closing date of the offering is not required to be postponed if any investor were to default on its contractual obligation to pay for its allocation of shares. The selling stockholders may pursue a breach of contract claim with respect to investors that fail to pay for shares purchased in the auction.

The underwriter and dealers participating in the selling group may submit firm bids that reflect indications of interest from their customers that they have received at prices within the initial public offering price range. Some participating dealers or the underwriter may also manage bids on behalf of their bidding customers. In these cases, the dealer submitting the bid is treated as the bidder for the purposes of determining the clearing price and allocation of shares.

Price and volume volatility in the market for our Class B common stock may result from the somewhat unique nature of the proposed plan of distribution. Price and volume volatility in the market for our Class B common stock after the completion of this offering may adversely affect the market price of our Class B common stock.

Short Sales, Stabilizing Transactions and Penalty Bids

In connection with this offering, the underwriter may purchase and sell shares of our Class B common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Any short sales made by the underwriter would be naked short sales. “Naked” short sales are any sales made by the underwriter that the underwriter cannot cover through exercise of any option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our Class B common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of our Class B common stock made by the underwriter in the open market for the purpose of pegging, fixing or maintaining the price of our Class B common stock.

These activities by the underwriter may stabilize, maintain or otherwise affect the market price of our Class B common stock. As a result, the price of our Class B common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, the underwriter may discontinue them at any time. These transactions may be effected on the OTC Bulletin Board, in the over-the-counter market or otherwise.

Indemnity

The placement agency agreement, to be filed as Exhibit 1.1 to the registration statement of which this prospectus forms a part, provides that we, the selling stockholders and the underwriter have agreed to indemnify each other against specified liabilities, including liabilities under the Securities Act, and contribute to payments that each other may be required to make relating to these liabilities.

LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. Morrison & Foerster LLP, San Francisco, California, is acting as counsel for the underwriter in this offering.

EXPERTS

The audited financial statements included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the shares of our Class B common stock to be sold in this offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our capital stock. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and our capital stock, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement. In addition, upon the consummation of this offering, we will file annually, quarterly, and current reports, proxy statements and other information with the SEC to the extent we are required to do so under the Exchange Act. We do not anticipate sending an annual report to stockholders unless we are required to do so under the SEC’s proxy rules or regulations. You may obtain copies of this information by mail from the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers that file electronically with the SEC. The address of that website is www.sec.gov.

APPLIED MEDICAL CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Applied Medical Corporation

We have audited the accompanying consolidated balance sheets of Applied Medical Corporation (a Delaware corporation) (the “Company”) as of December 31, 2010 and 2011, and the related consolidated statements of comprehensive income, redeemable convertible preferred stock and stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Applied Medical Corporation as of December 31, 2010 and 2011, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Irvine, California

April 26, 2012

APPLIED MEDICAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

	December 31,		June 30, 2012
	2010	2011
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$52,789	$59,870	$63,934
Accounts receivable, net of allowance for doubtful accounts of $385, $832 and $904 at December 31, 2010 and 2011 and June 30, 2012, respectively	29,135	36,794	38,292
Inventories	14,829	28,200	35,836
Deferred tax assets	7,372	14,475	14,436
Other current assets	5,115	6,631	6,609

Total current assets	109,240	145,970	159,107
Property, plant and equipment, net	122,583	163,940	206,299
Other non-current assets	3,829	5,188	12,361

Total assets	$235,652	$315,098	$377,767

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,575	$7,991	$8,438
Accrued payroll and related benefits	17,374	37,259	46,737
Short-term borrowings and current portion of long-term debt	9,738	5,646	13,682
Other current liabilities	12,734	12,965	21,315

Total current liabilities	45,421	63,861	90,172
Long-term debt, less current portion	46,053	60,769	78,116
Other non-current liabilities	15,857	14,237	14,732

Total liabilities	107,331	138,867	183,020

Commitments and contingencies
Redeemable convertible preferred stock, $0.001 par value — 7,009,998 shares authorized, 7,009,369, 6,995,969 and 6,995,969 shares issued and outstanding at December 31, 2010 and 2011 and June 30, 2012, respectively; liquidation preference of $25,395 at June 30, 2012	14,118	14,106	14,106
Stockholders’ equity:
Class A common stock, $0.001 par value—25,000,000 shares authorized, none, 101,107 and 114,521 shares issued and outstanding at December 31, 2010 and 2011 and June 30, 2012, respectively	—	—	—
Class B common stock, $0.001 par value — 25,000,000 shares authorized, 10,212,293, 11,077,193 and 11,318,559 shares issued and outstanding at December 31, 2010 and 2011 and June 30, 2012, respectively	10	11	11
Treasury stock, none, 4,906 and 6,313 shares of Class A common stock and 748, 17,440 and 36,640 shares of Class B common stock at December 31, 2010 and 2011 and June 30, 2012, respectively	(15)	(367)	(579)
Additional paid-in capital	24,387	30,350	35,309
Retained earnings	87,433	131,168	146,300
Accumulated other comprehensive income (loss)	2,388	963	(400)

Total stockholders’ equity	114,203	162,125	180,641

Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$235,652	$315,098	$377,767

The accompanying notes are an integral part of these consolidated financial statements.

APPLIED MEDICAL CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands, except per share information)

	Year Ended December 31,		Six Months Ended June 30,
	2010	2011	2011	2012
Revenues:			(unaudited)
Product revenue	$271,810	$338,453	$159,991	$178,975
Royalties and licensing revenue	10,365	11,631	6,859	3,029

Total revenues	282,175	350,084	166,850	182,004
Cost of revenues	55,041	69,634	32,139	36,959

Gross profit	227,134	280,450	134,711	145,045

Operating expenses:
Selling, general and administrative	156,781	169,803	76,044	90,438
Research and development	38,308	48,340	21,975	29,782

Total operating expenses	195,089	218,143	98,019	120,220

Operating income	32,045	62,307	36,692	24,825

Other income (expense):
Interest and other income	1,007	1,299	617	904
Interest expense	(2,358)	(2,069)	(1,109)	(2,038)

Other expense, net	(1,351)	(770)	(492)	(1,134)

Income before provision for income taxes	30,694	61,537	36,200	23,691
Provision for income taxes	9,809	17,162	10,279	8,559

Net income	20,885	44,375	25,921	15,132

Other comprehensive income (loss):
Foreign currency translation adjustments	680	(1,425)	3,742	(1,842)
Unrealized gain on long-term investments, net of tax	—	—	—	479

Other comprehensive income (loss)	680	(1,425)	3,742	(1,363)

Comprehensive income	$21,565	$42,950	$29,663	$13,769

Net income attributable to common stockholders	$11,667	$27,097	$15,853	$9,283

Net income per share:
Basic	$1.19	$2.30	$1.37	$0.75

Diluted	$1.18	$2.20	$1.32	$0.74

Weighted-average number of common shares:
Basic	9,785	11,793	11,611	12,370

Diluted	9,901	12,305	12,021	12,596

The accompanying notes are an integral part of these consolidated financial statements.

APPLIED MEDICAL CORPORATION

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK

AND STOCKHOLDERS’ EQUITY FOR THE YEARS ENDED

DECEMBER 31, 2010 AND 2011 AND FOR THE SIX MONTHS ENDED JUNE 30, 2012 (UNAUDITED)

(In thousands)

			Stockholders' Equity
	Redeemable Convertible Preferred Stock		Class A Common Stock		Class B Common Stock		Treasury Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Stockholders' Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance — December 31, 2009	7,025	$14,142	—	$—	9,421	$15,495	—	$—	$—	$66,642	$1,708	$83,845
Reclassification for change in state of incorporation	—	—	—	—	—	(15,486)	—	—	15,486	—	—	—
Issuance of common stock upon exercise of stock options and vesting of restricted stock	—	—	—	—	1,150	1	—	—	5,429	—	—	5,430
Share-based compensation on stock options and restricted stock awards	—	—	—	—	—	—	—	—	6,053	—	—	6,053
Collections of notes receivable from stockholders	—	—	—	—	13	—	—	—	90	—	—	90
Purchase of treasury stock	—	—	—	—	—	—	(1)	(15)	—	—	—	(15)
Repurchase and retirement of common stock	—	—	—	—	(372)	—	—	—	(2,681)	—	—	(2,681)
Repurchase and retirement of preferred stock	(16)	(24)	—	—	—	—	—	—	—	(94)	—	(94)
Interest on stock option loans	—	—	—	—	—	—	—	—	10	—	—	10
Net income	—	—	—	—	—	—	—	—	—	20,885	—	20,885
Other comprehensive income	—	—	—	—	—	—	—	—	—	—	680	680

Balance — December 31, 2010	7,009	$14,118	—	$—	10,212	$10	(1)	$(15)	$24,387	$87,433	$2,388	$114,203

The accompanying notes are an integral part of these consolidated financial statements.

APPLIED MEDICAL CORPORATION

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK

AND STOCKHOLDERS’ EQUITY FOR THE YEARS ENDED

DECEMBER 31, 2010 AND 2011 AND FOR THE SIX MONTHS ENDED JUNE 30, 2012 (UNAUDITED) — CONTINUED

(In thousands)

			Stockholders' Equity
	Redeemable Convertible Preferred Stock		Class A Common Stock		Class B Common Stock		Treasury Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Stockholders' Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance — December 31, 2010	7,009	$14,118	—	$—	10,212	$10	(1)	$(15)	$24,387	$87,433	$2,388	$114,203
Issuance of common stock upon exercise of stock options	—	—	3	—	248	—	—	—	994	—	—	994
Share-based compensation on stock options and restricted stock awards	—	—	2	—	345	—	—	—	2,221	—	—	2,221
Conversion of Class B Common Stock into Class A Common stock	—	—	92	—	(92)	—	—	—	—	(451)	—	(451)
Collections of notes receivable from stockholders	—	—	4	—	364	1	—	—	2,434	—	—	2,435
Purchase of treasury stock	—	—	—	—	—	—	(21)	(352)	—	—	—	(352)
Repurchase and retirement of preferred stock	(13)	(12)	—	—	—	—	—	—	—	(189)	—	(189)
Interest on stock option loans	—	—	—	—	—	—	—	—	314	—	—	314
Net income	—	—	—	—	—	—	—	—	—	44,375	—	44,375
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	(1,425)	(1,425)

Balance — December 31, 2011	6,996	$14,106	101	$—	11,077	$11	(22)	$(367)	$30,350	$131,168	$963	$162,125

The accompanying notes are an integral part of these consolidated financial statement.

APPLIED MEDICAL CORPORATION

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK

AND STOCKHOLDERS’ EQUITY FOR THE YEARS ENDED

DECEMBER 31, 2010 AND 2011 AND FOR THE SIX MONTHS ENDED JUNE 30, 2012 (UNAUDITED) — CONTINUED

(In thousands)

			Stockholders' Equity
	Redeemable Convertible Preferred Stock		Class A Common Stock		Class B Common Stock		Treasury Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Stockholders' Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance — December 31, 2011	6,996	$14,106	101	$—	11,077	$11	(22)	$(367)	$30,350	$131,168	$963	$162,125
Issuance of common stock upon exercise of stock options*	—	—	—	—	158	—	—	—	974	—	—	974
Share-based compensation on stock options and issuance of restricted stock awards*	—	—	9	—	59	—	—	—	3,660	—	—	3,660
Collections of notes receivable from stockholders*	—	—	5	—	25	—	—	—	228	—	—	228
Purchase of treasury stock*	—	—	—	—	—	—	(21)	(212)	—	—	—	(212)
Interest on stock option loans*	—	—	—	—	—	—	—	—	97	—	—	97
Net income*	—	—	—	—	—	—	—	—	—	15,132	—	15,132
Other comprehensive income, net of tax*	—	—	—	—	—	—	—	—	—	—	(1,363)	(1,363)

Balance — June 30, 2012	6,996	$14,106	115	$—	11,319	$11	(43)	$(579)	$35,309	$146,300	$(400)	$180,641

*	Unaudited

The accompanying notes are an integral part of these consolidated financial statement.

APPLIED MEDICAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,		Six Months Ended June 30,
	2010	2011	2011	2012
			(Unaudited)
Cash flows from operating activities:
Net income	$20,885	$44,375	$25,921	$15,132
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	12,572	13,992	6,747	8,464
Provision for doubtful accounts	269	558	27	109
Provision for excess and obsolete inventory	569	941	184	575
Provision for warranty costs	382	804	601	249
Loss (gain) on property, plant and equipment	2,821	580	(7)	(52)
Loss on purchase of leased asset	4,850	—	—	—
Loss on early extinguishment of debt	—	—	—	859
Deferred income tax (benefit) provision	(2,230)	2,172	—	—
Stock-based compensation	6,053	2,221	1,057	3,660
Excess tax benefits from share-based payments	—	(147)	(48)	(68)
Other non-cash items	(7)	1	2	(4)
Changes in operating assets and liabilities:
Accounts receivable	(6,958)	(8,649)	(5,303)	(2,340)
Inventories	(2,683)	(14,458)	(7,875)	(8,467)
Other current assets	737	(1,507)	(629)	95
Other non-current assets	—	—	—	(52)
Accounts payable	643	2,098	1,277	1,776
Accrued payroll and related benefits	5,125	19,937	(462)	9,552
Other current liabilities	829	(452)	(383)	8,175
Other non-current liabilities	6,631	(10,427)	3,847	88

Net cash provided by operating activities	50,488	52,039	24,956	37,751

Cash flows from investing activities:
Purchases of property, plant and equipment	(46,643)	(56,481)	(20,006)	(51,547)
Proceeds from sales of property, plant and equipment	16	9	8	97
Proceeds from short-term investments	854	—	—	—
Purchase of long-term investment	—	—	—	(5,445)
Purchase of secured note receivable	—	(825)	—	(1,502)
Collections on secured notes receivable	—	—	—	396
Issuance of notes receivable to employees and stockholders	(447)	(273)	(126)	(396)
Collections on notes receivable from employees and stockholders	108	189	98	95
Decrease (increase) in restricted cash	1,785	(1,053)	—	—

Net cash used in investing activities	(44,327)	(58,434)	(20,026)	(58,302)

Cash flows from financing activities:
Proceeds from exercise of stock options	5,607	1,728	1,348	1,057
Repurchases of common stock	(2,681)	—	—	—
Repurchases of preferred stock	(118)	(201)	(201)	—
Purchases of treasury stock	(15)	(352)	(27)	(204)
Amount paid in connection with common stock conversion	—	(451)	—	—
Interest on nonrecourse notes receivable from stockholders	10	314	82	104
Collections on nonrecourse notes receivable from stockholders	90	2,500	986	256
Proceeds from short-term borrowings	7,957	21,400	—	25,592
Proceeds from long-term debt	31,271	4,425	4,425	71,200
Repayments on short-term borrowings	(2,957)	(10,000)	(5,000)	(18,192)
Repayments on long-term debt	(27,763)	(5,276)	(2,377)	(52,551)
Excess tax benefits from share-based payments	—	147	48	68
Debt issuance costs	(409)	(40)	(43)	(1,608)

Net cash provided by (used in) financing activities	10,992	14,194	(759)	25,722

Effects of exchange rate changes on cash	544	(718)	3,561	(1,107)

Net increase in cash and cash equivalents	17,697	7,081	7,732	4,064
Cash and cash equivalents at beginning of period	35,092	52,789	52,789	59,870

Cash and cash equivalents at end of period	$52,789	$59,870	$60,521	$63,934

Supplemental disclosure of cash flow information:
Cash paid for interest, net of capitalized interest	$2,262	$2,110	$1,047	$1,021

Net cash paid for income taxes	$11,712	$16,752	$9,628	$2,726

Non-cash investing and financing activities:
Accrued purchases for property, plant and equipment	$1,535	$2,374	$1,672	$1,870

Purchase of treasury stock by cancellation of nonrecourse notes receivable	$—	$—	$—	$8

Exercise of stock options in exchange for nonrecourse notes receivable from stockholders	$7,682	$2,393	$2,338	$1,037

The accompanying notes are an integral part of these consolidated financial statements.

APPLIED MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share information)

1.	DESCRIPTION OF BUSINESS

Applied Medical Corporation (the “Company” or “AMC”) is a global medical device company that develops, manufactures and markets medical devices used in surgical procedures in operating rooms and outpatient surgery centers. AMC operates manufacturing, distribution, research and development and administrative facilities in the United States and distribution and administrative facilities in Australia and the Netherlands. The Company sells its products either directly to hospitals and other end users or through distributors in the United States and internationally.

Holding Company Reorganization and Stock Conversion — On August 20, 2010, the Company completed a holding company reorganization. As a result of the reorganization, Applied Medical Resources Corporation, a California corporation, became a wholly-owned subsidiary of AMC, a newly-formed Delaware corporation. Stockholders of Applied Medical Resources Corporation received one share of common stock or preferred stock of AMC for each outstanding share of common stock or preferred stock of Applied Medical Resources Corporation held prior to the reorganization. The certificate of incorporation in Delaware authorized the issuance of 25,000,000 shares of $0.001 par value per share common stock and the issuance of 7,009,998 shares of $0.001 par value per share preferred stock. This reorganization in the State of Delaware is reflected in the consolidated statement of stockholders’ equity as of the beginning of fiscal year 2010. As a result, the Company reclassified $15,486 from common stock to additional-paid-in capital as of January 1, 2010. The Company’s business, operations and management did not change as a result of the holding company reorganization.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation — The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries: Applied Medical Resources Corporation, Applied Medical Distribution Corporation, Applied Medical Properties I, LLC, Applied Medical Properties II, LLC, Applied Medical International C.V., Applied Medical Australia, Pty, Ltd., Applied Medical Europe BV, Applied Medical Distribution Europe BV, Applied Medical UK Ltd., Applied Medical France SAS, Applied Medical Deutschland GmbH and Applied Medical Japan K.K. All intercompany accounts and transactions have been eliminated in consolidation.

Estimates and Assumptions — The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates relate to the accrual for rebates, chargebacks, sales returns and other allowances, the allowance for doubtful accounts, the valuation allowance for deferred tax assets, accrued expenses, the valuation of inventory, the amount of direct labor and interest capitalized related to assets under construction, the valuation of common stock and stock-based awards, the valuation of secured notes receivable and the determination of litigation and income tax reserves. The estimation process required to prepare financial statements requires assumptions to be made about future events and conditions and, as such, is inherently subjective and uncertain. Actual results could differ from those estimates.

Unaudited Interim Financial Information — The accompanying consolidated balance sheet as of June 30, 2012, the consolidated statements of comprehensive income and consolidated statements of cash flows for the six months ended June 30, 2011 and 2012 and the consolidated

APPLIED MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share information)

statement of redeemable convertible preferred stock and stockholders’ equity for the six months ended June 30, 2012 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position as of June 30, 2012 and results of operations and cash flows for the six months ended June 30, 2011 and 2012. The financial data and the other information disclosed in these notes to the consolidated financial statements related to the six-month periods are unaudited. The results of the six months ended June 30, 2012 are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2012 or for any other interim period or other future period.

Cash and Cash Equivalents — Cash and cash equivalents consist of cash and investments with original maturities of less than three months when acquired. The Company maintains its cash and cash equivalents with financial institutions in the United States, Europe and Australia that are of high credit quality. At December 31, 2010 and 2011 and June 30, 2012, the cash deposits in foreign bank accounts (including restricted cash) were $40,571, $47,935 and $50,531 (unaudited), respectively. The Company has cash deposits in U.S. financial institutions that exceed federally insured limits. The Company has not experienced any losses on deposits of cash and cash equivalents at financial institutions.

Restricted Cash — Restricted cash consists principally of cash deposits provided in connection with certain operating leases and as a performance guarantee required by certain customers in Europe. The restricted cash as of December 31, 2010 and 2011 and June 30, 2012 is included in other non-current assets in the accompanying consolidated balance sheets since management expects those cash deposits will be required for a period longer than one year.

Accounts Receivable — Accounts receivable consists of amounts due from hospitals, other end users, original equipment manufacturers and distributors. Credit is extended based on an evaluation of the customer’s financial condition and granted on an unsecured basis as collateral is not required. Ongoing credit evaluations of the customers’ financial condition are performed. Estimated provisions for doubtful accounts are recorded to the extent it is probable that a portion or all of a particular account will not be collected. The allowance for doubtful accounts is determined by analyzing specific customer accounts and assessing the risk of uncollectability based on insolvency, disputes, current economic trends and changes in customer payment trends or other collection issues. Account balances are charged off against the allowance when management determines that it is probable the receivable will not be recovered. Historical credit losses recognized by the Company have not exceeded management’s estimates.

Inventories — Inventories consist of finished goods, work-in-process, and raw materials including components which are semi-finished goods. Product inventories are stated at the lower of cost or market. Cost is determined using a standard cost method (which approximates first-in, first-out) and includes material, labor and overhead. Management periodically reviews inventory for excess quantities and obsolescence by evaluating quantities on hand, physical condition, technical functionality and anticipated customer demand for current products and new product introductions. Based on these evaluations, inventory is adjusted with a corresponding provision to cost of revenues.

Property, Plant and Equipment — Property, plant and equipment is stated at cost less accumulated depreciation. Major renewals and improvements are capitalized while routine maintenance and repairs are expensed as incurred.

APPLIED MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share information)

Depreciation expense is computed using the straight-line method over the estimated useful lives ranging from 5 to 25 years for buildings and improvements; 3 to 8 years for software; 1 to 7 years for tools, molds and equipment; 3 to 10 years for office furniture and fixtures; and 2 to 5 years for computer equipment. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or the remaining lease term. Upon sale or retirement of depreciable assets, the related cost and accumulated depreciation or amortization are removed from the accounts and any gain or loss on the sale or retirement is recognized in income from operations.

Intangible Assets — Intangible assets consist of acquired customer relationships, which are amortized on a straight-line basis over an estimated useful life of 10 years.

Impairment of Long-Lived Assets and Intangible Assets — Long-lived assets and intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of an asset to be held and used is measured based on a comparison of the carrying amount of the asset to the undiscounted future cash flows expected to be generated from the asset. If the asset is deemed impaired, the impairment to be recognized is measured by the amount by which the carrying value exceeds the estimated fair value of the asset, which is based on the estimated future discounted cash flows of the asset.

Long-Term Investments — The Company’s investment in equity securities of other public companies, which is included in other non-current assets in the accompanying consolidated balance sheets, is classified as available-for-sale and carried at fair market value based on quoted market prices, with the unrealized gains and losses, net of tax, included in the determination of other comprehensive (loss) income. Realized gains and losses and declines in value judged to be other than temporary, if any, on available-for-sale securities are included in earnings. The cost of investment securities sold is determined by the specific identification method.

Fair Value Measurements — U.S. GAAP describes a fair value hierarchy based on three levels of input, of which the first two are considered observable and the last unobservable, that may be used to measure fair value:

• Level 1 –	Quoted prices in active markets for identical assets or liabilities.

• Level 2 –	Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that can be corroborated by observable market data for substantially the full term of the assets or liabilities.

• Level 3 –	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Pursuant to current authoritative guidance, entities are allowed an irrevocable option to elect fair value for the initial and subsequent measurement for specified financial assets and liabilities on a contract-by-contract basis.

Treasury Stock — The Company accounts for treasury stock using the cost method and includes treasury stock as a component of stockholders’ equity.

Revenue Recognition — The Company derives revenues from various sources including direct sales to end user hospitals, other direct customers, sales to domestic and international

APPLIED MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share information)

distributors and sales to original equipment manufacturers. Domestic and international distributors will resell the products to end user hospitals and other customers in their assigned territories. Revenue is recognized when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price is fixed or determinable, and (iv) collectability is reasonably assured. The Company records revenue from product sales when title and risk of ownership have been transferred to the customer, which is typically upon delivery to the customer. When collectability is not reasonably assured, the recognition of revenue is deferred until payment is received as long as the remaining revenue recognition criteria are met.

Customers do not have a general right of return for credit or refund on product sales; however, the Company allows customers to return product upon approval within 30 days from original sale. The Company estimates and accrues for these returns as a reduction of product revenues and accounts receivable based on historical return rates. As of December 31, 2010 and 2011 and June 30, 2012, the Company’s reserve for product returns totaled $461, $525 and $435 (unaudited), respectively.

The Company also sells certain products under an arrangement in which the end user hospitals participate in clinical product evaluations. The terms and conditions for these arrangements provide for customer return provisions which generally range from 30 to 90 days from the initial delivery of the product under evaluation. Due to the nature of the clinical product evaluations, the Company’s level of continuing involvement subsequent to delivery can be significant, and therefore, revenue recognition is deferred on these clinical product evaluations until the evaluation period is complete. Deferred revenue related to evaluation sales was $1,366, $447 and $650 (unaudited) as of December 31, 2010 and 2011 and June 30, 2012, respectively, and is included in other current liabilities in the accompanying consolidated balance sheets.

Certain domestic distributors purchase products at specified distributor pricing and then resell the products to end user hospitals which may have separate pricing agreements with the Company or are members of group purchasing organizations (“GPOs”) which have contracts with the Company. In those situations when distributor prices are higher than the end user hospital contracted prices, the Company provides discounts or charge-backs to these distributors for the excess of the distributor prices above the end user hospital prices. The Company provides allowances for the estimated discounts or charge-backs at the time of sale as a reduction to product revenues and accounts receivable. As of December 31, 2010 and 2011 and June 30, 2012, the Company has accrued charge-backs of $4,301, $4,781 and $4,621 (unaudited), respectively. Based on direct sales and distributor sales made to hospitals which are members of a GPO, the Company is required to pay administrative fees to the GPO with respect to products covered by the GPO agreement. These fees are recorded as a reduction to product revenues and an increase to accrued expenses at the time of sale. As of December 31, 2010 and 2011 and June 30, 2012, the Company has accrued fees to GPOs of $540, $689 and $698 (unaudited), respectively.

The Company receives royalties in connection with licensing arrangements for which it is not able to reasonably estimate when products using the licensed technology are sold by the licensee to an end user. Accordingly, royalty revenue is recognized as cash is received from the licensee. One of these licensing agreements, which expired on January 31, 2012, granted a non-exclusive worldwide license to the licensee to manufacture and sell medical devices using the Company’s patented technology. Under this arrangement, the Company recorded royalties aggregating $9,345, $10,611, $6,348 (unaudited) and $2,924 (unaudited) for the years ended December 31, 2010 and 2011 and the six months ended June 30, 2011 and 2012, respectively.

APPLIED MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share information)

Shipping and Handling Costs — All shipping and handling costs charged to customers are recorded as product revenue, and the associated freight costs are expensed as incurred and recorded as cost of revenues.

Taxes Collected from Customers and Remitted to Governmental Authorities — Taxes assessed by governmental authorities including sales and value-added taxes are presented on a net basis. Accordingly, these taxes are excluded from product revenue and included as accrued expenses within other current liabilities in the accompanying consolidated balance sheets.

Advertising — Advertising costs are expensed as incurred. These costs are included in selling, general and administrative expenses in the accompanying consolidated statements of comprehensive income. Advertising costs were $148, $173, $72 (unaudited) and $118 (unaudited) during the years ended December 31, 2010 and 2011 and the six months ended June 30, 2011 and 2012, respectively.

Research and Development — Research and development includes personnel costs, material costs, depreciation and amortization on the associated tangible assets and facility costs which are directly related to research and development activities. These costs are expensed as incurred.

Once a product in development is released for sale and distribution, the Company transfers all of the existing engineering finished goods and components into inventory with a zero cost. All costs incurred to manufacture the inventory subsequent to the release date are recorded as inventory and charged to cost of revenues.

Product Warranty — A majority of the Company’s products are intended for single use and therefore, require limited product warranty accruals. The Company does not have a specified warranty period for its products; however, it will generally accept defective products which are returned within 60 days. Estimated warranty costs are accrued based primarily on historical warranty claims experience and recorded to cost of revenues at the time products are sold.

A summary of the warranty accrual is as follows:

	Year Ended December 31,		Six Months Ended June 30,
	2010	2011	2011	2012
			(unaudited)
Warranty accrual — beginning of period	$215	$101	$101	$255
Provision for warranty costs	382	804	601	249
Warranty claims	(496)	(650)	(297)	(352)

Warranty accrual — end of period	$101	$255	$405	$152

Stock-Based Compensation — The Company measures and recognizes compensation expense for all stock-based awards made to officers, employees, consultants and non-employee directors based on estimated fair values on the date of grant. Stock-based awards consist of stock options and restricted stock. Additionally, as further discussed in Note 12, the Company accepts notes receivable as consideration for stock to be issued upon exercise of stock options. Notes receivable from stockholders are accounted for as nonrecourse loans. For accounting purposes, the nonrecourse notes are accounted for as the grant of new stock options. The estimated fair values of the newly-granted stock options are recognized as compensation expense on the issuance date of the nonrecourse note. Stock-based compensation cost is measured at the grant date based on the fair

APPLIED MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share information)

value of the award as determined using an acceptable option-pricing model and is recognized as an expense over the requisite service period (vesting period), net of estimated forfeitures. Forfeitures are estimated at the time of grant and revised in subsequent periods if actual forfeitures differ from those estimates.

The Company uses the Black-Scholes option-pricing model to estimate the value of stock-based compensation expense for all stock-based awards and nonrecourse notes receivable used to exercise stock options. The fair value of restricted stock is based on the estimated fair value of the Company’s stock on the date of grant. Determining the appropriate fair-value model and calculating the fair value of stock-based awards at the grant dates requires considerable judgment, including estimating the risk-free interest rate, expected option term, stock price volatility and dividend yield. Management develops estimates based on historical data and market information, which can change significantly over time. The risk-free interest rate is based on the implied yield on U.S. Treasury notes as of the grant date with a term approximating the expected life of the options. The Company utilizes the average of the contractual term of the options and the weighted average vesting period for all options to calculate the expected option life. The expected stock price volatility is based on historical volatility of similar companies that are public and compete in the medical device industry. The use of this peer data to determine expected volatility will continue until sufficient information regarding volatility of the Company’s share price is available and reliable. The Company has not historically declared dividends and therefore, the estimated annual dividend yield is 0%. See Note 12 for the assumptions used to estimate the fair value of stock-based awards.

Income Taxes — Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities at the applicable tax rates. Management evaluates the need to establish a valuation allowance for deferred tax assets based on positive and negative evidence including past operating results, forecasted future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets. A valuation allowance to reduce the deferred tax assets is established when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Failure to achieve forecasted taxable income in applicable tax jurisdictions could affect the ultimate realization of deferred tax assets and could result in an increase in the effective tax rate on future earnings.

The Company records a liability for potential tax assessments based on its estimate of the potential exposure. New tax laws and new interpretations of laws and rulings by tax authorities may affect the liability for potential tax assessments. Due to the subjectivity and complex nature of the underlying issues, actual payments or assessments may differ from estimates. To the extent the Company’s estimates differ from actual payments or assessments, income tax expense is adjusted.

The Company applies the accounting guidance for uncertainties in income taxes. This guidance prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. It also provides guidance on de-recognition, classification, interest and penalties, disclosures and transition of uncertain tax positions. For these tax benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company accrues for interest and penalties on uncertain tax positions in its provision for income tax expense.

Foreign Currency Transaction Gains and Losses — The Company’s foreign subsidiaries utilize the local currency as their functional currency. The accounts of the foreign subsidiaries have

APPLIED MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share information)

been translated into U.S. dollars using the current exchange rate at the balance sheet date for assets and liabilities and rates that approximate the average exchange rate for the period for revenues and expenses. Translation adjustments arising from the use of differing exchange rates from period to period are included in accumulated other comprehensive income in stockholders’ equity. Gains and losses resulting from foreign currency transactions are included in selling, general and administrative expenses in the accompanying consolidated statements of comprehensive income. Foreign currency transaction gains (losses) were $233, $(694), $695 (unaudited) and $(1,237) (unaudited) during the years ended December 31, 2010 and 2011 and the six months ended June 30, 2011 and 2012, respectively.

Comprehensive Income — Comprehensive income includes all changes in equity other than those with stockholders and consists of net income, unrealized gains or losses on certain holdings of publicly-traded equity securities and foreign currency translation adjustments. Foreign currency translation adjustments are generally not adjusted for income taxes as they primarily relate to indefinite investments in foreign subsidiaries.

Concentration of Major Customers — The Company is subject to a concentration of credit risk with respect to its accounts receivable, all of which are due from hospitals, other end users, original equipment manufacturers and distributors throughout the U.S. and other countries. Approximately 10%, 20% and 7% (unaudited) of accounts receivable as of December 31, 2010 and 2011 and June 30, 2012, respectively, consist of amounts due from the Company’s largest customer, which is a domestic distributor. This customer accounted for 13%, 13%, 13% (unaudited) and 10% (unaudited) of total revenues during the years ended December 31, 2010 and 2011 and the six months ended June 30, 2011 and 2012, respectively. No other individual customer accounted for more than 10% of total revenues. For all periods, this particular distributor takes and fulfills orders from the Company’s direct customers. In the event this distributor is unable to fulfill all orders, the orders would be redirected to other distributors or fulfilled directly by the Company. In April 2012, this distributor gave notice of its election to terminate its distribution agreement with the Company effective June 30, 2012. In response to this termination, the Company is taking steps to expand its direct distribution capabilities to deliver its products and does not believe that this termination will have a material impact on the Company’s financial position or results of operations.

Segment Reporting — Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company considers its business to be a single reportable segment — the manufacture and sale of medical devices. The Company’s products generally share similar distribution channels and customers. The Company designs, manufactures, packages, distributes and sells medical, surgical, and patient care devices. The Company sells a broad range of products either directly to hospitals or to other end users or through distributors in the United States and internationally. The Company’s chief operating decision making group is comprised of its chief executive officer, the chief financial officer and the group presidents of the Company.

The Company’s chief operating decision making group evaluates the various global product portfolios on a product revenue basis. The Company’s chief operating decision making group evaluates profitability and associated investments on an enterprise-wide basis.

APPLIED MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share information)

The Company’s revenues from external customers by product lines are as follows:

	Year Ended December 31,		Six Months Ended June 30,
	2010	2011	2011	2012

			(unaudited)
Surgical access devices	$187,735	$232,671	$110,809	$120,960
Surgical instruments	57,857	77,940	35,708	43,222
Other products	26,218	27,842	13,474	14,793
Royalties and licensing	10,365	11,631	6,859	3,029

	$282,175	$350,084	$166,850	$182,004

The Company’s revenues by geographical area are attributed to countries based on the location of the customer. A summary of revenues and property, plant and equipment by geographical area is as follows:

	Year Ended December 31,		Six Months Ended June 30,
	2010	2011	2011	2012
			(unaudited)
Revenues
United States of America	$182,701	$217,155	$106,451	$111,296
International	99,474	132,929	60,399	70,708

	$282,175	$350,084	$166,850	$182,004

	December 31,		June 30, 2012
	2010	2011
			(unaudited)
Property, plant and equipment

United States of America	$122,176	$155,315	$191,394
International	407	8,625	14,905

	$122,583	$163,940	$206,299

Net Income Per Share — Basic net income per share is computed by dividing net income attributable to common stockholders for the period by the weighted average number of common shares outstanding during the period. Net income attributable to common stockholders is calculated in conformity with the two-class method required for participating securities. Under the two-class method, companies that have issued securities other than common stock that contractually entitle the holder of such securities to participate in dividends and earnings of the Company are deemed as participating securities. Dividends must be calculated for the participating security on undistributed earnings and are a reduction in the net income attributable to common stockholders. The Company’s series of redeemable convertible preferred stock are participating securities, as they have the right to

APPLIED MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share information)

non-cumulative dividends, should dividends be declared on common stock, and as such the related number of outstanding shares of preferred stock has been excluded from the computation of basic net income per share.

The Company’s shares of common stock subject to repurchase resulting from the early exercise of employee stock options and the shares underlying the nonrecourse notes receivable are also considered participating securities, as they have the right to nonforfeitable dividends, should dividends be declared on the common stock and are therefore included in the basic weighted-average common shares outstanding. The restricted stock issued, whether vested or unvested, has a right to receive or participate in nonforfeitable dividends, as declared by the Company. Accordingly, the unvested restricted stock has been included in the basic weighted-average common shares outstanding.

Diluted net income per share attributable to common stockholders is computed by dividing the net income attributable to common stockholders by the weighted-average number of common shares outstanding, including potential dilutive common shares assuming the dilutive effect of outstanding stock options using the treasury stock method. The Company does not include potentially dilutive shares in the computation of diluted net income per common share for periods in which the result would be anti-dilutive.

The following table presents the calculation of basic and diluted net income per share (in thousands, except per share information):

	Year Ended December 31,		Six Months Ended June 30,
	2010	2011	2011	2012
			(unaudited)
Numerator:
Net income, as reported	$20,885	$44,375	$25,921	$15,132
Net income attributable to preferred stockholders	(9,218)	(17,278)	(10,068)	(5,849)

Net income attributable to common stockholders	$11,667	$27,097	$15,853	$9,283

Denominator:
Weighted average number of common shares – Basic	9,785	11,793	11,611	12,370
Effect of dilutive securities:
Stock options	116	512	410	226

Weighted average number of common shares – Diluted	9,901	12,305	12,021	12,596

Net income per share:
Basic	$1.19	$2.30	$1.37	$0.75

Diluted	$1.18	$2.20	$1.32	$0.74

APPLIED MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share information)

The following weighted-average number of shares issuable upon exercise of stock options were excluded from the calculation of diluted net income per share attributable to common stockholders because their effect would have been anti-dilutive for the periods presented (in thousands):

	Year Ended December 31,		Six Months Ended June 30,
	2010	2011	2011	2012
			(unaudited)
Stock options	2,654	556	270	1,992

Recently Adopted Accounting Pronouncements

In October 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements (“ASU No. 09-13”). ASU No. 09-13 modifies the requirements that must be met for an entity to recognize revenue from the sale of a delivered item that is part of a multiple-element arrangement when other items have not yet been delivered. The Company adopted the updated guidance effective January 1, 2011. The Company did not enter into any revenue arrangements subject to this new guidance during 2011 and, therefore, the implementation of this new guidance did not have an impact on the Company’s consolidated financial statements.

In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements (“ASU No. 10-06”). ASU No. 10-06 expands the interim and annual disclosure requirements of fair value measurements, including the information about transfers in and out of Level 1 and Level 2 fair value measurements and requires additional disclosure regarding purchases, sales, issuances and settlements of Level 3 measurements, effective for fiscal years beginning after December 15, 2010. The adoption of ASU No. 10-06 for Level 1 and Level 2 effective January 1, 2010 and for Level 3 measurements effective January 1, 2011 did not have a material impact on the Company’s consolidated financial statements.

Effective January 1, 2012, the Company adopted ASU 2011-04, Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU No. 11-04”). ASU No. 11-04 provides a consistent definition of fair value and ensures that the fair value measurement and disclosure requirements are similar between U.S. GAAP and International Financial Reporting Standards (“IFRS”). ASU No. 11-04 changes certain fair value measurement principles and enhances disclosure requirements, particularly for Level 3 fair value measurements. ASU No. 11-04 is effective for annual periods beginning on or after December 15, 2011, with early adoption permitted, but no earlier than for interim periods beginning after December 15, 2011. The adoption of ASU No. 11-04 did not have a material impact on the Company’s consolidated financial statements.

Effective January 1, 2012, the Company adopted ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income (“ASU No. 11-05”). ASU No. 11-05 requires entities to present net income and other comprehensive income in either a single continuous statement or in two separate, but consecutive, statements of net income and other comprehensive income. The new standard eliminates the option to present items of other comprehensive income in the statement of changes in equity or in the notes to the financial statements. The new requirements do not change which components of comprehensive income are recognized in net income or other comprehensive

APPLIED MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share information)

income, or when an item of other comprehensive income must be reclassified to net income. The Company elected to present a single continuous statement of comprehensive income.

3.	INVENTORIES

Inventories consisted of the following:

	December 31,		June 30, 2012
	2010	2011
			(unaudited)
Raw materials and components	$6,467	$15,634	$15,345
Work-in-process	2,312	3,141	4,805
Finished goods	6,050	9,425	15,686

	$14,829	$28,200	$35,836

4.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following:

	December 31,		June 30, 2012
	2010	2011
			(unaudited)
Land	$30,933	$44,106	$56,461
Buildings and improvements	78,281	96,678	117,622
Software	5,406	7,071	7,806
Tools, molds and equipment	57,676	67,613	75,269
Office furniture and fixtures	7,713	8,630	9,500
Computer equipment	4,165	5,080	5,428
Construction in progress	2,659	11,619	19,141

	186,833	240,797	291,227
Less accumulated depreciation	(64,250)	(76,857)	(84,928)

	$122,583	$163,940	$206,299

Depreciation expense was $12,447, $13,804, $6,656 (unaudited) and $8,344 (unaudited) during the years ended December 31, 2010 and 2011 and the six months ended June 30, 2011 and 2012, respectively.

The Company capitalized $244, $361, $133 (unaudited) and $219 (unaudited) of interest and $2,763, $3,204, $1,281 (unaudited) and $1,836 (unaudited) of labor costs related to assets under construction during the years ended December 31, 2010 and 2011 and the six months ended June 30, 2011 and 2012, respectively.

In May 2011, the Company’s subsidiary, Applied Medical Europe BV (“AME”) acquired real property in Amersfoort, Netherlands, for a purchase price of $3,800 which was paid by the Company in cash. Under the terms of the purchase agreement with the seller, AME has agreed to construct office and warehouse facilities on this land within 18 months of the issuance of required building permits.

APPLIED MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share information)

AME entered into a construction contract for this project in July 2011. As of June 30, 2012, the estimated cost of construction is $14,108 (unaudited). As of June 30, 2012, the Company has incurred $11,085 (unaudited) related to the construction of these facilities, including $308 (unaudited) of capitalized interest, which is included in construction in progress. The construction was completed in the third quarter of 2012.

During 2011, the Company purchased four industrial facilities in Orange County, California for an aggregate purchase price of $22,455, which was paid from available cash and borrowings under existing credit facilities.

In January 2012, the Company entered into an agreement to purchase a manufacturing system for $4,100 (unaudited) based on the achievement of various milestones. As of June 30, 2012, the Company has incurred $820 (unaudited) related to the achievement of the milestones, which is included in construction in progress. In August 2012, the Company incurred an additional $820 (unaudited) related to the achievement of another milestone.

In the first half of 2012, the Company acquired four industrial facilities in Rancho Santa Margarita, California for an aggregate purchase price of $29,206 (unaudited). The aggregate purchase price and related transaction costs were paid from available cash and an existing credit facility.

The Company recorded losses related to its construction projects in progress in the amount of $151, $229, $98 (unaudited) and $0 (unaudited) during the years ended December 31, 2010 and 2011 and the six months ended June 30, 2011 and 2012, respectively. These charges, which were recorded to research and development expenses, relate primarily to tools, molds and equipment which were being constructed for internal use. In addition, losses of $4,850 incurred in connection with the acquisition of a leased facility, representing the difference between the purchase price and the estimated fair value of the facility on the acquisition date, and $2,552 incurred in connection with the reconfiguration of a manufacturing facility, were recorded to selling, general and administrative expenses in the accompanying consolidated statements of comprehensive income for the year ended December 31, 2010.

5.	OTHER ASSETS AND OTHER LIABILITIES

Other current assets consisted of the following:

	December 31,		June 30, 2012
	2010	2011
			(unaudited)
Deposits	$781	$896	$812
Receivables from stockholders and employees	208	290	378
Prepaid income and other taxes	1,937	1,204	1,197
Prepaid expenses	1,752	3,195	3,219
Other receivables	437	1,046	1,003

	$5,115	$6,631	$6,609

APPLIED MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share information)

Other non-current assets consisted of the following:

	December 31,		June 30, 2012
	2010	2011
			(unaudited)
Restricted cash	$945	$1,893	$1,825
Deposits and prepaid expenses	—	924	556
Deferred tax assets	2,377	1,075	1,168
Secured notes receivable	—	825	1,931
Receivables from stockholders and employees	285	321	548
Intangible assets, net	212	141	106
Long-term investments	—	—	6,204
Other non-current assets	10	9	23

	$3,829	$5,188	$12,361

Intangible assets consist of acquired customer relationships. Amortization expense on intangible assets was $64, $72, $36 (unaudited) and $36 (unaudited) during the years ended December 31, 2010 and 2011 and the six months ended June 30, 2011 and 2012, respectively, and accumulated amortization amounted to $496, $564 and $598 (unaudited) as of December 31, 2010 and 2011 and June 30, 2012, respectively. Estimated amortization expense on intangible assets will be approximately $70 during each of the two years ending December 31, 2012 and 2013.

In December 2011, the Company purchased a promissory note secured by a junior deed of trust on an industrial facility from an unrelated party for a purchase price of $825. The outstanding principal amount of this note as of December 31, 2011 and June 30, 2012 is $1,242 and $1,097 (unaudited), respectively, and bears interest at the rate of 5.436% per annum. In January 2012, the Company purchased another promissory note secured by a senior deed of trust on the same industrial facility from an unrelated party for a purchase price of $1,502 (unaudited), including accrued interest and expenses of $93 (unaudited) which were paid to the Company in February 2012. The outstanding principal amount of this note as of June 30, 2012 is $1,352 (unaudited) and bears interest at the rate of 6.09% per annum. These purchases were made from available cash.

These promissory notes are carried at the Company’s cost and are included in other non-current assets in the accompanying consolidated balance sheets as of December 31, 2011 and June 30, 2012. The Company intends to acquire title to this industrial facility by foreclosure or other means. Collections of $396 were received during the six months ended June 30, 2012, which were recorded against the carrying amount of the promissory notes, and brought both the promissory notes current as of June 30, 2012. The Company has not recognized any income on collections received against these promissory notes due to the future uncertainty of collections and, as a result, the Company will defer the recognition of any gain or income, as appropriate, until the acquisition of the property is completed. Management has evaluated these promissory notes for impairment and has concluded that the fair value of the collateral underlying the notes receivable is not less than the carrying cost of the related notes receivable at December 31, 2011 and June 30, 2012. Accordingly, no impairment has been recorded against the promissory notes at December 31, 2011 and June 30, 2012.

APPLIED MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share information)

In determining whether to consolidate a variable interest entity (“VIE”) in which the Company has an interest, the Company’s policy is to consider whether the Company is the primary beneficiary of the VIE as a result of a controlling financial interest in the VIE. A controlling financial interest in a VIE exists if the Company has both the power to direct the VIE’s activities that most significantly affect the VIE’s economic performance and an economic interest in the VIE, which could be in the form of the obligation to absorb losses, or the right to receive benefits, that could potentially be significant to the VIE. As a result of purchasing these promissory notes, the Company holds a variable interest in the entity that owns the property secured by the senior and junior trust deeds; however, the Company is not its primary beneficiary as it does not have the power to direct the VIE’s activities that most significantly affect the VIE’s economic performance and therefore did not consolidate this entity in the accompanying consolidated financial statements.

The accounting for these promissory notes requires considerable judgment, and significant assumptions were estimated by management. Management believes that the estimates and assumptions used are reasonable.

In February 2012, the Company invested $5,445 (unaudited) in Cardica, Inc. (“Cardica”) in exchange for an approximate 9% ownership share in this publicly traded company. This investment was paid from available cash. As of June 30, 2012, the Company has recorded unrealized gains on this investment of $479 (unaudited) net of taxes of $280 (unaudited), in the determination of other comprehensive income. Cardica designs and manufactures proprietary stapling and anastomotic devices for cardiac and laparoscopic surgical procedures.

Other current liabilities consisted of the following:

	December 31,		June 30, 2012
	2010	2011
			(unaudited)
Deferred licensing and other revenue	$2,387	$575	$2,478
Income and other taxes payable	1,873	2,743	8,945
Accrued legal contingency (Note 10)	5,660	5,847	5,942
Accrued expenses	2,814	3,800	3,950

	$12,734	$12,965	$21,315

Other non-current liabilities consisted of the following:

	December 31,		June 30, 2012
	2010	2011
			(unaudited)
Deferred tax liabilities	$2,821	$10,831	$11,101
Liability for unrecognized tax benefits	5,074	2,340	2,439
Accrued long-term bonuses (Note 6)	7,100	—	—
Other non-current liabilities	862	1,066	1,192

	$15,857	$14,237	$14,732

APPLIED MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share information)

6.	EMPLOYEE BENEFIT PLANS

The Company sponsors a 401(k) defined contribution plan (the “Plan”) covering substantially all employees who meet certain eligibility requirements. Eligible participants may elect to contribute to the Plan through tax-deferred salary deductions of up to 100% of their annual compensation, subject to maximum annual limits as set by the Internal Revenue Service. Contributions made by the Company to the Plan are determined at the discretion of the Board of Directors. The Company matches 25% of the employee elective contributions, subject to a 2% limitation on the participant’s gross compensation. All matching contributions vest immediately for participants employed on the last day of the Plan year. The Company’s matching contributions were approximately $243, $293, $148 (unaudited) and $157 (unaudited) for the years ended December 31, 2010 and 2011 and the six months ended June 30, 2011 and 2012, respectively.

Effective January 1, 2010, the Company adopted a Long-Term Strategic Bonus Plan (the “Bonus Plan”). The Bonus Plan provides for the establishment of bonus pools for executives and team members contingent on achieving certain performance objectives over a defined period. The Applied Participation Points Program has been established with two initial award schedules under the Bonus Plan, covering a three-year performance period commencing on January 1, 2010 and ending on December 31, 2012 (the “2010 APP Program”). Performance objectives for the 2010 APP Program are based on aggregate revenues and aggregate operating income, subject to certain adjustments for excluded expenses, during the three-year performance period. The 2010 APP Program provides for an aggregate bonus pool of up to $16,000, payable in December 2012, if the Company achieves the targeted performance objectives, with additional amounts potentially payable if the Company’s actual achievement exceeds the performance objectives. The Company has accrued $7,100 included in other non-current liabilities as of December 31, 2010 and $19,222 and $26,522 (unaudited) included in accrued payroll and related benefits as of December 31, 2011 and June 30, 2012, respectively, relating to the 2010 APP Program in the accompanying consolidated balance sheets.

On August 9, 2012, two new award schedules were established for The Applied Participation Points Program under the Bonus Plan, covering a three-year performance period commencing on January 1, 2013 and ending on December 31, 2015 (the “2012 APP Program”). Performance objectives for the new award schedules remain based on aggregate revenues and aggregate operating income, subject to certain adjustments for excluded expenses, during the three-year performance period. The 2012 APP Program provides for an aggregate bonus pool of up to $25,625, payable in March 2016, if the Company achieves the targeted performance objectives, with additional amounts potentially payable if the Company’s actual achievement exceeds the performance objectives.

7.	INCOME TAXES

Income before income taxes was generated from operations as follows:

	Year ended December 31,
	2010	2011

United States	$26,489	$54,832
International	4,205	6,705

	$30,694	$61,537

APPLIED MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share information)

The income tax provision (benefit) consisted of the following:

	Year ended December 31,
	2010	2011

Current:
Federal	$9,484	$12,703
State	995	820
Foreign	1,560	1,467

	12,039	14,990

Deferred:
Federal	(1,014)	506
State	(1,121)	1,661
Foreign	(95)	5

	(2,230)	2,172

Provision for income taxes	$9,809	$17,162

The components of deferred tax assets and liabilities are as follows:

	December 31,
	2010	2011
Deferred tax assets:
Deferred revenue	$422	$1,868
Tax credit carryforwards	4,298	5,461
Inventory adjustments	746	1,110
Accrued royalties	1,055	728
Accrued vacation	1,142	1,286
Foreign tax credits	579	—
Deferred compensation	2,897	7,282
Share-based compensation	415	—
Net operating loss carryforwards	332	230
Capitalized research and development costs	97	28
Accrued legal contingency	2,168	2,127
Other	1,037	900

Total deferred tax assets	15,188	21,020
Valuation allowance	(2,654)	(5,082)

Net deferred tax assets	12,534	15,938

Deferred tax liabilities:
Depreciation	(5,450)	(9,667)
Share-based compensation	—	(1,468)
Other	(156)	(84)

Total deferred tax liabilities	(5,606)	(11,219)

	$6,928	$4,719

APPLIED MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share information)

Management considered all available evidence under existing tax law and anticipated expiration of tax statutes and determined that a valuation allowance of $2,654 and $5,082 was required as of December 31, 2010 and 2011, respectively, for those deferred tax assets that are not expected to provide future tax benefits. The valuation allowance at December 31, 2010 decreased by $1,923 from the prior year, of which $1,552 ($1,009 net of federal benefit) is attributable to the recognition of state deferred tax assets based on the Company’s expectations with respect to future profitability. The valuation allowance at December 31, 2011 has increased by $2,428 over the prior year, which is attributable to the Company’s current expectations as to the extent California research and development credits will be able to be used in the future.

The Company has not provided for federal or state income taxes on $13,372 of undistributed earnings of foreign subsidiaries accumulated through December 31, 2011 because these earnings are intended to be reinvested in the foreign subsidiaries indefinitely. However, foreign tax credits would likely be available to reduce federal income taxes in the event of distribution.

Differences between the provision for income tax at the U.S. federal statutory rate and the provision for income taxes in the consolidated income statements are as follows:

	Year Ended December 31,
	2010	2011

Income taxes computed at statutory rate	$10,743	$21,538
Increase (decrease) in taxes resulting from:
State taxes — net of federal benefit	927	2,116
Uncertain tax positions	(40)	(2,140)
Research and development credits	(1,747)	(1,910)
Share-based compensation	1,649	476
Foreign rate differences	(489)	(502)
Domestic production activities deduction	(1,134)	(1,945)
Valuation allowance	(1,009)	—
Nondeductible tax expenses	1,225	(363)
Nondeductible expenses related to the initial public offering	—	547
Other	(316)	(655)

Provision for income taxes	$9,809	$17,162

The Company has state and foreign net operating loss carryforwards at December 31, 2011 of approximately $1,387 and $502, respectively. If not utilized, the state net operating loss carryforwards will expire in 2019 and the foreign net operating loss carryforwards will begin to expire in 2015. Additionally, as of December 31, 2011, the Company has approximately $5,383 of California research and development tax credits available for use in future tax periods which may be carried forward indefinitely.

The provision for income taxes was $17,162 and $9,809, or 28% and 32% of income before taxes, for the years ended December 31, 2011 and 2010, respectively. The lower effective tax rate for the year ended December 31, 2011, as compared to the prior year, was primarily due to an increase of research tax credits of $1,337 in 2011 and the release of a liability for uncertain tax positions of $2,140

APPLIED MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share information)

related to foreign net operating losses, offset by anticipated income in jurisdictions in which the Company does business with different effective tax rates.

The provision for income taxes was $10,279 (unaudited) and $8,559 (unaudited), or 28% and 36% of income before taxes for the six months ended June 30, 2011 and 2012, respectively. The higher effective tax rate for the six months ended June 30, 2012, as compared to the same period of the prior year, was primarily due to the federal research and development tax credits, which were not reinstated in the first half of 2012, an increase in income of certain foreign subsidiaries subject to U.S. taxation and non-deductible expenses related to the initial public offering.

As of December 31, 2010 and 2011 and June 30, 2012, the liability for income taxes associated with uncertain tax positions was $5,376, $3,207 and $3,683 (unaudited), respectively. These liabilities could be reduced by tax benefits associated with the correlative effects of potential transfer pricing adjustments, state income taxes and timing adjustments in the aggregate amount of $584 and $666 (unaudited) as of December 31, 2011 and June 30, 2012, respectively. The remaining amounts of $2,623 and $3,017 (unaudited) as of December 31, 2011 and June 30, 2012, respectively, if recognized, would favorably affect the Company’s effective tax rate.

A reconciliation of the unrecognized tax benefits is as follows:

	December 31,
	2010	2011
Gross unrecognized tax benefit at beginning of year	$4,955	$5,376
Gross increases for tax positions of prior years	308	—
Gross decreases for tax positions of prior years	—	(14)
Gross increases for tax positions of current year	1,040	2,669
Settlements	—	(3,149)
Lapse of statute of limitations	(927)	(1,675)

Gross unrecognized tax benefit at end of year	$5,376	$3,207

The Company recognizes interest and penalties, if any, related to uncertain tax positions in its provision for income taxes. As of December 31, 2010 and 2011, the Company had accrued $570 and $329, respectively, of interest and penalties (net of tax benefits of $72 and $48, respectively) related to uncertain tax positions.

The Company and its subsidiaries file income tax returns in the United States and various foreign jurisdictions. The primary non-federal jurisdictions are Australia and the Netherlands. The Company’s income tax returns are being examined by various tax authorities in several jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state, and non-U.S. income tax examinations by taxing authorities for years prior to 2007.

It is reasonably possible that the amount of the unrecognized tax benefit with respect to certain unrecognized tax positions will significantly change within the next 12 months due to the expiration of statutes of limitation and audit settlements. As of December 31, 2011, management estimates that the decrease in unrecognized tax benefits within the next 12 months will total approximately $333.

APPLIED MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share information)

8.	DEBT

On March 14, 2011, the Company’s subsidiaries, Applied Medical Resources Corporation and Applied Medical Distribution Corporation (the “Borrowers”) entered into a Revolving Loan and Security Agreement with Citibank, N.A. (the “Credit Facility”). The Credit Facility establishes a revolving line of credit of up to $20,000, of which up to $10,000 is available for the issuance of letters of credit. Borrowings under the Credit Facility may be used for working capital and other corporate purposes. Interest on borrowings under the Credit Facility will be determined based upon the Company’s choice of either 30-Day London Inter Bank Offered Rate (“LIBOR”) plus 1.75% or prime rate minus 1.10%. The Credit Facility requires the Company to maintain certain financial covenants and contains customary limitations on the Borrowers to incur liens or indebtedness, make investments, merge with or acquire other companies, or pay dividends. The Borrowers’ obligations under the Credit Facility are secured by the Borrowers’ accounts receivable and inventory. This Credit Facility was terminated on April 17, 2012 and replaced by the Senior Secured Credit Facility, as discussed below.

On April 17, 2012, the Company and the Borrowers entered into a credit agreement for a new senior secured credit facility (the “Senior Secured Credit Facility”). The Senior Secured Credit Facility consists of (1) a $35,000 revolving credit facility, (2) a $50,000 term loan facility, and (3) a $65,000 delayed draw term loan facility. The Senior Secured Credit Facility includes an “accordion” feature by which the Borrowers may request, subject to approval of the required lenders, to increase the lenders’ commitment by up to $75,000, of which $15,000 may be applied to the revolving credit facility. The proceeds from the $50,000 term loan were used to refinance substantially all of the Borrowers’ existing indebtedness, other than one mortgage note payable with a principal amount outstanding of $18,691 (unaudited) as of June 30, 2012. Borrowings under the revolving credit facility are available for working capital needs and general corporate purposes, including the issuance of up to $15,000 of letters of credit. Delayed draw term loans are available for the financing of equipment and real property purchases and related capital expenditures and, subject to certain conditions, future potential share repurchases. The Senior Secured Credit Facility will mature in April 2017. Borrowings under the Senior Secured Credit Facility will bear interest at a rate equal to the sum of the applicable margin of 0.5% to 2.25% (determined on the basis of the Company’s total leverage ratio, as defined), plus, at the Borrowers’ option, either LIBOR or an alternate base rate, as defined. In addition, the Borrowers are required to pay commitment fees, letter of credit fees and certain other fees and expenses to the arranger and agents for providing the Senior Secured Credit Facility. The Senior Secured Credit Facility requires the Borrowers to maintain certain financial covenants and contains customary limitations on the Borrowers’ ability to incur liens or indebtedness, make investments and capital expenditures, merge with or acquire other companies, or pay dividends. The Borrowers’ obligations under the Senior Secured Credit Facility are guaranteed by the Company and by all existing and future domestic subsidiaries. Obligations under the Senior Secured Credit Facility are secured by a first priority security interest in all of the capital stock of the Borrowers and each of their direct and indirect subsidiaries (limited, in the case of each foreign subsidiary, to the pledge of 66% of its equity interests) and all other existing and future assets of the Borrowers and their subsidiaries, excluding foreign subsidiaries and excluding certain real property located in Irvine, California. The Company incurred $1,608 (unaudited) in debt issuance costs in connection with the Senior Secured Credit Facility, of which $951 was capitalized and will be amortized on a straight-line basis over the term of the Senior Secured Credit Facility. In April 2012, the Company recognized $859 (unaudited) as a loss on early extinguishment of debt resulting from the above discussed refinancing, which was completed based on substantially different terms from the refinanced indebtedness.

APPLIED MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share information)

Debt consisted of the following:

	December 31,		June 30, 2012
	2010	2011
			(unaudited)
Mortgage note payable (net of debt issuance costs of $187, $120 and $87 (unaudited), respectively) to bank in monthly installments of $245 and a balloon payment of $16,587 due at maturity in October 2013; interest at a fixed rate of 6.59%; secured by administrative offices and a warehouse facility in Irvine, California.	$20,990	$19,483	$18,691

Term loan under the Senior Secured Credit Facility (net of debt issuance costs of $899 (unaudited)), payable to banks in quarterly installments of $980 and a balloon payment of $30,400 due at maturity in April 2017; interest at a variable rate of LIBOR plus 1.75% (2.48% at June 30, 2012).	—	—	48,121

Delayed draw term loan under the Senior Secured Credit Facility (net of debt issuance costs of $14 (unaudited)), payable to banks in quarterly installments of $293 starting in December 2012; interest at a variable rate of LIBOR plus 1.75% (1.99% at June 30, 2012)	—	—	17,586

Revolving line of credit under the Senior Secured Credit Facility in the total amount of $35,000, interest at a variable rate of LIBOR plus 1.75% (2.00% at June 30, 2012)	—	—	7,400

Note payable (net of debt issuance costs of $15, $8 and $0 (unaudited), respectively) to lender in monthly installments of $230 and a balloon payment of $2,153 due at maturity in June 2013; terminated in April 2012	8,820	6,111	—

Mortgage note payable (net of debt issuance costs of $108, $84 and $0 (unaudited), respectively) to bank in quarterly installments of $112 and a balloon payment of $6,805 due at maturity in July 2015; terminated in April 2012	8,705	8,283	—

Mortgage note payable (net of debt issuance costs of $99, $85 and $0 (unaudited), respectively) to bank in monthly installments of $62 and a balloon payment of $8,658 due at maturity in January 2018; terminated in April 2012	12,276	11,824	—

Mortgage note payable (net of debt issuance costs of $0, $37 and $0 (unaudited), respectively) to bank in monthly installments of $22 and a balloon payment of $3,087 due at maturity in July 2018; terminated in April 2012	—	4,314	—

Revolving line of credit agreement in the total amount of $5,000; terminated in March 2012	5,000	—	—

Revolving line of credit agreement in the total amount of $20,000; terminated in April 2012	—	16,400	—

Total debt	55,791	66,415	91,798
Less: short-term borrowings and current portion of long-term debt	(9,738)	(5,646)	(13,682)

Long-term debt, less current portion	$46,053	$60,769	$78,116

The amount outstanding under the revolving line of credit as of June 30, 2012 is included in short-term borrowings and current portion of long-term debt in the accompanying consolidated balance sheets. In July 2012, the Company borrowed an additional $8,000 under the delayed draw term loan facility.

The short-term borrowings and current portion of long-term debt have been reclassified as of December 31, 2011 to give effect to the above discussed refinancing under the Senior Secured Credit Facility.

APPLIED MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share information)

The Company was in compliance with all debt covenants as of June 30, 2012. The Senior Secured Credit Facility includes covenants limiting the aggregate amount of capital expenditures the Company may incur in any single calendar year. On September 19, 2012, the Company entered into Amendment No. 1 to the Senior Secured Credit Facility which increased the capital expenditure limitation from $75 million (unaudited) to $100 million (unaudited) for the year ending December 31, 2012.

At June 30, 2012 (and after giving effect to the refinancing of indebtedness under the Senior Secured Credit Facility completed in April 2012), the aggregate maturities of debt outstanding, excluding debt issuance costs of $1,000 (unaudited), are as follows:

Year ending December 31,	(Unaudited)
2012 (balance of the year)	$10,507
2013	23,018
2014	5,093
2015	5,093
2016	5,093
Thereafter	43,994

Total	$92,798

9.	FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS

The Company’s financial instruments include cash and cash equivalents, accounts receivable, restricted cash, long-term investments, secured notes receivable, accounts payable, accrued liabilities and long-term debt. The carrying values of cash and cash equivalents, accounts receivable, restricted cash, accounts payable and accrued liabilities at December 31, 2010 and 2011 and June 30, 2012 approximates their fair values due to their short-term maturities.

Fair value is the price that would be received to sell an asset or paid to transfer a liability (at exit price) in an orderly transaction between market participants. Fair values determined based on Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined based on Level 2 inputs utilize observable quoted prices for similar assets and liabilities in active markets and observable quoted prices for identical or similar assets in markets that are not very active.

Instruments Measured at Fair Value on a Recurring Basis

Long-term investments consist of available-for-sale investments in publicly-traded equity securities for which market prices are readily available. Unrealized gains or losses on long-term investments are recorded in accumulated other comprehensive income. Secured notes receivable include promissory notes receivable secured by deeds of trust on an industrial facility, as further discussed in Note 5. The fair value of the secured notes receivable is based on the collateral

APPLIED MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share information)

underlying the notes receivable. The following table presents the cost, gross unrealized gains and losses and fair value of long-term investments and secured notes receivable as of June 30, 2012:

	June 30, 2012
	(unaudited)
Description	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Level 1:
Long-term investments	$5,445	$759	$—	$6,204

Level 2:
Secured notes receivable	$1,931	$—	$—	$1,931

As of December 31, 2010 and 2011, the Company did not have any Level 1 financial instruments, other than cash and cash equivalents and restricted cash.

Instruments Not Measured at Fair Value on a Recurring Basis

The fair value of long-term debt with fixed interest rates was estimated by discounting the projected cash flows for each instrument using current rates for debt with similar terms and maturities. The current rates used ranged from 2.5% to 4.9% at December 31, 2010 and 2011 and June 30, 2012, which were based on quotes from bankers or Level 2 inputs.

The carrying value and estimated fair value of long-term debt are as follows:

	December 31, 2010		December 31, 2011		June 30, 2012 (unaudited)
	Carrying Value	Fair Value	Carrying Value	Fair Value	Carrying Value	Fair Value
Long-term debt	$50,791	$53,030	$66,415	$67,812	$91,798	$92,701

There were no transfers between Level 1 and Level 2 financial instruments during the six months ended June 30, 2012.

10.	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases certain operating and administrative facilities and equipment under non-cancelable operating leases which expire at various dates through January 2042. One of these operating leases contains a renewal option.

APPLIED MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share information)

As of June 30, 2012, future minimum lease payments under non-cancellable operating leases with a term of more than one year are as follows:

Year ending December 31,	(Unaudited)
2012 (balance of the year)	$953
2013	1,462
2014	878
2015	356
2016	51
Thereafter	404

Total	$4,104

Rent expense for all operating leases was $3,289, $2,656, $1,291 (unaudited) and $1,451 (unaudited) during the years ended December 31, 2010 and 2011 and the six months ended June 30, 2011 and 2012, respectively.

Litigation

In the ordinary course of business, the Company is subject to various legal proceedings and claims, including employment disputes, disputes on agreements and other commercial matters. In addition, the Company operates in an industry susceptible to significant patent claims and, at any given time, may be involved as either a plaintiff or defendant in one or more patent infringement actions. If a patent infringement claim were to be determined against the Company, it may be required to make significant royalty and other payments or be subject to an injunction or other limitation on its ability to manufacture or distribute one or more products. While it is not feasible to predict the outcome of certain proceedings, based upon experience, current information and applicable law, the Company does not expect any current proceedings to have a material adverse effect on its consolidated financial position, results of operations or cash flows. However, one or more of the proceedings could be material to the Company’s business and results of operations in a future period.

In May 2009, the Company filed a complaint against Ethicon Endo-Surgery, Inc. (“Ethicon”) in the U.S. District Court for the Central District of California, alleging false advertising and unfair competition and tortious interference with prospective economic advantage, relating to the marketing and sale of certain Ethicon trocars. The Company’s complaint included requests for injunctive relief and damages. In July 2009, Ethicon filed an answer to the Company’s complaint, which included counterclaims against the Company alleging similar causes of action. Ethicon subsequently withdrew its counterclaims. In May 2010, the Company and Ethicon reached a confidential settlement agreement. Pursuant to this agreement, Ethicon agreed that it will not advertise or publicly claim in any way certain claims concerning the attributes of its Endopath Xcel Bladeless trocars.

In July 2006, Tyco Healthcare Group LP (“Tyco”) sued the Company in the U.S. District Court for the Eastern District of Texas alleging that certain of the Company’s trocar products infringed patents owned by Tyco. The lawsuit was expanded in October 2009 to include U.S. Surgical Corp. (“U.S. Surgical”) as an additional plaintiff and to include certain additional trocar products of the Company in the litigation. Tyco and U.S. Surgical seek monetary damages and injunctive relief. The Company contends that the patents asserted by Tyco and U.S. Surgical are invalid or that the Company’s products do not infringe valid claims of the patents. The matter has been divided into two

APPLIED MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share information)

phases, the first involving products no longer manufactured by the Company and the second involving products currently manufactured by the Company. In March 2010, following a jury trial in the first phase of this matter, the jury returned a verdict invalidating two claims of one of the asserted patents and finding that the Company infringed on one claim of the other asserted patent, and awarded damages of $4,810 against the Company. In September 2011, in the second phase of the case, the court issued a summary judgment that asserted claims of two of the patents were invalid; the court also allowed claims of two other patents to proceed to trial. In October 2011, a jury returned a verdict of non-infringement and invalidity on all asserted patent claims. The court may enter final judgment sometime in 2012, however, the Company cannot predict with certainty when the court will enter final judgement. The Company intends to appeal the infringement verdict of the first phase to the U.S. Court of Appeals for the Federal Circuit; however, there can be no assurance that the efforts to reverse the jury verdict will be successful. Accordingly, based on the jury verdict in the first phase of this matter, the Company accrued a loss contingency of approximately $5,660, $5,847 and $5,942 (unaudited), including estimated prejudgment interest of approximately $850, $1,037 and $1,132 (unaudited) as of December 31, 2010 and 2011 and June 30, 2012, respectively, which is included in other current liabilities in the accompanying consolidated balance sheets.

On May 17, 2011, the Company sued Tyco, d/b/a Covidien, in the U.S. District Court for the Central District of California, alleging that certain of Tyco’s trocar products infringe a patent owned by the Company. The Company seeks damages and injunctive relief. Tyco has asserted counterclaims, including non-infringement, invalidity and unenforceability. In March 2012, the Court granted Tyco’s motion for summary judgment of non-infringement but denied Tyco’s motion for summary judgment of patent invalidity. The Court entered a final judgment on April 20, 2012, dismissing the Company’s complaint with prejudice and dismissing Tyco’s counterclaims of invalidity and unenforceability without prejudice. Tyco has sought and has been awarded costs of an immaterial amount but has not sought attorneys’ fees. The Company intends to appeal the non-infringement judgment to the U.S. Court of Appeals for the Federal Circuit; however, there can be no assurance that efforts to reverse the Court’s decision will be successful.

On September 13, 2011, the Company sued Tyco, d/b/a Covidien, in the U.S. District Court for the Central District of California, alleging that certain of Tyco’s single incision surgical access products infringe a patent owned by the Company. The Company seeks damages and injunctive relief. Tyco has asserted counterclaims, including non-infringement, invalidity and unenforceability. Tyco has also requested an award of costs and attorneys’ fees. Discovery has commenced in this action. Trial has been scheduled to commence in May 2013.

In February 2012, T. Peter Thomas, a former director affiliated with IVP, exercised vested stock options to purchase 37,950 shares of Class B common stock. On February 16, 2012, the Company exercised its right to repurchase all of such shares at a price per share of $13.05 pursuant to the applicable benefit plans and stock option agreements that govern the terms of Mr. Thomas’ options. The repurchase price reflects the compensation committee’s good faith determination of the fair market value of the Company’s Class B common stock most recently preceding the date Mr. Thomas was removed from the board of directors. The Company’s compensation committee made this determination in accordance with its long-standing equity valuation process for equity transactions under the Company’s stock incentive plans, which also considers stock valuations received from a qualified and independent third party. Mr. Thomas, with the support of IVP, has questioned the determination of the fair market value of the Company’s Class B common stock in connection with the

APPLIED MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share information)

repurchase of these shares. The Company believes that Mr. Thomas’ and IVP’s assertions are without merit. On August 31, 2012, the Company filed a lawsuit against Mr. Thomas and IVP in the Superior Court for the State of California, County of Orange, asserting claims against Mr. Thomas and IVP relating to Mr. Thomas’ breach of stock option agreements in connection with the above-described exercise of the Company’s repurchase rights. The Company has asserted claims for breach of contract, breach of the implied covenant of good faith and fair dealing, conversion and declaratory relief against Mr. Thomas and claims for conversion and aiding and abetting conversion against IVP. The Company seeks damages (including punitive damages) and certain declaratory relief. On September 11, 2012, Mr. Thomas delivered to the Company a stock transfer instrument to complete the transfer of the 37,950 shares of Class B common stock, but reserved the right to continue to challenge the compensation committee’s determination of fair market value and to request additional cash consideration from the Company for the repurchase of his shares. Resolution of this litigation matter to the Company’s satisfaction is expected to be costly and time-consuming and may have additional adverse effects on the Company’s financial condition and results of operations which the Company is unable to predict or quantify at the present time.

11.	REDEEMABLE CONVERTIBLE PREFERRED STOCK

The Company has issued six series of preferred stock since its inception (“Preferred Stock”). The number of shares authorized, number of shares issued and outstanding, annual dividend rate per share and liquidation value per share at June 30, 2012 (unaudited) are as follows:

Description	Series A	Series B	Series C	Series D	Series E	Series F	Total
Shares authorized	1,886,598	1,341,586	11,690	2,105,210	752,785	912,129	7,009,998
Shares issued and outstanding	1,873,198	1,341,586	11,508	2,104,878	752,730	912,069	6,995,969
Annual dividends per share	$ 0.08	$ 0.20	$0.27	$ 0.09	$ 0.27	$ 0.49	—
Liquidation preference per share	$ 0.90	$ 4.54	$4.54	$ 1.00	$ 6.00	$ 12.00	—
Liquidation preference	$1,686	$6,091	$ 52	$2,105	$4,516	$10,945	$25,395
Original issuance (year)	1988	1989	1990	1989	1990	1991	—

During the year ended December 31, 2010, the Company repurchased and retired 15,629 shares of Preferred Stock for aggregate consideration of $118, of which $24 was recorded as a reduction to Preferred Stock and $94 was recorded as a reduction to retained earnings.

During the year ended December 31, 2011, the Company repurchased and retired 13,400 shares of Preferred Stock for aggregate consideration of $201, of which $12 was recorded as a reduction to Preferred Stock and $189 was recorded as a reduction to retained earnings. No Preferred Stock was repurchased during the six months ended June 30, 2012.

The holders of Preferred Stock are entitled to non-cumulative dividends at the annual rates described above when and as declared by the Board of Directors prior and in preference to any declaration or payment of any cash dividend on common stock . In the event the Company declares a dividend on common stock, holders of Preferred Stock are entitled to a proportionate share of any such distribution as though the holders of Preferred Stock were the holders of the same number of shares of common stock. No dividends have been declared or paid as of June 30, 2012.

Holders of Preferred Stock are entitled to certain liquidation preferences which vary by series. In the event of any liquidation, dissolution or winding up of the Company, the holders of Series B,

APPLIED MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share information)

Series C and Series E Preferred Stock would be entitled to receive distributions, prior and in preference to holders of Series A and Series D Preferred Stock and holders of common stock, in an amount equal to the greater of (i) $4.54, $4.54 and $6.00 per share, respectively, plus declared but unpaid dividends, or (ii) $2.27, $3.00 and $3.00 per share, respectively, plus declared but unpaid dividends and a residual amount equal to the amount per share such holders would receive following all preferential distributions to holders of preferred stock as if their shares had been converted into shares of common stock. Holders of Series F Preferred Stock would be entitled to a preferential distribution of $12.00 per share, ranking pari passu with the shares of Series B, Series C and Series E Preferred Stock. Thereafter, holders of Series A and Series D Preferred Stock would be entitled to receive distributions, prior and in preference to holders of common stock, in an amount equal to declared but unpaid dividends plus the greater of (i) $0.90 and $1.00 per share, respectively, or (ii) the amount such holders would have received had all such shares been converted into common stock. In addition, the holders of Preferred Stock are entitled to the liquidation preference described above if there is a change in control through a merger or other corporate reorganization or a substantial disposition or sale of assets. The liquidation preference provisions of Preferred Stock are considered redemption provisions that are not solely within the control of the Company, and therefore Preferred Stock is classified outside of permanent equity.

The holders of Preferred Stock, at any time, may convert such stock on a one-for-one basis into shares of common stock. The conversion rates for the Series D, Series E and Series F Preferred Stock are subject to adjustment in certain circumstances as described in the Company’s Second Amended and Restated Certificate of Incorporation. The conversion rate for the Series F Preferred Stock is subject to adjustment upon the closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offering and sale of any common stock, if the issue price of such common stock in the underwritten public offering is less than $12.00 per share. In this event, upon the closing of the underwritten public offering the conversion rate of the Series F Preferred Stock shall be adjusted such that each share of Series F Preferred Stock is convertible into that number of shares of Class B common stock or fractions thereof which has a minimum value of $12.00 per share.

Each share of Preferred Stock will automatically convert into shares of Class B common stock upon (i) the consummation of the sale of any common stock, whether for the account of the Company or any of the Company’s stockholders, in a firm commitment underwriting pursuant to a registration statement under the Securities Act of 1933, as amended, the public offering price of which is not less than $9.00 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalizations) and $10,000 in the aggregate, or (ii) either the date and time, or the occurrence of an event, approved by the holders of at least a majority of the outstanding shares of Preferred Stock or the conversion into shares of common stock, at the option of the holders thereof, of at least a majority of the outstanding shares of Preferred Stock.

12.	STOCKHOLDERS’ EQUITY

Common Stock and Voting Agreement

On December 1, 2010, the Company amended its certificate of incorporation to implement a dual class common stock structure and to increase the authorized number of shares of common stock to 50,000,000 shares from 25,000,000 shares. As a result of this amendment, the Company’s common stock is now divided into two classes, Class A Common Stock and Class B Common Stock, each

APPLIED MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share information)

having 25,000,000 authorized shares. The Class A Common Stock is entitled to one vote per share, and the Class B Common Stock is entitled to ten votes per share and is convertible into Class A Common Stock at the option of the holder thereof. In all other respects, the Class A Common Stock and Class B Common Stock are treated equally. As of the effective date of the amendment, each of the issued and outstanding shares of the Company’s common stock has been reclassified as one share of Class B Common Stock. Each outstanding share of Preferred Stock is now convertible into one share of Class B Common Stock, and is entitled to ten votes for each share of Class B Common Stock into which such share of Preferred Stock is convertible. The outstanding options to purchase shares of the Company’s common stock are now options to purchase shares of Class B Common Stock on the same terms and conditions.

In February 2011, a group of officers, directors and employees of the Company and other stockholders entered into a Voting Agreement with the Company, pursuant to which participating stockholders agreed to vote their shares of the Company’s capital stock collectively in the manner designated by a Voting Committee (comprised of three officers of the Company) on all matters presented to a vote or consent of the stockholders of the Company. As of June 30, 2012, 10,088,032 shares (unaudited) of Class B Common Stock, 10,150 shares (unaudited) of Class A Common Stock and 185,961 shares (unaudited) of Preferred Stock were subject to the Voting Agreement, representing approximately 53% (unaudited) of the combined voting power of the Company’s capital stock. The original term of the Voting Agreement was scheduled to expire in February 2014. In June 2012, the Voting Agreement was amended and restated by stockholders holding approximately 97% of the voting power of the shares represented by the Voting Agreement, in accordance with its terms. The term of the amended and restated Voting Agreement was extended for a five year period to June 30, 2017. Stockholders party to the Voting Agreement who consented to the amended and restated voting agreement also agreed to a provision which will result in the conversion of their shares of Class B common stock into shares of Class A common stock upon a sale, transfer or other disposition of their shares of Class B common stock, with certain exceptions for permitted transfers.

Beginning in August 2011, holders of 150,745 shares of Class B Common Stock, including 37,011 shares issued for exercise of options that included an early exercise feature and 22,448 shares exercised through nonrecourse notes receivable, accepted the Company’s offer to voluntarily convert their shares into an equal number of shares of Class A Common Stock. The Company paid cash consideration in connection with this conversion offer in the aggregate amount of $451, which was recorded as a reduction to retained earnings.

Initial Public Offering

On November 14, 2011, the Company filed a registration statement with the United States Securities and Exchange Commission pursuant to the demand of a stockholder under an Amended and Restated Master Rights Agreement. The Company will receive no proceeds from sales of shares by selling stockholders. The registration statement has not been declared effective as of September 19, 2012.

Repurchases of Common Stock

During the year ended December 31, 2010, the Company repurchased and retired 371,995 shares of Class B Common stock for a cash consideration of $2,681. There was no compensation expense recorded in connection with these common stock repurchases.

During the years ended December 31, 2010 and 2011 and the six months ended June 30, 2012, the Company repurchased 748 shares, 16,692 shares and 19,200 shares (unaudited), respectively, of

APPLIED MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share information)

Class B Common Stock and none, 4,906 shares and 1,407 shares (unaudited), respectively, of Class A Common Stock for cash consideration of $15, $352 and $212 (unaudited), respectively, which are recorded as treasury stock.

Stock Incentive Plans

A summary of the Company’s stock-based compensation plans is presented below.

The 1988 and 1998 Stock Incentive Plans — Under the 1988 Stock Incentive Plan (the “1988 Plan”) and 1998 Stock Incentive Plan (the “1998 Plan” and collectively with the 1988 Plan, the “Prior Plans”), the Company was authorized to grant stock options and rights to acquire up to 5,163,009 shares and 6,325,036 shares, respectively, of common stock. The 1988 Plan and the 1998 Plan expired by their terms on October 28, 1998 and October 29, 2008, respectively. As of December 31, 2011 and June 30, 2012, stock options to purchase 1,058,312 shares and 909,327 shares (unaudited), respectively, of Class B Common Stock had been granted and remain outstanding under the 1998 Plan and there were no stock options available for grant under these Prior Plans.

The 2008 Stock Incentive Plan — Under the Amended and Restated 2008 Stock Incentive Plan (the “2008 Plan”) adopted on December 19, 2008, the Company was authorized to grant awards of stock options, restricted stock and stock appreciation rights to purchase up to 2,761,426 shares of common stock to eligible officers, employees, non-employee directors and consultants. This share amount is subject to increase for outstanding awards under the 1998 Plan that terminate prior to exercise or shares that are forfeited. The 2008 Plan is administered by the Board of Directors which has sole discretion and authority to determine which eligible participants will receive stock options, when stock options will be granted and the terms and conditions of stock options granted. Effective October 18, 2011, the 2008 Plan was further amended and restated to increase the number of authorized shares to be granted under this Plan to 5,761,426 shares of common stock. In addition, the number of shares that have been authorized for issuance under the 2008 Plan will be automatically increased on the first day of each fiscal year beginning in 2012 and ending in 2021, in an amount equal to the lesser of (a) 500,000 shares, (b) 2.5% of the outstanding shares of common stock on the last day of the immediately preceding year (on an as-converted basis) or (c) a lesser amount determined by the Board of Directors. Effective January 1, 2012, an additional 479,776 shares (unaudited) of common stock are available under the 2008 Plan pursuant to the automatic increase on the first day of each fiscal year.

Stock options have terms of up to ten years from the date of grant and generally become exercisable over a service period of up to four years. As of December 31, 2011 and June 30, 2012, stock options to purchase 9,000 shares and 43,600 shares (unaudited), respectively, of Class A Common Stock and 3,210,383 shares and 3,360,383 shares (unaudited), respectively, of Class B Common Stock and awards of 2,000 shares and 10,400 shares (unaudited), respectively, of restricted Class A Common Stock and 687,400 shares and 746,900 shares (unaudited), respectively, of restricted Class B Common Stock had been granted. Stock options to purchase 9,000 shares and 43,600 shares (unaudited), respectively, of Class A Common Stock and 2,038,512 shares and 2,059,367 shares (unaudited), respectively, of Class B Common Stock remain outstanding under the 2008 Plan as of December 31, 2011 and June 30, 2012. As of December 31, 2011 and June 30, 2012, 2,290,610 shares and 2,535,871 shares (unaudited) of common stock, respectively, are available for award under the 2008 Plan.

APPLIED MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share information)

Stock-based Compensation

The following table represents the stock option activity during the year ended December 31, 2011 and the six months ended June 30, 2012:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
			(years)
Outstanding — December 31, 2010	1,746,771	$7.50

Granted(1)	1,904,700	14.17
Exercised	(476,013)	8.66
Forfeited/expired	(69,634)	9.45

Outstanding — December 31, 2011	3,105,824	$11.37	7.21	$8,915

Granted(1) (unaudited)	1,530,400	8.35
Exercised (unaudited)	(261,238)	8.02
Forfeited/expired(1) (unaudited)	(1,362,692)	15.60

Outstanding — June 30, 2012 (unaudited)	3,012,294	$8.21	7.19	$5,331

Exercisable — December 31, 2011	1,304,478	$7.63	4.05	$7,188

Vested and expected to vest — December 31, 2011	3,014,158	$11.28	7.13	$8,836

Exercisable — June 30, 2012 (unaudited)	1,172,558	$7.75	4.16	$2,757

Vested and expected to vest — June 30, 2012 (unaudited)	2,913,138	$8.20	7.12	$5,194

(1)	Includes options to purchase 1,345,800 shares (unaudited) that were repriced in March 2012, as discussed below.

The intrinsic value of a stock option is the amount by which the estimated fair market value of the underlying common stock exceeds the exercise price of an option. Based on the estimated fair market value of the Class B common stock on the date of exercise, the total intrinsic value of stock options exercised during the years ended December 31, 2010 and 2011 and the six months ended June 30, 2011 and 2012 was $1,550, $1,094, $827 (unaudited) and $300 (unaudited), respectively.

As of December 31, 2010 and 2011 and June 30, 2012, there are outstanding stock options held by employees and non-employee directors to purchase an aggregate of no shares, 8,000 shares and 41,600 shares (unaudited) of Class A common stock and 237,923 shares, 1,823,071 shares and 1,901,009 shares (unaudited), respectively, of Class B common stock that include an “early exercise” feature, under which the options could be exercised prior to their respective vesting dates. During the years ended December 31, 2010 and 2011 and the six months ended June 30, 2011 and 2012, stock options that included an early exercise feature were exercised for 36,800 shares, 115,756 shares, 101,556 shares (unaudited) and 40,850 shares (unaudited) of Class B Common Stock, respectively, resulting in cash proceeds of $282, $968, $858 (unaudited) and $330 (unaudited), respectively. The cash proceeds from these early exercises were recorded as a non-current liability in the accompanying consolidated balance sheets. The unvested shares issued are subject to repurchase by the Company

APPLIED MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share information)

upon termination of services at a price equal to the exercise price paid, with the repurchase right lapsing over the original vesting period of the option grant. The non-current liability decreased by $156, $232 and $237 (unaudited) during the years ended December 31, 2010 and 2011 and the six months ended June 30, 2012, respectively, representing a portion of the shares which had vested during those periods. The non-current liability as of December 31, 2010 and 2011 and June 30, 2012 was $270, $1,006 and $1,099 (unaudited), respectively.

Stock options that included the early exercise feature for an additional 148,700 shares, 163,608 shares, 160,808 shares (unaudited) and 23,300 shares (unaudited) of Class B Common Stock were exercised through the Company’s acceptance of $1,141, $1,718, $1,689 (unaudited) and $244 (unaudited) of promissory notes for the year ended December 31, 2010 and 2011 and the six months ended June 30, 2011 and 2012, respectively, which are considered to be nonrecourse for accounting purposes. Refer to the section entitled “Nonrecourse Notes Receivable” of this footnote for a discussion of the accounting for these stock options exercised with a promissory note.

The weighted-average fair value per share of stock options granted during the years ended December 31, 2010 and 2011 and the six months ended June 30, 2011 and 2012 was $2.85, $5.05, $3.77 (unaudited) and $2.98 (unaudited), respectively. The total fair value of the stock options vested during the years ended December 31, 2010 and 2011 and the six months ended June 30, 2011 and 2012 was $1,680, $1,310, $561 (unaudited) and $2,553 (unaudited), respectively. As of December 31, 2011 and June 30, 2012, the Company expects to recognize approximately $8,898 and $8,803 (unaudited) in stock-based compensation expense over a weighted average period of approximately 3.5 years and 3.2 years (unaudited), respectively, for unvested stock options that were outstanding on those dates.

The following weighted-average assumptions were used to estimate the fair value of stock options granted:

	Year Ended December 31,		Six Months Ended June 30,
	2010	2011	2011	2012
			(unaudited)

Expected term (years)	6.3	5.9	5.8	5.9
Risk-free interest rate	2.0% - 2.9%	0.7% - 2.5%	1.1%-2.5%	1.3%-1.5%
Estimated volatility	34.0% - 35.5%	33.5% - 38.0%	33.5%-38.0%	35.1%-35.3%
Expected dividend yield	0%	0%	0%	0%

As a nonpublic company, management estimates the current value of the underlying shares of common stock utilizing a combination of the discounted cash flow and guideline public company models along with various other assumptions to estimate fair value. The assumptions are determined by management based on company-specific historical data and forecasts as well as market and peer company information, which can change significantly over time.

In March 2010, the Company completed a stock option repricing program to reduce the exercise price under which eligible directors, officers, employees and non-employees were provided an opportunity to elect to amend certain eligible outstanding stock options with stated exercise prices at or above $10 per share. Of the eligible option holders, 337 elected to amend stock options to purchase an aggregate of 1,328,475 shares of common stock. The weighted average exercise price of the amended stock options was reduced from $12.59 per share to $7.40 per share as of March 24, 2010. The amended options will continue to vest over the same period as the original award with no other

APPLIED MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share information)

modifications to the terms or conditions of the stock options. This program resulted in an additional $1,251 of stock compensation expense, of which $986 was recognized immediately for fully vested options and $265 is being recognized over the remaining vesting period of the repriced options. The Company recognized $1,108 and $115 during the years ended December 31, 2010 and 2011, respectively, in connection with the stock option repricing and $23 is expected to be recognized over the next 1.7 years.

In March 2012, the Company completed a stock option repricing program to reduce the exercise price of stock options granted in October and December 2011. Stock options to purchase an aggregate of 9,000 shares (unaudited) of Class A Common Stock and 1,330,800 shares (unaudited) of Class B Common Stock were repriced. The weighted average exercise price of the repriced stock options was reduced from $12.68 (unaudited) per share to $7.94 (unaudited) per share for Class A Common Stock and from $15.71 (unaudited) per share to $8.36 (unaudited) per share for Class B Common Stock, as of March 21, 2012. The repriced options will continue to vest over the same period as the original grants with no other modifications to the terms or conditions of the stock options. This program resulted in an additional $2,123 (unaudited) of stock compensation expense to be recognized over the remaining vesting period of the repriced options, of which $585 (unaudited) was recognized during the six months ended June 30, 2012.

Restricted Stock Awards

Under the 2008 Plan, the Company issued 2,000 restricted shares and 8,400 (unaudited) restricted shares of Class A Common Stock during the year ended December 31, 2011 and the six months ended June 30, 2012, and 347,300 restricted shares, 340,100 restricted shares, 400 (unaudited) restricted shares and 59,500 (unaudited) restricted shares of Class B Common Stock during the years ended December 31, 2010 and 2011 and the six months ended June 30, 2011 and 2012, respectively, to certain directors, officers and employees, with terms vesting immediately or through 2016. Stock-based compensation expense for restricted stock awards is based on the estimated fair value of the Company’s stock at the grant date and is recognized over the vesting term. As of December 31, 2011 and June 30, 2012, no restricted shares of Class A Common Stock and 344,700 restricted shares and 346,732 (unaudited) restricted shares of Class B Common Stock, respectively, were vested and 2,000 shares and 10,400 shares (unaudited) of Class A Common Stock and 342,700 shares and 400,168 shares (unaudited) of Class B Common Stock, respectively, remain unvested.

APPLIED MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share information)

The following table represents the restricted stock awards activity during the year ended December 31, 2011 and the six months ended June 30, 2012:

	Number of Shares	Weighted- Average Grant Date Fair Value	Aggregate Intrinsic Value
Outstanding - December 31, 2010	5,000	$6.27
Granted	342,100	15.68
Vested	(2,400)	6.97
Forfeited	—	—

Outstanding - December 31, 2011	344,700	$15.61	$4,497

Granted (unaudited)	67,900	8.31
Vested (unaudited)	(2,032)	7.33
Forfeited (unaudited)	—	—

Outstanding - June 30, 2012 (unaudited)	410,568	$14.44	$4,031

The weighted average grant date fair value of the unvested restricted Class B Common Stock was $6.31, $15.70, $6.27 (unaudited) and $14.59 (unaudited) per share during the years ended December 31, 2010 and 2011 and the six months ended June 30, 2011 and 2012, respectively, and $12.40 and $8.80 (unaudited) per share for the Class A Common Stock during the year ended December 31, 2011 and the six months ended June 30, 2012 respectively. The Company recorded compensation expense in the amount of $2,171, $302, $12 (unaudited) and $825 (unaudited) during the years ended December 31, 2010 and 2011 and the six months ended June 30, 2011 and 2012, respectively, related to restricted stock. At December 31, 2011 and June 30, 2012, the total unrecognized stock-based compensation cost related to the restricted stock is $5,082 and $4,821 (unaudited), which is expected to be recognized over a weighted average period of 3.7 years and 3.3 years (unaudited), respectively.

Nonrecourse Notes Receivable

In July 2010, the Board of Directors approved a program authorizing the Company to accept promissory notes from certain employees as consideration for stock to be issued upon exercise of stock options granted under the Company’s stock incentive plans. The maximum principal amount was increased from $1,400 to $7,400 during a meeting of the Board of Directors in October 2010 and further increased to $15,400 in February 2011. In December 2010, additional notes receivable of $1,800, excluded from the program, were also approved for certain members of executive management. In November 2011, all members of executive management paid their notes receivable balances aggregating $1,083 in full. The notes receivable bear interest ranging from 3.40% to 6.25%, have terms ranging from one to four years and are secured by a pledge of the shares issued upon exercise of the stock options. The Company received notes receivable in the amount of $7,682, $2,393, $2,338 (unaudited) and $1,037 (unaudited) and received principal repayments on these notes receivable in the aggregate amounts of $90, $2,500, $986 (unaudited) and $256 (unaudited) during the years ended December 31, 2010 and 2011 and the six months ended June 30, 2011 and 2012, respectively. Notes receivable from stockholders are accounted for as nonrecourse loans. For accounting purposes, the nonrecourse notes are accounted for as the grant of new stock options. The

APPLIED MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share information)

estimated fair values of the newly-granted stock options are recognized as compensation expense on the issuance date of the nonrecourse note. As a result, the Company recognized compensation expense related to these notes in the amount of $2,201, $609, $484 (unaudited) and $282 (unaudited) during the years ended December 31, 2010 and 2011 and the six months ended June 30, 2011 and 2012, respectively. Accordingly, the total outstanding balance of these notes receivable in the amount of $7,721, $7,624 and $8,425 (unaudited), and the underlying 1,002,580 shares, 769,995 shares and 882,143 shares (unaudited) of Class B Common Stock, as of December 31, 2010 and 2011 and June 30, 2012, respectively, and 19,720 shares and 22,532 shares (unaudited) of Class A Common Stock as of December 31, 2011 and June 30, 2012 are not presented as outstanding in the accompanying consolidated balance sheets. As principal payments are made on the notes receivable, the common stock is presented as outstanding on a pro-rata basis.

The weighted average grant date exercise price of the stock options underlying the notes receivable was $6.71, $9.27, $9.73 (unaudited) and $8.89 (unaudited) per share during the years ended December 31, 2010 and 2011 and the six months ended June 30, 2011 and 2012, respectively. At December 31, 2011 and June 30, 2012, the total unrecognized stock-based compensation cost related to these options was $548 and $498 (unaudited), respectively, which is expected to be recognized over a weighted average period of 2.9 years and 2.4 years (unaudited), respectively. The intrinsic value for stock options exercised underlying the notes receivable was $1,116, $388, $369 (unaudited) and $45 (unaudited) during the years ended December 31, 2010 and 2011 and the six months ended June 30, 2011 and 2012, respectively.

The following weighted-average assumptions were used to estimate the fair value of stock compensation for nonrecourse notes:

	Year Ended December 31,		Six Months Ended June 30,
	2010	2011	2011	2012
			(unaudited)
Expected term (years)	3.5	3.9	3.9	4.0
Risk-free interest rate	0.2% - 1.7%	0.1% - 1.9%	0.1% -1.9%	0.5% -0.9%
Estimated volatility	27.3% - 40.8%	24.5% - 36.9%	24.5% -36.8%	35.5% - 37.1%
Expected dividend yield	0%	0%	0%	0%

Stock Compensation by Function

In connection with employee stock option plans, restricted stock awards and the exercise of stock options with nonrecourse notes, the Company recognized stock-based compensation as follows:

	Year Ended December 31,		Six Months Ended June 30,
	2010	2011	2011	2012
			(unaudited)
Cost of revenues	$89	$141	$128	$42
Selling, general and administrative	5,549	1,707	694	3,304
Research and development	415	373	235	314

	$6,053	$2,221	$1,057	$3,660

APPLIED MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share information)

Shares Reserved for Future Issuance

The Company has a policy of issuing new shares to satisfy stock option exercises. The following table summarizes the number of additional shares of common stock at June 30, 2012 which would be outstanding assuming full conversion of the preferred stock and exercise of stock options:

(unaudited)
Preferred stock	6,995,969
Options outstanding and options available for grant	5,548,165
Options assumed outstanding underlying nonrecourse notes receivable	904,675

Total	13,448,809

13.	RELATED-PARTY TRANSACTIONS

The Company leases certain facilities in Australia from a trust, the beneficiaries of which are managing directors of the Company’s Australian subsidiary. Rent expense on these facilities totaled $84, $99, $49 (unaudited) and $51 (unaudited) during the years ended December 31, 2010 and 2011 and the six months ended June 30, 2011 and 2012, respectively.

A member of the Company’s Board of Directors is the president of a company which provides landscape architecture design and related services for the Company’s campus environments. The Company paid $20 (unaudited) for such landscape and architecture services during the six months ended June 30, 2012 and an additional $48 (unaudited) through August 31, 2012.

14.	SUBSEQUENT EVENTS

The Company has evaluated all events and transactions that occurred from December 31, 2011 to April 26, 2012, the date the audited consolidated financial statements were issued. The Company has evaluated all events and transactions that occurred from June 30, 2012 to September 19, 2012, the date the unaudited consolidated financial statements were issued. During these periods, other than the events disclosed elsewhere in the accompanying consolidated financial statements, there were no events or transactions occurring which require recognition or disclosure in the aforementioned consolidated financial statements.

729,798 Shares

Class B Common Stock

PROSPECTUS

Dealer Prospectus Delivery Obligation

Through and including              (90 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The table below lists various expenses, other than placement agency fees, we expect to incur in connection with the sale and distribution of the securities being registered hereby. All the expenses are estimates, except the Securities and Exchange Commission (“SEC”) registration fee and the Financial Industry Regulatory Authority (“FINRA”) filing fee.

Type	Amount
SEC Registration Fee		$2,843.58
FINRA Filing Fee		$4,221.97
Legal fees and expenses		*
Accounting fees and expenses		*
Printing and engraving expenses		*
Transfer agent and registrar fees		*
Miscellaneous expenses		*

Total	$	*

*	To be provided by amendment

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 102 of the Delaware General Corporation Law (“DGCL”), allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages to the extent permitted by Section 102 of the DGCL.

Section 145 of the DGCL provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).

The bylaws that we intend to adopt prior to the consummation of this offering (such bylaws being “our new bylaws”) will provide for indemnification of our officers, directors, employees and agents to the extent and under the circumstances permitted under the DGCL.

In addition to the indemnification to be provided by our new bylaws, prior to the consummation of this offering, we will enter into agreements to indemnify our directors and executive officers. These agreements, subject to certain exceptions, will require us to, among other things, indemnify these directors and executive officers for certain expenses, including attorneys’ fees, witness fees and expenses, expenses of accountants and other advisors, and the premium, security for and other costs relating to any bond, arising out of that person’s services as a director or officer of us or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

The placement agency agreement to be filed as Exhibit 1.1 will provide for indemnification by the underwriter of us, our directors and officers, and by us of the underwriter, for some liabilities arising under the Securities Act, and affords some rights of contribution with respect thereto.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

The following list sets forth information regarding all securities sold by us since January 1, 2008.

1.	On August 20, 2010, Applied Medical Corporation (the “Company” or “we”) issued an aggregate of 9,792,618 shares of common stock and 7,009,998 shares of preferred stock to the former stockholders of Applied Medical Resources Corporation (“AMR”) in connection with the Company’s reorganization as a Delaware holding company. In connection with the reorganization whereby the Company became the holding company of AMR, stock options to purchase an aggregate of 2,978,675 shares of common stock of AMR were assumed by the Company and were converted into stock options to purchase the same number of shares of the Company and for the same exercise price per share

2.	On December 2, 2010, we granted options to purchase 50,800 shares of Class B common stock to three employees under our Second Amended and Restated 2008 Stock Incentive Plan with an exercise price of $7.67 per share. No consideration was paid to us by any recipient of any of the foregoing options for the grant of such options.

3.	On December 2, 2010, we granted options to purchase 141,000 shares of Class B common stock to eight employees of the Company under our Second Amended and Restated 2008 Stock Incentive Plan with an exercise price of $7.67 per share. No consideration was paid to us by any recipient of any of the foregoing options for the grant of such options.

4.	On December 10, 2010, we granted options to purchase 207,500 shares of Class B common stock to our five named executive officers under our Second Amended and Restated 2008 Stock Incentive Plan with an exercise price of $7.67 per share. No consideration was paid to us by any recipient of any of the foregoing options for the grant of such options.

5.	On March 18, 2011, we granted options to purchase 426,900 shares of Class B common stock, with an exercise price of $10.50 per share, and restricted share awards of 400 shares of Class B common stock to 184 employees of the Company under our Second Amended and Restated 2008 Stock Incentive Plan. No consideration was paid to us by any recipient of any of the foregoing options for the grant of such options.

6.	On March 18, 2011, we granted options to purchase 132,000 shares of Class B common stock to 15 persons, including outside directors, officers and other key employees of the Company, under our Second Amended and Restated 2008 Stock Incentive Plan with an exercise price of $10.50 per share. No consideration was paid to us by any recipient of any of the foregoing options for the grant of such options.

7.	On October 25, 2011, we granted options to purchase 1,270,800 shares of Class B common stock, with an exercise price of $15.75 per share, and restricted share awards of 323,200 shares of Class B common stock to our five named executive officers, four outside directors and other officers and key employees of the Company under our Third Amended and Restated 2008 Stock Incentive Plan. No consideration was paid to us by any recipient of any of the foregoing options for the grant of such options.

8.	On October 25, 2011, we granted options to purchase 1,000 shares of Class A common stock, with an exercise price of $14.96 per share to a consultant to the Company under our Third Amended and Restated 2008 Stock Incentive Plan. No consideration was paid to us by the recipient of any of the foregoing options for the grant of such options.

9.	On October 25, 2011, we granted options to purchase 46,000 shares of Class B common stock, with an exercise price of $15.75 per share, and restricted share awards of 11,500 shares of Class B common stock to two employees of the Company who are non-U.S. persons under our Third Amended and Restated 2008 Stock Incentive Plan. No consideration was paid to us by any recipient of any of the foregoing options for the grant of such options.

10.	On December 14, 2011, we granted options to purchase 8,000 shares of Class A common stock, with an exercise price of $12.40 per share, and a restricted share award of 2,000 shares of Class A common stock to one employee, and we granted options to purchase 20,000 shares of Class B common stock, with an exercise price of $13.05 per share, and a restricted share award of 5,000 shares of Class B common stock to one employee, under our Third Amended and Restated 2008 Stock Incentive Plan. No consideration was paid to us by any recipient of any of the foregoing options for the grant of such options.

11.	On March 21, 2012, we granted options to purchase 96,000 shares of Class B common stock, with an exercise price of $8.36 per share, and restricted share awards of 46,000 shares of Class B common stock to our four outside directors and three key employees of the Company under our Third Amended and Restated 2008 Stock Incentive Plan. No consideration was paid to us by any recipient of any of the foregoing options for the grant of such options.

12.	On March 21, 2012, we granted options to purchase 34,600 shares of Class A common stock, with an exercise price of $7.94 and options to purchase 54,000 shares of Class B common stock, with an exercise price of $8.36 per share, and restricted share awards of 8,400 shares of Class A common stock and 13,500 shares of Class B common stock to 27 employees of the Company under our Third Amended and Restated 2008 Stock Incentive Plan. No consideration was paid to us by any recipient of any of the foregoing options for the grant of such options.

13.	From August 1, 2011 to June 30, 2012, holders of 150,745 shares of Class B common stock voluntarily converted their shares into 150,745 shares of Class A common stock.

14.	From August 20, 2010 to June 30, 2012, options to purchase 2,343,942 shares of Class B common stock were exercised, generating aggregate proceeds to the Company of approximately $17.1 million.

The offers, sales and issuances of the securities described in paragraph 1 were exempt from registration under the Securities Act in reliance upon Section 3(a)(10) of the Securities Act in that a determination of fairness was made by the California Corporations Commissioner on July 14, 2010 following a fairness hearing conducted in accordance with Section 25142 of the California Corporate Securities Law of 1968, as amended.

The offers, sales and issuances of the options and common stock described in paragraphs 2, 5, 8, 10 and 12 above were exempt from registration under the Securities Act in reliance on Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under such rule. The recipients of such securities were our employees, directors or bona fide consultants and received the securities under our stock incentive plan. Appropriate legends were affixed to the securities issued in these transactions.

The offers, sales and issuances of the securities described in paragraphs 3, 4, 6, 7 and 11 above were exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Rule 506 of Regulation D promulgated thereunder in that the issuance of such securities to the recipients thereof did not involve a public offering. Each recipient of the securities in these transactions represented his or her intention to acquire the securities for investment only and not with a view to, or for resale in connection with, any distribution thereof, and appropriate legends were affixed to the share certificates issued in each such transaction. In each case, the recipient was an “accredited investor” as defined under Regulation D.

The offers, sales and issuances of the securities described in paragraph 9 above were exempt from registration under the Securities Act in reliance on Regulation S.

The offers, sales and issuances of the Class A common stock described in paragraph 11 above were exempt from registration under the Securities Act in reliance on Section 3(a)(9) of the Securities Act.

The offers, sales and issuances of the securities described in paragraph 12 above were exempt from registration under the Securities Act in reliance on a combination of Rule 701, in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under such rule, Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, in that the issuance of such securities to the recipients thereof did not involve a public offering. Each recipient of the securities in these transactions in reliance on Section 4(2) of the Securities Act or Rule 506 of Regulation D promulgated thereunder represented his or her intention to acquire the securities for investment only and not with a view to, or for resale in connection with, any distribution thereof, and appropriate legends were affixed to the share certificates issued in each such transaction. In each case, the recipient was an “accredited investor” as defined under Regulation D.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit Number	Title
1.1**	Form of Placement Agency Agreement

3.1#	Second Amended and Restated Certificate of Incorporation of Applied Medical Corporation

3.2#	Certificate of Amendment to Second Amended and Restated Certificate of Incorporation of Applied Medical Corporation

3.3#	Second Amended and Restated Bylaws of Applied Medical Corporation

3.4#	Amendment to Second Amended and Restated Bylaws of Applied Medical Corporation

3.5**	Form of Amended and Restated Bylaws of Applied Medical Corporation

3.6**	Specimen of stock certificate for Class B common stock

4.1*	Amended and Restated Voting Agreement, dated as of June 25, 2012, by and among Applied Medical Corporation and its stockholders party thereto

4.2*	Amended and Restated Master Rights Agreement, dated as of November 8, 1991, by and among Applied Medical Resources Corporation and its stockholders party thereto

4.3*	Amendment to Amended and Restated Master Rights Agreement, dated as of March 29, 2010, by and among Applied Medical Corporation, Applied Medical Resources Corporation and the parties thereto

5.1**	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

10.1**	Form of Officer and Director Indemnification Agreement

10.2*	Applied Medical Resources Corporation 1998 Stock Incentive Plan

10.3*	Third Amended and Restated Applied Medical Corporation 2008 Stock Incentive Plan

10.4**	Form of Stock Option Agreement

10.5*	Credit Agreement, dated as of April 17, 2012, among Applied Medical Resources Corporation and Applied Medical Distribution Corporation, as the Borrowers, Applied Medical Corporation, as the Guarantor, certain financial institutions named therein, as the Lenders, and Citibank, N.A., as the Administrative Agent

Exhibit Number	Title

10.6**	Amendment No. 1 to Credit Agreement, dated as of September 19, 2012, among Applied Medical Resources Corporation and Applied Medical Distribution Corporation, as the Borrowers, Applied Medical Corporation, as the Guarantor, certain financial institutions named therein, as the Lenders, and Citibank, N.A., as the Administrative Agent

21.1*	List of Subsidiaries

23.1*	Consent of Independent Registered Public Accounting Firm

23.2**	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibit 5.1)

24.1#	Power of Attorney (included on signature page of the Registration Statement)

*	Filed herewith
**	To be filed by amendment
#	Previously filed

ITEM 17.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rancho Santa Margarita, California, on September 19, 2012.

APPLIED MEDICAL CORPORATION

By:	/s/ Said S. Hilal
Said S. Hilal
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the following persons have signed this Amendment No. 3 to Registration Statement in the capacities and on the dates indicated.

/s/ Said S. Hilal Said S. Hilal	President, Chief Executive Officer and Director	September 19, 2012

/s/ Samir Tall Samir Tall	Chief Financial Officer	September 19, 2012

/s/ Kari Moore Kari Moore	Chief Accounting Officer	September 19, 2012

/s/ Nabil Hilal Nabil Hilal	Director	September 19, 2012

* Dennis L. Fowler, M.D.	Director	September 19, 2012

* Mark P. de Raad	Director	September 19, 2012

* Leslee A. Temple, FASLA	Director	September 19, 2012

* Thomas M. Kasten	Director	September 19, 2012

*By:	/s/ Samir Tall Samir Tall Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Title
1.1**	Form of Placement Agency Agreement

3.1#	Second Amended and Restated Certificate of Incorporation of Applied Medical Corporation

3.2#	Certificate of Amendment to Second Amended and Restated Certificate of Incorporation of Applied Medical Corporation

3.3#	Second Amended and Restated Bylaws of Applied Medical Corporation

3.4#	Amendment to Second Amended and Restated Bylaws of Applied Medical Corporation

3.5**	Form of Amended and Restated Bylaws of Applied Medical Corporation

3.6**	Specimen of stock certificate for Class B common stock

4.1*	Amended and Restated Voting Agreement, dated as of June 25, 2012, by and among Applied Medical Corporation and its stockholders party thereto

4.2*	Amended and Restated Master Rights Agreement, dated as of November 8, 1991, by and among Applied Medical Resources Corporation and its stockholders party thereto

4.3*	Amendment to Amended and Restated Master Rights Agreement, dated as of March 29, 2010, by and among Applied Medical Corporation, Applied Medical Resources Corporation and the parties thereto

5.1**	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

10.1**	Form of Officer and Director Indemnification Agreement

10.2*	Applied Medical Resources Corporation 1998 Stock Incentive Plan

10.3*	Third Amended and Restated Applied Medical Corporation 2008 Stock Incentive Plan

10.4**	Form of Stock Option Agreement

10.5*	Credit Agreement, dated as of April 17, 2012, among Applied Medical Resources Corporation and Applied Medical Distribution Corporation, as the Borrowers, Applied Medical Corporation, as the Guarantor, certain financial institutions named therein, as the Lenders, and Citibank, N.A., as the Administrative Agent

10.6**	Amendment No. 1 to the Credit Agreement, dated as of September 19, 2012, among Applied Medical Resources Corporation and Applied Medical Distribution Corporation, as the Borrowers, Applied Medical Corporation, as the Guarantor, certain financial institutions named therein, as the Lenders, and Citibank, N.A., as the Administrative Agent

21.1*	List of Subsidiaries

23.1*	Consent of Independent Registered Public Accounting Firm

23.2**	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibit 5.1)

24.1#	Power of Attorney (included on signature page of the Registration Statement)

*	Filed herewith
**	To be filed by amendment
#	Previously filed